As filed with the Securities and Exchange Commission on May 31, 2022

Registration No. 333-259487

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Connexa Sports Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	3949	61-1789640
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2709 N. Rolling Road, Suite 138

Windsor Mill, MD 21244

(443) 407-7564

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC

1013 Centre Road, Suite 403-B

Wilmington, DE 19805

(888) 528-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.
Lahdan S. Rahmati, Esq.
Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
(732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2022

PRELIMINARY PROSPECTUS

Connexa Sports Technologies Inc.

1,250,000 Shares

Common Stock

We are offering 1,250,000 shares of common stock, par value $0.001, of Connexa Sports Technologies Inc. at an assumed offering price of $10.00 per share of common stock. Shares of our common stock are currently traded on the OTCQB of the OTC Markets Group under the symbol “CNXA”. On May 20, 2022, the last reported sale of our common stock as quoted on the OTCQB, was $1.00 per share. Our assumed offering price, $10.00 per share of common stock, is the last reported sale price of our common stock, as quoted on the OTCQB on May 20, 2022, as adjusted to give effect to the 1-for-10 reverse stock split expected to be effected prior to or upon effectiveness of the registration statement of which this prospectus forms a part. The final public offering price of the shares of common stock in this offering will be determined through negotiation between us and the underwriters in the offering and the recent market price of our common stock used throughout this prospectus may not be indicative of the final public offering price. We have applied to list shares of our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CNXA”. We will not proceed with this offering in the event that our common stock is not approved for listing on Nasdaq.

As of May 20, 2022, we had 73,175,993 shares of common stock outstanding on a pro forma basis after giving effect to the two acquisitions we completed in February 2022 but without giving effect to the 1-for-10 reverse stock split and excluding an aggregate of 8,716,321 shares issuable upon the exercise of acquisition-related warrants, options and satisfaction of certain earn-out conditions, as well as shares held back to cover certain potential indemnity claims and shares issuable under the make-whole provision of a note. See “Prospectus Summary—Gameface Acquisition” and “—PlaySight Acquisition.”

We expect to effect a 1-for-10 reverse stock split prior to or upon effectiveness of the registration statement of which this prospectus forms a part, where upon our common stock will begin to trade on a reverse split adjusted basis. Issued and outstanding stock options and warrants will be split on the same basis and exercise prices will be adjusted accordingly. All common stock per share numbers and prices included herein have been adjusted to reflect this reverse stock split, unless stated otherwise, and other than unaudited and audited financial statements and other historical share disclosures which indicate they are not adjusted for the reverse stock split.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

	Per Share	Total
Public offering price (1)	$	$
Underwriters’ discounts and commissions (2)	$	$
Proceeds to our company before expenses	$	$

(1)

Yonah Kalfa, our Chief Innovation Officer, director nominee, and largest stockholder, has indicated an interest in investing up to $1.0 million in this offering at the public offering price per share. However, because indications of interest are not binding agreements or commitments to purchase, Mr. Kalfa may purchase fewer shares than he has indicated an interest in purchasing or not to purchase any shares in this offering.

(2)	See “Underwriting” beginning on page 99 for additional information regarding underwriting compensation.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have granted a 45-day option to the representatives of the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 15% of the total number of securities to be offered by the Company to cover over-allotments, at the public offering price per share of common stock, less, in each case, the underwriting discounts payable by us. The securities issuable upon exercise of this overallotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the securities against payment in New York, New York on or about    , 2022.

Northland Capital Markets	Spartan Capital Securities, LLC

The date of this prospectus is    , 2022

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ABOUT THIS PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Where You Can Find More Information.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. Although the forward-looking statements in this prospectus are based on assumptions management believes are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and except as required by law, we do not undertake to update or revise any of the forward-looking statements to conform these statements to actual results, whether as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data and estimates that are based on industry publications or other publicly available information, as well as other information based on our internal sources. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in shares of our common stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes beginning on page F-1. Our fiscal year end is April 30. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” “our Company,” or “Connexa” refer to Connexa Sports Technologies Inc., a Delaware corporation, and our wholly owned subsidiaries, Foundation Sports Systems, LLC, Slinger Bag International (UK) Limited, Slinger Bag Canada Inc., Slinger Bag Ltd., Slinger Bag Services Ltd. and Slinger Bag Americas Inc., PlaySight Interactive Ltd., Slinger Bag Australia Pty Limited and Flixsense Pty Ltd. (d/b/a Gameface), unless the context indicates otherwise. “Slinger” refers to our Slinger Bag brand and line of products.

Business Overview

Sports are evolving. Technology is driving a fundamental change across all sports – from playing and training to watching and consuming. Sports technology has been a growing presence in the sports market for the past 10 years. During the COVID-19 pandemic, we have seen what we believe is a mass adoption of automated technologies. As part of this shift, we believe consumers have moved towards technologies that monitor health, sports performance and fitness, in order to improve their overall fitness. We have also seen professional and collegiate sports embracing technology to analyze performance. We believe the Connexa platform is well-suited to serve this evolving adoption of technology to monitor and enhance fitness and performance across various sports.

At Connexa, we want to be a full stack/one-stop solution for ball sports, serving customers who play and teach sports, consume sports content, and manage sports facilities. Our goal is to allow users to consume sports content through PlaySight, participate in sports through our Slinger Ball Launcher, learn through the analytics provided by Gameface, and assist in the management of tennis clubs through Foundation. These various offerings form our Watch, Play, Learn Platform.

We are a sports technology and media company. Our vision is to derive revenue from sports equipment sales and subscription services focused on our primary ball sports verticals of racquet sports (tennis, pickleball and padel), baseball / softball and cricket, as well as our secondary verticals, such as basketball, hockey and soccer. We aim to make participation in sports and consuming sports content fun, accessible and connected through our product portfolio of ball launchers, artificial intelligence (“AI”) technology, performance video, performance analytics, live streaming of drills, practices and instructional content, and our facilities / membership management software capabilities.

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Corporate Information

The Company was incorporated under the laws of the State of Nevada on July 12, 2015 and redomiciled in the State of Delaware on April 7, 2022 under the name Connexa Sports Technologies, Inc. Our corporate offices are located at 2709 N. Rolling Road, Suite 138 Windsor Mill, Maryland, 21244, and our telephone number is (443) 407-7564. We maintain a website at www.connexasports.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Recent Developments

Preliminary Estimated Financial Results for the Year Ended April 30, 2022

The following table presents certain preliminary financial results for our fiscal year ended April 30, 2022.  These preliminary results are unaudited. The year-end audit is in an early stage, so our preliminary results could change, and any changes could be material. We believe we have a reasonable basis for the preliminary results presented, but we can provide no assurance that the final audited results will not differ, and we undertake no obligation to update these preliminary results prior to filing our audited financial statements with our annual report on Form 10-K.

The preliminary estimates below represent the most current information available to our management and do not present all necessary information for an understanding of our financial condition as of and the results of operations for the year ended April 30, 2022. We are currently preparing our financial results for the year ended April 30, 2022. There is no assurance that our total revenue and cost of sales for the year ended April 30, 2022, to be reported in our financial statements, when finalized, will not differ from the preliminary estimates provided. Any such differences could be material, and accordingly, prospective investors should not place undue reliance on these estimates. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of April 30, 2022. Our financial statements and operating data as of and for the year ended April 30, 2022, will not be available until after this offering is completed.

The preliminary financial data included in this document has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, WithumSmith + Brown, PC, has not audited, reviewed, compiled or applied agreed upon procedures with respect to the preliminary financial data. Accordingly, WithumSmith + Brown, PC does not express an opinion or any other form of assurance with respect thereto. These are preliminary estimates which should not be regarded as a representation by us, our management, or the underwriters as to our actual results for the year ended April 30, 2022.

Preliminary Pro Forma Results of Operations

Year Ended April 30, 2022

(Unaudited, in thousands)

Total revenue	$22,099
Cost of sales	15,927
Gross profit	$6,172

Securities Purchase Agreement and Convertible Notes

On August 6, 2021, we consummated the closing of a private placement pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of August 6, 2021, between the Company and certain accredited investors. At the closing, we sold to the accredited investors (i) 8% Senior Convertible Notes with an aggregate principal amount of $11 million (which was subsequently increased to $13.2 million) and (ii) warrants to purchase up to 733,334 shares of our common stock. These convertible notes are convertible into shares of common stock at any time following the date of issuance and prior to mandatory conversion (as described below) at the conversion price equal to the lesser of: (i) $30.00, subject to adjustment set forth in the convertible notes and (ii) in the case of a listing on Nasdaq as contemplated in this prospectus, at a 20% discount to the public offering price. See “Risk Factors—We will be required to file an additional registration statement immediately after the closing of this offering.” The Company received an aggregate of $11 million in gross proceeds from this private placement, before deducting offering expenses and commissions. We used the net proceeds from this private placement for working capital purposes and to pay the outstanding principal amount and accrued interest through August 6, 2021, of a $2 million secured term promissory note dated April 15, 2021, that bore interest at the rate of 15% per annum to SB Invesco LLC.

The exercise price per share of our common stock for the warrants issued in the August 6, 2021 private placement is subject to a price adjustment upon a listing on Nasdaq as contemplated in this prospectus, at a 20% discount to the public offering price. Accordingly, upon completion of this offering, the exercise price of the warrants issued in the August 6, 2021 private placement will be reduced.

The notes issued in the August 6, 2021 private placement will mandatorily convert into shares of common stock at a 20% discount to the public offering price upon the closing of the offering.

Omnibus Amendment to Purchase Agreement

On December 31, 2021, the Company entered into an Omnibus Amendment Agreement with certain convertible note holders who collectively held 67% or more of the convertible notes and warrants outstanding on August 6, 2021. The Omnibus Amendment Agreement amended the original purchase agreement and the Company’s registration obligations. Simultaneously with the execution of the Omnibus Amendment Agreement, the Company issued to each convertible noteholder a replacement note in replacement of the convertible note held prior to December 31, 2021 by such noteholder.

The original purchase agreement was amended to, among other things, (i) delete Exhibit A and replace it in its entirety with a replacement 8% Senior Convertible Note, (ii) add a new definition of “Inventory Financing”, (iii) amend Section 4.18 to add at the end of Section 4.18 before the final period “, it being agreed that the provisions of this Section 4.18 shall not apply to the Qualified Subsequent Financing expected to occur after the date hereof”, (iv) delete Section 4.20 and replace it in its entirety with substantially the same text, including the following after the period, replacing the period with a semicolon: “; provided that the provisions of this Section 4.20 shall not apply to (i) in respect of any Holder to the extent that such Holder is an investor or a purchaser of the securities offered pursuant such Subsequent Financing, and (ii) with respect to an Inventory Financing.”, and (v) add a new section as follows: “4.21. Most-Favored Nation. So long as any of the Notes are outstanding, upon any issuance by the Company or any of its subsidiaries of any new security, with any term that a majority of the holders of the outstanding Principal Amount of Notes, reasonably believe is more favorable to the holder of such security or with a term in favor of the holder of such security that a majority of the holders of the outstanding Principal Amount of Notes reasonably believe was not similarly provided to the Purchasers in the Notes, the Warrant, or under this Agreement, then (i) the Company shall notify each Note holder of such additional or more favorable term within one (1) business day of the issuance or amendment (as applicable) of the respective security, and (ii) such term, at the option of a majority of the holders of the outstanding Principal Amount of Notes, shall become a part of the Transaction Documents (regardless of whether the Company complied with the notification provision of this Section). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, and original issue discounts. If a majority of the holders of the outstanding Principal Amount of Notes elects to have the term become a part of the Transaction Documents, then the Company shall immediately deliver acknowledgment of such adjustment to the Note holder (the “Acknowledgment”) within one (1) business day of Company’s receipt of request from Investor (the “Adjustment Deadline”), provided that Company’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.”

As consideration for entering into the Omnibus Amendment Agreement, the outstanding principal balance of each convertible note holder was increased by twenty percent (20%) and such increased principal balance is reflected on the replacement note issued to each convertible noteholder.

After giving effect to this increase in principal amount, total outstanding borrowings related to the convertible notes as of January 31, 2022 was $13.2 million, excluding any interest due on the convertible notes at such time. The outstanding amount is net of discounts of $5.6 million for a net book value of $7.6 million as of January 31, 2022.

Prior to the offering we intend to enter into lock-up / leak-out agreements with each of the holders of the notes and warrants issued in the August 6, 2021 private placement (the “Lock Up / Leak Out Agreements”). Under the terms of the Lock Up / Leak Out Agreements, the holders of the notes and warrants issued in the August 6, 2021 private placement will not be permitted to (i) during the 90 day period following the date of the closing of the offering, sell, dispose or otherwise transfer common stock of the company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company; (ii) during the period from 91 to 180 days following the date of the closing of the offering, sell, dispose or otherwise transfer common stock of the company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company in an amount equal to more than 2% of the of the average daily trading volume of Company’s common stock for the previous five consecutive trading days. The restriction contained in clause (ii) above will be waived, and the holders of the notes and warrants issued in the August 6, 2021 private placement will be permitted to sell, dispose or otherwise transfer common stock of the Company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company without any limitations if the volume-weighted average price (“VWAP”) of the Company’s common stock for five preceding consecutive trading days is greater than 130% of the public offering price of the Company’s common stock in this offering, until such time as the VWAP of the Company’s common stock for five consecutive preceding trading days is equal to or less than 130% of the public offering price of the Company’s common stock in this offering. The Company, with the consent of the Representatives, may waive the restrictions of the Lock Up / Leak Out Agreements.

For more information regarding this transaction, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Description of Indebtedness—Securities Purchase Agreement and Convertible Notes.”

Loan Agreements

On January 14, 2022, we entered into two loan agreements with Yonah Kalfa and Naftali Kalfa, each for $1 million, pursuant to which we received a total amount of $2 million. The loans bear interest at a rate of 8% per annum, and we have agreed to repay the loans in full by July 31, 2022 or such other date as may be accepted by the lenders. We are not permitted to make any distribution or pay any dividends unless or until the loans are repaid in full. Yonah Kalfa is our Chief Innovation Officer, is a director nominee and our largest stockholder.

On April 1, 2022, we entered into a loan agreement with Midcity Capital Ltd. pursuant to which we received $500,000. The loan bears interest at a rate of 8% per annum and is required to be repaid in full by July 1, 2022, or such other date as may be accepted by the lender.

The Company intends to enter into a loan agreement with Jefferson Street Capital LLC pursuant to which the lender would loan the Company $500,000 at an 8% annual interest rate to be repaid on or before June 30, 2022, or such other date as may be agreed between the Company and the lender. The Company and the lender expect to agree that if accrued unpaid interest that is not repaid in full by June 30, 2022, the Company will cause an amount of shares equal to $20,000 based on the then market price of the shares to be promptly transferred on the books of its transfer agent to the lender, which will thereby extend the repayment date to July 31, 2022. If the loan is not repaid on or before July 31, 2022, then we expect, on August 1, 2022, the parties will convert the loan into a convertible loan with the terms to be agreed in good faith at such time. As an incentive to make the loan, Yonah Kalfa has orally agreed to transfer such number of shares of his common stock of the Company that equals $100,000 based on the closing price of the Company’s common stock on May 19, 2022. Such share shall be restricted and will be transferred on the books of the Company’s transfer agent into escrow. The terms of the loan agreement described herein have not yet been finalized and may change.

We expect to use a portion of the net proceeds of this offering repay the loan from Midcity Capital Ltd. See “Use of Proceeds.”

For more information regarding these loan agreements, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Description of Indebtedness—Loan Agreements.”

Gameface Acquisition

On February 2, 2022, Slinger Bag Australia Pty Ltd., an indirect wholly-owned subsidiary of Connexa, completed the acquisition of 100% of the issued and outstanding share capital of Flixsense Pty Ltd. d/b/a Gameface (“Gameface”) in exchange for the issuance and delivery of 604,586 shares of the Company’s common stock (of such shares 66,667 shares are currently held back to cover certain indemnity claims that may arise) and ten-year warrants to purchase an additional 47,823 shares of the Company’s common stock at $0.01 per share to the Gameface shareholders and the payment of $500,000 to Jalaluddin Shaik, who sold 306,050 shares of Gameface to the Company, to be made out of the proceeds of this offering, in lieu of the issuance of 14,259 shares of common stock valued at $35.00 per share that Mr. Shaik would otherwise have been entitled to receive. Gameface shareholders also have the opportunity to earn 100,000 additional shares of our common stock as an earn-out upon satisfaction of certain conditions. In addition, the Company agreed that it will provide working capital to Gameface up to the amount of $1.5 million for the period between July 1, 2021 to December, 31, 2022 and Mr. Shaik will be appointed as a board observer of the Company to attend board meetings and receive information relevant to the matter(s) being discussed in the board meeting pursuant to a side letter in connection with Mr. Shaik’s service agreement with Gameface. For more information regarding this acquisition, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Overview—Gameface Acquisition.”

Consignment Transaction

On February 15, 2022, for and in consideration of $4 million the Company conveyed, sold, transferred, set over, assigned and delivered to Slinger Bag Consignment, LLC, a Virginia limited liability company (“Consignor”), all of the Company’s right, title and interest in and to 13,000 units of certain surplus inventory, including all components, parts, additions and accessions thereto (collectively, the “Consigned Goods”). The Company also agreed to purchase the Consigned Goods from Consignor and make certain payments to Consignor. As of May 20, 2022, the Company has repurchased 3,148 units for approximately $1.3 million, there are 7,875 units of Consigned Goods remaining to be purchased by the Company for a total price of approximately $3.9 million, and the Company expects to repurchase the remaining Consigned Goods promptly following the closing of this offering using a portion of the net proceeds from this offering. For more information regarding this transaction, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Overview—Consignment Transaction.”

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PlaySight Acquisition

On October 21, 2021, the Company, SB Merger Sub Ltd., a private company formed under the laws of the State of Israel and a wholly owned subsidiary of the Company, PlaySight and Rohit Krishnan, in his capacity as the Shareholders’ Representative, entered into a merger agreement (the “PlaySight Agreement”) and on February 16, 2022, the parties amended the PlaySight Agreement. On February 21, 2022, the Company completed its acquisition of PlaySight.

In accordance with the PlaySight Agreement, as amended, the Company issued to PlaySight shareholders consideration of 2,537,969 shares of Company common stock, and issued to PlaySight employees options to purchase up to 142,858 shares of Company common stock, and used a cash sum equal to the value of 152,490 shares of the Company’s common stock ($2.2 million) to cover certain expenses. The PlaySight employee options vest at issuance, have an exercise price of $0.01 per share, and expire 10 years from issuance. The Company also agreed to earn-out consideration of up to 514,286 shares of the Company’s common stock. Issuance of the earn-out shares is based on PlaySight’s annual recurring revenue at December 31, 2022, and is expected to be paid out in calendar year 2023. Under the PlaySight Agreement, as amended, the Company has also agreed to purchase back shares of the Company’s common stock from certain former PlaySight shareholders for an aggregate amount of up to $1.44 million to cover certain Israeli tax obligations related to the PlaySight Acquisition. In the event the Company’s common stock becomes listed on Nasdaq prior to the date the Israeli tax obligations are due, which is expected to be February 16, 2024, and February 16, 2026, then the tax obligations will be cancelled.

For more information regarding this acquisition, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Overview—PlaySight Acquisition.”

Change in Domicile and Company Name

On March 15, 2022, the Company filed a definitive Information Statement on Schedule 14C (the “Information Statement”). On March 18, 2022, the Information Statement was mailed to the Company’s stockholders. There were three actions described in the Information Statement: a change in domicile from Nevada to Delaware; a change in the Company’s name to Connexa Sports Technologies Inc.; and a reverse stock split.

In April 2022, we changed our state of domicile from Nevada to Delaware and, in connection with that change, we changed our name from Slinger Bag Inc. to Connexa Sports Technologies Inc.

The change in domicile and name change was effective as of April 7, 2022 in Delaware and April 8, 2022 in Nevada. The change in domicile had no effect on the number of outstanding shares of our common stock. For more information on stockholder rights under Delaware law and our capital structure see “Description of Capital Stock.” The Financial Industry Regulatory Authority (“FINRA”) approved our name change on May 13, 2022, effective May 16, 2022. The Company changed its ticker symbol to “CNXA” effective May 16, 2022. For more information, see “Management’s Discussion and Analysis and Results of Operations—Change in Domicile and Company Name”.

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Reverse Stock Split

We expect to affect a reverse stock split of our common stock at a ratio of 1-for-10 prior to or upon effectiveness of the registration statement of which this prospectus forms a part. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. The conversion or exercise prices of our issued and outstanding convertible securities will be adjusted accordingly. Share information presented in this prospectus, other than where noted and in our consolidated financial statements and the notes thereto and other historical discussions of share issuances, such as shares issued in connection with acquisitions, have been adjusted to give effect to such reverse stock split.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th. Such reduced disclosure and corporate governance obligations may make it more challenging for investors to analyze our results of operations and financial prospects.

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Summary of the Offering

We expect to affect a reverse stock split of our common stock at a ratio of 1-for-10 prior to or upon effectiveness of the registration statement of which this prospectus forms a part. Share information below is presented on a post-reverse stock split basis.

Issuer:	Connexa Sports Technologies Inc.

Common stock to be offered: (1)	1,250,000 shares of common stock.

Over-allotment option:	We have granted to the representatives of the underwriters a 45-day option to purchase up to an additional 15% of the total number of securities to be offered by the Company at the public offering price of $10.00 per share, less the underwriting discounts payable by us, solely to cover over-allotments, if any.

Common stock outstanding prior to this offering: (2) Common stock to be outstanding after the offering: (2)	7,317,601 shares 10,305,912 shares (or 10,493,412 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds:

We estimate that the net proceeds to us from this offering will be approximately $10.4 million, or approximately $12.2 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $10.00 per share, which price represents the $1.00 closing price of our common stock on the OTCQB on May 20, 2022 , after giving effect to the reverse split, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital, repayment of outstanding loans, a payment due to Mr. Shaik related to the Gameface acquisition and a payment for Consigned Goods, see “Use of Proceeds” for additional information.

Proposed Nasdaq Capital Market Trading Symbol and Listing: Transfer Agent:

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “CNXA”. We will not proceed with this offering in the event our common stock is not approved for listing on the Nasdaq.

Worldwide Stock Transfer, LLC

Risk factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13 before deciding to invest in our securities.

Lock-up:	We, our directors, executive officers, and shareholders who beneficially own 5% or more of the outstanding shares of our common stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days, commencing on the date of this prospectus, except with the prior written consent of the underwriters. See “Underwriting” for additional information.

(1)

Yonah Kalfa, our Chief Innovation Officer, director nominee and largest stockholder, has indicated an interest in investing up to $1.0 million in this offering at the public offering price per share. However, because indications of interest are not binding agreements or commitments to purchase, Mr. Kalfa may purchase fewer shares than he has indicated an interest in purchasing or not to purchase any shares in this offering.

(2)	The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, is based on 7,317,601 shares outstanding as of April 30, 2022 and the 1,738,311 shares of common stock issuable upon conversion of our convertible notes, assuming their 20% discount to a public offering price of $10.00 per share (giving effect to a 1-for-10 reverse stock split). Unless otherwise indicated, the shares outstanding after this offering excludes the following:

●	3,738,505 shares of common stock issuable upon exercise of outstanding warrants as of April 30, 2022, with a weighted-average exercise price of $11.50 per share, such warrants do not include warrants issued related to the Gameface and PlaySight acquisitions, which are separately noted below;

●	490,000 shares of common stock reserved for future issuance under our 2020 Global Share Incentive Plan (the “2020 Plan”) as of April 30, 2022;

●	83,878 shares of common stock issuable related to make-whole provisions issued in conjunction with a note payable as of April 30, 2022;

●	680,953 shares of common stock issuable related to the Gameface and PlaySight acquisitions related to shares that are currently held back to cover certain indemnity claims that may arise and earn-out shares upon satisfaction of certain conditions;

●	190,681 shares of common stock issuable upon exercise of warrants/options related to the Gameface and PlaySight acquisitions with an exercise price of $0.01 per share;

●	any shares of common stock issuable upon exercise of the warrants issued to the representatives of the underwriters; and

●	any shares of common stock issuable upon exercise of over-allotment option granted to the representatives of the underwriters.

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Summary Consolidated Financial Information

The following summary consolidated financial information at and for the fiscal years ended April 30, 2021 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated information at and for the nine-month periods ended January 31, 2022 and 2021 have been derived from our unaudited financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. The share and per share information in the following discussion does not reflect the reverse stock split of our outstanding common stock expected to occur prior to or upon the effectiveness of the registration statement of which this prospectus forms a part.

Consolidated Statements of Operations and Comprehensive Loss

	For the Year Ended		For the Nine Months Ended
	April 30, 2021	April 30, 2020	January 31, 2022	January 31, 2021

Net sales	$10,804,214	$686,179	$12,139,860	$7,308,701
Cost of sales	7,680,290	1,370,897	8,302,386	5,762,143
Gross income (loss)	3,123,924	(684,718)	3,837,474	1,546,558

Operating expenses:
Selling and marketing expenses	1,761,154	563,003	2,515,067	1,051,785
General and administrative expenses (1)	4,749,922	5,291,075	41,535,188	2,974,404
Research and development costs	339,385	179,982	553,274	180,705
Transaction costs	-	198,443	-	-
Total operating expenses	6,850,461	6,232,503	44,603,529	4,206,894
Loss from operations	(3,726,537)	(6,917,221)	(40,766,055)	(2,660,336)

Other expense (income):
Amortization of debt discounts	376,506	1,565,174	5,400,285	325,426
Loss on extinguishment of debt	3,030,495	-	7,096,730	1,528,580
Induced conversion loss	51,412	-	-	51,412
Gain on change in fair value of derivatives	(1,939,639)	-	(15,074,880)	-
Loss on issuance of convertible notes	-	-	5,889,369	-
Interest expense - related party	608,668	171,918	106,895	454,029
Interest expense, net (2)	12,740,781	573,431	446,339	169,455
Total other expense	14,868,223	2,310,523	3,864,738	2,528,902
Loss before income taxes	(18,594,760)	(9,227,744)	(44,630,793)	(5,189,238)
Provision for income taxes	-	-	-	-
Net loss	(18,594,760)	(9,227,744)	(44,630,793)	(5,189,238)

Other comprehensive gain (loss), net of tax
Foreign currency translation adjustments	(15,134)	(5,034)	(26,806)	(2,121)
Total other comprehensive gain (loss), net of tax	(15,134)	(5,034)	(26,806)	(2,121)
Comprehensive loss	$(18,609,894)	$(9,232,778)	$(44,657,599)	$(5,191,359)
Net loss per share, basic and diluted	$(0.70)	$(0.37)	$(1.19)	$(0.20)
Weighted average number of common shares outstanding, basic and diluted	26,723,038	24,689,813	37,360,953	26,497,184

(1)	Includes non-cash share-based compensation and shares issued in connection with services as follows:

General and administrative expenses	$869,348	$3,741,746	$34,281,180	$447,478

(2)	Includes non-cash interest expense as follows:

Interest expense	$12,501,178	$358,855	$-	$-

Summary Consolidated Balance Sheet Data

	At April 30,		At January 31,
	2021	2020	2022

Cash and cash equivalents	$928,796	$79,847	$1,082,446
Working capital	(18,553,120)	(3,105,916)	(13,733,056)
Total assets	5,697,512	1,381,001	18,634,564
Total long-term notes payable, net	10,477	1,887,914	-
Common stock and additional paid-in capital	10,392,699	5,239,719	63,208,091
Total shareholders’ deficit	(18,450,744)	(4,993,830)	(10,292,951)

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RISK FACTOR SUMMARY

Investing in shares of our common stock will involve certain risks. Set forth below is a summary of the principal risks associated with an investment in our common stock. You should consider carefully the following discussion of risks, as well as the discussion of risks included in this prospectus including in the section “Risk Factors” starting on page 13, before you decide that an investment in our shares is appropriate for you.

Risks Related to Our Business, Operation and Industry

●	We depend on the strength of our brands.
●	The cost of raw materials, labor or freight could lead to an increase in our cost of sales and cause our results of operations to suffer.
●	Our international operations involve inherent risks which could result in harm to our business.
●	We rely heavily on supply chain reliability and predictability and continued disruption in our supply chain could have a material adverse impact on operations.
●	Our results of operations are subject to seasonal and quarterly fluctuations, which could adversely affect the market price of our common stock.
●	The growth of our business depends on the successful execution of our growth strategy, including development of the Watch, Play, Learn Platform and our efforts to expand internationally by growing our e-commerce business.
●	If we are unable to respond effectively to changes in market trends and consumer preferences, our market share, net sales and profitability could be adversely affected.
●	We rely significantly on information technology to operate our business. Any significant security breach of our confidential information of our customers, applications, technology, networks, or other systems critical to our operations, or failure to comply with privacy and security laws and regulations could damage our reputation, brands and business.
●	Our products face intense competition.
●	The AI-based video technology market is new and unproven, and it may decline or experience limited growth, which would adversely affect our ability to fully realize the potential of our platforms.
●	Failure to continue to obtain or maintain high-quality endorsers of our products could harm our business.
●	Our products are subject to risks associated with overseas sourcing, manufacturing and financing.
●	There is substantial doubt regarding our ability to continue as a going concern absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.
●	Some aspects of our business processes include open-source software, which poses risks that could have a material and adverse effect on our business, financial condition and results of operations. In addition, any failure to comply with the terms of one or more of these open-source licenses could negatively affect our business.
●	Our ability to sell our products and services will be dependent on the quality of our technical support and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.
●	If we are not able to enhance or introduce new products that achieve market acceptance and keep pace with technological developments, our business, results of operations and financial condition could be harmed.

Risks Related to the Company’s Legal and Regulatory Requirements

●	Failure to adequately protect our intellectual property and curb the sale of counterfeit merchandise could injure our brand and negatively affect our sales.
●	We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.
●	We may be subject to product liability lawsuits or claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
●	To the extent we may rely on endorsements or testimonials, we will review any relevant relationships for compliance with the Endorsement Guides and we will otherwise endeavor to follow the FTC Act and other legal standards applicable to our advertising.
●	Failure of our contractors or our licensees’ contractors to comply with local laws and other standards could harm our business.
●	We are subject to a complex array of laws and regulations, which could have an adverse effect on our business, financial condition and results of operations.
●	For as long as we are a “smaller reporting company,” we will not be required to comply with certain reporting requirements that apply to other publicly reporting companies. We cannot predict whether the reduced disclosure requirements applicable to smaller reporting companies will make our common shares less attractive to investors.

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Risks Related to Ownership of Our Shares

●	There is currently limited liquidity of shares of our common stock.
●	Our stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment as a result.
●	We do not intend to pay dividends on our shares of common stock and under the terms of certain outstanding loans, we are not permitted to pay any dividends.
●	Certain of the Company’s large shareholders may be able to exert significant influence on the Company and their interests may conflict with the interests of its other shareholders.
●	Future sales of our common stock may result in a decrease in the market price of our common stock, even if our business is doing well.
●	Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.
●	A reverse stock split may not help generate additional investor interest.
●	Investors in this offering will experience immediate and substantial dilution in net tangible book value.
●	There can be no assurances that our common stock, once listed on the Nasdaq, will not be subject to potential delisting if we do not continue to maintain the listing requirements of the Nasdaq.
●	If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase shares of our common stock. The risks and uncertainties described in this prospectus are not the only ones we may face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, could materially and adversely affect our business, results of operations and financial condition.

Risks Related to Our Business, Operations, and Industry

We depend on the strength of our brands.

We expect to derive substantially all of our net sales from sales of branded products and services, including Slinger, PlaySight, Gameface and Foundation Sports. The reputation and integrity of our brands are essential to the success of our business. We believe that our consumers value the status and reputation of our brands, and the superior quality, performance, functionality and durability that our brands represent. Building, maintaining and enhancing the status and reputation of our brands’ image is important to expanding our consumer base. Our continued success and growth depend on our ability to protect and promote our brands, which, in turn, depends on factors such as the quality, performance, functionality and durability of our products and services, our communication activities, including advertising and public relations, and our management of the consumer experience, including direct interfaces through customer service and warranty repairs. We may decide to make substantial investments in these areas in order to maintain and enhance our brand, and such investments may not be successful.

Additionally, in order to expand our reach, we engage with third-party distributors. To the extent those third-party distributors fail to comply with our operating guidelines, we may not be successful in protecting our brand image. Product defects, product recalls, counterfeit products and ineffective marketing are among the potential threats to the strength of our brands and to protect our brands’ status we may need to make substantial expenditures to mitigate the impact of such threats.

Moreover, if we fail to continue to innovate to ensure that our products are deemed to achieve superior levels of function, quality and design, or to otherwise be sufficiently distinguishable from our competitors’ products, or if we fail to manage the growth of our on-line sales in a way that protects the high-end nature of our brands, the value of our brands may be diluted, and we may not be able to maintain our premium position and pricing or sales volumes, which could adversely affect our financial performance and business. We believe that maintaining and enhancing our brands image in new markets where we have limited brand recognition is important to expanding our consumer base. If we are unable to maintain or enhance our brands in new markets, then our growth strategy could be adversely affected.

The cost of raw materials, labor or freight could lead to an increase in our cost of sales and cause our results of operations to suffer.

Increasing costs for raw materials, labor or freight could make our sourcing processes more costly and negatively affect our gross margin and profitability. Labor costs at our independent manufacturers’ sites have been increasing and it is unlikely that these increases will abate. Wage and price inflation in our source countries could cause unanticipated price increases, which may be significant. Such price increases by our independent manufacturers could be rapid in the absence of manufacturing contracts. Energy costs have fluctuated dramatically in the past and may fluctuate in the future. Rising energy costs may increase our costs of transporting our products for distribution and the costs of products that we source from independent suppliers. Further, many of our products are made of materials, such as high impact plastics, plastic-injected molded parts, and lightweight high tensile strength metals, that are either petroleum-based or require energy to construct and transport. Costs for transportation of such materials have been increasing as the price of petroleum increases. Our independent suppliers and manufacturers may attempt to pass these cost increases on to us, and our relationships with them may be harmed or lost if we refuse to pay such increases, which could lead to product shortages. If we pay such increases, we may not be able to offset them through increases in our pricing and other means, which could adversely affect our ability to maintain our targeted gross margins. If we attempt to pass the increases on to consumers, our sales may be adversely affected.

Our international operations involve inherent risks which could result in harm to our business.

All of our equipment is manufactured outside of the U.S. with a large volume of our products being also sold outside of the U.S. Accordingly, we are subject to the risks generally associated with global trade and doing business abroad, which include foreign laws and regulations, varying consumer preferences across geographic regions, political unrest, disruptions or delays in cross-border shipments and changes in economic conditions in countries in which our products are manufactured or where we sell products. This includes, for example, the uncertainty surrounding the effect of Brexit, including changes to the legal and regulatory framework that apply to the United Kingdom and its relationship with the European Union, as well as new and proposed changes affecting tax laws and trade policy in the U.S. and elsewhere as further described in other risks in this section. The U.S. presidential administration has indicated a focus on policy reforms that discourage U.S. corporations from outsourcing manufacturing and production activities to foreign jurisdictions, including through tariffs or penalties on goods manufactured outside the U.S., which may require us to change the way we conduct business and adversely affect our results of operations.

We develop products in Israel and our chief marketing officer is located in Israel and, therefore, our business, financial condition and results of operation may be adversely affected by political, economic and military instability in Israel.

A significant portion of our operations, including product development, is based in Israel. Our research and development is conducted through our Israeli subsidiary and our chief marketing officer is located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our business.

Political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, and between Israel and the Hamas and Hezbollah extremist groups. In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. Any hostilities involving Israel, terrorist activities, political instability or violence in the region or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our operations and results of operations and adversely affect the market price of our shares.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, there can be no assurance that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Further, our operations could be disrupted by the obligations of our employees to perform military service. Our chief marketing officer is subject to the obligation to perform reserve military duty. In response to increased tension and hostilities in the region, there have been, at times, call-ups of military reservists, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of these employees due to military service. Such disruption could harm our business and operating results.

Popular uprisings in various countries in the Middle East and North Africa are affecting the political stability of those countries. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and these countries. Furthermore, several countries, principally in the Middle East, restrict doing business with Israel and companies with an Israeli presence, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in the region continue or intensify. Such restrictions may seriously limit our ability to sell our products to customers in those countries.

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Our manufacturing takes place in China and is susceptible to shutdowns and delays caused by the Coronavirus and other diseases and epidemics. Additionally, we rely on independent manufacturers and suppliers.

As at the date hereof, one of our manufacturing facilities is located in southern China. Following the outbreak of the Coronavirus our manufacturing facility was shut down for three months, which caused significant delays in manufacturing and delivery of our products. However, there may be further outbreaks of the Coronavirus and other diseases and epidemics, which may cause further delays and shutdowns. This, in turn, will negatively affect our revenue and increase our expenses and costs.

We do not control our independent manufacturers and suppliers or their labor and other business practices. Violations of labor, environmental or other laws by an independent manufacturer or supplier, or divergence of an independent manufacturer’s or supplier’s labor or other practices from those generally accepted as ethical or appropriate in the U.S., could disrupt the shipments of our products or draw negative publicity for us, thereby diminishing the value of our brand, reducing demand for our products and adversely affecting our net income. Additionally, since we do not manufacture our products, we are subject to risks associated with inventory and product quality-control.

Further, we have not historically entered into manufacturing contracts with our manufacturers; instead, we have hired them on an ad hoc basis. Identifying a suitable manufacturer is an involved process that requires us to become satisfied with the prospective manufacturer’s quality control, responsiveness and service capabilities, financial stability and labor practices. While we have business continuity and contingency plans for alternative sourcing, we may be unable, in the event of a significant disruption in our sourcing, to locate alternative manufacturers or suppliers of comparable quality at an acceptable price, or at all, which could result in product shortages or decreases in product quality, and adversely affect our net sales, gross margin, net income, customer relationships and our reputation.

We rely heavily on supply chain reliability and predictability and continued disruption in our supply chain could have a material adverse impact on operations.

We rely heavily on supply chain reliability and predictability in producing, transporting and delivering our products. The COVID-19 pandemic, shifts in consumer purchasing patterns, availability of transport, labor shortages in the shipping, trucking, and warehousing industries, port strikes, infrastructure congestion, equipment shortages and other factors have all contributed to delivery delays, greater costs and uncertainty in arranging and scheduling transport of our products. If we are unable to reliably and consistently arrange shipment and storage of our products, we may be unable to ship, deliver and store our products in which case, we will have to reverse sales and issue refunds to purchasers of our products. Changes in U.S. and international trade policies, including to import tariffs and trade policies and agreements, to address supply chain issues or otherwise could also have a significant impact on our activities both in the United States and internationally. Supply chain disruptions, both domestic and international, have adversely impacted our operations. Continued disruptions in our supply chain and adverse consequences from aggressive trade policies could have a material adverse impact on our profitability and financial performance.

We face risks associated with operating in international markets.

We operate in a global marketplace and international sales growth is a key element of our growth strategy. We are subject to risks associated with our international operations, including, but not limited to:

●	Foreign currency exchange rates;

●	Economic or governmental instability in foreign markets in which we operate or in those countries from which we source our merchandise;

●	Unexpected changes in laws, regulatory requirements, taxes or trade laws;

●	Increases in the cost of transporting goods globally;

●	Acts of war, terrorist attacks, outbreaks of contagious disease and other events over which we have no control; and

●	Changes in foreign or domestic legal and regulatory requirements resulting in the imposition of new or more onerous trade restrictions, tariffs, duties, taxes, embargoes, exchange or other government controls.

14

Any of these risks could have an adverse impact on our results of operations, financial position or growth strategy. Furthermore, some of our international operations are conducted in parts of the world that experience corruption to some degree. Our employees and wholesalers could take actions that violate applicable anti-corruption laws or regulations. Violations of these laws, or allegations of such violations, could have an adverse impact on our reputation, our results of operations or our financial position.

Foreign exchange movements may also negatively affect the relative purchasing power of consumers and their willingness to purchase discretionary premium goods, such as our products, which would adversely affect our net sales. We do not currently use the derivative markets to hedge foreign currency fluctuations.

The growth of our business depends on the successful execution of our growth strategy, including development of the Watch, Play, Learn Platform and our efforts to expand internationally by growing our e-commerce business.

We are focused on developing the Watch, Play, Learn Platform under our Connexa brand. The Platform will bring together the various offerings of Playsight, Gameface, Foundation Sports and Slinger Bag under the umbrella of the Connexa brand. We believe our success will in large part depend on our ability to develop a cohesive Watch, Play, Learn Platform that pulls elements from each of Playsight, Gameface, Foundation Sports and Slinger Bag. We may face difficulties integrating the technology and offerings from each brand in order create a cohesive business. For example, users of the Slinger Bag may view us a sporting goods company and choose not to engage with our technology offerings from the PlaySight and Gameface brands, and users of PlaySight and Gameface products and services may not purchase our ball launchers.

Our current growth strategy depends on our ability to continue to expand geographically in a number of international regions in Asia, Europe, North America, Africa and Australia. This growth strategy is contingent upon our ability to continually introduce our products to new markets. The implementation of higher tariffs, quotas or other restrictive trade policies in any international regions in which we seek to operate could adversely affect our ability to commence new international operations, which could have an adverse impact on our growth strategy. Further, consumer demand behavior, as well as tastes and purchasing trends, may differ in various countries and, as a result, sales of our products may not be, or may take time to become, successful, and gross margins on those net sales may not be in line with what we currently experience. Our ability to execute our international growth strategy, especially where we are not yet established, depends on our ability to understand regional market demographics, and we may not be able to do so.

If we are unable to develop the Watch, Play, Learn Platform and expand our business internationally, our growth strategy and our financial results could be materially adversely affected.

15

If we are unable to respond effectively to changes in market trends and consumer preferences, our market share, net sales and profitability could be adversely affected.

The success of our business depends on our ability to identify the key product and market trends and bring products to market in a timely manner that satisfy the current preferences of a broad range of consumers (either by enhancing existing products or by developing new product offerings). Consumer preferences differ across and within different parts of the world, and shift over time in response to changing aesthetics and economic circumstances. We believe that our success in developing products that are innovative and that meet our consumers’ functional needs is an important factor in our image as a premium brand, and in our ability to charge premium prices. We may not be able to anticipate or respond to changes in consumer preferences, and, even if we do anticipate and respond to such changes, we may not be able to bring to market in a timely manner enhanced or new products that meet these changing preferences. If we fail to anticipate or respond to changes in consumer preferences or fail to bring products to market in a timely manner that satisfy new preferences, our market share and our net sales and profitability could be adversely affected.

We may be unable to appeal to new consumers while maintaining the loyalty of our core consumers.

Part of our growth strategy is to introduce new consumers, including young consumers, to the Connexa brand. If we are unable to attract new consumers, including young consumers, our business and results of operations may be adversely affected as our core consumers’ age increases and purchasing frequency decrease. Initiatives and strategies intended to position our brand to appeal to new and young consumers may not appeal to our core consumers and may diminish the appeal of our brand to our core consumers, resulting in reduced core consumer loyalty. If we are unable to successfully appeal to new and young consumers while maintaining our brand’s image with our core consumers, then our net sales and our brand image may be adversely affected.

Our business could suffer if we are unable to maintain our website or manage our inventory effectively.

We employ a distribution strategy that is heavily dependent upon our website and third-party distributors’ e-commerce websites. The effectiveness of our e-commerce strategy depends on our ability to manage our inventory and our distribution processes effectively so as to ensure that our products are available in sufficient quantities and thereby prevent lost sales. If we are not able to maintain our e-commerce channels, or if we are not able to effectively manage our inventory, we could experience a decline in net sales, as well as excess inventories for some products and missed opportunities for other products. In addition, the failure to deliver our products to customers in accordance with our delivery schedules could damage our relationship with these customers and lead to negative feedback being posted on e-commerce sites. Consequently, our net sales, profitability and the implementation of our growth strategy could be adversely affected.

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We plan to use cash provided by operating activities to fund our expanding business and execute our growth strategy and may require additional capital, which may not be available to us.

We expect our business to rely on net cash provided by our future operating activities as our primary source of liquidity. To support our business and execute our growth strategy as planned, we will need to generate significant amounts of cash from operations in order to purchase inventory, pay personnel, invest in research and development, and pay for the increased costs associated with operating as a public company. If our business does not generate cash flow from operating activities sufficient to fund these activities, and if sufficient funds are not otherwise available to us, we will need to seek additional capital, through debt or equity financings, to fund our growth. Conditions in the credit markets (such as availability of finance and fluctuations in interest rates) may make it difficult for us to obtain such financing on attractive terms or even at all. Additional debt financing that we may undertake, may be expensive and might impose on us covenants that restrict our operations and strategic initiatives, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our capital stock, make investments and engage in merger, consolidation and asset sale transactions. Equity financings may be on terms that are dilutive or potentially dilutive to our shareholders, and the prices at which new investors would be willing to purchase our equity securities may be lower than the price per share of our common stock. The holders of new securities may also have rights, preferences or privileges that are senior to those of existing holders of common stock. If new sources of financing are required, but are unattractive, insufficient or unavailable, then we will be required to modify our growth and operating plans based on available funding, if any, which would inhibit our growth and could harm our business.

Our extended supply chain requires long lead times and relies heavily on manufacturers in Asia.

We rely heavily on manufacturers in Asia, which requires long lead times to get goods to markets. The long lead times will require us to carry extra inventory to avoid out-of-stock scenarios. In the event of a decline in demand for our products, due to general economic conditions or other factors, we may be forced to liquidate this extra inventory at lower margins or at a loss. In addition, consumers’ tastes can change between the time a product is designed and the time it takes to get to market. If the designs are not popular with consumers, it could also result in the need to liquidate the inventories at lower margins or at a loss, which would adversely affect our results of operations.

We depend on existing members of management and key employees to implement key elements in our strategy for growth, and the failure to retain them or to attract appropriately qualified new personnel could affect our ability to implement our growth strategy successfully.

The successful implementation of our growth strategy depends in part on our ability to retain our experienced management team and key employees and on our ability to attract appropriately qualified new personnel. For instance, our chief executive officer has extensive experience running branded sporting goods as well as retail-oriented businesses. The loss of any key member of our management team or other key employees could hinder or delay our ability to implement our growth strategy effectively. Further, if we are unable to attract appropriately qualified new personnel as we expand over the next few years, we may not be successful in implementing our growth strategy. In either instance, our profitability and financial performance could be adversely affected.

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We do not employ traditional advertising channels, and if we fail to adequately market our brand through product introductions and other means of promotion, our business could be adversely affected.

Our marketing strategy depends on our ability to promote our brand’s message by using online advertising and social media, and possibly the use of newspapers and magazines to promote new product introductions in a cost-effective manner. We do not employ traditional advertising channels such as billboards, television and radio. If our marketing efforts are not successful at attracting new consumers and increasing purchasing frequency by our existing consumers, there may be no cost-effective marketing channels available to us for the promotion of our brand. If we increase our spending on advertising, or initiate spending on traditional advertising, our expenses will rise, and our advertising efforts may not be successful. In addition, if we are unable to successfully and cost-effectively employ advertising channels to promote our brand to new consumers and new markets, our growth strategy may be adversely affected.

We rely significantly on information technology to operate our business. Any significant security breach of our confidential information of our customers, applications, technology, networks, or other systems critical to our operations, or failure to comply with privacy and security laws and regulations could damage our reputation, brands and business.

We are heavily dependent on information technology systems and networks, including the Internet and third-party services (“Information Technology Systems”), across our supply chain, including product design, production, forecasting, ordering, manufacturing, transportation, sales and distribution, as well as for processing financial information for external and internal reporting purposes, retail operations and other business activities. Information Technology Systems are critical to many of our operating activities and our business processes and they may be negatively impacted by any service interruption or shutdown. For example, our ability to effectively manage and maintain our inventory and to ship products to customers on a timely basis depends significantly on the reliability of these Information Technology Systems. We have implemented Information Technology Systems in all of the geographical regions in which we operate. Our work to integrate, secure and enhance these systems and related processes in our global operations is ongoing and we will continue to invest in these efforts. The failure of these systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes, or failure to properly maintain, protect, repair or upgrade systems, or problems with transitioning to upgraded or replacement systems could cause delays in product fulfillment and reduced efficiency of our operations, could require significant capital investments to remediate the problem which may not be sufficient to cover all eventualities, and may have an adverse effect on our reputation, results of operations and financial condition.

We also use Information Technology Systems to process financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal and tax requirements. If Information Technology Systems suffer severe damage, disruption or shutdown and our business continuity plans, or those of our vendors, do not effectively resolve the issues in a timely manner, we could experience delays in reporting our financial results, which could result in lost revenues and profits, as well as reputational damage. Furthermore, we depend on Information Technology Systems and personal data collection for digital marketing, digital commerce, consumer engagement and the marketing and use of our digital products and services. We also rely on our ability to engage in electronic communications throughout the world between and among our employees as well as with other third parties, including customers, suppliers, vendors and consumers. Any interruption in Information Technology Systems may impede our ability to engage in the digital space and result in lost revenues, damage to our reputation, and loss of users.

In connection with various facets of our business, we collect and use a variety of personal data related to our customers. Our failure to prevent security breaches could damage our reputation and brands and substantially harm our business and results of operations. On our website, a majority of the sales are billed to our consumers’ credit card accounts directly, orders are shipped to a consumer’s address, and consumers log on using their email address. In such transactions, maintaining complete security for the transmission of confidential information on our website, such as consumers’ credit card numbers and expiration dates, personal information and billing addresses is essential to maintaining consumer confidence. In addition, we hold certain private information about our consumers, such as their names, addresses, phone numbers and browsing and purchasing records. We rely on encryption and authentication technology licensed from third parties to effect the secure transmission of confidential information, including credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect consumer transaction data. In addition, any party who is able to illicitly obtain a user’s password could potentially access the user’s transaction data or personal information. We may not be able to prevent third parties, such as hackers or criminal organizations, from stealing information provided by our consumers to us through our website. In addition, our third-party merchants and delivery service providers may violate their confidentiality obligations and disclose information about our consumers. Any compromise of our security or material violation of a non-disclosure obligation could damage our reputation and brand and expose us to a risk of loss or litigation and possible liability, which could substantially harm our business and results of operations. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.

Moreover, our platform and applications are highly technical and complex and may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our code may only be discovered after the code has been deployed. Any errors, bugs or vulnerabilities discovered in our code after deployment, inability to identify the cause or causes of performance problems within an acceptable period of time or difficultly maintaining and improving the performance of our platform, particularly during peak usage times, could result in damage to our reputation or brand, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

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Global economic, political and industry conditions constantly change and unfavorable conditions may have a material adverse effect on our business and results of operations.

We are a global company with worldwide operations. Volatile economic, political and market conditions, such as political or economic instability, civil unrest, trade sanctions, acts of terrorism in the regions or hostilities, including the recent conflict between Russia and Ukraine, in which we operate may have a negative impact on our operating results and our ability to achieve our business objectives. We may not have insight into economic and political trends that could emerge and negatively affect our business. In addition, significant or volatile changes in exchange rates between the U.S. dollar and other currencies may have a material adverse impact upon our liquidity, revenues, costs and operating results.

Additionally, natural disasters and public health emergencies, such as extreme weather events and the COVID-19 pandemic, could have a significant adverse effect on our business, including interruption of our business operations, supply chain disruption, endangerment of our personnel, and other delays or losses of materials and results.

The Russian-Ukrainian Conflict may adversely affect our business, financial condition and results.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. The specific impact on our financial condition, results of operations and cash flows is not determinable as of the date hereof. However, to the extent that such military action spreads to other countries, intensifies, or otherwise remains active, such action could have an impact on the broader macroeconomic impact and therefore, could have a material adverse effect on our financial condition, results of operations, and cash flows. If the Russia-Ukraine conflict continues, the U.S., the European Union, the United Kingdom, and other jurisdictions could impose wider economic and trade sanctions as well as export restrictions, which could impact our business opportunities. In addition, our contractors may take actions in violation of such policies and applicable law, and we could be held ultimately responsible. If we are held responsible for a violation of U.S. or other countries’ sanctions laws, we may be subject to various penalties, any of which could have a material adverse effect on our business, financial condition or results of operations.

Our products face intense competition.

We are a connected sports company delivering products and technologies and the relative popularity of tennis and various sports and fitness activities and changing design trends affect the demand for our products. The athletic equipment industry and sports-related technology industry are both and sports-related technology industry are highly competitive both in the U.S. and worldwide. We compete internationally with a significant number of athletic and sports equipment companies and sports-related technology companies, including sports-related technology companies, including large companies having diversified lines of athletic and sports equipment and sports technology products. We also compete with other companies for the production capacity of independent manufacturers that produce our products. Our online digital e-commerce operations compete with brand wholesalers or specialist retailers.

Product offerings, technologies, marketing expenditures (including expenditures for advertising and endorsements), pricing, costs of production, customer service, digital commerce platforms and social media presence are areas of intense competition. This, in addition to rapid changes in technology and consumer preferences in the markets for athletic and sports equipment, constitute significant risk factors in our operations. In addition, the competitive nature of retail including shifts in the ways in which consumers are shopping, and the rising trend of digital commerce, constitutes a risk factor implicating our online and wholesale operations. If we do not adequately and timely anticipate and respond to our competitors, our costs may increase or the consumer demand for our products may decline significantly.

The AI-based video technology market is new and unproven, and it may decline or experience limited growth, which would adversely affect our ability to fully realize the potential of our platforms.

The AI-based video technology market is relatively new and evaluating the size and scope of the market is subject to a number of risks and uncertainties. We believe that our future success will depend in large part on the growth of this market. The utilization of our platforms by users is still relatively new, and users may not recognize the need for, or benefits of, our platforms, which may prompt them to cease use of our platforms or decide to adopt alternative products and services to satisfy their cognitive computing search and analytics requirements. In order to expand our business and extend our market position, we intend to focus our marketing and sales efforts on educating users about the benefits and technological capabilities of our platforms and the applications of our platform to the specific needs of customers in different market verticals. Our ability to access and expand the market that our platforms is designed to address depends upon a number of factors, including the cost, performance and perceived value of our platforms. Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates, including our internal analysis and industry experience. The market for our platforms may fail to grow significantly or be unable to meet the level of growth we expect. As a result, we may experience lower-than-expected demand for our products and services due to lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our market does not experience significant growth, or if demand for our products does not increase in line with our projections, then our business, results of operations and financial condition will be adversely affected.

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We rely on technical innovation and high-quality products to compete in the market for our products.

Research and development plays a key role in technical innovation. We rely upon specialists in the fields of engineering, industrial design, sustainability and related fields, as well as other experts to develop and test cutting-edge performance products. While we strive to produce products that help to enhance player performance, if we fail to introduce technical innovation in our products, consumer demand for our products could decline, and if we experience problems with the quality of our products, we may incur substantial expense to remedy the problems.

With the acquisition of PlaySight and Gameface, we are transforming from a sports products company to a sports technology company focused on the Watch, Play, Learn Platform. If we are unable to successfully integrate the technology of PlaySight and Gameface with our existing products, we may not realize the benefits of the PlaySight and Gameface acquisitions and our business may be materially adversely affected.

Prior to our acquisition of PlaySight and Gameface we focused on the production and sale of the Slingerbag. Now our focused has shifted to the Watch, Play, Learn Platform which includes the sports video, analysis and AI offered by each of PlaySight and Gameface. The Watch, Play, Learn Platform requires integration of the capabilities of our existing business with those of PlaySight and Gameface. For example, both the Slinger / Connexa app and PlaySight’s sport event streaming service are expected to include AI-based analytics technology from Gameface. If we are unable to integrate the offerings of Slinger Bag, PlaySight and Gameface under the umbrella of Connexa to implement the Watch, Play, Learn Platform, we may not realize the benefits of the Playsight and Gameface acquisitions and our business may be materially adversely affected.

Failure to continue to obtain or maintain high-quality endorsers of our products could harm our business.

We establish relationships with professional athletes, as well as other public figures such as teaching pros and influencers, to develop, evaluate and promote our products, as well as establish product authenticity with consumers. However, as competition in our industry has increased, the costs associated with establishing and retaining such sponsorships and other relationships have increased. If we are unable to maintain our current associations with professional athletes, or other public figures, or to do so at a reasonable cost, we could lose the high visibility or on-field authenticity associated with our products, and we may be required to modify and substantially increase our marketing investments. Any substantial deterioration in these relationships, or substantial deterioration of our relationship with their talent managers or other key personnel, could adversely affect our business. As a result, our brands, net revenues, expenses and profitability could be harmed. If certain endorsers were to stop using our products contrary to their endorsement agreements, our business could be adversely affected.

Actions taken by athletes or other endorsers, associated with our products that harm the reputations of those athletes or endorsers, could also seriously harm our brand image with consumers and, as a result, could have an adverse effect on our sales and financial condition.

Actions taken by athletes or other endorsers, associated with our products that harm the reputations of those athletes or endorsers, could also seriously harm our brand image with consumers and, as a result, could have an adverse effect on our sales and financial condition. Poor performance by our endorsers, a failure to continue to correctly identify future athletes, public figures or sports organizations, to use and endorse our products or a failure to enter into cost-effective endorsement arrangements with prominent athletes, public figures, and sports organizations could adversely affect our brand, sales and profitability. We are also subject to laws, regulations and industry standards relating to endorsements and influencer marketing. Many of these laws, regulations and industry standards are changing and may be subject to differing interpretations, are costly to comply with or inconsistent among jurisdictions.

Our business may be affected by seasonality, which could result in fluctuations in our operating results.

We expect to experience moderate fluctuations in aggregate sales volume during the year. We expect revenues in the first and fourth fiscal quarters to exceed those in the second and third fiscal quarters. However, the mix of product sales may vary considerably from time to time as a result of changes in seasonal and geographic demand for tennis and other sports equipment and in connection with the timing of significant sporting events, such as any Grand Slam tennis tournament and, over time, other sports competitions. In addition, our customers may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice. As a result, we may not be able to accurately predict our quarterly sales. Accordingly, our results of operations are likely to fluctuate significantly from period to period. Our operating margins are also sensitive to a number of additional factors that are beyond our control, including manufacturing and transportation costs, shifts in product sales mix and geographic sales trends, all of which we expect to continue. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

We may be adversely affected by the financial health of our wholesale purchasers, retailers, and distributors.

We extend credit to our tennis wholesale and tennis specialist retail customers based on an assessment of a customer’s financial condition, generally without requiring collateral. To assist in the scheduling of production and the shipping of our products, we offer our distributor partners the opportunity to place orders three months ahead of delivery under our direct ship ordering program. These advance orders may be canceled under certain conditions, and the risk of cancellation may increase when dealing with financially unstable distribution partners struggling with economic uncertainty. In the past, some sports customers have experienced financial difficulties up to and including bankruptcies. Such future events would have an adverse effect on our sales, our ability to collect on receivables and our financial condition. When the retail economy weakens or as consumer behavior shifts, retailers may be more cautious with orders. A slowing or changing economy in our key markets could adversely affect the financial health of our customers, which in turn could have an adverse effect on our results of operations and financial condition. In addition, product sales are dependent in part on high quality merchandising and an appealing retail environment to attract consumers, which requires continuing investments by retailers. Retailers that experience financial difficulties may fail to make such investments or delay them, resulting in lower sales and orders for our products.

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Failure to accurately forecast consumer demand could lead to excess inventories or inventory shortages, which could result in decreased operating margins, reduced cash flows and harm to our business.

There is a risk we may be unable to sell excess products ordered from manufacturers. Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and have an adverse effect on our operating results, financial condition and cash flows. Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply products, we require at the time we need them, we may experience inventory shortages. Inventory shortages might delay shipments to customers, negatively impact retailer, distributor and consumer relationships and diminish brand loyalty. The difficulty in forecasting demand also makes it difficult to estimate our future results of operations, financial condition and cash flows from period to period. A failure to accurately predict the level of demand for our products could adversely affect our net revenues and net income, and we are unlikely to forecast such effects with any certainty in advance.

Consolidation of retailers or concentration of retail market share among a few retailers may increase and concentrate our credit risk and impair our ability to sell products.

The sports equipment retail markets in some countries are dominated by a few large athletic equipment retailers with many stores. These retailers have in the past increased their market share by expanding through acquisitions and construction of additional stores. These situations concentrate our credit risk with a relatively small number of retailers, and, if any of these retailers were to experience a shortage of liquidity or consumer behavior shifts away from traditional retail, it would increase the risk that their outstanding payables to us may not be paid. In addition, increasing market share concentration among one or a few retailers in a particular country or region increases the risk that if any one of them substantially reduces their purchases of our products, we may be unable to find a sufficient number of other retail outlets for our products to sustain the same level of sales and revenues.

If the technology-based systems that give our consumers the ability to shop with us online do not function effectively, our operating results, as well as our ability to grow our digital commerce business globally, could be materially adversely affected.

Many of our consumers shop with us through our digital platforms. Increasingly, consumers are using mobile-based devices and applications to shop online with us and with our competitors and to do comparison shopping. We are increasingly using social media and proprietary mobile applications to interact with our consumers and as a means to enhance their shopping experience. Any failure on our part to provide attractive, effective, reliable, user-friendly digital commerce platforms that offer a wide assortment of merchandise with rapid delivery options and that continually meet the changing expectations of online shoppers could place us at a competitive disadvantage, result in the loss of digital commerce and other sales, harm our reputation with consumers, have a material adverse impact on the growth of our digital commerce business globally and could have a material adverse impact on our business and results of operations. Risks specific to our digital commerce business also include liability for online content. Our failure to successfully respond to these risks might adversely affect sales in our digital commerce business, as well as damage our reputation and brands. Many factors unique to e-commerce operations, some of which are beyond our control, pose risks and uncertainties. Risks include, but are not limited to, credit card fraud or data mismanagement.

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Our products are subject to risks associated with overseas sourcing, manufacturing and financing.

The principal materials used in our products (e.g., injection molded plastics, polyester, electrical motors, remote controls) are available in countries where our manufacturing takes place. Our products are dependent upon the ability of our unaffiliated contract manufacturers to locate, train, employ and retain adequate personnel. Our contractors and suppliers buy raw materials and are subject to wage rates that are oftentimes regulated by the governments of the countries in which our products are manufactured.

There could be a significant disruption in the supply of raw materials from current sources or, in the event of a disruption, our contract manufacturers might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price or at all. Further, our unaffiliated contract manufacturers have experienced and may continue to experience in the future, unexpected increases in work wages, whether government mandated or otherwise and increases in compliance costs due to governmental regulation concerning certain metals used in the manufacturing of our products. In addition, we cannot be certain that our unaffiliated manufacturers will be able to fill our orders in a timely manner. If we experience significant increases in demand, or reductions in the availability of materials, or need to replace an existing manufacturer, there can be no assurance additional supplies of raw materials or additional manufacturing capacity will be available when required on terms acceptable to us, or at all, or that any supplier or manufacturer would allocate sufficient capacity to us in order to meet our requirements. In addition, even if we are able to expand existing or find new manufacturing or sources of materials, we may encounter delays in production and added costs as a result of the time it takes to train suppliers and manufacturers in our methods, products, quality control standards and labor, health and safety standards. Any delays, interruption or increased costs in labor or wages, or the supply of materials or manufacture of our products could have an adverse effect on our ability to meet retail customer and consumer demand for our products and result in lower revenues and net income both in the short- and long-term.

Because independent manufacturers make all of our products outside of our principal sales markets, our products must be transported by third parties over large geographic distances. Delays in the shipment or delivery of our products due to the availability of transportation, work stoppages, port strikes, infrastructure congestion or other factors, and costs and delays associated with consolidating or transitioning between manufacturers, could adversely impact our financial performance. In addition, manufacturing delays or unexpected demand for our products may require us to use faster, but more expensive, transportation methods such as air freight, which could adversely affect our profit margins. The cost of oil is a significant component in manufacturing and transportation costs, so increases in the price of petroleum products can adversely affect our profit margins. Changes in U.S. trade policies, including new and potential changes to import tariffs and existing trade policies and agreements, could also have a significant impact on our activities in foreign jurisdictions, and could adversely affect our results of operations.

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Our financial results may be adversely affected if substantial investments in businesses and operations fail to produce expected returns.

From time to time, we may invest in technology, business infrastructure, new businesses, product offering and manufacturing innovation and expansion of existing businesses, such as our digital commerce operations, which require substantial cash investments and management attention. We believe cost-effective investments are essential to business growth and profitability; however, significant investments are subject to typical risks and uncertainties inherent in developing a new business or expanding an existing business. The failure of any significant investment to provide expected returns or profitability could have a material adverse effect on our financial results and divert management attention from more profitable business operations.

Our business is sensitive to consumer spending and general economic conditions.

Our business may be adversely affected by the current COVID-19 (“Coronavirus”) pandemic, as well as economic conditions such as employment levels, wage and salary levels, trends in consumer confidence and spending, reductions in consumer net worth, interest rates, inflation, the availability of consumer credit and taxation policies influence on public spending confidence. Recent dramatic downturns in the strength of global stock markets, currencies and key economies have highlighted many if not all, of these risks.

Consumer purchases in general may decline during recessions, periods of prolonged declines in the equity markets or housing markets and periods when disposable income and perceptions of consumer wealth are lower, and these risks may be exacerbated for us due to our focus on discretionary premium sporting good items. A downturn in the global economy, or in a regional economy in which we have significant sales, could have a material, adverse effect on consumer purchases of our products, our results of operations and our financial position, and a downturn adversely affecting our consumer base or travelers could have a disproportionate impact on our business.

There continues to be a significant and growing volatility and uncertainty in the global economy due to the Coronavirus pandemic affecting all business sectors and industries. In addition, the on-going uncertainty in Europe and any resulting disruption could adversely impact our net sales in Europe and globally unless and until economic conditions in that region improve and the prospects of national debt defaults in Europe decline. Further or future downturns may adversely affect traffic at our on-line sales portals (which currently includes our own website https://www.connexasports.com/ and could materially and adversely affect our results of operations, financial position and growth strategy.

Likewise, the current impasse in U.S.-China trade relations has resulted in import duties for all Slinger products into the U.S. being increased from the previous standard of 5% to 30%. Our management has taken the view that at this time in the early years of our growth, gaining distribution and share outweighs the immediate margin consideration and has decided to take the added increase in import tariffs as a margin loss.

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There is substantial doubt regarding our ability to continue as a going concern absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

The Company’s management has determined that there is substantial doubt about the Company’s ability to continue as a going concern and the report of our independent registered public accounting firm on our consolidated financial statements for the years ended April 30, 2021 and 2020 included an explanatory paragraph with respect to the foregoing. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and implement our business plan. This determination was based on the following factors: (i) the Company has a working capital deficit as of April 30, 2021, used cash in operations for the fiscal year ended April 30, 2021 of $4,517,457 in 2021, and the Company’s available cash as of the date of this filing will not be sufficient to fund its anticipated level of operations for the next 12 months; (ii) the Company will require additional financing for the fiscal year ending April 30, 2022 to continue at its expected level of operations; and (iii) if the Company fails to obtain the needed capital, it will be forced to delay, scale back, or eliminate some or all of its development activities or perhaps cease operations. In the opinion of management, these factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern as of the date of the end of the period covered by this report and for one year from the issuance of the consolidated financial statements.

We have limited financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

As a result of our deficiency in working capital on April 30, 2021 and other factors, our auditors have included a paragraph in their audit report regarding substantial doubt about our ability to continue as a going concern. Our plans in this regard are to increase product sales, increase production, obtain inventory financing, seek strategic alternatives and to seek additional capital through future equity private placements or debt facilities.

We have recorded net losses since inception and have significant accumulated deficits. We have relied upon loans and equity financings for operating capital. Total revenues will be insufficient to pay off existing debt and fund operations. We may be required to rely on further debt financing, further loans from related parties, and private placements of our common stock for our additional cash needs. Such funding sources may not be available, or the terms of such funding sources may not be acceptable to the Company.

We will need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial working capital needs. Our cash on hand, together with cash generated from product sales, services, cash equivalents and short-term investments will not meet our working capital and capital expenditure requirements for the next twelve months. In fact, we will be required to raise additional funds throughout 2022 or we will need to limit operations until such time as we can raise substantial funds to meet our working capital needs. In addition, we will need to raise additional funds to fund our operations and implement our growth strategy, or to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition, marketing and development activities.

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If we experience operating difficulties or other factors, many of which may be beyond our control, cause our revenues or cash flows from operations, if any, to decrease, we may be limited in our ability to spend the capital necessary to complete our development, marketing and growth programs. We require additional financing, in addition to anticipated cash generated from our operations, to fund our working capital requirements. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In such a capital restricted situation, we may curtail our marketing, development, and operational activities or be forced to sell some of our assets on an untimely or unfavorable basis.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors of the Company (the “Board of Directors”), management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

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●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a “smaller reporting company”.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we are required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining public company reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our shareholders. We estimate these costs to be in excess of $100,000 per year and may be higher if our business volume or business activity increases significantly. Our current estimate of costs does not include the necessary expenses associated with compliance, documentation and specific reporting requirements of Section 404 as we will not be subject to the full reporting requirements of Section 404 until we no longer qualify as a “smaller reporting company”.

If our revenues are insufficient or non-existent, and/or we cannot satisfy many of these costs through the issuance of shares or debt, we may be unable to satisfy these costs in the normal course of business. This would certainly result in our being unable to continue as a going concern.

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If we fail to maintain effective internal controls over financial reporting, then the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

We have in the past made (and may, from time to time, consider) acquisitions of complementary companies, products or technologies. A primary component of our growth strategy has been to acquire complementary businesses to grow our Company. For example, we acquired the business of Foundation Sports Systems, LLC, in our fiscal year ended April 30, 2021, and the acquisitions of PlaySight and Gameface have recently closed. We intend to continue to pursue acquisitions of complementary technologies, products and businesses as a primary component of our growth strategy to enhance the features and functionality of our applications, expand our customer base and provide access to new markets and increase benefits of scale. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired businesses, the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships could cause our actual growth or operating results to differ from our expectations. In addition, any acquisitions could involve the incurrence of substantial additional indebtedness. We cannot assure you that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any such failure could seriously harm our business, financial condition and results of operations. In addition, there might be potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers.

In the future, certain shareholders and employees of Gameface and/or PlaySight may receive earn-out consideration in the form of shares of common stock subject to the fulfilment of certain milestones, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Pursuant to the merger agreements with each of Gameface and Playsight, certain shareholders and employees of Gameface and/or PlaySight will have the right to receive earn-out consideration in the form of additional shares of common stock subject to the fulfilment of certain milestones. To the extent such milestones are achieved and certain shareholders and employees of Gameface and/or PlaySight becomes entitled to receive a portion or all of the earn-out consideration, additional shares of our common stock will be issued, which will result in dilution to the then-existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Some aspects of our business processes include open-source software, which poses risks that could have a material and adverse effect on our business, financial condition and results of operations. In addition, any failure to comply with the terms of one or more of these open-source licenses could negatively affect our business.

We incorporate open-source software into processes supporting our business and anticipate using open-source software in the future. Such open-source software may include software covered by licenses like the GNU General Public License and the Apache License. The terms of various open-source licenses to which we are subject have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems, limits our use of the software, inhibits certain aspects of our systems and negatively affects our business operations.

Some open-source licenses contain requirements that we make source code modifications or derivative works we create publicly available or make such modifications or derivative works available on unfavorable terms or at no cost, depending on the type of open-source software used.

While we monitor our use of open-source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open-source license, such use could inadvertently occur, or could be claimed to have occurred, in part because open-source license terms are often ambiguous. We may face claims from third parties claiming ownership of, or demanding the release or license of, modifications or derivative works that we have developed using such open-source software (which could include our proprietary source code or artificial intelligence (“AI”) models), or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation and if portions of our proprietary AI models or software are determined to be subject to an open-source license, or if the license terms for the open-source software that we incorporate change, we could be required to publicly release all or affected portions of our source code, purchase a costly license, cease offering the implicated products or services unless and until we can re-engineer such source code in a manner that avoids infringement, discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or change our business activities, any of which could negatively affect our business operations and potentially our intellectual property rights. In addition, the re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. If we were required to publicly disclose any portion of our proprietary models, it is possible we could lose the benefit of trade secret protection for our models.

In addition to risks related to license requirements, the use of certain open-source software can lead to greater risks than the use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification, controls or other contractual protections regarding infringement claims or the quality of the origin of the software. There is little legal precedent in this area, and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. Use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open-source software. Any of these risks associated with the use of open-source software could be difficult to eliminate or manage, and if not addressed, could materially and adversely affect our business, financial condition and results of operations.

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Systems defects, failures or disruptions, including events beyond our control, and resulting interruptions in the availability of our websites, applications, products, or services could harm our business, harm our reputation, result in significant costs to us, decrease our potential profitability and expose us to substantial liability.

We use vendors, such as our cloud computing web services provider and third-party software providers, in the operation of our platform. The satisfactory performance, reliability and availability of our technology and our underlying network and infrastructure are critical to our operations and reputation and the ability of our platform to attract new and retain existing customers. We rely on these vendors to protect their systems and facilities against damage or service interruptions from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm these systems, criminal acts, unauthorized access, sabotage, acts of vandalism, military actions, negligence, human errors, fraud, spikes in platform use and denial of service issues, hardware failures, improper operation, cyberattacks, data loss, wars and similar events. If our arrangement with a vendor is terminated or if there is a lapse of service or damage to its systems or facilities, we could experience interruptions in our ability to operate our platform. We also may experience increased costs and difficulties in replacing that vendor and replacement services may not be available on commercially reasonable terms, on a timely basis, or at all.

In addition, our platform may be accessed by many users at the same time. As we continue to expand the number of our users, and products and services available through our platform, we may not be able to scale our technology to accommodate the increased capacity requirements. The failure of data centers, internet service providers or other third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our platform or impede our ability to grow our business and scale our operations. Any interruptions or delays in our platform availability, whether as a result of a failure to perform on the part of a vendor, any damage to one of our vendor’s systems or facilities, the termination of any of our third-party vendor agreements, software failures, our or our vendor’s error, natural disasters, terrorism, other man-made problems, security breaches, whether accidental or willful, or other factors, could harm our relationships with our customers, prevent our customers from accessing their accounts, damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, cause the loss of critical data, prevent us from supporting our platform, products or services or cause us to incur additional expense in arranging for new facilities and support or otherwise harm our business and also harm our reputation.

In addition, we source certain information from third parties. For example, our PlaySight SmartCourt technology is based on algorithms that evaluate a number of factors and currently depend on sourcing certain information from third parties. In the event that any third party from which we source information experiences a service disruption, whether as a result of maintenance, natural disasters, terrorism, or security breaches, whether accidental or willful, or other factors, the ability to score through our platform may be adversely impacted. Additionally, there may be errors contained in the information provided by third parties. This may result in the inability to approve otherwise qualified applicants through our platform, which may adversely impact our business by negatively impacting our reputation and reducing our transaction volume.

To the extent we use or are dependent on any particular third-party data, technology, or software, we may also be harmed if such data, technology, or software becomes non-compliant with existing regulations or industry standards, becomes subject to third-party claims of intellectual property infringement, misappropriation, or other violation, or malfunctions or functions in a way we did not anticipate. Any loss of the right to use any of this data, technology, or software could result in delays in the provisioning of our products and services until equivalent or replacement data, technology, or software is either developed by us, or, if available, is identified, obtained, and integrated, and there is no guarantee that we would be successful in developing, identifying, obtaining, or integrating equivalent or similar data, technology, or software, which could result in the loss or limiting of our products, services, or features available in our products or services.

Our ability to sell our products and services will be dependent on the quality of our technical support and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our users in deploying our products and services, succeed in helping our users quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able to achieve the foregoing, our ability to sell our products and services would be adversely affected, and our reputation with potential users could be harmed. In addition, if we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than the English language. As a result, our failure to deliver and maintain high-quality technical support services to our users could result in customers choosing to use our competitors’ products or services in the future.

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Our Gameface products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which Gameface operates is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in user requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for users. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

The business-to-business e-commerce industry is highly competitive, and we may not be able to compete effectively.

The market for business-to-business (“B2B”) e-commerce solutions is rapidly changing and intensely competitive. We expect competition to intensify as the number of entrants and new technologies increases. We may not be able to compete successfully against current or future competitors. The competitive pressures facing us may harm our business, operating results and financial condition.

We rely on third parties to develop cognitive engines for our platform and in some cases to integrate them with our PlaySight platform.

A key element of our PlaySight platform is the ability to incorporate and integrate cognitive engines developed by multiple third-party vendors, and we plan to continue to increase the number of third-party cognitive engines incorporated into our platform in order to enhance the performance and power of our platform. As we become increasingly dependent on third-party developers for new cognitive engines, we may encounter difficulties in identifying additional high-quality cognitive engines, entering into agreements for their inclusion in our ecosystem on acceptable terms or at all and/or in coordinating and integrating their technologies into our system. We may incur additional costs to modify and adjust existing functionalities of our platform to accommodate multiple classes of third-party cognitive engines, without the assurance that such costs can be recouped by the additional revenues generated by the new capabilities. As our platform becomes more complex due to the inclusion of various third-party cognitive engines, we may not be able to integrate them in a seamless or timely manner due to a number of factors, including incompatible software applications, lack of cooperation from developers, insufficient internal technical resources, and the inability to secure the necessary licenses or legal authorizations required. In addition, we currently use third-party providers to integrate such third-party cognitive engines onto our platform. In the future, we may require such third-party developers to integrate their engines onto our platform, and we will be dependent in part upon their ability to do so effectively and quickly. We may not have full control over the quality and performance of third-party providers, and therefore, any unexpected deficiencies or problems arising from these third-party providers may cause significant interruptions of our platform. The failure of third-party developers to integrate their cognitive engines seamlessly into our platform and/or provide reliable, scalable services may impact the reliability of our platform and harm our reputation and business, results of operations and financial conditions.

If we are not able to enhance or introduce new products that achieve market acceptance and keep pace with technological developments, our business, results of operations and financial condition could be harmed.

Our ability to attract new users and increase revenue from existing customers depends in part on our ability to enhance and improve our platforms, increase adoption and usage of our products and introduce new products and features. The success of any enhancements or new products depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels and overall market acceptance and demand. Enhancements and new products that we develop may not be introduced in a timely or cost-effective manner, may contain defects, may have interoperability difficulties with our platform, or may not achieve the market acceptance necessary to generate significant revenue. If we are unable to successfully enhance our existing platform and capabilities to meet evolving customer requirements, increase adoption and usage of our platform, develop new products, or if our efforts to increase the usage of our products are more expensive than we expect, then our business, results of operations and financial condition could be harmed.

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Customers may experience difficulty in integrating Playsight, Gameface, or Foundation Sports with third-party applications, which would inhibit sales.

Playsight, Gameface, and Foundation Sports may serve a customer base with a wide variety of constantly changing hardware, operating system software, packaged software applications and networking platforms. If Playsight, Gameface, or Foundation Sports fails to gain broad market acceptance due to their inability to support a variety of these platforms, our operating results may suffer. Our business depends, in part, on the following factors:

●	Our ability to integrate Playsight, Gameface, or Foundation Sports with multiple platforms and existing systems and to modify our product as new versions of packaged applications are introduced;
●	Access to application program interfaces for the third-party software products that are integrated with our products;
●	Our ability to anticipate and support new standards; and
●	Our management of software being developed by third parties for our customers or for use with Foundation Sports.

Application program interfaces provide the instructions that are required to transfer information into and out of an application and trigger the specific characteristics of that application. These instructions are needed to create adapters between Playsight, Gameface, Foundation Sports and third-party software products, but access to application program interfaces is controlled by the vendors of these applications. If the application vendor denies or delays our access to application program interfaces, our business may be harmed. Some application vendors may become competitors or establish alliances with our competitors, increasing the likelihood that we would not be granted access to their application program interfaces. Furthermore, we may need to modify Playsight, Gameface, and Foundation Sports or develop new adapters in the future as new applications or newer versions of existing applications are introduced. If we fail to continue to develop adapters or respond to new applications or newer versions of existing applications in a timely manner, our business could suffer.

Our betting and online gaming customers and partners are subject to a variety of domestic and foreign laws and regulations, which are subject to change and interpretation and which could subject them to claims or otherwise harm our customers’ businesses. Any change in existing regulations or their interpretation, or the regulatory climate and requirements applicable to our or our customers’ and suppliers’ products and services, or changes in tax rules and regulations or interpretation thereof related to our or our customers’ and suppliers’ products and services, could adversely impact our or our customers’ and suppliers’ ability to operate our or their respective businesses as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.

Certain of our customers and partners are generally subject to laws and regulations relating to sports, sports betting, online gaming, marketing and advertising in the jurisdictions in which they conduct their businesses or in some circumstances, of those jurisdictions in which we and they offer services or those are available, as well as the general laws and regulations that apply to all e-commerce and online businesses, such as those related to privacy and personal information, tax, anti-money laundering, anti-bribery, advertising, competition, inside information and disclosures, and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, and changes in legislative or governmental priorities, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit sports betting, online gaming and advertising, while others have taken the position that sports betting or online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable sports betting or online gaming in their jurisdictions. In some jurisdictions, additional requirements and restrictions may continue to develop. For example, recently, the Committees of Advertising Practice in the U.K. recommended new rules which ban sports betting advertisements if they are likely to appeal to minors, which evidences a trend in Europe for an increasingly restrictive approach to gambling advertising more generally. Additionally, some jurisdictions in which our customers may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations. Some jurisdictions do not have laws that grant our customers rights in the data they collect. Any enactment of laws in these jurisdictions would require a change in how they conduct business in such jurisdictions. However, our customers offer their services to customers in many more countries, but do not always have visibility of where their customers use their products and services to offer their services to their customers. Any of their licenses could be revoked, suspended or conditioned at any time. Their license applications may also be denied or conditioned. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of their offerings in the impacted jurisdictions. As laws and regulations change, they may need to obtain and maintain licenses or registrations in additional jurisdictions. In addition, once licensed, they may be subject to various ongoing requirements, including supervision by the respective governmental agency of certain transfers of ownership and acquisitions. In May 2018, the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 (“PASPA”) as unconstitutional. This decision has the effect of lifting federal restrictions on sports betting and thus allows states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that our customers will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. If our customers are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our customers’ competitors are able to successfully penetrate geographic jurisdictions that they cannot access or where they face other restrictions, there could be a material adverse effect on our customers’ and, in turn, our business, operating results and financial condition. Our customers’ failure to obtain or maintain the necessary regulatory approvals and licenses in jurisdictions, whether individually or collectively, could have a material adverse effect on our and their business.

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To expand into new jurisdictions, our customers may need to be licensed and obtain approvals of their product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals or licenses needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our and our customers’ opportunities for growth, including the growth of our and our customers’ customer base, or delay our or their ability to recognize revenue from our offerings in any such jurisdictions. Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our and our customers’ operations and financial results. Governmental authorities could view us or our customers as having violated applicable laws or regulations, despite their efforts to obtain and maintain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent providers, or private individuals, could be initiated against us our customers, Internet service providers, credit card and other payment processors, advertisers and others involved in sports betting and online gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our customers or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our and our customers’ businesses, financial condition, results of operations and prospects, as well as impact our and our customers’ reputation. There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of sports betting and online gaming industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our and our customers’ businesses, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our customers to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

Risks Related to the Company’s Legal and Regulatory Requirements

Failure to adequately protect our intellectual property and curb the sale of counterfeit merchandise could injure our brand and negatively affect our sales.

Our trademarks, copyrights, patents, designs and other intellectual property rights are important to our success and our competitive position. We devote significant resources to the registration and protection of our trademarks and patents. In spite of our efforts, counterfeiting and design copies may still occur. If we are unsuccessful in challenging the usurpation of these rights by third parties, this could adversely affect our future sales, financial condition and results of operations. Our efforts to enforce our intellectual property rights can potentially be met with defenses and counterclaims attacking the validity and enforceability of our intellectual property rights. Unplanned increases in legal fees and other costs associated with protecting our intellectual property rights could result in higher operating expenses. Additionally, legal regimes outside the U.S., particularly those in Asia, including China, may not always protect intellectual property rights to the same degree as U.S. laws, or the time required to enforce our intellectual property rights under these legal regimes may be lengthy and delay our recovery.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees, or outside consultants in the course of their employment or retention with us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the scope of his or her employment with a company are regarded as “service inventions.” The Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, has previously held, in certain cases, that employees may be entitled to remuneration for service inventions that they develop during their service for a company despite their explicit waiver of such right. Therefore, we may face claims by employees demanding remuneration beyond their regular salary and benefits.

We may be subject to product liability lawsuits or claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may be subject to product liability lawsuits and claims that, individually or in the aggregate, could harm our business, prospects, results of operations and financial condition. We may face lawsuits or claims if our products do not perform as expected, malfunction or are used without complying with their specifications. Moreover, a product liability lawsuit or claim, regardless of merit, could generate negative publicity about our products, which could have a material adverse effect on our brand, business, prospects, results of operations and financial condition. Any lawsuit or claim seeking monetary damages significantly exceeding our coverage or outside of our coverage may have a material adverse effect on our business and financial condition.

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If we provide products and services related to sports betting, our business may become subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any adverse change in regulations or their interpretation, or the regulatory climate applicable to these contemplated products and services, or changes in tax rules and regulations or interpretation thereof related to these contemplated products and services, could adversely impact our ability to operate our business as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.

We anticipate our business expanding into sports betting, in which case our business partners are generally subject to laws and regulations in the jurisdictions in which we will conduct our business or in some circumstances, of those jurisdictions in which we offer our services or those are available, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may at such time have a material impact on our operations and financial results, or may prevent our business partners from expanding into such businesses entirely and thus, may have impact on our business. In addition, some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

As a result of the foregoing, future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our business partners’ business and operations, and that may also have an impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite efforts to obtain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against our business partners, us, and others involved in the sports betting industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our business partners. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

Furthermore, there can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the sports betting industry (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination not to offer products or services in a jurisdiction or to cease doing so, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

Fluctuations in our tax obligations and effective tax rate may have a negative effect on our operating results.

We may be subject to income taxes in multiple jurisdictions. We record tax expense based on our estimates of future payments, which include reserves for uncertain tax provisions in multiple tax jurisdictions. At any one time, many tax years may be subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. As a result, we expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated. Further, our effective tax rate in a given financial period may be materially impacted by changes in mix and level of earnings or by changes to existing accounting rules or regulations. In addition, tax legislation enacted in the future could negatively impact our current or future tax structure and effective tax rates.

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We do not have covenants not to compete in place with our key employees.

We generally do not enter into non-competition agreements as part of our employment agreements with our employees and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us.

We could be subject to changes in tax rates, adoption of new tax laws, additional tax liabilities or increased volatility in our effective tax rate.

We are subject to the tax laws in the U.S. and numerous foreign jurisdictions. Current economic and political conditions make tax laws and regulations, or their interpretation and application, in any jurisdiction subject to significant change. On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Tax Act”), which includes a number of significant changes to previous U.S. tax laws that impact us, including provisions for a one-time transition tax on deemed repatriation of undistributed foreign earnings, and a reduction in the corporate tax rate from 35% to 21% for tax years beginning after December 31, 2017, among other changes. The Tax Act also transitions U.S. international taxation from a worldwide system to a modified territorial system and includes base erosion prevention measures on non-U.S. earnings, which has the effect of subjecting certain earnings of our foreign subsidiaries to U.S. taxation.

We earn a substantial portion of our income in foreign countries and are subject to the tax laws of those jurisdictions. There have been proposals to reform foreign tax laws that could significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form these proposals will pass, several of the proposals considered, if enacted into law, could have an adverse impact on our income tax expense and cash flows.

Portions of our operations are subject to a reduced tax rate or are free of tax under various tax holidays and rulings. We also utilize tax rulings and other agreements to obtain certainty in treatment of certain tax matters. These holidays and rulings expire in whole or in part from time to time and may be extended when certain conditions are met or terminated if certain conditions are not met. The impact of any changes in conditions would be the loss of certainty in treatment thus potentially impacting our effective income tax rate.

We may also be subject to the examination of our tax returns by the U.S. Internal Revenue Service (“IRS”) and other tax authorities. We regularly assess the likelihood of an adverse outcome resulting from these examinations to determine the adequacy of our provision for income taxes. Although we believe our tax provisions are adequate, the final determination of tax audits and any related disputes could be materially different from our historical income tax provisions and accruals. The results of audits or related disputes could have an adverse effect on our financial statements for the period or periods for which the applicable final determinations are made. For example, we and our subsidiaries are also engaged in a number of intercompany transactions across multiple tax jurisdictions. Although we believe we have clearly reflected the economics of these transactions and the proper local transfer pricing documentation is in place, tax authorities may propose and sustain adjustments that could result in changes that may impact our mix of earnings in countries with differing statutory tax rates.

To the extent we may rely on endorsements or testimonials, we will review any relevant relationships for compliance with the Endorsement Guides and we will otherwise endeavor to follow the FTC Act and other legal standards applicable to our advertising.

The FTC regulates the use of endorsements and testimonials in advertising as well as relationships between advertisers and social media influencers pursuant to principles described in the FTC’s Guides Concerning the Use of Endorsements and Testimonials in Advertising, or the Endorsement Guides. The Endorsement Guides provide that an endorsement must reflect the honest opinion of the endorser and cannot be used to make a claim about a product that the product’s marketer couldn’t itself legally make. They also say that if there is a connection between an endorser and the marketer that consumers would not expect and it would affect how consumers evaluate the endorsement, that connection should be disclosed. Another principle in the Endorsement Guides applies to ads that feature endorsements from people who achieved exceptional, or even above average, results from using a product. If the advertiser doesn’t have proof that the endorser’s experience represents what people will generally achieve using the product as described in the ad, then an ad featuring that endorser must make clear to the audience what results they can generally expect to achieve and the advertiser must have a reasonable basis for its representations regarding those generally expected results. Although the Endorsement Guides are advisory in nature and do not operate directly with the force of law, they provide guidance about what the FTC staff generally believes the Federal Trade Commission Act, or FTC Act, requires in the context using of endorsements and testimonials in advertising and any practices inconsistent with the Endorsement Guides can result in violations of the FTC Act’s proscription against unfair and deceptive practices.

To the extent we may rely on endorsements or testimonials, we will review any relevant relationships for compliance with the Endorsement Guides and we will otherwise endeavor to follow the FTC Act and other legal standards applicable to our advertising. However, if our advertising claims or claims made by our social media influencers or by other endorsers with whom we have a material connection do not comply with the Endorsement Guides or any requirement of the FTC Act or similar state requirements, the FTC and state consumer protection authorities could subject us to investigations and enforcement actions, impose penalties, require us to pay monetary consumer redress, require us to revise our marketing materials and require us to accept burdensome injunctions, all of which could harm our business, reputation, financial condition and results of operations.

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Failure of our contractors or our licensees’ contractors to comply with local laws and other standards could harm our business.

We work with contractors outside of the U.S. to manufacture our products. We require the contractors that directly manufacture our products and our licensees that make products using our intellectual property (including, indirectly, their contract manufacturers) to comply with environmental, health and safety standards for the benefit of workers. We also require these contractors to comply with applicable standards for product safety. Notwithstanding their contractual obligations, from time-to-time contractors may not comply with such standards or applicable local law or our licensees may fail to enforce such standards or applicable local law on their contractors. Significant or continuing noncompliance with such standards and laws by one or more contractors could harm our reputation or result in a product recall and, as a result, could have an adverse effect on our sales and financial condition. Negative publicity regarding production methods, alleged practices or workplace or related conditions of any of our suppliers, manufacturers or licensees could adversely affect our brand image and sales and force us to locate alternative suppliers, manufacturers or licenses.

We could be subject to a change in tax laws, which may impact tax rates or otherwise adversely impact our tax position and may be subject to a tax audit.

We are subject to the tax laws in the U.S. and numerous foreign jurisdictions. Such laws may change as a result of economic and political conditions, or there may be changes to such laws interpretation and application.

We earn a substantial portion of our income in foreign countries and are subject to the tax laws of those jurisdictions. There have been proposals to reform foreign tax laws that could significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form these proposals will pass, several of the proposals considered, if enacted into law, could have an adverse impact on our income tax expense and cash flows.

We are subject to a complex array of laws and regulations, which could have an adverse effect on our business, financial condition and results of operations.

As a global business, we are subject to and must comply with extensive laws and regulations in the U.S. and other jurisdictions in which we have operations and distribution channels. If we or our employees, agents, suppliers, and other partners fail to comply with any of these laws or regulations, such failure could subject us to fines, sanctions or other penalties that could negatively affect our reputation, business, financial condition and results of operations. We may be involved in various types of claims, lawsuits, regulatory proceedings and government investigations relating to our business, our products and the actions of our employees and representatives, including contractual and employment relationships, product liability, antitrust, trademark rights and a variety of other matters. It is not possible to predict with certainty the outcome of any such legal or regulatory proceedings or investigations, and we could in the future incur judgments, fines or penalties, or enter into settlements of lawsuits and claims that could have a material adverse effect on our business, financial condition and results of operations and negatively impact our reputation. The global nature of our business means legal and compliance risks, such as anti-bribery, anti-corruption, fraud, trade, environmental, competition, privacy and other regulatory matters, will continue to exist and additional legal proceedings and other contingencies will arise from time to time, which could adversely affect us. In addition, the adoption of new laws or regulations, or changes in the interpretation of existing laws or regulations, may result in significant unanticipated legal and reputational risks. Any current or future legal or regulatory proceedings could divert management’s attention from our operations and result in substantial legal fees.

For as long as we are a “smaller reporting company,” we will not be required to comply with certain reporting requirements that apply to other publicly reporting companies. We cannot predict whether the reduced disclosure requirements applicable to smaller reporting companies will make our common shares less attractive to investors.

We are currently a “smaller reporting company”. For as long as we continue to be a smaller reporting company, we may choose to take advantage of certain exemptions from reporting requirements applicable to other publicly reporting companies that are not smaller reporting companies. These include not being required to comply with the auditor attestation requirements for the assessment of our internal controls over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and not being required to provide certain disclosure regarding executive compensation required of larger publicly reporting companies. We cannot predict if investors will find our common shares less attractive if we choose to rely on these exemptions. If some investors find our common shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our shares and our share price may be more volatile. Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other publicly reporting companies and you may not have the same protections afforded to shareholders of such companies. For more information, see “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

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We are subject to the periodic reporting requirements of the Exchange Act that require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will affect the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

However, for as long as we remain a “smaller reporting company,” as defined in in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. For more information, see “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Risks Related to Ownership of Our Shares

There is currently limited liquidity of shares of our common stock.

We can give no assurance that an active trading market for shares of our common stock will develop on the Nasdaq or if its develops, will be sustained, or that the shares of common stock will trade at or above the public offering price. Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares. Even if a market for common stock does develop, the market price of common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock. The liquidity of the shares of our common stock may also be affected adversely by a forward stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the forward stock split.

Our stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment as a result.

You should consider an investment in our common shares to be risky, and you should invest in our common shares only if you can withstand a significant loss and wide fluctuation in the market value of your investment. The market price of our common shares could be subject to significant fluctuations in response to the factors described in this section and other factors, many of which are beyond our control. Among the factors that could affect our stock price are:

●	Actual or anticipated variations in our quarterly and annual operating results or those of companies perceived to be similar to us;

●	Weather conditions, particularly during holiday shopping periods;

●	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors, or differences between our actual results and those expected by investors and securities analysts;

●	Fluctuations in the market valuations of companies perceived by investors to be comparable to us;

●	The public’s response to our or our competitors’ filings with the SEC or announcements regarding new products or services, enhancements, significant contracts, acquisitions, strategic investments, litigation, restructurings or other significant matters;

●	Speculation about our business in the press or the investment community;

●	Future sales of our shares;

●	Actions by our competitors;

●	Additions or departures of members of our senior management or other key personnel; and

●	The passage of legislation or other regulatory developments affecting us or our industry.

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In addition, the securities markets have experienced significant price and volume fluctuations that have affected and continue to affect market price of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, loss of investor confidence, interest rate changes, or international currency fluctuations, may negatively affect the market price of our shares.

If any of the foregoing occurs, it could cause our stock price to fall and may expose us to securities class action litigation that, even if unsuccessful, could be costly to defend and a distraction to management.

The trading market for our common shares will be influenced by the research and reports that equity research analysts publish about us and our business. The price of our common shares could decline if one or more securities analysts downgrade our common shares or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who elect to cover us downgrade our common shares, our share price could decline rapidly. If one or more of these analysts cease coverage of us, we could lose visibility in the market, which in turn could cause our common share price and trading volume to decline.

We do not intend to pay dividends on our shares of common stock and under the terms of certain outstanding loans, we are not permitted to pay any dividends.

We intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business and do not anticipate paying cash dividends. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with applicable law and any contractual provisions, and will depend on, among other factors, our results of operations, financial condition, capital requirements and other factors that our Board of Directors deems relevant. In addition, under the terms of the loan agreements between the Company and Yonah Kalfa and Naftali Kalfa and the Company, we may not make any distributions until these loan agreements are repaid in full. At this time, such loans have not been repaid in full. As a result, you should expect to receive a return on your investment in our common shares only if the market price of our common stock increases, which may never occur.

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.

As of April 30, 2022, we have 7,317,601 outstanding common shares. Of these shares, 709,080 shares are in the public float or are eligible for re-sale under Rule 144. The remaining 6,608,521 shares common stock outstanding are “restricted securities” within the meaning of Rule 144. In addition, on September 8, 2021, we filed a registration statement with the SEC to register an additional 1,640,000 shares of common stock, which was declared effective on January 27, 2022. If our stock is priced or closes at the time of the closing of this offering at a price that would reduce the conversion price of the notes to be below approximately $15.00, additional conversion shares will be issuable upon the automatic conversion of the notes, and we will be required to file a new registration statement covering the new conversion shares as soon as reasonably practicable following the determination of the number of new conversion shares that need to be registered. The new registration statement will cover both the shares originally registered for resale and the new conversion shares. Additional sales of our common shares in the public market after the date hereof, or the perception that these sales could occur, could reduce the market price of our common stock.

We will be required to file an additional registration statement immediately after the closing of this offering.

As described above, on September 8, 2021, we filed a registration statement with the SEC to register an additional 1,640,000 shares of common stock, which was declared effective on January 27, 2022. If the public offering price of our common stock in this offering causes the conversion price to be below approximately $15.00 per share at the time of the closing of this offering, additional conversion shares need to be registered. The new registration statement will cover both the shares originally registered for resale and the new conversion shares.

Certain of the Company’s large shareholders may be able to exert significant influence on the Company and their interests may conflict with the interests of its other shareholders.

Certain of the Company’s large shareholders, including our officers and directors, represent approximately 44.5% of the Company’s voting rights as of April 30, 2022. Therefore, these shareholders would be able to exert significant influence over certain matters, including matters that must be resolved by the general meeting of shareholders, such as the election of members to the board of directors or the declaration of dividends or other distributions. To the extent that the interests of these shareholders may differ from the interests of the Company’s other shareholders, the Company’s other shareholders may be disadvantaged by any actions that these shareholders may seek to pursue.

In addition, Yonah Kalfa, our Chief Innovation Officer and director nominee who beneficially owned 32% of the outstanding shares of our common stock as of April 30, 2022, has indicated an interest in investing $1,000,000 in this offering. If he investments $1,000,000 in this offering at the assumed public offering price of $10.00 per share, immediately following the offering he will beneficially own 24% the outstanding shares of our common stock.

Our stockholders may not be able to enforce judgments entered by United States courts against certain of our officers and directors.

We are incorporated in the State of Delaware. However, some of our directors and executive officers may reside outside of the U.S. As a result, our stockholders may not be able to effect service of process upon those persons within the U.S. or enforce against those persons judgments obtained in U.S. courts.

The sale of a large number of shares of common stock by our principal shareholder could depress the market price of our common stock.

As of April 30, 2022, Yonah Kalfa beneficially owned approximately 32% of our common stock outstanding. The shares may become available for resale, subject to the requirements of the U.S. securities laws. The sale or prospect of a sale of a substantial number of these shares could have an adverse effect on the market price of our common stock.

Future sales of our common stock may result in a decrease in the market price of our common stock, even if our business is doing well.

The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market or the perception that such sales could occur. This could make it more difficult to raise funds through future offerings of common stock.

If we implement a reverse stock split subsequent to the closing of this offering, it may not result in a proportional increase in the per share price of our common stock.

The effect of a future reverse stock split, if any, on the market price for our common stock cannot be accurately predicted. In particular, we cannot assure you that the prices for shares of the common stock after a future reverse stock split will increase proportionately to prices for shares of our common stock immediately before a reverse stock split. The market price of our common stock may also be affected by other factors which may be unrelated to a future reverse stock split or the number of shares outstanding.

Furthermore, even if the market price of our common stock does rise following a reverse stock split, we cannot assure you that the market price of our common stock immediately after a reverse stock split will be maintained for any period of time. Moreover, because some investors may view a reverse stock split negatively, we cannot assure you that a reverse stock split will not adversely impact the market price of our common stock. Accordingly, our total market capitalization after a reverse stock split may be lower than the market capitalization before a reverse stock split.

Persons who purchase shares of our common stock may lose their money without us ever being able to develop a market.

In the event that no market to purchase our common shares is ever created, it is likely that the entire investment of a purchaser in our common stock would be lost.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.

We do not have any committed sources of financing. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized 30,000,000 shares that are not issued. In addition, if a trading market ever develops for our common stock, we may attempt to raise additional capital by selling shares, possibly at a deep discount to market. These actions will result in dilution of the ownership interests of existing shareholders, further dilute common stock book value, and that dilution may be material.

A reverse stock split may not help generate additional investor interest.

There can be no assurance that a reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $10.23 per share, based on the assumed public offering price of $10.00 per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

There can be no assurances that our common stock, once listed on the Nasdaq, will not be subject to potential delisting if we do not continue to maintain the listing requirements of the Nasdaq.

We have applied to list the shares of our common stock on the Nasdaq, under the symbol “CNXA.” An approval of our listing application by the Nasdaq will be subject to, among other things, our fulfilling all of the listing requirements of the Nasdaq. In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from the Nasdaq), would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

A significant portion of our total outstanding shares is restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to decline significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. Upon the expiration or early release of any or all of the lock-up agreements entered into between the Representatives and each of our directors, executive officers and holders of more than 5% of our outstanding common stock, a significant amount of shares of our common stock may be sold, or there may be a perception that they will be sold, in the public market.

Additionally, upon the (i) expiration of, (ii) early release of, and (iii) terms permitting sales of shares of the Company’s common stock at certain times and under certain circumstances contained in the Lock-Up / Leak-Out Agreements between us and the holders of the notes and warrants issued in the August 6, 2021, private placement, a significant amount of shares of our common stock may be sold, or there may be a perception that they will be sold, in the public market.

The terms of both the lock-up agreements entered into between the Representatives and each of our directors, executive officers and holders of more than 5% of our outstanding common stock and the Lock-Up / Leak-Out Agreements between us and the holders of the notes and warrants issued in the August 6, 2021, private placement could also be waived by certain parties to the agreements.  If terms restricting the sales of our common stock in such agreements are waived, a significant amount of shares of our common stock may be sold in the public market.

Upon the sale, or the perception that a sale will occur, as described above, our stock price may decline significantly, even if our business is doing well.

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USE OF PROCEEDS

Based upon an assumed public offering price of $10.00 per share, we estimate that we will receive net proceeds from this offering, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, of approximately $10.4 million (or approximately $12.2 million if the underwriters exercise their option to purchase additional shares in full). A $0.50 increase (decrease) in the assumed initial public offering price of $10.00 per share would increase (decrease) the net proceeds to us from this offering by $0.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering for the following purposes ($s in thousands):

Use of Net Proceeds
Working Capital	$5,542
Repayment of Midcity Capital loan (1)	$500
Payment to Mr. Shaik (2)	$500
Payment for Consigned Goods (3)	$3,898

(1)	For more information, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Description of Indebtedness—Loan Agreements.”
(2)	For more information, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Overview—Gameface Acquisition.”
(3)	For more information regarding this acquisition, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Overview—Consignment Transaction.”

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. However, the nature, amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management has and will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

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DIVIDEND POLICY

We have not paid and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. We currently expect to retain all future earnings for use in the operation and expansion of our business. In addition, under the terms of the loan agreements between the Company and Yonah Kalfa and Naftali Kalfa, we may not make any distributions until these loans made under the loan agreements are repaid in full. At this time, such loans have not been repaid in full. The declaration and payment of any cash dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any.

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CAPITALIZATION

Set forth below is our cash and capitalization as of January 31, 2022:

●	On an actual basis;
●	On a pro forma basis to reflect the issuance of an aggregate of 3,075,888 shares of common stock in connection with the acquisitions of Gameface and PlaySight at closing.
●	On a pro forma basis to further reflect: (i) the issuance of 52,876 shares from February 1, 2022 through April 30, 2022 for the exercise of warrants and services granted and (ii) the issuance of 1,738,311 shares of common stock issuable upon the conversion of Notes upon closing of this offering, based on the outstanding principal and accrued interest amount of $13.9 million as of April 30, 2022, assuming a public offering price of $10.00 per share.
●	On a pro forma as adjusted basis to further reflect the issuance and sale of the shares by us in this offering at the assumed public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

You should read the information in the below table together with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	As of January 31, 2022 ($s in thousands)
	Actual (unaudited)	Pro Forma Adjustment Reflecting the Acquisitions (unaudited)	Pro Forma Adjustment for Note Conversion (unaudited)	Pro Forma Adjustment for the Offering (unaudited)	Pro Forma Adjusted for All Items (unaudited)
Cash and cash equivalents	$1,082	$794	$-	$10,440	$12,316
Total debt at face value	16,756	-	(13,906)	-	2,850
Total shareholders’ (deficit) equity:
Common stock, $0.001 par value, 30,000,000 shares authorized, 4,188,837 issued and outstanding as of January 31, 2022	4	3	2	1	10
Additional paid-in capital	63,166	52,982	17,381	12,499	146,028
Accumulated other comprehensive loss	(47)	-	-	-	(47)
Accumulated deficit	(73,454)	-	-	(2,060)	(75,514)
Total shareholders’ (deficit) equity	(10,331)	52,985	17,383	10,440	70,477
Total capitalization	$7,507	$53,779	$3,477	$20,880	85,643

(1)	A $0.50 increase or decrease in the assumed public offering price per share would increase or decrease our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $0.6 million assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts, commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $0.9 million, assuming a public offering price per share of $10.00 and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock outstanding used in the table above is based on 4,188,837 shares of common stock outstanding as of January 31, 2022, after giving effect to a 1:10 reverse stock split, which the Company expects to implement prior to or after the effectiveness of the registration statement of which this prospectus forms a part, and excludes the following:

●	3,738,505 shares of common stock issuable upon exercise of outstanding warrants as of April 30, 2022, with a weighted-average exercise price of $11.50 per share, such warrants do not include warrants issued related to the Gameface and PlaySight acquisitions, which are separately noted below;

●	490,000 shares of common stock reserved for future issuance under the 2020 Plan as of April 30, 2022;

●	83,878 shares of common stock issuable related to make-whole provisions as of April 30, 2022;

●	680,953 shares of common stock issuable related to the Gameface and PlaySight acquisitions related to shares that are currently held back to cover certain indemnity claims that may arise and earn-out shares upon satisfaction of certain conditions;

●	190,681 shares of common stock issuable upon exercise of warrants/options related to the Gameface and PlaySight acquisitions with an exercise price of $0.01 per share;

●	any shares of common stock issuable upon exercise of the warrants issued to the representatives of the underwriters; and

●	additional shares of common stock issuable upon exercise of the representatives’ over-allotment option.

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DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and the as adjusted net tangible book value per share of common stock immediately after this offering.

Our historical net tangible book value as of January 31, 2022 was ($0.33), or $(3.28) (giving effect to the 1-for-10 reverse stock split, that is expected to occur prior to or following the effectiveness of the registration statement of which this prospectus forms a part) per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share of common stock is our historical net tangible book value divided by the number of outstanding shares of common stock as of January 31, 2022.

Our pro forma net tangible book value as of January 31, 2022 was ($1.43) (giving effect to the 1-for-10 reverse stock split, that is expected to occur prior to or following the effectiveness of the registration statement of which this prospectus forms a part) per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding common stock, after giving effect to the pro forma adjustments referenced under “Capitalization.”

After giving effect to this offering, at an assumed public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on a pro forma as adjusted basis as of January 31, 2022 would have been ($0.23) per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $1.20 per share of common stock to our existing shareholders and an immediate dilution of $10.23 per share of common stock to new investors purchasing common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a common stock.

The following table illustrates this dilution:

Assumed public offering price per share	$10.00
Net tangible book value per common stock as of January 31, 2022	$(3.28)
Pro forma net tangible book value per share as of January 31, 2022	$(1.43)
Increase in pro forma net tangible book value per share attributable to this offering	$1.20
Pro forma as adjusted net tangible book value per share, after this offering	$(0.23)
Dilution per share to new investors in this offering	$10.23

A $0.50 increase (decrease) in the assumed public offering price of $10.00 per share of common stock, would increase (decrease) the pro forma as adjusted net tangible book value per share by $0.06, and increase (decrease) dilution to new investors by $0.44 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

An increase (decrease) of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share by $0.09, and the dilution to new investors would be $10.14 per share, assuming a public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding warrants or other convertible securities having a per share exercise or conversion price less than the per share offering price to the public in this offering.

If the underwriters exercise in full their option to purchase additional common stock in this offering, the pro forma as adjusted net tangible book value after the offering would be ($0.06) per share, the increase in the pro forma as adjusted net tangible book value to existing shareholders would be $0.17 per share, and the dilution to new investors would be $10.06 per share, in each case assuming a public offering price of $10.00 per share.

The number of shares of common stock used in the table above is based on 4,188,837 shares of common stock outstanding as of January 31, 2022 (subject to adjustment based on issuances of additional shares as applicable due to the rounding up of fractional shares resulting from the 1:10 reverse stock split that is expected to occur prior to or following the effectiveness of the registration statement of which this prospectus forms a part) and excludes the following:

●	3,738,505 shares of common stock issuable upon exercise of outstanding warrants as of April 30, 2022, with a weighted-average exercise price of $11.50 per share;

●	490,000 shares of common stock reserved for future issuance under the 2020 Plan as of April 30, 2022;

●	83,878 shares of common stock issuable related to make-whole provisions as of April 30, 2022;

●	680,953 shares of common stock issuable related to the Gameface and PlaySight acquisitions related to shares that are currently held back to cover certain indemnity claims that may arise and earn-out shares upon satisfaction of certain conditions;

●	190,681 shares of common stock issuable upon exercise of warrants/options related to the Gameface and PlaySight acquisitions with an exercise price of $0.01 per share;

●	any shares of common stock issuable upon exercise of the warrants issued to the representatives of the underwriters; and

●	additional shares of common stock issuable upon exercise of the representatives’ over-allotment option.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in “Risk Factors.”

Overview

The Company was incorporated under the laws of the State of Nevada on July 12, 2015, as Lazex Inc. (“Lazex”). In August 2019, the majority owner of Lazex sold a controlling interest to Slinger Bag Americas Inc., a Delaware corporation (“Slinger Bag Americas”), which was 100% owned by Slinger Bag Ltd. (“SBL”), an Israeli company, for $332,239. In September 2019, SBL transferred its ownership of Slinger Bag Americas to Lazex and, as a result of these transactions, Lazex owned 100% of Slinger Bag Americas and the sole shareholder of SBL owned 20,000,000 shares of common stock (approximately 82%) of Lazex. In September 2019, Lazex changed its name to Slinger Bag Inc.

In October 2019, Slinger Bag Americas acquired control of Slinger Bag Canada, Inc., (“Slinger Bag Canada”) a Canadian company incorporated on November 3, 2017. There were no assets, liabilities or historical operations at Slinger Bag Canada.

In February 2020, Slinger Bag Americas became the 100% owner of SBL, along with SBL’s wholly owned subsidiary Slinger Bag International (UK) Limited. The owner of SBL contributed its SBL ownership interest to Slinger Bag Americas for no consideration.

On June 21, 2021, Slinger Bag Americas entered into a membership interest purchase agreement with Charles Ruddy to acquire a 100% ownership stake in Foundation Sports Systems, LLC (“Foundation Sports”).

Effective February 25, 2020, the Company increased the number of authorized shares of common stock from 75,000,000 to 300,000,000 via a four-to-one forward split of its outstanding shares of common stock.

Effective in April 2022, the Company changed its domicile from Nevada to Delaware and changed its name to Connexa Sports Technologies Inc. (“Connexa”).

At Connexa, we want to be a full stack/one-stop solution for Ball Sports, serving customers consuming sports content, participating in sports, teaching sports, and managing certain sports facilities. Our goal is to allow users to consume sports content through PlaySight, participate in sports through our Slinger Ball Launcher, learn through the analytics provided by Gameface, and assist in the management of tennis clubs through Foundation Sports. These various offerings form our Watch, Play, Learn platform.

We are a sports technology and media company. Our vision is to derive revenue from sports equipment sales and subscription services focused on our primary ball sports verticals of racquet sports (tennis, pickleball and padel), baseball / softball, and cricket as well as our secondary verticals including basketball, hockey, soccer and other sports. We aim to make participation in sports and consuming sports content fun, accessible and connected through our product portfolio of ball launchers, AI technology, performance video, performance analytics, live streaming, drills, practices, instructional content and insights and our facilities / membership management software capabilities.

Gameface Acquisition

On February 2, 2022, Slinger Bag Australia Pty Ltd., a wholly-owned subsidiary of Slinger Bag Americas Inc. (which, in turn, is a wholly-owned subsidiary of Connexa) completed the acquisition of 100% of the issued and outstanding share capital of Gameface (“Gameface”) pursuant to share purchase agreements entered into with each of the shareholders of Gameface in exchange for the issuance and delivery of 604,586 shares of the Company’s common stock and ten-year warrants to purchase an additional 47,823 shares of the Company’s common stock at $0.01 per share in each case, in reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof for transactions not involving a public offering and the safe harbors afforded by Rule 506 and Rule 902 thereunder, (collectively, the “Consideration Shares”) to the Gameface shareholders and the payment of $500,000 to Jalaluddin Shaik, who sold 306,050 shares of Gameface to the Company, to be made out of the proceeds of this offering in lieu of the issuance of shares of common stock of the Company valued at $35.00 per share that Mr. Shaik would otherwise have been entitled to receive. Gameface shareholders also have the opportunity to earn 100,000 additional shares of our common stock upon satisfaction of certain conditions. Gameface shareholders also were granted piggyback registration rights, which expire when any applicable Consideration Shares can be freely traded pursuant to Rule 144 under the Securities Act.

The Company has retained 66,667 Consideration Shares as security for the obligations of Mr. Shaik and Divyaa Jalal, as trustees for the Jalaluddin Shaik Family Trust, in respect of any claim which may be made by or on behalf of the Company for breach of warranty or under an indemnity given under the terms of the share purchase agreements by August 2, 2023. The retained shares will be issued promptly after August 2, 2023, to the extent that the Company has not made any such claims by that date.

In addition, the Company agreed that it will provide working capital to Gameface up to the amount of $1,500,000 for the period between July 1, 2021 to December, 31, 2022 and Mr. Shaik will be appointed as a board observer of the Company to attend board meetings and receive information relevant to the matter(s) being discussed in the board meeting pursuant to a side letter in connection with Mr. Shaik’s service agreement with Gameface.

Consignment Transaction

On February 15, 2022, for and in consideration of $4 million the Company conveyed, sold, transferred, set over, assigned and delivered to Slinger Bag Consignment, LLC, a Virginia limited liability company (“Consignor”), all of the Company’s right, title and interest in and to 13,000 units of certain surplus inventory, including all components, parts, additions and accessions thereto (collectively, the “Consigned Goods”). The Company subsequently amended the purchase schedule to purchase the Consigned Goods from Consignor and make the following payments to Consignor:

(a)	Prior to March 15, 2022, the Company paid to Consignor $557,998 ($392.68 per consigned goods unit) for the purchase of 1,421 Consigned Goods.

(b)	On March 21, 2022, Consignee paid to Consignor $157,465 ($392.68 per consigned goods unit) for the purchase of 401 Consigned Goods.

(c)	On April 15, 2022, Consignee paid to Consignor $250,000 ($392.68 per consigned goods unit) for the purchase of 637 Consigned Goods.

(d)	On May 9, 2022, Consignee paid $200,000 to Consignor ($495 per consigned goods unit) for the purchase of 404 Consigned Goods.

(e)

Starting May 16, 2022 and on every Monday following thereafter, Consignee agreed to generate a report of all sales of Consigned Goods during the preceding seven days and make prompt payment of the amount that equals $495 multiplied by the number of Consigned Goods Units sold during the relevant seven-day period (the “Weekly Consigned Goods Payments”).

(f)	Consignee is required to purchase the remaining balance of the Consigned Goods Units within three business days after the registration statement of which this prospectus forms a part is declared to be effective for a Consigned Goods Purchase Price Final Payment sum (the “Final Payment”) that is equal to the Consigned Goods Purchase Price of $5.2 million minus the actual Consignee payments received by Consignor pursuant to the payment schedule described above. Notwithstanding the foregoing, if the Registration Effectiveness Date does not occur on or before June 15, 2022, on June 16, 2022, Consignee shall, immediately pay to Consignor the Final Payment. Consignee has agreed to apply any money it receives from any debt or equity financing including but not limited to funds received in connection with Consignee’s listing on Nasdaq (the “Debt/Equity Funds”) to pay the Final Payment within two business days of receipt of such Debt/Equity Funds. The Consignee shall pay the Debt/Equity Funds to the Consignor prior to the payment of any Debt/Equity Funds to any other person, entity and/or otherwise paid prior to payment of the Debt/Equity Funds to Consignor.

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As of May 20, 2022, the Company has repurchased 3,148 Consigned Goods Units for approximately $1.3 million, there are 7,875 units of Consigned Goods remaining to be purchased by the Company for a total price of approximately $3.9 million, and the Company expects to repurchase the remaining Consigned Goods immediately following the closing of this offering using a portion of the net proceeds from this offering. See “Use of Proceeds.”

PlaySight Acquisition

On October 21, 2021, the Company, SB Merger Sub Ltd. (“SB Merger Sub”), a private company formed under the laws of the State of Israel and a wholly owned subsidiary of the Company, PlaySight and Rohit Krishnan, in his capacity as the Shareholders’ Representative, entered into the PlaySight Agreement and on February 16, 2022, the parties to the PlaySight Agreement entered into an Addendum and Amendment to the PlaySight Agreement (the “Amendment”). Pursuant to and in accordance with the terms of the Amendment, the Company agreed to purchase a certain number of shares of its common stock from certain of PlaySight’s shareholders for a maximum aggregate liability of $1.44 million to cover certain Israeli tax obligations related to the transaction and to issue options (the “Options”) exercisable into 142,858 shares of the Company’s common stock to certain of PlaySight’s employees. The Options would vest at issuance, have an exercise price of $0.01 per share, and expire 10 years from the date of issuance.

On February 21, 2022, the Company completed its acquisition of PlaySight, pursuant to the PlaySight Agreement, as amended. Under the terms of the PlaySight Agreement, as amended, PlaySight merged with and into SB Merger Sub, with PlaySight as the surviving entity in the merger. Immediately prior to the closing of the merger, (i) each option to purchase PlaySight common stock originally issued under an equity incentive plan of PlaySight and (ii) certain convertible notes, in each case, were converted into shares of PlaySight’s common stock, thus allowing such holders to receive the Company’s common stock in connection with the merger.

As a result of the merger, PlaySight is a wholly owned subsidiary of the Company. Pursuant to the PlaySight Agreement, as amended, the Company issued 2,537,969 shares of the Company’s common stock to PlaySight’s shareholders, issued to certain of PlaySight’s employees options to purchase up to 142,858 shares of Company common stock, and used a cash sum equal to the value of 152,490 shares of the Company’s common stock ($2.2 million) to cover certain expenses. The PlaySight employee options vest at issuance, have an exercise price of $0.01 per share, and expire 10 years from issuance. The Agreement, as amended, also contemplates the Company issuing up to a maximum of 514,286 earn-out shares to certain shareholders and employees of PlaySight. Issuance of the earn-out shares is based on PlaySight’s annual recurring revenue at December 31, 2022, and is expected to be paid out in calendar year 2023.

On July 21, 2021, Slinger Bag Americas entered into a convertible loan agreement, under which PlaySight borrowed $2 million from the Company. This agreement was extinguished in connection with the closing of the merger.

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Change in Domicile and Company Name

On March 15, 2022, the Company filed a definitive Information Statement on Schedule 14C (the “Information Statement”). On March 18, 2022, the Information Statement was mailed to the Company’s stockholders. There were three actions described in the Information Statement:  a change in domicile from Nevada to Delaware; a change in the Company’s name to Connexa Sports Technologies Inc.; and a reverse stock split.

The change in domicile was effective as of April 7, 2022 in Delaware and April 8, 2022 in Nevada. The change in domicile had no effect on the number of outstanding shares of our common stock. For more information on stockholder rights under Delaware law and our capital structure, see “Description of Capital Stock.” The name change was approved by FINRA on May 13, 2022, and the Company’s ticker symbol changed to “CNXA” effective May 16, 2022.

Reverse Stock Split

We expect to effect a reverse stock split of our common stock at a ratio of 1-for-10 prior to or upon the effectiveness of the registration statement of which this prospectus forms a part. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. The conversion or exercise prices of our issued and outstanding convertible securities will be adjusted accordingly. Share information presented in this prospectus, other than in our consolidated financial statements and the notes thereto and other historical share amounts, such as those issued in connection with acquisitions, have been adjusted to give effect to such reverse stock split.

Critical Accounting Policies and Estimates

Basis of Presentation

The consolidated financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). As a result of the transactions described above, the accompanying consolidated financial statements include the combined results of Slinger Bag Inc., Slinger Bag Americas, Slinger Bag Canada, Slinger Bag UK and SBL for the years ended April 30, 2021 and 2020. The contribution of the net assets of SBL is reflected as an equity contribution at historical cost on May 1, 2019, the beginning of the earliest period in which the entities were under common control. There was no historical activity in Slinger Bag Americas or Slinger Bag Canada prior to May 1, 2019. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those estimates.

Valuation of Inventory

Inventory is valued at the lower of the cost (determined principally on a first-in, first-out basis) or net realizable value. The Company’s valuation of inventory includes inventory reserves for inventory that will be sold below cost and the impact of inventory shrink. Inventory reserves are based on historical information and assumptions about future demand and inventory shrink trends. It is possible that changes to inventory reserve estimates could be required in future periods due to changes in market conditions.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. The Company recognizes revenue for its performance obligation associated with its contracts with customers at a point in time once products are shipped. Amounts collected from customers in advance of shipping products ordered are reflected as deferred revenue on the accompanying consolidated balance sheets. The Company’s standard terms are non-cancelable and do not provide for the right-of-return, other than for defective merchandise covered under the Company’s standard warranty. The Company has not historically experienced any significant returns or warranty issues.

Fair Value of Financial Instruments

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 — Unobservable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their categorization within the fair value hierarchy.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amount of these financial instruments approximates fair value due to their short-term maturity. The Company’s derivative liabilities were calculated using Level 2 assumptions.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are more likely than not to be realized.

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Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. If those net undiscounted cash flows do not exceed the carrying amount, impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value or discounted expected cash flows of those assets and is recorded in the period in which the determination is made. There was no impairment of long-lived assets identified during the year ended April 30, 2021 or 2020.

Valuation of Warrants

The Company grants warrants to key employees and executives as compensation on a discretionary basis. The Company also grants warrants in connection with certain note payable agreements and other key arrangements. The Company is required to estimate the fair value of share-based awards on the measurement date and recognize as expense that value of the portion of the award that is ultimately expected to vest over the requisite service period.

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update (ASU), 2019-12, Simplifying the Accounting for Income Taxes, which amends ASC 740, Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

Results of Operations for the Three Months Ended January 31, 2022 and 2021

The following are the results of our operations for the three months ended January 31, 2022 as compared to 2021:

	For the Three Months Ended
	January 31,	January 31,
	2022	2021	Change
	(Unaudited)	(Unaudited)

Net sales	$4,201,745	$4,123,648	$78,097
Cost of sales	3,234,430	3,245,493	(11,063)
Gross income	967,315	878,155	89,160

Operating expenses:
Selling and marketing expenses	920,161	351,845	568,316
General and administrative expenses	2,942,501	1,385,626	1,556,875
Research and development costs	275,908	137,156	138,752
Total operating expenses	4,138,570	1,874,627	2,263,943
Loss from operations	(3,171,255)	(996,472)	(2,174,783)

Other expense (income):
Amortization of debt discounts	2,750,000	39,175	2,710,825
Loss on extinguishment of debt	-	95,760	(95,760)
Induced conversion loss	-	-	-
Gain on change in fair value of derivatives	(5,943,967)	-	(5,943,967)
Loss on issuance of convertible notes	2,200,000	-	2,200,000
Interest expense - related party	28,167	137,480	(109,313)
Interest expense, net	164,669	22,199	142,470
Total other expense (income)	(801,131)	294,614	(1,095,745)
Loss before income taxes	(2,370,124)	(1,291,086)	(1,079,038)
Provision for income taxes	-	-	-
Net loss	$(2,370,124)	$(1,291,086)	$(1,079,038)

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Net sales

Net sales increased by $78,097, or 2%, during the three months ended January 31, 2022 as compared to the three months ended January 31, 2021. The increase is due to an increase in the number of new orders placed on the Company’s website and from its international distributors and fulfilled during the three months ended January 31, 2022 as compared to the three months ended January 31, 2021 when the product was still relatively new to the market. As of January 31, 2022, we had deferred revenue of $18,508 representing amounts received for units that have not been shipped to customers. We expect these orders to be fulfilled and the sales to be recognized in the Company’s next fiscal quarter.

Cost of sales and Gross income

Cost of sales decreased by $11,063 during the three months ended January 31, 2022 as compared to the three months ended January 31, 2021, which is primarily due to increased shipping costs in the prior year. Gross income increased by $89,160, or 10%, during the three months ended January 31, 2022 as compared to the three months ended January 31, 2021 due to the increased sales and lower cost of sales.

Selling and marketing expenses

Selling and marketing expenses increased by $568,316, or 162%, during the three months ended January 31, 2022 as compared to the three months ended January 31, 2021. This increase is largely driven by an increase in social media advertising, sponsorships, and other investments in our public relations presence in the current year in order to drive sales and build brand awareness.

General and administrative expenses

General and administrative expenses, which primarily consist of compensation (including share-based compensation) and other employee-related costs, as well as legal fees and fees for professional services, increased by $1,556,875 during the three months ended January 31, 2022 as compared to the three months ended January 31, 2021. This increase is primarily driven by a $504,093 increase in legal fees related to closing costs incurred as part of the acquisitions of PlaySight Interactive Ltd. and Gameface during the three months ended January 31, 2022 and filing fees related to our S-1 that was filed in January 2022 and other SEC filings. The remainder of the increase is largely due to an increase in compensation expense due to increased headcount to support the continued growth of the business as well as the acquisition of Foundation Sports in 2021.

Research and development costs

Research and development costs increased by $138,752 during the three months ended January 31, 2022 as compared to the three months ended January 31, 2021. This increase is primarily driven by our investment in a new platform and app that will integrate AI technology to offer more value to our customers, as well as the continued development and testing of launchers for new ball sports that are expected to be brought to market in the future.

Other expense

Total other expense decreased $1,095,745 during the three months ended January 31, 2022 as compared to the three months ended January 31, 2021. The decrease in expense was primarily due to the increased gain on the change in fair value of derivatives as well as a decrease in the loss on extinguishment of debt and related party interest expense as a result of lower related party debt balances year over year. These decreases were partially offset by the loss on the issuance of the Convertible Notes as well as an increase in amortization of debt discounts and interest expense, net due to the issuance of the Convertible Notes during the current year.

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Results of Operations for the Nine Months Ended January 31, 2022 and 2021

The following are the results of our operations for the nine months ended January 31, 2022 as compared to 2021:

	For the Nine Months Ended
	January 31,	January 31,
	2022	2021	Change
	(Unaudited)	(Unaudited)

Net sales	$12,139,860	$7,308,701	$4,831,159
Cost of sales	8,302,386	5,762,143	2,540,243
Gross income	3,837,474	1,546,558	2,290,916

Operating expenses:
Selling and marketing expenses	2,515,067	1,051,785	1,463,282
General and administrative expenses	41,535,188	2,974,404	38,560,784
Research and development costs	553,274	180,705	372,569
Total operating expenses	44,603,529	4,206,894	40,396,635
Loss from operations	(40,766,055)	(2,660,336)	(38,105,719)

Other expense (income):
Amortization of debt discounts	5,400,285	325,426	5,074,859
Loss on extinguishment of debt	7,096,730	1,528,580	5,568,150
Induced conversion loss	-	51,412	(51,412)
Gain on change in fair value of derivatives	(15,074,880)	-	(15,074,880)
Loss on issuance of convertible notes	5,889,369	-	5,889,369
Interest expense – related party	106,895	454,029	(347,134)
Interest expense, net	446,339	169,455	276,884
Total other expense	3,864,738	2,528,902	1,335,836
Loss before income taxes	(44,630,793)	(5,189,238)	(39,441,555)
Provision for income taxes	-	-	-
Net loss	$(44,630,793)	$(5,189,238)	$(39,441,555)

Net sales

Net sales increased $4,831,159, or 66%, during the nine months ended January 31, 2022 as compared to the nine months ended January 31, 2021. The increase is due to an increase in the number of new orders placed on the Company’s website and from its international distributors and fulfilled during the nine months ended January 31, 2022 as compared to the nine months ended January 31, 2021 when a large portion of the orders during the first three months of the year were related to the Kickstarter and Indiegogo crowdfunding campaigns initiated our fiscal year ended April 30, 2020.

Cost of sales and Gross income

Cost of sales increased $2.5 million, or 44%, during the nine months ended January 31, 2022 as compared to the nine months ended January 31, 2021, which was primarily due to the increase in net sales. Gross income increased $2,290,916, or 148%, during the nine months ended January 31, 2022 as compared to the nine months ended January 31, 2021.

The increase in gross margin is largely due to the first quarter of the prior year resulting in a gross loss on net sales due to (1) discounted pricing on the initial crowdfunding orders, (2) as fulfilment was later than initially scheduled we fulfilled orders with the “deluxe” version of launcher (including all features), as well as tennis balls, both of which increased cost of sales, and (3) due to sanctions by the U.S. against Chinese sourced products, the import duty was raised on all launchers brought into the U.S. increasing our cost of sales. As a result, our cost of sales exceeded initial sales values raised in our crowdfunding campaigns. As of the beginning of the third quarter in the prior year, substantially all of the initial crowdfunding orders had been fulfilled.

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Selling and marketing expenses

Selling and marketing expenses increased $1,463,282, or 139%, during the nine months ended January 31, 2022 as compared to the nine months ended January 31, 2021. This increase is largely driven by an increase in social media advertising, sponsorships, and other investments in our public relations presence in the current year in order to drive sales and build brand awareness.

General and administrative expenses

General and administrative expenses, which primarily consist of compensation (including share-based compensation) and other employee-related costs, as well as legal fees and fees for professional services, increased $38,560,784 during the nine months ended January 31, 2022 as compared to the nine months ended January 31, 2021. This increase is primarily driven by an increase of $32,569,112 of share-based compensation related to warrants granted to employees, a $1,264,590 increase in expense related to shares and warrants issued in connection with services the majority of which relate to the warrants issued to the lead placement agent as part of the issuance of the Convertible Notes and shares and warrants issued to brand ambassadors, and a $1,000,000 increase in legal fees related to closing costs incurred as part of the acquisitions of PlaySight Interactive Ltd. and Gameface during the nine months ended January 31, 2022. The remainder of the increase is largely due to an increase in compensation expense due to increased headcount to support the continued growth of the business as well as the acquisition of Foundation Sports in 2021.

Research and development costs

Research and development costs increased $372,569 during the nine months ended January 31, 2022 as compared to the nine months ended January 31, 2021. This increase is primarily driven by our investment in a new platform and app that will integrate AI technology to offer more value to our customers, which we began developing in December 2020, as well as the continued development and testing of launchers for new ball sports that are expected to be brought to market in the future.

Other expense

Total other expense increased $1,335,836 during the nine months ended January 31, 2022 as compared to the nine months ended January 31, 2021. The increase was primarily due to the loss on the issuance of the Convertible Notes, an increase in loss on extinguishment of debt as a result of the conversion of the notes payable – related party and increases in amortization of debt discounts and interest expense, net due to the issuance of the Convertible Notes during the nine months ended January 31, 2022. These increases were partially offset by an increased gain on the change in fair value of derivatives as well as a decrease in induced conversion loss and related party interest expense as a result of lower related party debt balances year over year.

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Results of Operations for the Years Ended April 30, 2021 and 2020

The following are the results of our operations for the year ended April 30, 2021 as compared to April 30, 2020:

	For the Year Ended
	April 30,	April 30,
	2021	2020	Change

Net sales	$10,804,214	$686,179	$10,118,035
Cost of sales	7,680,290	1,370,897	6,309,393
Gross income (loss)	3,123,924	(684,718)	3,808,642

Operating expenses:
Selling and marketing expenses	1,761,154	563,003	1,198,151
General and administrative expenses	4,749,922	5,291,075	(541,153)
Research and development costs	339,385	179,982	159,403
Transaction costs	-	198,443	(198,443)
Total operating expenses	6,850,461	6,232,503	617,958

Loss from operations	(3,726,537)	(6,917,221)	3,190,684

Other expenses (income):
Amortization of debt discount	376,506	1,565,174	(1,188,668)
Loss on extinguishment of debt	3,030,495	-	3,030,495
Induced conversion loss	51,412	-	51,412
Gain on change in fair value of derivatives	(1,939,639)	-	(1,939,639)
Interest expense - related party	608,668	171,918	436,750
Interest expense	12,740,781	573,431	12,167,350
Total other expense	14,868,223	2,310,523	12,557,700
Loss before income taxes	(18,594,760)	(9,227,744)	(9,367,016)
Provision for income taxes	-	-	-
Net loss	$(18,594,760)	$(9,227,744)	$(9,367,016)

Net sales

Our net sales during the year ended April 30, 2021 were $10,804,214, which consisted partially of shipped orders related to our Kickstarter and Indiegogo crowdfunding campaigns initiated in the fiscal year ended April 30, 2020, as well as new orders placed and fulfilled to consumers via our online marketplace and to our international distributors. Our net sales during the year ended April 30, 2020 were $686,179 and were entirely related to our crowdfunding campaigns. As of April 30, 2021 and April 30, 2020, we had deferred revenue of $99,531 and $179,366, respectively, representing units that have not been shipped at year end.

Cost of sales

Our cost of sales during the year ended April 30, 2021 were $7,680,290, which represents the costs of units shipped during the period, and resulted in a gross profit of $3,123,924, or 29%. During the first quarter of the current year, we experienced a gross loss as the bulk of our sales in that period related to the shipment of initial crowdfunding orders. The loss on these shipments was due to (1) discounted pricing on the initial crowdfunding orders, (2) as fulfillment was later than initially scheduled we fulfilled orders with the “deluxe” version of launcher (including all features), as well as tennis balls, both of which increased costs, and (3) due to sanctions by the U.S. against Chinese sourced products, the import duty was raised on all launchers brought into the U.S. increasing our cost of sales. As a result, our cost of sales exceeded initial sales values raised in our crowdfunding campaigns. As of the beginning of the third quarter, substantially all of the initial crowdfunding orders had been fulfilled. Sales generated during the last two fiscal quarters represented new orders placed and fulfilled during the current year by consumers and distributors, which resulted in a positive gross profit. Currently, our cost of sales is being negatively impacted by the large increase in container costs out of Asia. Our cost of sales during the year ended April 30, 2020 were $1,370,897, and resulted in a gross loss of $684,718 for the reasons stated above relating to our crowdfunding orders.

Selling and marketing expenses

During the year ended April 30, 2021, we incurred selling and marketing expenses of $1,761,154 compared with $563,003 during the year ended April 30, 2020. This increase is largely driven by an increase in social media advertising, sponsorships, and other investments in our public relations presence in order to drive sales and build brand awareness.

General and administrative expenses

General and administrative expenses consist primarily of compensation, including share-based compensation, and other employee-related costs, as well as legal fees and fees for professional services. During the year ended April 30, 2021, we incurred general and administrative expenses of $4,749,922 compared with $5,291,075 during the year ended April 30, 2020. The decrease in general and administrative expenses is largely due to a one-time warrant grant to key employees and officers of the Company in the prior year that resulted in an expense of $3,741,746, which was partially offset in the current year by an increase in compensation expense due to increased headcount as a result of the continued growth of the business.

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Research and development costs

During the year ended April 30, 2021, we incurred research and development costs of $339,385 compared with $179,982 during the year ended April 30, 2020. This increase is mainly driven by our investment in a new platform and app that will integrate AI technology to offer more value to our customers.

Transaction costs

During the year ended April 30, 2020, we incurred transaction costs associated with completing the Stock Purchase Agreement with Slinger Bag Americas, as well as additional professional fees associated with being a publicly traded company.

Other expenses

During the years ended April 30, 2021 and April 30, 2020, we had other expenses totalling $14,868,223 and $2,310,523, respectively. The increase in other expenses for the year ended April 30, 2021 as compared to April 30, 2020 was primarily due to increases in loss on extinguishment of debt of $3,030,495 and induced conversion loss of $51,412 due to debt extinguishment transactions during the year, increases in related party interest expense due to the increase in related party note payable balances during the year, and the increase in interest expense due to the $12,501,178 charge related to the warrants and make-whole provision that were issued in conjunction with a note payable that was entered into during the year. These increases were partially offset by decreases in amortization of debt discount of $1,188,668 and the gain on the change in fair value of derivatives for the year ended April 30, 2021 of $1,939,639.

Liquidity and Capital Resources

Nine Months Ended January 31, 2022 and 2021

Our financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We had an accumulated deficit of $73,454,066 as of January 31, 2022, and more losses are anticipated in the development of the business. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or being able to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from related parties, and/or private placement or registered offerings of debt and/or equity securities. In respect to additional financing, refer to Notes to the Financial Statements 5, 6, 7, and 12 for the nine months ended January 31, 2022 that is included elsewhere in this prospectus. In the event that the Company is unable to successfully raise capital and/or generate revenues, the Company will likely reduce general and administrative expenses, and cease or delay its development plan until it is able to obtain sufficient financing. There can be no assurance that additional funds will be available on terms acceptable to the Company, or at all.

The following is a summary of our cash flows from operating, investing and financing activities for the nine months ended January 31, 2022 and 2021:

	For the Nine Months Ended
	January 31,	January 31,
	2022	2021
Net cash used in operating activities	$(7,783,098)	$(3,139,286)
Net cash used in investing activities	(2,250,000)	(30,000)
Net cash provided by financing activities	10,209,420	3,420,000

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We had cash and cash equivalents of $1,082,446 as of January 31, 2022, as compared to $928,796 as of April 30, 2021.

Net cash used in operating activities was $7,783,098 during the nine months ended January 31, 2022, as compared to $3,139,286 during the same period in 2021. Our net cash used in operating activities during the nine months ended January 31, 2022 was primarily the result of our net loss of $44,630,793 for the period as well as increases in inventory, prepaid expenses and other current assets, and accounts receivable as well as decreases in deferred revenue during the period, which was partially offset by net non-cash expenses of $37,815,432 and increases in accounts payable and accrued expenses, accrued payroll and bonuses and accrued interest – related party during the period. Our net cash used in operating activities during the nine months ended January 31, 2021 was primarily the result of our net loss of $5,189,238 for the period as well as increases in inventory and accounts receivable as well as decreases in deferred revenue during the period, which was partially offset by net non-cash expenses of $2,354,195, increases in accounts payable and accrued expenses, accrued payroll and bonuses, and accrued interest – related party as well as a decrease in prepaid expenses and other current assets during the period.

Net cash used in investing activities was $2,250,000 and $30,000 for the nine months ended January 31, 2022 and 2021, respectively. Our net cash used in investing activities during the nine months ended January 31, 2022 consisted of $2,250,000 in issuances related to a note receivable while our net cash used in investing activities during the nine months ended January 31, 2021 related to our purchase of the Slinger trademark

Net cash provided by financing activities was $10,209,420 for the nine months ended January 31, 2022, as compared to $3,420,000 for the same period in 2021. Cash provided by financing activities for the nine months ended January 31, 2022 primarily consisted of proceeds of $11,000,000 from convertible notes payable and proceeds of $3,000,000 from notes payable with a related party, which was partially offset by a $2,000,000 repayment of a note payable, a $1,000,000 repayment of related party notes payable and $800,251 in debt issuance costs related to the convertible notes payable. Cash provided by financing activities for the nine months ended January 31, 2021 consisted of proceeds of $2,300,000 from notes payable with a related party and proceeds of $1,120,000 from a note payable.

Years Ended April 30, 2021 and 2020

Our financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We had an accumulated deficit of $28,823,273 as of April 30, 2021, and more losses are anticipated in the development of the business. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or being able to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from related parties, and/or private placement of debt and/or common stock.

The following is a summary of our cash flows from operating, investing and financing activities for the years ended April 30, 2021 and 2020:

	For the Year Ended
	April 30,	April 30,
	2021	2020
Cash flows from operating activities	$(4,517,457)	$(4,208,274)
Cash flows from investing activities	$(30,000)	$73,400
Cash flows from financing activities	$5,420,000	$4,217,761

We had cash and cash equivalents of $928,796 as of April 30, 2021, as compared to $79,847 as of April 30, 2020.

Net cash used in operating activities was $4,517,457 during the year ended April 30, 2021, compared with $4,208,274 during the year ended April 30, 2020. Our cash used in operating activities during the year ended April 30, 2021 was primarily the result of our net loss of $18,594,760 for the year as well as increases in inventory and accounts receivable year over year, which was partially offset by non-cash expenses of $14,892,030 and increases in accounts payable and accrued expenses, accrued payroll and bonuses and accrued interest – related party as well as a decrease in prepaid expenses and other current assets year over year. Our net cash used in operating activities during year ended April 30, 2020 was primarily the result of our net loss of $9,227,744 during the year as well as increases in inventory and prepaid expenses and other current assets, which was partially offset by non-cash expenses of $5,666,425 as well as increases in accounts payable and accrued expenses, accrued payroll and bonuses and accrued interest – related party.

Net cash used in investing activities was $30,000 for the year ended April 30, 2021, compared with net cash provided by investing activities of $73,400 for the for year ended April 30, 2020. Investing activities for the year ended April 30, 2021 related to the purchase of the Slinger trademark, while investing activities for the year ended April 30, 2020 were the result of $73,400 in cash we acquired from the contribution of the net assets of Slinger Bag Limited.

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Net cash provided by financing activities was $5,420,000 for the year ended April 30, 2021, compared with $4,217,761 for the year ended April 30, 2020. Cash provided by financing activities for the year ended April 30, 2021 consisted of proceeds of $3,300,000 from notes payable with a related party, proceeds of $3,120,000 from notes payable, and a repayment of notes payable with a related party of $1,000,000. Cash provided by financing activities for the year ended April 30, 2020 consisted of proceeds of $2,100,000 from notes payable with a related party, $1,950,000 in proceeds from convertible notes payable, and proceeds of $500,000 from a note payable, which was partially offset by a distribution to the majority shareholder for $332,239.

Description of Indebtedness

Loan Agreements

On January 14, 2022, we entered into two loan agreements with Yonah Kalfa and Naftali Kalfa, each for $1 million, pursuant to which we received a total amount of $2 million. The loans bear interest at a rate of 8% per annum, and we have agreed to repay the loans in full by July 3, 2022, or such other date as may be accepted by the lenders. We are not permitted to make any distribution or pay any dividends unless or until the loans are repaid in full

On April 1, 2022, we entered into a loan agreement with Midcity Capital Ltd. pursuant to which we received $0.5 million. The loan bears interest at a rate of 8% per annum and is required to be repaid in full by July 1, 2022 or such other date as may be accepted by the lender. We are not permitted to make any distribution or pay any dividends unless or until this loan is repaid in full. We expect to use a portion of the net proceeds of this offering repay this loan. See “Use of Proceeds.”

There were $2.5 million in outstanding borrowings from the Company’s related parties as of April 30, 2022. Accrued interest due to these related parties as of April 30, 2022 amounted to $0.9 million.

Securities Purchase Agreement and Convertible Notes

On August 6, 2021, the Company consummated the closing of a private placement offering pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of August 6, 2021 (the “Purchase Agreement”), between the Company and certain accredited investors. At closing, the Company sold (i) 8% Senior Convertible Notes in an aggregate principal amount of $11 million and (ii) warrants to purchase up to 7,333,334 shares of our common stock. The Company received an aggregate of $11 million in gross proceeds from this private placement, before deducting offering expenses and commissions. The 8% Senior Convertible Notes are convertible into shares of common stock at any time following the date of issuance and prior to mandatory conversion (as defined in the Notes) at the conversion price equal to the lesser of: (i) $30.00, subject to adjustment set forth in the 8% Senior Convertible Notes and (ii) in the case of an uplist to the Nasdaq, the uplist conversion price (as defined in the 8% Senior Convertible Notes) of our common stock.

The Company used the net proceeds from this transaction for working capital purposes and to pay the outstanding principal amount and accrued interest through August 6, 2021 of the $2 million secured term promissory note dated April 15, 2021 that bore interest at the rate of 15% per annum to SB Invesco LLC, a Wyoming limited liability company.

Spartan Capital Securities, LLC served as placement agent for the private placement.

The convertible notes mature on August 6, 2022, and bear interest at 8% per annum payable on each conversion date (as to that principal amount then being converted), on each redemption date as well as mandatory redemption date (as to that principal amount then being redeemed) and on the maturity date, in cash. The notes are convertible into shares of the Company’s common stock at any time following the date of issuance and prior to Mandatory Conversion (as defined in the convertible notes) at the conversion price equal to the lesser of: (i) $30.00, subject to adjustment and (ii) in the case of an up-list to the Nasdaq, the up-list Conversion Price (as defined in the convertible notes) of the Company’s common stock during the two trading day period after each conversion date; provided, however, that at any time from and after December 31, 2021 or upon an Event of Default (as defined in the convertible notes), the holder had the right, by delivery of written notice to the Company, elect to cause all, or any part, of the notes to be converted, at any time thereafter, all, or any part of, the then outstanding aggregate principal amount of the convertible notes into shares of common stock at the alternate conversion price. The convertible notes rank pari passu with all other notes now or thereafter issued under the terms set forth in the convertible notes. The convertible notes contain certain price protection provisions providing for adjustment of the number of shares of common stock issuable upon conversion in case of certain future dilutive events or stock-splits and dividends, including the reverse stock split we contemplating effectuation prior to or upon the effectiveness of the registration statement of which this prospectus forms a part. The notes issued in the August 6, 2021 private placement will automatically convert into shares of common stock at a 20% discount to the public offering price upon the closing of the offering.

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The warrants are exercisable for five years from August 6, 2021, at an exercise price equal to the lesser of $30.00 or a 20% discount to the public offering price that a share of the Company’s common stock or unit (if units are offered) is offered to the public resulting in the commencement of trading of the Company’s common stock on the Nasdaq, New York Stock Exchange or NYSE American. Accordingly, upon completion of this offering, the exercise price of the warrants issued in the August 6, 2021 private placement will be reduced. The warrants contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the warrants in case of certain future dilutive events or stock-splits and dividends, including the reverse stock split we contemplating effectuation prior to or upon the effectiveness of the registration statement of which this prospectus forms a part.

The Company’s obligations in this transaction are guaranteed by the Company’s subsidiaries. The Company’s obligations under the convertible notes are jointly and severally, unconditionally and irrevocably guaranteed by its subsidiaries.

In connection with this transaction, the Company agreed to register the shares of common stock issuable pursuant to the terms of the convertible notes and the warrants for resale under the Securities Act. The Company filed registration statement with the SEC on September 8, 2021 and that registration statement was declared effective on January 27, 2022. However, additional sales of our common shares in the public market after the date hereof could occur as convertible notes and warrants for resale were not fully registered by the resale registration statement that we filed on September 8, 2021. If the public offering price of our common stock in this offering causes the conversion price to be below approximately $15.00 per share at the time of the closing of this offering, additional conversion shares need to be registered. The new registration statement will cover both the shares originally registered for resale and the new conversion shares.

Prior to the offering we intend to enter into lock-up / leak-out agreements with each of the holders of the notes and warrants issued in the August 6, 2021 private placement (the “Lock Up / Leak Out Agreements”). Under the terms of the Lock Up / Leak Out Agreements, the holders of the notes and warrants issued in the August 6, 2021 private placement will not be permitted to (i) during the 90 day period following the date of the closing of the offering, sell, dispose or otherwise transfer common stock of the company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company; (ii) during the period from 91 to 180 days following the date of the closing of the offering, sell, dispose or otherwise transfer common stock of the company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company in an amount equal to more than 2% of the of the average daily trading volume of Company’s common stock for the previous five consecutive trading days. The restriction contained in clause (ii) above will be waived, and the holders of the notes and warrants issued in the August 6, 2021 private placement will be permitted to sell, dispose or otherwise transfer common stock of the Company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company without any limitations if the volume-weighted average price (“VWAP”) of the Company’s common stock for five preceding consecutive trading days is greater than 130% of the public offering price of the Company’s common stock in this offering, until such time as the VWAP of the Company’s common stock for five consecutive preceding trading days is equal to or less than 130% of the public offering price of the Company’s common stock in this offering. The Company, with the consent of the Representatives, may waive the restrictions of the Lock Up / Leak Out Agreements.

Omnibus Amendment to Purchase Agreement

On December 31, 2021, the Company entered into an Omnibus Amendment Agreement with certain convertible note holders who collectively held 67% or more of the convertible notes and warrants outstanding on August 6, 2021, amending the original purchase agreement and the Company’s registration obligations. Simultaneously with the execution of the Omnibus Amendment Agreement, the Company issued to each convertible noteholder a replacement note in replacement of the convertible note held prior to December 31, 2021 by such noteholder.

The original purchase agreement was amended to, among other things, (i) delete Exhibit A and replace it in its entirety with a replacement 8% Senior Convertible Note, (ii) add a new definition of “Inventory Financing”, (iii) amend Section 4.18 to add at the end of Section 4.18 before the final period “, it being agreed that the provisions of this Section 4.18 shall not apply to the Qualified Subsequent Financing expected to occur after the date hereof”, (iv) delete Section 4.20 and replace it in its entirety with substantially the same text, including the following after the period, replacing the period with a semicolon: “; provided that the provisions of this Section 4.20 shall not apply to (i) in respect of any Holder to the extent that such Holder is an investor or a purchaser of the securities offered pursuant such Subsequent Financing, and (ii) with respect to an Inventory Financing.”, and (v) add a new section as follows: “4.21. Most-Favored Nation. So long as any of the Notes are outstanding, upon any issuance by the Company or any of its subsidiaries of any new security, with any term that a majority of the holders of the outstanding Principal Amount of Notes, reasonably believe is more favorable to the holder of such security or with a term in favor of the holder of such security that a majority of the holders of the outstanding Principal Amount of Notes reasonably believe was not similarly provided to the Purchasers in the Notes, the Warrant, or under this Agreement, then (i) the Company shall notify each Note holder of such additional or more favorable term within one (1) business day of the issuance or amendment (as applicable) of the respective security, and (ii) such term, at the option of a majority of the holders of the outstanding Principal Amount of Notes, shall become a part of the Transaction Documents (regardless of whether the Company complied with the notification provision of this Section). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, and original issue discounts. If a majority of the holders of the outstanding Principal Amount of Notes elects to have the term become a part of the Transaction Documents, then the Company shall immediately deliver acknowledgment of such adjustment to the Note holder (the “Acknowledgment”) within one (1) business day of Company’s receipt of request from Investor (the “Adjustment Deadline”), provided that Company’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.”

As consideration for entering into the Omnibus Amendment Agreement, the outstanding principal balance of each convertible note holder was increased by twenty percent (20%) and such increased principal balance is reflected on the replacement note issued to each convertible noteholder.

After giving effect to this increase in principal amount, total outstanding borrowings related to the convertible notes as of January 31, 2022 was $13.2 million, excluding any interest due on the convertible notes at such time. The outstanding amount is net of discounts of $5.6 million for a net book value of $7.6 million as of January 31, 2022.

Note Payable

On April 15, 2021, the Company entered into a $2 million note payable. On August 6, 2021, the Company used the net proceeds from the issuance of the convertible notes to pay 100% of the outstanding principal and accrued interest of this note.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Effect of Inflation and Changes in Prices

We do not believe that inflation and changes in prices will have a material effect on our operations.

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BUSINESS

Overview

Sports are evolving. Technology is driving a fundamental change across all sports – from playing and training to watching and consuming. Sports technology has been a growing presence in the sports market for the past 10 years. During the COVID-19 pandemic, we have seen what we believe is a mass adoption of automated technologies. As part of this shift, we believe consumers have moved towards technologies that monitor health, sports performance and fitness, in order to improve their overall fitness. We have also seen professional and collegiate sports embracing technology to analyze performance. We believe the Connexa platform is well-suited to serve this evolving adoption of technology to monitor and enhance fitness and performance across various sports.

At Connexa, we want to be a full stack/one-stop solution for ball sports, serving customers who play and teach sports, consume sports content, and manage sports facilities. Our goal is to allow users to consume sports content through PlaySight, participate in sports through our Slinger Ball Launcher, learn through the analytics provided by Gameface, and assist in the management of tennis clubs through Foundation. These various offerings form our Watch, Play, Learn platform.

We are a sports technology and media company. Our vision is to derive revenue from sports equipment sales and subscription services focused on our primary ball sports verticals of racquet sports (tennis, pickleball and padel), baseball / softball and cricket, as well as our secondary verticals, such as basketball, hockey and soccer. We aim to make participation in sports and consuming sports content fun, accessible and connected through our product portfolio of ball launchers, AI technology, performance video, performance analytics, live streaming of drills, practices and instructional content, and our facilities / membership management software capabilities.

Evolution of Connexa

The Connexa journey began in mid-2018 with the founding of Slinger Bag Americas Inc.

Evolution into Connexa Sports

connexa SPORTS TECHNOLOGIES

Sports Tech & Media Company

FOUNDATION

- Founded as Slinger Bag Inc. in 2018, introducing a single, disruptive, innovative product (Slinger Bag Tennis Ball Launcher) to the tennis market in mid-2020
- Mike Ballardie joined as CEO in 2019
- Acquired three companies in the 12 months leading up to March 2022

TODAY

- Morphed into a sports tech roll-up under the Connexa brand in April 2022

THE FUTURE

- Building out and delivering a suite of subscription-based Sport-as-a-Service platform built around Watch, Play, Learn and across primary core sport verticals of Racquet Sports, Baseball, Basketball, & Cricket

Slinger.
GAMEFACE.AI
playsight
FOUNDATION TENNIS

We aimed to produce an affordable and portable tennis ball launcher targeted at individual users. Slinger Bag began sales of its tennis ball launcher in 2020. Since then, we believe Slinger Bag has become a brand recognized by tennis players world-wide. We attribute our growth in part to our deep understanding of tennis as a sport and of the tennis enthusiast, coupled with a knowledge and know-how that allow us to create a product that we believe exceeds the expectations of tennis players of all abilities. In building the brand, we believe it has created a group of passionate consumers who constantly support and promote the Slinger Bag brand. Various tennis governing bodies and country tennis federations have sought partnerships with Slinger Bag. We believe Slinger Bag has contributed to the significant growth of tennis over the past few years, by facilitating more players, playing more tennis, more often.

Connexa management believes it identified an opportunity to use the consumer support for the Slinger Bag brand to broaden Connexa’s brand and offerings to tennis enthusiasts. This brand vision is based on providing a range of products and subscription services that casual, core and avid tennis players can use to enhance their enjoyment of the sport. These new services are built around the concept of Watch, Play, Learn – a platform allowing customers to watch and consume tennis content, making playing tennis more accessible, and enabling tennis instruction and learning.

Connexa management believes that it will be able to mirror the Watch, Play, Learn, concept in sports verticals other than tennis, including other racquet sports such as pickleball and padel as well as across other high participation sports such as baseball, softball and cricket. Slinger Bag plans to enter with disruptive, innovative ball launchers for sports verticals other than tennis over the next few years. Through this vision, the Company hopes to build a significant user and subscriber base at the heart of each of its target sport verticals.

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With the Slinger Bag brand, through its tennis ball launchers, offering the Play element of our new Watch, Play, Learn concept, Connexa management researched and identified target companies to acquire that had technologies required to transform Slinger Bag from an equipment-only business to a sports technology and media-led company, delivering the Watch and Learn elements of the Watch, Play, Learn, concept.

In mid-2021, we closed our initial acquisition of Foundation Sports, a software company that would provide access to an existing market of consumers who could be cross-marketed both Slinger Bag and new subscription services through their engagement with the Foundation Sports software to book tennis court time slots. Foundation Sports has seen over 30 million transactions, each transaction representing an individual booking playing time at tennis clubs, processed by over 700,000 persons using its system.

Foundation Sports also forms a key part of the Play element of our strategy by allowing its subscribers to reserve time at tennis courts through its platform and other sports facilities and streamlining the management of sports facilities by automating and moving to the cloud what was previously a manual process of calling and reserving time at sports facilities.

Play | Slinger®

Watch | Play | Learn

connexa SPORTS TECHNOLOGIES

45K
Units Sold Since July 2020

>$25M
Cumulative Revenue Since July 2020

2 Patents
Currently Issued, with 1 Additional In-Process

Padel

Pickleball

Softball

Baseball

Cricket

ALL SPORTS

Slinger

In early 2022, we closed the acquisitions of both Gameface and PlaySight.

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Gameface initially focused on the cricket and soccer markets, where it has built an automated platform to extract various data points from a live and archived match footage. Gameface is in its early stages of start-up and has its small team dedicated to supporting its already existing cricket product and the Slinger tennis App.

Gameface will be at the center of the Learn element of our strategy and we believe will enhance the smart analytics for all of our brands across all of our sport verticals.

Tel Aviv-based PlaySight has been involved in tennis since its inception in 2010 and is established in computer vision technology. Outside of tennis, PlaySight has built a portfolio of customers consisting of professional teams, elite colleges, academies, schools and facilities across multiple sports. In order to fulfil its vision of democratizing advanced sports technologies and bringing it to every field, sport and level, with different and challenging environmental conditions and high variability among customers, PlaySight developed automated broadcast production, live streaming and performance video technology that is low-cost and easy to install and can be run without a dedicated operator. Its core connected camera product is software based and uses single cameras and a computer installed on a court, field, gym or sports facility. The system tracks, in real time, the ball and the players, analyzes movement and activity and uploads all the data and video to an athlete/coach’s account for further review and analysis.

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Following a series of discussions with the PlaySight board of directors, it became clear that PlaySight would be the ideal company to deliver the Watch element of our new brand strategy.

To help deliver this full vision in April 2022, Connexa was created to drive the evolution to a disruptive and differentiated connected sports platform, delivered to players through the Slinger (Connexa) App, by providing unique player performance and gametime analytic feedback through automated video and data capture, performance AI, professional level insights, instructional content and practice drills, all aimed at improving the performance and enjoyment of each and every player.

Our management team has a proven pedigree over many years in building brands, products and businesses on a global scale. Both our corporate and our brand management teams have knowledge, experience, know-how and expertise across sport as a whole and through sports technology specifically.

Connexa has inherited a number of significant investment partners, such as Softbank Ventures Asia, Unbound, Verizon Ventures, Naver and the Great White Shark Opportunity Fund as well as a group of household tennis legends and business people. These names include George Mackin who is now investor in the Company. Connexa has a strong ambassador team that includes Tommy Haas, Robert Bryan, Eugenie Bouchard, Anna Ivanovic, Darren Cahill, Patrick Mouratoglou and Nick Bollettieri. Connexa has strong partnerships across sports with elite and professional teams across multiple sports, organization partners such as IMG Academy, USTA’s National Campus, Lakepoint Sports, The Intercollegiate Tennis Association, governing bodies and federations.

Slinger Bag alone has generated over $25 million in revenue since July 2020, sold 45,000 Slinger Bags to tennis players and built a network of distribution in over 45 countries. Gameface brings real-time analysis and event recognition from match situation all through a single camera. . The accuracy of the real-time analysis and event recognition feature of the camera has been verified by VICON (the gold standard for motion capture testing) as being 93% accurate. Foundation Sports has seen over 30 million transactions (bookings) processed by over 700,000 persons using its system. Square has recognized Foundation Sports as its affiliate partner across the Health, Wellness and Sport sectors.

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With the rapid expansion of 5G services and faster broadband, our belief is that eventually all sport courts, fields, gyms, pitches and alike will become “Smart” – connected through smart cameras. One of our companies, PlaySight, is involved in vision based camera technology and we hope to become a key driver and an enabler of these sports facilities becoming “Smart”.

We are building a fully integrated technology and media based connected platform of products and services to serve today’s sports consumer with live streaming, video-on-demand, performance analytics powered by AI, training and practice insights, OTT channel services and to also provide sports technology access to players of all ages and abilities, whether members of private facilities or with access to public facilities.

In building out our connected platform, we believe Connexa will become a sought-after strategic partner for multiple industry segments which include: betting service providers; federations, which are National Governing Bodies (NGBs) that we believe every market globally has its own, such as the United States Tennis Association (USTA); high performance centers, which are centers of elite sport, e.g. IMG Academy; elite/pro teams, which include 200 collegiate and professional team across NBA, NHL, MLB and other sports leagues; infrastructure providers, which are court builders, such as Sportgroup-Holding; and license operators, which are third-party companies that could provide the Company with daily management / operation for non-core sport verticals in exchange for an annual license fee. We aim to take advantage of all of these opportunities over the coming few years.

The Connexa Ecosystem

Sports-as-a-Service

connexa
SPORTS TECHNOLOGIES

BIG DATA
Collect-Analyze-Share-Enable

B2B SOFTWARE
Power sports clubs & facilities
Square

SLINGER BALL LAUNCHERS
Disruptive CPG as foothold into consumer's world

CONNECTED CAMERA FOOTPRINT
Fixed/portable camera footprint throughout sport facilities globally
LAKEPOINT
IMG ACADEMY

connexa
WATCH | PLAY | LEARN
"Sports-as-a-Service"

PERSONALIZED INSIGHTS / APPS
Proprietary, sport-specific AI for all athletes

BETTING INTEGRATION
Automated production for scalable video and streaming delivery sportradar
Genius SPORTS

COACHING AND INSTRUCTIONAL CONTENT
Curated and premium coaching content from world-class ambassadors

STREAMING / OTT / CONTENT
ConnexaTV & Streaming Partnerships

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The Connexa Vision

Whatever sport you play or follow, you will likely find value across any combination of our Watch, Play, Learn vision.

●	WATCH: Automated production, live streaming of practices, matches, lessons, tournaments and all sporting moments and events. OTT capabilities provide management, generation and curation of content for fan engagement and digital marketing as well supporting strategic partnerships across betting, federation, event and other data and media users. PlaySight, our new subsidiary, is involved in vision and camera technology and global sports video production and live streaming, and, as such, will lead the Watch category for Connexa.

●	PLAY: Making sports more accessible to players of all ages and abilities through its Slinger Bag Ball Launcher facilitates more play occasions, by more players, more often as a result. Play will be supported by performance analytics, match insights, e-coaching tips and practice, drill and fitness recommendations specific to each sport. Powered by AI and coaching insights from a highly respected stable of global ambassadors; a facility / membership software that enhances facility revenue generation, supports court bookings and increases overall participation and interaction of the member base. Our disruptive and innovative Slinger Bag Ball Launcher together with our Foundation Sports’ facility management software will lead the Play category for Connexa.

●	LEARN: Through the continuous generation of relevant content, content that has been specifically curated from across all available technologies, products, partners and ambassadors within our ecosystem to analyze, inform and motivate, Connexa intends to be a “partner” to players by providing both improvement in overall performance (e.g., through its sports analytics app that will both analyze a subscriber’s technique in the relevant sport and propose improvements) as well as a deeper appreciation and enjoyment of each specific Sport. Gameface is at the heart of the Connexa connected sports platform and will be central to powering all of our brands insights and learning capabilities. We believe Gameface will provide access to analytics and other performance data from which players will learn about their performance and improve it by building an automated AI platform to analyze and extract data from sport videos across racquet sports, baseball, softball, cricket and other sport verticals. Gameface’s core capabilities may be delivered through compatible installed camera or mobile camera phone, which allows the company to build consumer-friendly and scalable solutions for the sports market without relying on specific hardware or camera types.

Connexa Team

The Connexa Team is built around the following individuals:

Connexa - Total Addressable Market

We believe Connexa has a wide, varied and growing addressable market for its products and services. The macro trends across sports and sports technology, AI, sports betting and youth sports growth highlight the opportunity ahead. With infrastructure across courts, fields, pitches and rinks across the globe expected to become “Smart” (i.e., connected to the internet with events, games and matches to be broadcast over the internet and using AI-based performance analytics) over the next few years, the sports technology market, currently valued at $17.9 billion, is projected to grow to over $40.2 billion by 2028, with over 40% of that growth coming from North America. The proliferation of 5G and improved camera technology is leading to widespread consumer adoption of AI technologies and expected to grow at a compound annual growth rate of 30.3% through 2030. Connexa also plays in the sports betting market in partnership with strategic partners such as Sportradar and Genius Sports by providing live stream services via Sportradar and Genius Sports for betting companies. These companies are rights holders who are the facilitators of live streaming of events for the betting companies. They require a camera/data partner such as Connexa (or others) to deliver the live stream and to provide real-time data intersting to be consumed by betting customers. Sports betting is opening up across the US and by October 2021 was seeing $7 billion a month in online wagering. Youth sports (a $19 billion market today) is also a large market and is estimated to be over $70 billion by 2026 with these younger consumers becoming instrumental to the rise of sports technology applications and the growth in e-sports. The global sports equipment market where Slinger Bag competes was valued at $331.4 billion in 2021 and we believe we are well-positioned to build products and services needed and desired by each of these markets.

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Tennis is already experiencing rapid global growth right now, with a 22% year-over-year participation growth in 2020. There are 87 million players worldwide, with 21 million of those considering themselves to be ‘avid’, playing at least 1 time per month. This enthusiast base is our key target in the sport.

Connexa, through its connected sports platform, including Foundation Sports, Gameface, PlaySight and Slinger Bag Americas, already has over 1 million users – the majority from the sport of tennis. We believe we have the capability to build a marketplace to serve our consumers.

Total Addressable Market

connexa SPORTS TECHNOLOGIES

The Size of the Prize

Sports Technology

$18B CURRENT MARKET

17.5% CAGR

$40B 2026 MARKET

43% GROWTH FROM NORTH AMERICA

Sports AI

5G ADOPTION LEADING TO HIGH GROWTH

30.3% CAGR

$1.4B '20 MARKET SIZE

Sports Betting

10.1% CAGR

$140B 2028 MARKET

20x INCREASE FROM '18-'21

Sports Market

4.3% CAGR

$620B 2020 MARKET SIZE

$19B U.S. YOUTH

Youth Sports

56% PARTICIPATION RATE

$77.6B 2026 MARKET

Sources: Allied Market Research, Aspen Institute, Kearney, Research and Markets, TechNavio, USA Today, Yahoo

The Revenue Opportunity

The Connexa business addresses five distinct sports market channels: elite/professional teams & colleges; high performance academies and federations; schools, leagues and teams; clubs, facilities, infrastructure and strategics; and end consumers.

PlaySight will work to enhance its sales organization in order to expand its primary focus and reach within the professional teams and college channels through a ramping up of camera installations across multiple sports. We believe doing so will drive increased revenues from each professional and college partnership. Through layering Gameface analytics over the PlaySight video feed, we believe that a new revenue opportunity will be created by selling data on top of the video feed. In other words, users that watch the video feed will be offered and may purchase data and analytics. Second, PlaySight will have access to our established sales team (shared across PlaySight, Foundation Sports and Slinger Bag) that will be dedicated to visiting tennis facilities across the United States, by making similar technology used at the elite teams and colleges level available at the local club/facility level.

Likewise, Foundation Sports will share this sales organization to showcase their facility software, which will offer the Slinger Bag as a training partner at the facility. We believe this final link will make the Connexa group an integral partner to US-based tennis facilities.

Additionally, Slinger Bag expects further invest in paid digital advertising to widen its reach across multiple social media marketing platforms using an array of digital marketing tools and programs at its disposal to drive its primary equipment revenue growth. This will be especially important for the anticipated introduction of the new pickleball and padel launchers in Fall 2022.

The launch of the Slinger (Connexa) App for analytics, drills, practices and instructional content along with the repositioning and branding of the PlaySight OTT network to ConnexaTV, both planned for the late 2022 / early 2023 and the offer and sales of subscriptions to such Apps. We believe these efforts will facilitate our the opportunity to cross our existing users and subscribers with new services.

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Our Brands, Products and Technology

Our portfolio companies are at very different stages of their development.

Slinger Bag

Slinger Bag was founded in 2018 on a tennis court in Israel. The premise of the Slinger Bag Launcher is built around 3 simple concepts – transportability, versatility and affordability. Slinger Bag Launcher specifically targets the regular tennis players who are non-elite players and do not have regular access to state-of-the-art facilities. It was deliberately called a ‘Ball Launcher’ and not a ‘Ball Machine’ in order to differentiate it from the traditional, cumbersome, heavy and difficult to use ball machines found in most facilities.

The Slinger Bag Launcher is a high-performance ball launcher built into a trolley bag. It weighs 15Kg / 33lbs and is highly portable. It was designed to fit into the trunk of a smart car, to carry all types of tennis gear and rackets as well as up to 144 tennis balls. It is powered by an interchangeable Lithium Battery that will last up to 3.5 hours (dependent on use). The Slinger Bag Launcher costs $700 in the United States market, about the price of two performance tennis racquets.

Slinger Bag operates a direct-to-consumer business in North America which benefits Slinger Bag with their market reach to the core and avid market of tennis players. Outside of North America, Slinger Bag has distribution partners across 45 markets. We believe each distribution partner has all-important strategic relationships within the tennis community.

Having shipped the first ever Slinger Bag Launcher to a paying consumer in July 2020, Slinger Bag has generated in excess of $25 million in revenues since then. In North America alone we are averaging $35,000 in orders per day.

PlaySight Interactive

Founded in 2010, PlaySight brings the advanced capabilities to all levels of sport, all over the world: automated production and live streaming, video replay (VAR), pro level coaching tools, and a live and an on-demand sports OTT channel.

Selected in both 2017 and 2018 by Fast Company as one of the 10 Most Innovative Companies in Sports, PlaySight has developed an autonomous, affordable, and scalable technology platform, accessible to any player and level. Powered by camera technology, proprietary AI and deep learning algorithms, PlaySight’s “SmartCourt” (field, gym, rink, pool, and more) platform connects the physical on-court activities and the digital world. PlaySight technology also serves as an important tool to encourage youth to engage in sports in a meaningful and active way, giving them the same tools, video, and training opportunities previously only accessible by the most elite athletes.

PlaySight’s platform is powering over multiple sports (from tennis, baseball and basketball to hockey, soccer, swimming, wrestling and more), with 10,000 camera installations across 2,000 courts, pitches, fields and rinks. Although PlaySight has a presence in over 30 countries, its core business is in the USA where it has amassed hundreds of thousands of “users” (athletes and coaches, and increasingly parents and fans). Customers also include 19 NBA teams that use PlaySight for all performance video and training needs.

Footprint

Clients and Partners

PROFESSIONAL SPORTS – INCLUDES OVER 50% OF NBA TEAMS

PARTNERS, LEAGUES, & FEDERATIONS

COLLEGIATE SPORTS

Today PlaySight operates a B2B business servicing numerous customers and installed cameras on courts, fields and pitches mainly across the USA. Under Connexa we plan to focus both organic growth within the current channel and customer base, extending our reach across multiple sports within each customer environment, as well as further democratizing the technology down to high schools, clubs, federations and in doing so driving shared revenue through OTT channel media, content and data partnerships. We plan to launch PlaySight mobile systems which are accessible through apps on handheld and other portable devices late 2022 or early 2023, working toward our ultimate objective to provide services to individual players and consumers.

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Foundation Sports

From its inception, Foundation Sports has been in the business of developing software for the tennis industry

Foundation Sports’s software and products include:

●	A B2B software as a service facilities management system encompassing reservations, booking, event (camp and clinic) enrollment, group email marketing and integrated web site hosting/builder platform collectively called The Foundation.
●	An IOS and Android app platform allowing racquet sports facilities to offer ‘their own’ (B2C) app that provides consumer facing reservations, enrollments, contact management, and game arranging capabilities. The Company is an authorized app store developer for worldwide distribution with both Apple and Google.
●	TennisPOS, an integrated point of sale and payments system supporting court reservations and pricing, events & enrollment management, and member administration. TennisPOS is integrated with the Square payments eco-system. The company is a Square platform development partner.

Foundation Sports’s products help reduce operation costs increase player participation and new player growth at tennis facilities managed in public parks, commercial clubs, private/member equity owned clubs (country clubs, swim and tennis clubs, homeowners’ associations), academies and schools & universities.

Gameface

Gameface is providing access to analytics data by building an automated AI platform to analyze and extract data from sport videos across tennis, baseball, cricket and other sport verticals. Gameface’s core capabilities are delivered through compatible cameras or camera phones, which allows the company to build consumer-friendly and scalable solutions for the sports market without relying on specific hardware or camera types.

Gameface initially focused on the cricket and soccer markets, where it has built an automated platform to extract various data points from live and archived match footage.

While the Company, as a whole, has been more focused on the racquet sports verticals, we have since expanded our platform capabilities which now includes technique analysis that allows athletes to get personalized insights on their playing technique within sport verticals of racquet sports (tennis, pickleball and padel), baseball, softball and cricket as well as secondary team-based sports such as basketball, hockey, soccer and other sports. In August 2020, Gameface entered into an exclusive partnership with Khaitan Tech Holdings that involves legendary Indian cricketer Virender Sehwag to build and market a cricket technique analysis app in India.

For the cricket players, this Gameface powered app analyzes and compares a players cricket stroke playing technique that is captured on a mobile phone and provide a comprehensive break down and feedback on how to improve such player’s stroke based on certain bio mechanical data captured by the AI.

Cricket is the second most popular sport in the world, and India is the biggest market for cricket. The global cricket market is regarded by industry experts, governing organizations and cricket-specific market research companies as having 300 million active players globally, with many consumers again being avid fans of the sport. Of this 300 million cricket player market, 54 million players are in India. The Gameface – Khaitan Tech/Sehwag partnership is focused on penetrating this market in India.

Connexa is developing a tennis app for players of all ages and abilities that will provide a wide range of analytics and other services. We expect to offer some services free of charge and will build a tiered subscription model for others. The beta version of the app has been released with the full version anticipated in late 2022 or early 2023. Gameface intends to build and license similar products for other sports, including baseball, basketball, and soccer.

Connexa At a Glance

With significant investments in proprietary technology, including 10 utility patents and one pending patent application, Connexa is powered by the integration of Automated Video, AI, Big Data, Content, and Performance Analytics coupled with the expansion of 5G and high-speed broadband, turning sports facilities "Smart" through its connected camera technology and ultimately connecting consumers to their chosen sport like never before.

connexa SPORTS TECHNOLOGIES

Slinger®

Built around three pillars – transportability, affordability, and versatility, facilitating play 24/7 and providing direct-to-consumer access to avid tennis consumers

45K
Units Sold (Since July 2020)

>$25M
Cumulative Revenue (Since July 2020)

playsight

Connected camera and smart sports AI video platform, providing fixed and portable camera systems for performance analysis, live streaming, data, and analytics

10+
Years of Technology Development

>200
Teams Across NCAA, NBA, NHL, MLB and Soccer

GAMEFACE.AI

Real-time analysis of stroke technique, shooting / pitching form, and biomechanics through the Slinger App, as well as event recognition from match play situations

18
Data Points Collected in Real-Time

93%
Increase in Accuracy from Manual Tracking (Vicon Validated)

FOUNDATION TENNIS

Facility management, booking and scheduling, payment management, mobile app development – SaaS model providing significant cross-selling opportunities

>30M
Transactions / Bookings

>700K
End Users

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History of Our Company

The Company was incorporated in the State of Nevada on July 12, 2015 as “Lazex Inc.” From its inception until September 13, 2019, the Company was in the business of providing travel consulting and tour guide services. On September 16, 2019, Slinger Bag Americas acquired 2,000,000 shares of the Company’s common stock from its then shareholders. On September 16, 2019, the Company acquired 100% of the outstanding shares of Slinger Bag Americas when the then owner of Slinger Bag Americas contributed her shares of Slinger Bag Americas to the Company in exchange for 2,000,000 shares of the Company. The result of the foregoing transactions is that Slinger Bag Americas became a wholly owned subsidiary of the Company. From September 16, 2019, the Company ceased its performance of travel consulting and tour guide services and has switched its focus to the development of the technologies and products owned by Slinger Bag Americas and its affiliates.

On February 10, 2020, Slinger Bag Americas acquired a 100% ownership stake in Slinger Bag Ltd (“SBL”). SBL owns the intellectual property rights pertaining to the Slinger Launcher (described more fully below) and was responsible for the Kickstarter campaign described more fully below.

On February 25, 2020, the Company increased the number of authorized shares of common stock from 7,500,000 to 30,000,000 and effected a 4-1 forward split of its outstanding shares of common stock. Approval of the Company’s stockholders was not required to be obtained, as authorized by Nevada Revised Statute Section 78.207, et seq. The forward split became effective on February 25, 2020. As a result of the forward stock split, each share of the Company’s common stock outstanding was split into four shares of the Company’s common stock. All references in this report to numbers of shares reflect the Company’s 4-1 forward split.

On June 21, 2021, Slinger Bag Americas entered into a membership interest purchase agreement with Charles Ruddy to acquire a 100% ownership stake in Foundation Sports.

On February 2, 2022, Slinger Bag Australia Pty Ltd., a wholly-owned subsidiary of the Company completed the acquisition of 100% of the issued and outstanding share capital of Gameface pursuant to share purchase agreements entered into with each of the shareholders of Gameface on February 2, 2022 in exchange for the issuance and delivery of 604,586 shares of the Company’s common stock (of such shares 66,667 shares are currently held back to cover certain indemnity claims that may arise) and ten-year warrants to purchase an additional 47,823 shares of the Company’s common stock at $0.01 per share (collectively, the “Consideration Shares”) to the Gameface shareholders and the payment of $500,000 to Jalaluddin Shaik, who sold 306,050 shares of Gameface to the Company, to be made out of the proceeds of this offering, in lieu of the issuance of 14,259 shares of common stock valued at $35.00 per share that Mr. Shaik would otherwise have been entitled to receive. Gameface shareholders also have the opportunity to earn 100,000 additional shares of our common stock as an earn-out upon satisfaction of certain conditions. In addition, the Company agreed that it will provide working capital to Gameface up to the amount of $1,500,000 for the period between July 1, 2021 to December, 31, 2022 and Mr. Shaik will be appointed as a board observer of the Company to attend board meetings and receive information relevant to the matter(s) being discussed in the board meeting pursuant to a side letter in connection with Mr. Shaik’s service agreement with Gameface.

On October 21, 2021, the Company, SB Merger Sub Ltd., a private company formed under the laws of the State of Israel and a wholly owned subsidiary of the Company, PlaySight and Rohit Krishnan, in his capacity as the Shareholders’ Representative, entered into a merger agreement (the “PlaySight Agreement”) and on February 16, 2022, the parties amended the PlaySight Agreement. On February 21, 2022, the Company completed its acquisition of PlaySight.

In accordance with the PlaySight Agreement, as amended, the Company issued to PlaySight shareholders consideration of 2,537,969 shares of Company common stock, and issued to PlaySight employees options to purchase up to 142,858 shares of Company common stock, and used a cash sum equal to the value of 152,490 shares of the Company’s common stock ($2.2 million) to cover certain expenses. The PlaySight employee options vest at issuance, have an exercise price of $0.01 per share, and expire 10 years from issuance. The Company also agreed to earn-out consideration of up to 514,286 shares of the Company’s common stock. Issuance of the earn-out shares is based on PlaySight’s annual recurring revenue at December 31, 2022, and is expected to be paid out, if earned, if earned, in calendar year 2023. Under the PlaySight Agreement, as amended, the Company has also agreed to purchase back shares of the Company’s common stock from certain former PlaySight shareholders for an aggregate amount of up to $1.44 million to cover certain Israeli tax obligations related to the PlaySight Acquisition. In the event the Company’s common stock becomes listed on Nasdaq prior to the date the Israeli tax obligations are due, which is expected to be February 16, 2024, and February 16, 2026.

In April 2022, the Company changed its domicile from Nevada to Delaware. On April 7, 2022, the Company effected a name change to Connexa Sports Technologies Inc. We also changed our ticker symbol, “CNXA”. Connexa is now the holding company under which Slinger Bag, PlaySight, Gameface and Foundation Sports reside.

From inception through our ownership of Slinger Bag Americas and SBL to date, we have been focused on the ball sport market globally. Our first product, the Slinger Bag Launcher, is a patented, highly portable, versatile and affordable ball launcher built into an easy to transport wheeled trolley bag.

Tennis ball machines have been around since the 1950’s when they were introduced by Rene Lacoste. Improvements to performance were made in the 1970’s when Prince started its tennis business on the back of its first product – Little Prince – which was a vacuum operated ball machine. In the 1990’s the first battery operated machines came to the market and since that time very little, if anything, has changed in the structure of ball machines products outside of added computerization. Typically, the machines being marketed by traditional ball machine brands are large, cumbersome and awkward to operate. They are also generally expensive – often well above U.S. $1,000 compared to the entry price of $700 for a Slinger Bag Launcher. We believe that up until the introduction of the Slinger Bag Launcher, the majority of traditional tennis ball machines were sold to tennis facilities, institutions and tennis teachers, with only a few being sold directly to tennis playing consumers.

Following the acquisitions of Foundation Sports, Gameface and PlaySight Interactive, the Connexa company was established and the equipment-only Slinger Bag company business is being transformed into a sports technology and media company focused on providing equipment and software based services to sports teams, facilities, academies, events, federations, clubs and players and participants of all ages and abilities. Maintaining the initial focus on the roll-out of OTT channels and app services within the racquet sport vertical, Connexa will also offer products and services across 20 different sports.

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Industry Overview

Over the next five years, we believe that most commercial stadiums, schools, academies, pro teams, colleges, clubs, facilities, courts, fields, rinks and pitches will begin transitioning to and becoming “Smart” with connected, AI-based video and analytics technology being a key component. PlaySight technology is well-suited for this transition, and we are intent on advancing this trend by leveraging existing relationships, such as the collegiate and professional teams using PlaySight technology today.

Over the course of the next twelve months, Connexa will be focused on tennis as its primary target market. The global tennis market has millions of active players globally, with many other consumers being avid fans of the sport.

Manufacturing and Distribution

Production of the Slinger Bag Launcher is based in southern China. We are engaged with 10 individual part suppliers, and all of these parts come together at our contracted assembly facility in Xiamen, China, where the Launchers are assembled and tested for quality control before being processed for global distribution.

We believe our manufacturing capacity is approximate 5,000 units monthly today. This capacity will be shared across our three Slinger Bag Launcher products– tennis, pickleball, and padel. The pickleball and padel products are still under development.

In developing our Slinger Bag tennis, pickleball and padel Launchers, we have designed the three products that share many common parts. We expect this to aid efficiency of the production process.

We have engaged an independent and experienced vendor management company to manage all of our production quality control and quality assurance activities, both across our individual vendor partners and at the assembly facility. These processes have been developed together with the Company with a goal of high quality products.

South American distributors are typically serviced from our US warehouse locations. We have a global distribution network, and all shipments made to markets outside of the United States, Canada and Rotterdam are shipped free-on-board (“FOB”), thereby becoming the responsibility of the distributor.

Additionally, we ship our Slinger-Dunlop co-branded tennis balls from Dunlop (our supplier) to the United States or to Rotterdam for further distribution through our distribution network.

PlaySight’s products are sourced from Israeli suppliers currently. The most important elements are the cameras and the Lenovo Servers required to power PlaySight’s multi-angle video and connected cameras called Pro Systems. Today, all assembly of camera rigs and associated software are managed in Israel. Once assembled, the products are shipped directly to their final destination, primarily the United States and Europe. As Connexa evolves, we plan to move supply chain management to a central group function and migrate product assembly to the local markets served and to cloud computing.

Gameface AI and Foundation Sports are software-as-a-service companies and, as such, have no direct procurement or supply chain requirements.

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Strategy

Slinger Bag Launcher

In introducing the Slinger Bag Launcher, we saw an opportunity to disrupt the traditional tennis market. Currently, approximately 70% of our Slinger Bag Launcher revenues are generated through our direct-to-consumer strategy in North America. We operate a third-party distributor structure in all markets outside of North America. Distributor partners have exclusive territories. We endeavor to partner with distributors who have a recognized background within the tennis industry for their market, along with the financial capacity and service infrastructure to grow the Slinger Bag brand through a similar go-to-market strategy. All distributor partners purchase Slinger Bag Launchers at distributor pricing, which is considerably lower than the retail price, with advanced orders.

The United States market will remain predominantly a direct-to-consumer market for us. As the largest tennis market in the world with 17.4 million players, the United States is a key market both to establish the Slinger brand and to drive demonstrable growth. Direct-to-consumer sales will continue to be supplemented by one or more third-party internet sites focused on the tennis market. This market will be served by third-party logistics facilities in West Columbia, South Carolina and Reno, Nevada, which are operated by one of our logistics partners. All end consumer service support is currently managed by a small team based in Canada. All distributor partners are managed and supported by our distributor manager located in Israel.

Foundation (Tennis) Sports

Foundation Sports is a software-as-a-service business focused on supporting tennis facilities and clubs. Currently Foundations Sports is solely focused on the core U.S. market. Foundation Sports software supports B2B customers by helping them to manage and grow their business with software capabilities that allow them to attract, engage, and connect with their customers and members more efficiently. We offer an integrated system for facilities across the racquet sports business to manage the full array of business requirements, such as marketing, operations, member services and internal accounting, using one platform across the mobile web, social, and app functions. The business benefits of this inherent design reduce facility costs, eliminates duplication of data, and create a seamless processing of the full spectrum of business activities from new customer (member) acquisition through the full customer (member) and accounting life cycle.

Foundation Sports software will be sold to U.S. tennis facilities through a shared Connexa sales organization. This sales organization will have field representatives located across the U.S. and targets on a defined geographic targeting of tennis facility locations. We anticipate that we will commencing this integrated Connexa sales process in late 2022 or early 2023.

PlaySight

We believe there is growing need for autonomous video capture in sports to make technology accessible to all levels of teams and players. Facilities, teams, colleges and players can benefit from automatic video production that can provide performance analytics, automated scoring and, in many sports, video assisting referee tools (“VAR”) without a camera operator. We believe the pandemic crisis accelerated demand for these automated systems because of the need for remote training and digital connection between teams, athletes and coaches. PlaySight has a well-positioned product that meets the needs of today’s sports market.

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In order to fulfill its vision of introducing advanced sports technologies, bringing the technologies to every field, sport and level, and recognizing the different and challenging environmental conditions and variability among customers, PlaySight developed automated broadcast production, live streaming and performance video technology that is low-cost, easy to install, and can be run without a dedicated operator. Its core connected camera product is software based, using a single camera and a computer installed on a court, field, gym or sports facility. The system tracks, almost in real time, the ball and the player(s), analyzes movement and activity, and uploads all the data and video to an athlete/coaches account for further review and analysis.

PlaySight’s future innovation is based on real–time AI and deep learning technology to add advanced analytics to its main fixed and mobile products. We believe adding analytics relevant to each sport will give the platform an edge to serve the full spectrum of technological needs for most sporting organizations and its constituents, from the professional level down to the grassroots.

PlaySight is also focused on strategic collaborations and technology integrations with partners that will incorporate its technology and provide further market penetration, such as betting companies, media companies, court installation companies, college conferences, federations and leagues.

PlaySight video technology positions us to take advantage of demand for media content and sports data through over-the-top (OTT) platforms. We believe revenue opportunities associated with OTT streaming exist through monetization of this media content and data through revenue share partnerships with the facilities, colleges, clubs teams or other rights holders of the content. Stream advertising is another revenue opportunity that opens up as consumers accessing PlaySight’s OTT platforms increase.

PlaySight is preparing to launch a new mobile application in late 2022 or early 2023. Once available, this will allow PlaySight to move from its current B2B revenue platforms to a direct-to-consumer model.

Gameface

Gameface provides access to analytics data by building an automated AI platform to analyze and extract data from sport videos across tennis, baseball, cricket and other sport verticals. Gameface AI’s core capabilities are delivered through compatible camera or smart phone, which allows us to build scalable solutions for the sports market without relying on specific hardware or camera types.

We envision Gameface as a product that will be at the heart of ‘powering’ the Connexa portfolio of brands. We also see Gameface technology as a driver of real-time data and analytics for a wide range of sports, brands and other strategic partners.

Gameface initially focused its technology on the cricket and soccer markets, where it has built an automated platform to extract various data points from live and archived match footage. Since September 2021, the Gameface team has been dedicated to building its technology to deliver performance insights in tennis, which will form the core of our new Slinger app. Later in 2022 or in early 2023, Gameface plans to revisit the cricket vertical and enhance its technology offering based on the advances made in tennis AI tools available through the combined company, which will broaden and deepen its reach across the cricket world. In 2023, Gameface expects to dedicate resources to baseball analytics and identifying strategic partners for other team sports such as basketball and soccer. We also intend to license technology to validated global partners for direct-to-consumer applications.

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Connexa Brand Marketing

The Slinger Bag brand team will provide experience and an infrastructure to bring PlaySight and Gameface marketing to a new level.

With the go-to-market strategy for Slinger Bag focused on its core North American tennis markets as a direct-to-consumer business e-commerce brand, all marketing activity and advertising media is centered around a consumer push to the Slinger Bag e-commerce platform at https://www.connexasports.com/ and then working to convert brand or product interest to purchases. Based on the target tennis demographic, our marketing focus for the brand centers is around three core marketing pillars: digital advertising; influencers and brand ambassadors. Our marking efforts also focus on targeted social media platforms.

Using demographic data for tennis and following a period of advertising testing, our digital advertising spend focused mainly towards Facebook, Instagram and Google.

In addition to our paid marketing activities, Slinger Bag relies on the expertise of our small internal team to build out a network of ‘followers’ across various social media platforms – mainly Instagram, Facebook and LinkedIn. Today, Slinger Bag has consumers who are fans of our brand and fully engaged in generating social media content through their own means.

The Slinger Bag brand ambassador team has also been integral to the overall brand marketing strategy in their support of our product by creating and sharing content, representing themselves as affiliated with the brand and through their personal appearances at events, tournaments, etc. Our ambassador team includes: Tommy Hass, Robert Bryan, Darren Cahill, Eugenie Bouchard, Nick Bollettieri, Patrick Mouratoglou, Dustin Brown and the Jensen brothers.

Outside of this core marketing strategy, Slinger Bag has taken advantage of numerous opportunities to partner with key brands in the tennis space or to advertise at key tennis related events.

Additionally, through our management team’s close association to the tennis industry, we have been able to provide many top touring professionals with a Slinger Bag Launcher for their personal use. These arrangements were non-contractual product seeding opportunities. Players have occasionally posted on social media about their use of the Slinger Bag Launcher, including Simona Halep.

To support the Slinger Bag marketing program, we have engaged several agencies:

●	Brand Nation, an influencer marketing agency based in London. Brand Nation leads our influencer programming globally. Influencers targeted are wide ranging and include leading sports, tennis, film, TV, music and blogger celebrities all known for the fact that they play tennis regularly and have a fan base in excess of 10,000 followers. All influencer activity is continually rolled back up to our social media platforms as a means of generating content, brand awareness and product interest.

●	Ad Venture Media Group, a New York based PPC (pay-per-click) agency whose work is grounded in scientific analysis of consumer data and consumer trends. Ad Venture Media leads all digital advertising activities for Slinger Bag on a performance-based fee structure.

●	We have partnered with Team HQS, who manages an affiliate marketing program geared towards US-based teaching professionals, players, juniors and events, in the United States market. This target market is provided with unique affiliate marketing links and encouraged to create content and to share it on their social media accounts and in other such communities that they are connected to, in order to receive an affiliate marketing fee based on revenues generated by consumers purchasing Slinger Bag products attributable to them, via their direct link.

Each of our distributor partners around the world are establishing their Slinger product distribution business as we would do if we were establishing a distribution subsidiary in each market. As such, each distributor adopts Slinger brand marketing programs while initiating new local concepts of their own. Efforts aimed at reaching the tennis player directly and ensuring that the Slinger brand message is consistent around the globe. Slinger Bag supports all of its brand distributors with full access to all of the company’s marketing partners, as well as direct contact to our internal marketing team.

Our marketing budget is primarily funded by, or determined in accordance with, the distributor partner linked to the distributors purchase objectives. Each distributor executes local grassroots programs, including demonstration days, local teaching pro partnerships, specialist tennis network communications, providing Slinger product locally as necessary to local key market tennis influencers to further increase the intensity of the influencer effort. Typically, we support these activities with either discounted products or certain quantities of free products. Distributor marketing budgets are allocated to Google, Facebook, Instagram, YouTube and other relevant websites or platforms in their region, and supported, approved and /or overseen by AdVenture Media Group.

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Brand Endorsements

We have reached agreements with several globally recognized tennis players and coaches to become brand ambassadors. Each of the following brand ambassadors is or was either a world-ranked singles or doubles tennis player or, in the case of Patrick Mouratoglou and Darren Cahill, the coach of a number of world-ranked tennis players, who has a large number of fans and supporters and is active across many aspects of tennis today.

Tommy Haas (former ATP #2 player and current Tournament Director at the BNP Paribas Open) has been appointed the Slinger Bag Chief Ambassador. In this role Tommy will support Slinger in building out our global ambassador team focused on identifying ambassadors in our key global business markets of Japan, Europe, Australia, China, Brazil and India. Tommy will also be very active supporting and promoting the Slinger Bag brand across the globe with personal appearances at events we sponsor and via online training and drill videos.

Robert Bryan (member of the Bryan Brothers, well-known doubles team in the tennis world) has extended his ambassador agreements through 2023 and will continue to feature prominently in our marketing activities and messaging.

Eugenie Bouchard, a former top 5 Canadian WTA player with a significant social media following.

Patrick Mouratoglou, a prominent tennis coach globally and coach to Serena Williams, Simona Halep and Stefanos Tsitsipa

Nick Bollettieri, founder of the academy concept and coach to 10 former #1 tennis players.

Darren Cahill, former coach to world #1 Simona Halep, current ESPN Grand Slam tennis analyst, former coach to Andre Agassi and Lleyton Hewitt.

Dustin Brown, current ATP player.

Luke & Murphy Jensen (Jensen brothers), a former #1 ranked doubles team.

We also engaged with the following organizations to promote our Slinger brand and products.

Peter Burwash International (“PBI”), a United States-based, highly respected, global tennis services company set up by Peter Burwash some 35 years ago. PBI provides tennis programs and other tennis services to over 28 of the global luxury resorts. Slinger Launchers will be available to use at each resort and the PBI team will be actively promoting the Slinger brand as part of our affiliate marketing activity.

Functional Tennis, an Ireland based social media tennis blog site with in excess of 250,000 followers. We are engaged with Functional Tennis in a variety of ways and are the presenting sponsor of its weekly tennis podcast.

Throughout 2020 and 2021, we sponsored several prominent tennis events, e.g., Battle of the Brits, Tie Break 10s and UTS (all shown live across the globe) and are working through similar sponsorship opportunities for 2022.

PlaySight

PlaySight built its tennis brand with a strong ambassador team, including legendary coaches Darren Cahill and Paul Annacone, as well as icons Ana Ivanovic and Tommy Haas. PlaySight leveraged these ambassadors in its early years, running a multi-platform campaign across Tennis.com and tennis magazines from 2015-18. PlaySight also created premium coaching and video content with these tennis icons and coaching ambassadors.

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Strategic Brand Partnerships

Slinger Bag

Slinger Bag believes that building strong strategic partnerships across the sport of tennis underpins the credibility and awareness of the Slinger Bag brand. As such, we currently have several strategic partnerships across tennis. We believe these partnerships provide us significant levels of brand exposure and credibility driving mutually beneficial marketing campaigns aimed at reaching avid tennis players globally.

Details of such partners announced and active today include:

●	Dunlop: We have entered a strategic partnership with one of the most iconic tennis brands in the world, Dunlop, for the supply of co-branded Slinger-Dunlop tennis balls across the globe.

●	Peter Burwash International: An organization providing coaching and tennis services to high-level, high-quality hotels, resorts and tennis facilities across the globe.

●	Mouratoglou Tennis Academy (MTA): A high profile tennis academy located in the south of France. Slinger Bag is the official ball launcher of the MTA.

●	Tennis Europe: In partnership with Dunlop, Slinger Bag is the official tennis ball launcher of Tennis Europe. Tennis Europe provides a platform for aspiring junior tennis players to compete in age-group categorized events.

●	Country Federations: Slinger Bag is an official partner of the UK Lawn Tennis Association (“LTA”).

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PlaySight

PlaySight has partnerships with leading sports federations, governing bodies and facilities, including:

Tennis Australia – PlaySight has been installed at Melbourne Park, the home of the Australian Open since 2017. Over the years, the federation has added new products and now has the complete range of systems that PlaySight offers.

The United States Tennis Association’s (USTA) National Campus – PlaySight first partnered with the USTA in 2016, bringing its fixed multi-angle video and connected cameras to its National Campus in Lake Nona, Florida with over 80 courts covered with PlaySight cameras.

Lawn Tennis Association –PlaySight’s cameras have been used for the LTA, where all of their indoor courts at the National Tennis Centre in Roehampton have the PlaySight systems installed. The systems are used for the live streaming elements. The LTA recently purchased more of our fully portable sports video, broadcasting and analysis devices called Go units so they can stream more events around the country, as well as extending their deal to over their outdoor courts at the NTC.

French Tennis Federation (“FTF”) – PlaySight is used by the coaching team at the FTF in Paris to provide coaching feedback at their national training centre. PlaySight technology is used on two courts where the Pro+ systems are installed. FTF has been a customer since 2017 and continues to renew and upgrade their PlaySight products.

Deutscher Tennis Bund (German Tennis Federation or “DTB”) – PlaySight is the exclusive streaming partner of the DTB.

Genius Sports – The BNXT Basketball League, a new league with 21 teams in Belgium and Holland, and our systems stream these feeds into Genius for low latency. On top of this, Genius owns the rights to DTB Bundesliga and the DTB National Championships so we also are responsible for streaming these matches. PlaySight has been streaming matches for Genius since 2021.

The Intercollegiate Tennis Association (“ITA”) – PlaySight has served as the primary live streaming provider for ITA since 2015.

IMG Academy (“IMG”) – PlaySight has recently been engaged by IMG to install single or multi camera perspectives to cover 54 courts at IMG.

LakePoint Sports – PlaySight made LakePoint a ‘SmartCampus’ with its connected camera technology across all of its baseball fields, sports fields and indoor basketball and volleyball courts.

IMG Academy Baseball – IMG has adopted the PlaySight technology with multicamera set ups for its training and game environments on its baseball fields.

Magnus Ice Hockey – with 12 teams, Magnus uses a 10-camera solution per club to stream their games and for practice sessions. The league has been a partner of ours since 2019.

NBA Teams – Currently, 19 NBA teams use PlaySight in their training facilities. There is also an agreement with the NBA for their Global Academy, where we have installed systems at their training facility in Australia.

NCAA - Powerhouse programs such as UNC and Auburn use PlaySight in their gyms, as well as recent 2022 NCAA Basketball National Champions, the University of Kansas.

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Competition

Slinger Bag Launcher

There are currently no direct competitors with products that are similar to the Slinger Bag Launcher, based on its affordability and tennis bag functionality. There are, however, other companies that market traditional tennis ball machines, including the following brands:

●	Spinshot
●	Lobster Sports
●	Spinfire
●	MatchMate
●	Sports Tutor
●	Silent Partner
●	Hydrogen Proton
●	Playmate

Foundation Sports

There are currently no competitors with products that we believe are similar to the Foundation Sports suite of B2B products with industry specific depth in the industries we serve.

There are, however, other companies that make generic software for the facility/club marketplace, including Club Essential, Jonas Software, Members First, and MindBody, companies who make “point solutions” to address a subset of the business functions required to run a tennis business, including Club Automation (operations, court sheets, and accounting and payroll) and RacquetDesk (operations, court sheets, and accounting and payroll), and companies that provide third party shared services through their own portal and their own brand: Court Reserve, Kourts, Playtomic, Reserve My Court, TennisBookings, and Your Courts.

Gameface

There are currently no competitors for our cricket and tennis analytics product that are similar to the cricket technique analysis app under development or the Slinger app in beta testing, based on functionality and affordability.

There are, however, other companies that offer analytics using AI across different sports and at different levels, including Track160 (football), Second Spectrum (basketball), Hawk Eye (tennis/football/cricket), Swingvision (tennis), Home Court (basketball), and Golf Boost Ai (golf).

PlaySight

Competition in the soccer/basketball/team sports markets include:

Portable cameras only:

●	VEO
●	Trace

Fixed cameras only:

●	GameOn
●	Automatic TV
●	Soccer watch
●	HUDL
●	Keemotion/Synergy
●	Sport Total

Combination of fixed and portable camera:

●	Pixellot
●	Spiideo

Competition in the tennis market include:

Portable cameras only:

●	Swing Vision

Fixed cameras only:

●	Wingfield
●	Mojio
●	Track Tennis
●	Zenniz
●	Hawkeye
●	Foxtenn
●	Baseline Vision

Combination of fixed and portable camera:

●	Athletes AI
●	Accutennis

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Intellectual Property

We have applied for international design and utility patent protection for our main three products: Slinger Launcher, Slinger Oscillator and Slinger Telescopic Ball Tube. Our utility patents have been applied for in all key markets including the US, China, Israel, Canada, Japan, Hong Kong, Australia, and EU, and granted in US and China. Our design patents have been applied for and granted in US, China, EU, United Kingdom, Canada, Israel, and Japan. Trademark protection has been applied for and/or received in the following countries:

●	US
●	Chile
●	Mexico
●	EU
●	Russia
●	Poland
●	Czech Republic
●	Australia
●	New Zealand
●	China
●	South Korea
●	Vietnam
●	Singapore
●	Canada
●	United Arab Emirates*
●	South Africa*
●	Columbia*
●	Israel*
●	Japan*
●	Switzerland*
●	Indonesia*
●	Malaysia*
●	Thailand*
●	Turkey*
●	Argentina
●	Brazil

*Trademark protection is pending.

We are engaged in ongoing efforts to register more trademarks across an expanding list of products, services and applications, which are in various stages of the registration process.

We own the rights to its www.connexasports.com/ domain and other associated and derivative domains.

PlaySight

PlaySight has ten utility patents granted, one pending utility patent application, and five registered trademarks, in each case, in the United States. In addition, PlaySight has one patent granted in Canada. Playsight is currently working to prepare additional patent applications, which are expected to include the United States, EU, China, Japan, Israel, Taiwan and India.

Gameface

Gameface is currently working to prepare patent applications, which are expected to include the United States, EU, China, Japan, India and Australia.

Seasonal Business

The Connexa group of companies expects to experience minor fluctuations in aggregate sales volume during the year. We expect revenues in the first and fourth fiscal quarters to typically exceed those in the second and third fiscal quarters. However, the mix of product sales across our group may vary considerably from time to time as a result of changes in seasonal and geographic demand for tennis and other sports equipment and in connection with the timing of significant sporting events, such as any Grand Slam tennis tournament and, over time, other sports competitions and in relation to new product market launches.

Costs and Effects of Complying with Environmental Regulations

Set forth below is a detailed chart of all our Product Certifications for key global markets covering battery, remote control (radio wave), and power charger. In addition, within the United States, we comply with the required California 65 regulations in respect to the materials used in the construction of its trolley bag.

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Europe

CB

CE

RoHS COMPLIANT

Category	Product	Certification	Certification Standards
Launcher	6.6Ah Battery	CB	• IEC 62133-2:2017 • EN 62133-2:2017
		CE EMC	• EN 61000-6-3:2007+A1:2011+AC:2012 • EN IEC 61000-6-1:2019 • EN IEC 61000-3-2:2019 • EN 61000-3-3:2013+A1:2019
	2A Power Charger	CB	• IEC 61558-1:2005+A1 • IEC 61558-2-16:2009+A1
		CE-EMC & CE-LVD	• EN 55014-1:2007 • EN 55014-2:2015 • EN IEC 61000-3-2:2019 • EN 61000-3-3:2013 • EN 61558-1:2005+A1 • EN 61558-2-16:2009+A1
		RoHS	European Council Directive 2011/65/EU on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment
		GS	• EN 61558-1:2005+A1 • EN 61558-2-16:2009+A1
	6300RPM Big Motor	CE	• EN 55014-1:2006/A2:2011 • EN 55014-2:1997/A2:2008
		RoHS	2011/65/EU Restriction of Hazardous Substances
	Launcher Gear Motor	CE-EMC	• EN 61000-6-3:2007+A1:2011 • EN IEC 61000-6-1:2019
		RoHS	• IEC 62321-3-1:2013 • IEC 62351-5:2013 • IEC 62321-4:2013+AMD1:2017 • IEC 62321-7-1:2015 • IEC 62321-7-2:2017 • IEC 62321-6:2015 • IEC 62321-8:2017

Europe

RoHS COMPLIANT

REACH

CE

Category	Product	Certification	Certification Standards
Launcher	PCB	RoHS (for LF HASL)	• RoHS Directive (EU) 2015/863 amending Annex II to Directive 2011/65/EU • IEC 62321-4:2013+A1:2017 • IEC62321-5:2013 • IEC62321-7-2:2017 • IEC62321-6:2015 • IEC62321-8:2017 • Analyzed ICP-OES, UV-Vis, and GC-MS
		REACH (for SVHC)	• SGS In-House method- GZTC CHEM-TOP-092-01, GZTC CHEM-TOP-092-02 • Analyzed by ICP-OES, UV-VIS, GC-MS, HPLC-DAD/MS and Colorimetric Method
	433MHz Remote Control	CE Red	• Radio Equipment Directive (RED) 2014/53/EU • EN 62479:2010 • EN 50663:2017 • Final draft EN 301 489-1 V2.2.2(2019-09) • EN 301 489-3 V2.1.1(2019-03) • EN 300 220-1 V3.1.1 (2017-02) • EN 300 220-2 V3.1.1 (2017-02)
Oscillator	Oscillator Gear Motor	CE-EMC	• EN 61000-6-3:2007+A1:2011 • EN 61000-6-1:2019
		RoHS	• IEC 62321-3-1:2013 • IEC 62351-5:2013 • IEC 62321-4:2013+AMD1:2017 • IEC 62321-7-1:2015 • IEC 62321-7-2:2017 • IEC 62321-6:2015 • IEC 62321-8:2017
Ball Tube		CE	•EN 71-1:2014+A1:2018 •EN 71-2:2011+A1:2014 •EN 71-3:2013+A3:2018

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Asia. Oceania

Category	Product	Certification	Certification Standards
Launcher	6.6Ah Battery	KC	• KC62133-2 (2020-07)
		PSE	• Interpretation for METI Ordinance of Technical Requirements (H25.07.01) Appendix 9: Lithium ion secondary batteries
		BSMI	• CNS15364
		BIS	• IS 16046 (Part 2):2018/ IEC 62133-2:2017
		RCM	• EN 61000-6-3:2007+A1:2011+AC:2012 ; EN IEC 61000-6-1:2019 ; EN IEC 61000-3-2:2019 • EN 61000-3-3:2013+A1:2019 ; IEC 62133-2:2017
	2A Charger	SAA	• AS/ NZS 61558.1:2008+A1+A2+A3 • AS/ NZS 61558.2.16:2010+A1+A2+A3
		CCC	• CNCA-C09-01:2014 • GB4943.1-2011 • GB/T9254-2008 • GB17625.1-2012
		PSE	• Interpretation on Ministerial Ordinanace establishing Technical Requirements Appendix 12: J61558-1(H26), J61558-2-16(H26), J55014-1(H20) • Appendix 4 of the Enforcement Regulations (AC Electrical Appliances)
		KC &KCC	• K 60950-1(2011-12) • Clause 3, Article 58-2 of Radio Waves Act.
	433 MHz Remote Control	KC RF	• Clause 3, Article 58-2 of Radio Waves Act.
	315 MHz Remote Control	MIC	• Technical Regulations Conformity Certification of Special Radio equipment (ordinance of MPT N° 37, 1981) • ARIB STD-T93 V1.1 (2007-09)

Research and Development

Slinger Bag

Slinger Bag is working with our vendor management partner, Stride Innovation, and our China based vendors to produce ball launchers for new market segments, such as Pickleball, Padel and baseball/Softball. These efforts are collaborative and based on a detailed product brief and in-depth market and consumer research for each product category. The development timetable of the Slinger Bag Launcher for the new market segments from concept to market launch is 18 months and includes at least 2 rounds or in-market field testing.

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We are currently field testing our new pickleball, paddle and soft tennis launchers, which are expected to be introduced to the market in late 2022 or early 2023. We plan to introduce similar transportable, versatile and affordable ball launchers for baseball, softball, cricket and other ball sports over the course of the next three years.

In regard to development of our pending performance and analytics app, we have identified a combination of internal project leadership and the development team of Gameface to create Tennis specific analysis code for the app. We also contracted a focused design agency to build the road map for the user experience based on the technology being developed.

PlaySight

PlaySight has its internal research and development team across two locations. Leadership and management of each technology department are in Israel. Supplemental part-time software engineers are in Ukraine. All of PlaySight’s utility and deign patents cover technology were developed by its in-house research and development teams. PlaySight’s research and development teams are comprised of experienced professionals in camera, video, AI and facility management software. Our vision is to maintain its edge by sharing expertise, programs, concepts and ideas across our portfolio of companies to promote long-term leadership in these segments.

At the heart of the PlaySight’s technology is advanced algorithms, image processing, and AI technologies. Development goals include identifying, tracking, and analyzing the movement and activity of players and the ball while playing or training, almost in real time. The hardware is simple, based on off-the-shelf products, and can be adapted to multiple sports. The algorithms are complex and sophisticated function autonomously. For low-cost camera and hardware, the challenges include the position of the cameras, environmental conditions and diversity among installation locations. For example, cameras that are installed at low height and close the baseline may cause significant background interference and distortion. Lighting conditions also vary by location and throughout the day. For large pitches, such as for soccer, we use a panoramic view that includes two or three cameras. The panorama is produced by ‘stitching’ the camera views together in real-time. We also apply a fisheye correction algorithm to compensate for the close-range position of the camera.

The PlaySight platform works through the cloud with the use of on-premises servers. The platform is connected to several cameras and records, analyses and live-streams the video. The real-time processing is done on local servers and the remainder of the processing, storage and other services (video editing, smart score, video highlights etc.) is managed in the cloud.

Global Platform

- Connecting sports facilities to one advanced global cloud platform
- Cloud base for automated recording, tracking, storage, remote viewing & more
- One-stop solution for athletes and coaches to produce sports events, track activities and manage all practice and game video content and data analytics in one place
- We believe that many courts, gyms, fields, rinks and sports facilities will be connected to the internet in the next five years

Tennis
Soccer
Martial Arts
Hockey
Swimming
Basketball
Volleyball
Baseball

playsight

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Tennis analytics

In tennis, we believe the ideal number of cameras is four per court, which allows the court to be viewed from different angles. By crossing the angles, the system can identify the ball and the player in three-dimensional coordinates, filter the noises from the court, and identify different situations and occurrences on the court, such as service, forehand and backhand. Event identification is based on two operations:

1. Image processing – The system builds a three-dimensional model of the court/field and maps the position of the players and the ball. With the help of many and varied rules that are set for the system for each event in the game, for example, when serving the system detects the position of the players (one player stands off the court and the other player stands diagonally to him at the back of the court) and the position of the ball and the direction of his or her movement when hitting.

2. Following the match course – Some platform rules are based on the natural sequence of events of the game. When a game point is won (identifying by image processing when the ball hits off the court or bounces twice in a row on the same side of the court) and the system then also knows that the next shot will be a serve that will start a new point.

Multi-sport analytics

In other sports, such as basketball, the system tracks both players and the ball. This involves building an extensive set of rules which considers variables such as lighting.

Automated production

The system stitches the image from two or three event cameras. The system tracks both players and the ball. The camera system accounts for the position of the players, the ball and its trajectory, in order to calculate which direction it should move. In this way, the camera can effectively monitor the game and provide viewers with quality automatic production.

PlaySight can run its tracking system in less than four seconds to support betting industry requirements, which require less than four seconds of latency in the live feed to prevent any chance of fraudulent betting taking place by knowing the outcome before a bet is placed. The company manages to reach such a response time by dividing the processing into many small tasks with very low execution time, managing the order of actions, which then creates synergy and allows very fast image processing suitable for any environment (day, night, projector lighting, silhouettes and so on).

PlaySight’s technological edge is based on its advanced player and ball tracking analytics and efficient algorithms that run in real-time, on low-cost hardware. In addition, PlaySight’s multi-camera configuration allows it to provide services to a wide range of sports and to different audiences within each sport. We believe its flexible system configuration allows PlaySight to reach a wider market than competition and provides a solution unlike competitors that can only offer some of PlaySight’s capabilities.

Gameface

Gameface is involved in additional research and development of building methods to extract data reliably and more accurately from videos. A large part of our research also includes identifying and associating extracted data points of athlete performance. Gameface is currently field testing its new data visualization techniques to represent data in tennis, cricket and football, which are expected to be introduced late in 2022 or early 2023.

Foundations Sports

The Foundation Sports software was developed using industry standards and tier-one hosting and management services, including Microsoft Azure and Amazon Web Services.

As a group we retain outside consultants to provide research and product design services and each consultant has a specific expertise (e.g., molding technology, electronics, product design, bag design, data visualization techniques, App UX, product design as examples). We also are working with a select group third-party suppliers in Asia, sport scientists, and University researchers. We are continually striving to identify product enhancements, new concepts and improvements to the production process, new data points related to performance improvement, getting more accurate data, reducing latency, and new concepts to represent data in an easy to understand manner. In respect of any new project, management provides detailed briefs, market data, product cost targets, competitive analysis, timelines and project cost goals to either the product consultants or vendors and manages them to agreed key performance indicators (“KPIs”). These KPIs include but are not limited to: (i) manufacturing to target costs; (ii) agreed development timelines; (iii) established quality criteria; and (iv) defined performance criteria.

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Government Regulation

Both the Slinger Bag Launcher and the Slinger Oscillator meet all the United States government requirements for electrical, radio wave and battery standards, as well as having all necessary and required certifications to facilitate global marketing and sales of these products.

All PlaySight products and all associated parts meet all the United States government requirements for electrical, radio wave and battery standards, as well as having all necessary and required certifications to facilitate global marketing and sales of these products.

Quality Control

Quality control is a critical function within our company.

Slinger Bag

As a relatively new brand in the market, our business enterprise success will in part dependent on the quality and consistency of our products. Slinger Bag has engaged Stride-Innovation, a company with in-depth experience working with ball sport companies such as ours and knowledge, resources and experience in working with Chinese vendors of sports equipment.

In partnership, together, we have created and documented quality guidelines, testing procedures and warranty processes. We have implemented an agreed quality audit process for all product parts being received and used by our product assembly vendor. All products go through a rigorous, statistically validated quality control testing approval process before being confirmed as available to be released for shipment to one of our distribution centers or to any of our distribution partners.

We offer a limited warranty with all purchases in accordance with local market statutory regulations. This limited warranty can be further extended by the purchaser registering his/her unique product serial number at our website.

PlaySight

PlaySight has personal relationships with each supplier and relies on all primary quality control being carried out by each supplier before any product is delivered. On receipt of the products, the internal PlaySight quality assurance team carries out its own quality checks and tests each part before assembly.

Vendors

Slinger Bag

Slinger Bag works only with and through third-party suppliers. Slinger Bag has a formal supply of service agreement in place with our vendor management partner, Stride-Innovation, for a wide range of support and services. We have a written agreement in place with our main vendor partner, Xiamen Ruicheng Industrial Design Co., Ltd.

Stride-Innovation quality control teams regularly visit our vendor facilities and monitor production, employee conditions and welfare, and undertake quality control testing. We do not utilize or condone the use of child labor of any kind in the production of our products.

PlaySight

PlaySight utilizes various third-party part vendors located in Israel.

Employees

We have 53 full-time employees spread across Israel, USA/Canada, Australia, India and the UK, 2 of them are located at the USA. Management believes its relations with employees is good. We also hire part-time employees and engage consultants to support our operations as needed.

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Advisory Board

In October 2020, we appointed our first three representatives to join the newly formed Slinger Advisory Board. George Mackin joined the advisory board as a media and smart technology expert having previously owned the Indian Wells Tennis event and Tennis.com media and is currently Chairman of PlaySight. Having led PlaySight to a high level of success within the global tennis industry, Ricardo Dahcor joined our Advisory Board as an experienced smart technology expert and Jeff Angus joined to add support and experience to our marketing team.

Facilities

Our principal office is located at 2709 N. Rolling Road, Suite 138, Windsor Mill, Maryland 21244. We entered into a lease for use of office space at this location effective September 1, 2019. This location is owned by Zeek Logistics, which is a company owned by Yonah Kalfa, who is a director nominee, Chief Innovation Officer, and largest shareholder. We do not pay any rent or fee to use this location.

PlaySight’s principal office is located at 6 Hanagar, Hod Hasharon, Israel, 4527703.

Certain Legal Proceedings

No director, nominee for director, or executive officer of the Company has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past ten years.

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock currently is not registered pursuant to Section 12 of the Exchange Act. Accordingly, our officers, directors and principal shareholders are not subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act.

Going Concern

Our financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge its liabilities in the normal course of business for the foreseeable future. We have an accumulated deficit and more losses are anticipated in the ongoing development of the business. Accordingly, there is substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The ability to continue as a going concern is dependent upon us generating profitable operations in the future and/or being able to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from related parties, and/or private placement of debt and/or common stock.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force us to curtail substantially or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on our existing stockholders.

We intend to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, we may not have commitments from third parties for a sufficient amount of additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. Our ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of shares of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that we relinquish valuable rights.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors, Director Nominees, and Executive Officers

The following table sets forth information about our directors, director nominees and executive officers.

Name	Age	Positions and Offices
Mike Ballardie	61	President, Chief Executive Officer, Treasurer and Director
Jason Seifert	38	Chief Financial Officer
Tom Dye	69	Chief Operating Officer
Juda Honickman	35	Chief Marketing Officer
Mark Radom	53	General Counsel
Yonah Kalfa	39	Chief Innovation Officer, Director Nominee (1)
Kirk P. Taylor	43	Director Nominee (1)
Rohit Krishnan	37	Director Nominee (1)
Gabriel Goldman	39	Director Nominee (1)

(1) Our Board has appointed each director nominee to our Board effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

The directors named above will serve until the next annual meeting of the shareholders or until his resignation or removal from office. Thereafter, directors will be elected for one-year terms at the annual shareholders’ meeting. Officers will hold their positions pursuant to their respective service agreements.

Set forth below is a brief description of the background and business experience of our executive officers, director, and director nominees for the past five years.

Director Nominees

Kirk P. Taylor, CPA, will be a member of our Board upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Taylor has over 18 years of financial, accounting and tax structuring experience. After working in national public accounting firms, he has been the Chief Financial Officer of American Resources Corp (Nasdaq: AREC) since 2015, leading the public process as well as integrations of eight different acquisitions within the infrastructure and resource space. Mr. Taylor is also a founder and President of Land Betterment Corp, a benefit corporation, focused on positive environmental and social communities facing a changing industrial landscape. Mr. Taylor also is the President and CFO of American Acquisition Opportunity Inc., (Nasdaq: AMAO) a blank check company focused on sustainable resources. He earned his Bachelor of Science degrees in Accounting and Finance from Indiana University – Kelley School of Business and his Masters in Business Administration from University of Saint Francis.

Rohit Krishnan, will be a member of our Board upon the effectiveness of the registration statement of which this prospectus forms a part. From 2016 to 2018, Mr. Krishnan was the Vice President of Eight Roads, a global venture capital firm. Since 2019, Mr. Krishnan has been a director of Unbound, a venture capital firm focused on technology companies. Mr. Krishnan was a board member of PlaySight from October 2019 to February 2022. Mr. Krishnan also serves as board member of VAHA, and Deep Instinct.

Gabriel Goldman will be a member of our Board immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Goldman has high experience working on global research and development organizations. Since 2022, Mr. Goldman has served as the Director of Data at Anodot. From 2019 to 2022, Mr. Goldman was a co-founder and Chief Operation Officer of Pileus that was acuiqed by Anodot in 2022. From 2016 to 2019, Mr. Goldman was the senior data engineer at Intuit. Mr. Goldman holds a Bachelor of Arts degrees in psychology with computer specialization from the Open University of Israel.

Executive Officers

Mike Ballardie has served as our President, Chief Executive Officer and a Director since June, 2019. Mr. Ballardie is an experienced and widely recognized tennis industry leader with 35 years of experience in tennis as a player, a coach and business leader. Mr. Ballardie started his tennis business career at Wilson in the late 1980s where he spent 11 years growing and ultimately leading Wilson’s Europe, Middle East and Africa Racquet sports division.

In 2002, Mr. Ballardie joined Prince Sports Europe as vice-president and managing director and stayed in this role through 2012. In 2003, Mr. Ballardie was part of the management buyout team that acquired the Prince brand from Benetton Sports in partnership with a private equity group. In 2007, after a highly successful business turnaround the business was sold with the management team in place to another U.S. based private equity group. From 1996 to 1999 Mr. Ballardie worked for VF Corp., where he built the international business for their JanSport brand from scratch. In 2013, Mr. Ballardie became the Chief Executive Officer of Prince Global Sports, a role in which he stayed until 2016. After Prince Global Sports, Mr. Ballardie owned and operated FED Sports Consulting from 2016-2017 where he managed all aspects of a major restructuring project involving Waitt Brands (a holding company for Prince Global Sports) and Trilium Ltd (UK), a childcare business, from 2018 to 2019. Mr. Ballardie also served for many years as an Executive Board Director for the Tennis Industry Association (TIA) both in the USA and in the UK. Mike has been at the forefront of many of the most successful tennis racket innovations over this period and highly regarded across this industry sector.

Jason Seifert joined the Company as Chief Financial Officer on July 5, 2021, from Ernst & Young where he has served as Senior Manager since 2016. Prior to joining Ernst & Young, Mr. Seifert served as the Director, Financial Reporting at The Finish Line, Inc. from 2014 to 2016 as well as the Controller of The Finish Line’s JackRabbit running division from 2015 to 2016. He holds Bachelor of Science degrees in accounting and finance from the University of Southern Indiana and is a certified public accountant.

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Tom Dye joined the Company as Chief Operating Officer on May 1, 2020. Mr. Dye has over 35 years of senior management experience in diverse consumer goods and manufacturing segments across the Americas, Asia, Europe, Australia and Middle East. From 1977 to 1990, Mr. Dye served as Vice President of International Operations at Wilson Sporting Goods where he was responsible for multiple international start-up operations, including launching the first wholly U.S. owned sporting goods company in Japan. From 1990 to 2001, Mr. Dye served as President of International Exports at The Coleman Company. From 2002 to 2009, Mr. Dye served in a number of roles at Prince Global Sports, the leading global manufacturer of tennis rackets, in various roles, including Vice President of Operations, Vice President/General Manager of International Operations, National Sales Manager and acting Chief Financial Officer. From 2012 to 2014, Mr. Dye served as Chief Operating Officer at Prince Global Sports. From 2015 to 2017, Mr. Dye served as Chief Operating Officer of HazTek, Inc. From 2017 to 2018, Mr Dye consulted for Smith Optics, a sports optical company. From 2018 until being hired by the Company in May 2020, Mr. Dye was retired.

Paul McKeown joined the Company in the summer of 2019 as a consultant and in April 2020 was appointed Chief Financial Officer of Slinger Bag. On July 5, 2021, Mr. McKeown was appointed as Chief Business Integration Officer with Jason Seifert being appointed as our Chief Financial Officer. Holding a Chartered Professional Accountant designation (CPA-CMA) in Canada, Mr. McKeown has 40+ years’ experience in senior management focused on finance, operations and IT functions in large multinational companies (37 years in sporting goods).

Mr. McKeown started his sporting goods business career in the early 1980s at Wilson Sporting Goods Canadian subsidiary, Amer Sports Canada Inc., where he led the finance, IT and operations functions. Recognizing strong processes and performance of the Canadian unit, Mr. McKeown was appointed to a small team of executives to provide on-going functional support to new entities being established in Latin America and Asia. In 1989, Wilson was acquired by Amer Sports which through further acquisitions (Atomic, Suunto, Precor and Salomon) became the largest sports “hard goods” equipment supplier in the world. Those acquisitions required leadership to integrate into Amer’s processes, and Mr. McKeown led the finance and operations integration teams for Canada, Latin America, and Asia. As a result, Mr. McKeown was appointed Director of Process Integration & Development for North America of Amer. A key initiative under his leadership was transition of financial transactional processing for all Amer North American business units to the Global Financial Shared Service organization in Poland. Following that, he was appointed Vice President Finance for Amer’s Precor Fitness brand – headquartered in Seattle Washington. In that role, he re-organized the finance team, and introduced new tools and processes which lead to significant improvements in financial performance and business control.

In Spring 2018, he retired from active military service and began a consulting career with focus on financial/IT processes. He joined Slinger Bag in the summer of 2019 as a consultant and in April 2020 was appointed Chief Financial Officer of Slinger Bag. On July 5, 2021, Mr. McKeown was appointed as Chief Business Integration Officer with Jason Seifert being appointed as our Chief Financial Officer.

Juda Honickman is our Chief Marketing Officer. Juda joined us in October 2017 to lead product design and overall strategy for the Company’s pre-sale crowdfunding initiative. He is responsible for overseeing the planning, development and execution of the Company’s marketing and advertising initiatives along with ensuring that the Company’s offering and brand messaging is distributed across all channels and is effectively targeting audiences in order to meet sales objectives. In his role, Juda oversees the global communications of the Slinger brand, including consumer insights, digital marketing, creative development, agency management, marketing effectiveness, social responsibility, sponsorships, media and employee communications. Juda previously served as The Director of Marketing and Strategy for a global legal tech company and before that oversaw marketing and sales for an innovative consumer tech business.

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Mark Radom has been our general counsel since September 2019. Mr. Radom has also served as general counsel of The Greater Cannabis Company, Inc. from 2018 through 2021 and from February 2010 through July 2015, general counsel and chief carbon officer of Blue Sphere Corporation. From 2009 through 2010, Mr. Radom was managing director of Carbon MPV Limited, a Cyprus company focused on developing renewable energy and carbon credit projects. From 2007 to 2009, Mr. Radom was general counsel and chief operating officer of Carbon Markets Global Limited, a London-based carbon credit and renewable energy project developer. Mr. Radom has extensive experience in business development in the renewable energy and carbon credit sectors. From 2006 to-date, Mr. Radom has served as corporate secretary and counsel to the Borealis Exploration Group of companies. He has sourced over $100 million in renewable energy, industrial gas and carbon credit projects and managed many complex aspects of their implementation. He was legal counsel for a number of carbon and ecological project developers and was responsible for structuring joint ventures and advising on developing projects through the CDM/JI registration cycle and emission reduction purchase agreements under the auspices of the Kyoto Protocol. Prior to this, he worked on Wall Street and in the City of London as a U.S. securities and capital markets lawyer where he represented sovereigns, global investment banks and fortune 500 companies across a broad range of capital raising and corporate transactions. He is a graduate of Duke University and Brooklyn Law School. Mr. Radom is admitted to practice law in New York and New Jersey and speaks fluent Russian.

Yonah Kalfa joined us as our Chief Innovation Officer in September 2020 and will be a member of our Board immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Prior to joining us, Mr. Kalfa owned and operated NA Dental, a company active in the dental supply business since 2010. Mr. Kalfa is a director of Pharmedica Ltd., Plaqless Ltd., Dusmit Ltd. and Parasonic Ltd.

Significant Employees

Other than our officers and director, we currently have five other persons who we consider to be significant employees:

●	Charles Ruddy, who is President of Foundation Sports
●	Chen Shachar and Evgeny Kazanov, President and Chief Technology Officer, respectively, of PlaySight
●	Jalaluddin Shaik and James Melvin, President and Chief Technology Officer, respectively, of Gameface.

Charles Ruddy has been the President and Founder of Foundation Sports since August 2017. Prior to establishing Foundation Sports, Mr. Ruddy was a consultant to Tennis Connect / Tennis Industry Association from 2004-2017 where he designed and managed the tennis industry’s first software as a service platform in 2004.

Chen Shachar has served as President of PlaySight since 2012. Mr. Shachar is a senior executive with over 15 years of extensive experience in management, development and delivery of state-of-the-art multidisciplinary training, after action review and command and control systems to the military and homeland security markets. Before establishing PlaySight Interactive, Chen was the CTO at Rontal Applications, a startup in the homeland security market, head of Training & Simulation at Ness A.T. (www.ness.com) and R&D manager at Simtech Advanced Training & Simulation. Chen holds an ME in System Engineering and a B.Sc. in Electrical Engineering both from the Technion - Israel Institute of Technology in Haifa and is a retired Major from the Israeli Armed Forces and an elite technology unit of the IDF (Academic Reserve).

Evgeny Kazanov has served as PlaySight’s Chief Technology officer since 2012. Mr. Kazanov has over 24 years’ experience in 3D simulation, visualization training systems and 3D geographically-based C41 systems and is a co-founder of PlaySight and has been its chief technology officer since 2010. Before establishing PlaySight Interactive, Evgeny was the R&D Director and head of advance technology and research group at Rontal Applications, a startup in the homeland security market, Team Leader at Ness A.T. (www.ness.com) and software engineer and Team Leader at Simtech Advanced Training & Simulation. Evgeny holds an MBA from Ha’Universita Ha’Petuha and a BSC in computer science and statistics from Bar-Ilan Universit.

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Jalaluddin Shaik founded and became the chief executive officer of Gameface in 2017. Prior to founding Gameface, Mr. Shaik led product teams at some of the world’s biggest brands, including Telstra, Sony, and Apple. While at Telstra, Shaik led the creation of the Telstra video streaming platform ‘Presto’, that reaches over 10M Australians. In addition to his role at Telstra, Shaik was the design lead on the Apple airplay technology integration to 80% of Tier1 Audio OEM (Original Equipment Manufacturers) such as Denon, Bose, Pioneer, Yamaha, leading a team of 30 engineers. Previously (2003-2010), Shaik built and deployed various end to end video decoding solutions at Sony and Intel. Mr. Shaik is a graduate of Visvesvaraya Technological University with a bachelors in Computer Science Major in machine learning.

James Melvin has been the chief technical officer and co-founder of Gameface since 2018. Prior to becoming involved at Gameface, Mr. Melvin was a technical leader at ST-Ericsson from 2007 – 2010 and a staff engineer at CRS (acquired by Qualcomm) from 2010 to 2018. Mr. Melvin started his career in 2004 with stints at ISRO (Indian Space Research Organization), Oracle (iflex-solutions) and Digibee Microsystems until 2007.

Family Relationships

There are no family relationships among our directors or officers, or persons nominated or chosen to be a director or officer. Other than as described above, we are not aware of any other conflicts of interest with any of our executive officers or directors, other than potential issues related to the matters described under “Certain Relationships and Related Transactions.”

Director Compensation

Each non-employee director will receive shares of common stock valued at $50,000, based on the closing price of our common stock on the anniversary date each non-employee director was appointed to the Board. In the event, a director should resign from the Board mid-year, such director would receive a pro rata issuance of common stock at their anniversary date based on the number of days of service since their prior anniversary date. No fractional shares will be issued to non-employee director, and any calculation resulting in a fractional share will be rounded up to the next whole share.

Director Independence

Upon effectiveness of the registration statement of which this prospectus forms a part, our Board will be composed of a majority of “independent directors” as defined under the rules of Nasdaq. We use the definition of “independence” applied by Nasdaq to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the Company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for Board or Board committee service);

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director nominee. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Kirk P. Taylor, Rohit Krishnan, and Gabriel Goldman, when appointed to the Board, will be independent directors of the Company.

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Board Committees

Upon effectiveness of the registration statement of which this prospectus forms a part, the following three standing committees will be formed and effective: audit committee; compensation committee; and nominating and governance committee. Our Board of Directors has adopted written charters for each of these committees, with such charters being effective upon effectiveness of the registration statement of which this prospectus forms a part. Upon completion of this offering, copies of the charters will be available on our website. Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The audit committee will be responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by our Board of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-person transactions.

Kirk P. Taylor, Rohit Krishnan, and Gabriel Goldman, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, will serve on our audit committee upon their appointment to the board, with Mr. Taylor serving as the chairman. Our board has determined that Mr. Taylor qualify as “audit committee financial experts.”

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Compensation Committee

The compensation committee will be responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;

●	reviewing and approving the compensation of our directors and executive officers;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Rohit Krishnan, and Gabriel Goldman, each of whom satisfies the “independence” requirements of Rule 10C-1 under the Exchange Act and Nasdaq’s rules, will serve on our compensation committee upon their appointment to the Board, with Mr. Krishnan serving as the chairman. The members of the compensation committee are also “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16 of the Exchange Act.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and in monitoring the process to assess Board effectiveness.

Kirk Taylor, and Gabriel Goldman, each of whom satisfies the “independence” requirements of Nasdaq’s rules, will serve on our compensation committee upon their appointment to the board, with Mr. Goldman serving as the chairman.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Risk Oversight

Our Board will oversee a company-wide approach to risk management. Our Board will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. Our Board of Directors will be responsible for overseeing the management of risks associated with the independence of our Board.

Code of Business Conduct and Ethics

Our Board adopted a code of business conduct and ethics that applies to our directors, officers and employees (the “Code of Business Conduct and Ethics”), to be effective upon effectiveness of the registration statement of which this prospectus forms a part. Upon completion of this offering, a copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by, or paid to, our named executive officers for all services rendered in all capacities to us for the fiscal years ended as indicated.

Name and Principal Position	Year ended April 30	Salary ($)	Bonus ($)	Share Awards ($)(4)	All other compensation ($) (5)	Total ($)
Mike Ballardie, Chief Executive Officer (1)	2022	426,966	(6)	16,095,694 (6)	319,449	16,842,109
	2021	360,109	635,000	-	119,714	1,114,823
Juda Honickman, Chief Marketing Officer (2)	2022	148,000	(6)	189,921 (6)	-	337,921
	2021	96,000	51,000	-	-	147,000
Yonah Kalfa, Chief Innovation Officer (3)	2022	-	(6)	16,095,694 (6)	-	16,095,694
	2021	120,000	30,000	-	-	150,000

(1)	Mr. Ballardie has served as the Company’s Principal Executive Officer and as Chairman of the Board of Directors since September 16, 2019 and has an address at 2709 N. Rolling Road, Suite 138, Windsor Mill, MD 21244.
(2)	Mr. Honickman has served as the Company’s Chief Marketing Officer since September 16, 2019 and has an address at 2709 N. Rolling Road, Suite 138, Windsor Mill, MD 21244.
(3)	Yonah Kalfa has served as the Company’s Chief Innovation Officer since September 7, 2020 and has an address at 2709 N. Rolling Road, Suite 138, Windsor Mill, MD 21244.
(4)	The share-based awards in the table represent the grant date fair value of warrant awards issued to officers and executives and was determined in accordance with ASC Topic 718. We expect to affect a reverse stock split of our common stock at a ratio of 1-for-10 prior to or upon the effectiveness of the registration statement of which this prospectus forms a part. Share information in the above compensation table is historical and does not reflect our planned reverse stock split.
(5)	Represents health and related benefits, and includes payroll taxes.
(6)	The Board has not yet determined the Bonus or any additional year end Share Awards, if any, for our executive officers for the year ended April 30, 2022.

Service Agreements

We are party to service agreements with each of our executive officers. The following is a summary of these service agreements.

Mike Ballardie. On April 6, 2020, we entered into a service agreement with our Chief Executive Officer, Mike Ballardie, which was amended on April 30, 2020. Pursuant to the service agreement, Mr. Ballardie will serve as our Chief Executive Officer for a period of five years. During the five-year term, Mr. Ballardie receives a monthly base salary of $30,000 and a bonus payment at a minimum of 50% of the annual base salary. We also issued Mr. Ballardie warrants to purchase 500,000 shares of our common stock. The warrants were exercisable at issuance at an exercise price of $0.01 per share and have an expiration date of April 6, 2030. We also provide standard indemnification and directors’ and officers’ insurance. We may terminate Mr. Ballardie’s employment with cause (as defined under the agreement) and without cause by giving at least 180 days prior written notice. If we terminate Mr. Ballardie without cause, all his unvested stock and option compensation of any nature will vest without any further action. Mr. Ballardie may resign for good reason (as defined under the agreement) or without good reason by giving at least 180 days prior written notice. If we terminate Mr. Ballardie without cause or he resigns for good reason, we must pay severance in an amount in lieu of base salary and benefits that would have accrued to Mr. Ballardie for the greater of (a) the unexpired portion of the term of the agreement or (b) two years, to be paid in full within 30 days of termination. In addition, vesting of all unvested common or preferred shares and options and warrants will continue for 12 months following such termination if we terminate Mr. Ballardie without cause or he resigns for good reason. Mr. Ballardie is also subject to standard confidentiality and non-competition provisions.

Jason Seifert. On July 5, 2021, we entered into a service agreement with our Chief Financial Officer, Jason Seifert. Pursuant to the service agreement, Mr. Seifert will serve as our Chief Financial Officer for a period of three years. During the three-year term, Mr. Seifert receives a base salary of $215,000 per annum and an annual performance bonus of up to 30% of his annual base salary based upon Company and individual performance targets, with a guaranteed minimum performance bonus of 15% of his base salary for the year ending April 30, 2022. We also agreed to issue warrants to purchase (i) 750 shares of common stock to Mr. Seifert after Mr. Seifert provides 12 months service with the Company, (ii) 250 shares of common stock to Mr. Seifert upon the Company’s revenue reaching $20 million, and (iii) 1,500 shares of common stock to Mr. Seifert upon successful completion of planned uplisting of the Company to Nasdaq. We provide standard indemnification and directors’ and officers’ insurance. We may terminate Mr. Seifert’s employment with cause (as defined in the agreement) and without cause by giving at least 60 days prior written notice. If we terminate Mr. Seifert without cause, all his unvested stock and option compensation of any nature will vest without any further action. In addition, vesting of all unvested common or preferred shares and options and warrants will continue for 12 months following such termination. In addition, if we terminate Mr. Seifert without cause, we must pay severance of (i) six months base salary, or (ii) after the first anniversary of the service agreement, 12 months base salary, to be paid in full within 30 days of termination. Mr. Seifert may resign for good reason (as defined under the agreement) or without good reason by giving at least 60 days prior written notice. Mr. Seifert is also subject to standard confidentiality and non-competition provisions.

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Tom Dye. On April 30, 2020, we entered into a service agreement with our Chief Operating Officer, Tom Dye. Pursuant to the service agreement, Mr. Dye serves as our Chief Operating Officer for a period of three years. During the three-year term, Mr. Dye receives an annual base salary of $120,000 and a bonus payment at a minimum of 25% of the annual gross base salary. We agreed to issue Mr. Dye warrants to purchase a total of 125,000 shares of common stock to be issued at the time that certain performance goals are met. The warrants that were to Mr. Dye on April 30, 2020 are exercisable at issuance at an exercise price of $3.00 per share and have an expiration date of April 30, 2030. The warrants that were to Mr. Dye on February 9, 2021 are exercisable at issuance at an exercise price of $39.40 per share and have an expiration date of February 9, 2031. We also agreed to issue a one-time bonus of 150,000 shares of common stock to Mr. Dye after the value of the Company’s outstanding stock equals $100 million. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Dye’s employment with cause (as defined under the agreement) and without cause by giving at least 60 days prior written notice. If we terminate Mr. Dye without cause, all Mr. Dye’s unvested stock and option compensation of any nature will vest without any further action, and we will pay two years base salary severance within 30 days of termination. In addition, vesting of all unvested common or preferred shares and options and warrants will continue for 12 months following such termination. Mr. Dye may resign for good reason (as defined under the agreement) or without good reason by giving at least 30 days prior written notice. Mr. Dye is also subject to standard confidentiality and non-competition provisions.

Paul McKeown. On July 5, 2021, we entered into a service agreement with our Chief Business Integration Officer, Paul McKeown. Pursuant to the service agreement, Mr. McKeown will serve as our Chief Business Integration Officer for a period of three years. During the three-year term, Mr. McKeown receives a base salary at an hourly rate of $150 per hour, up to $12,000 per month unless otherwise agreed, and an annual performance bonus of at least 30% of the annual gross base salary. and We also issued Mr. McKeown warrants to purchase 150,000 shares of common stock. The warrants were exercisable at issuance at an exercise price of $0.01 per share and have an expiration date of The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. McKeown’s employment with cause (as defined under the agreement) and without cause by giving at least 90 days prior written notice. If we terminate Mr. McKeown without cause, all Mr. McKeown’s unvested stock and option compensation of any nature will vest without any further action, and we will pay severance of one year base salary within 30 days of termination. In addition, vesting of all unvested common or preferred shares and options and warrants will continue for 12 months following termination. Mr. McKeown may resign for good reason (as defined under the agreement) or without good reason by giving at least 90 days prior written notice. Mr. McKeown is also subject to standard confidentiality and non-competition provisions.

Juda Honickman. On April 30, 2020, we entered into a service agreement with Nest Consulting Inc., a Delaware corporation, owned by our Chief Marketing Officer, Juda Honickman. Pursuant to the service agreement, Mr. Honickman will serve as our Chief Marketing Officer for a period of three years. During the three-year term, Mr. Honickman receives an annual base salary of $102,000 and a bonus payment at a minimum of 50% of his annual base salary. We also issued warrants to purchase 250,000 shares of common stock to Mr. Honickman. The warrants were exercisable at issuance at an exercise price of $3.00 per share and have an expiration date of April 30, 2030. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Honickman’s employment with cause (as defined under the agreement) and without cause by giving at least 60 days prior written notice. If we terminate Mr. Honickman without cause, all Mr. Honickman’s unvested stock and option compensation of any nature will vest without any further action and will pay two years base salary severance within 30 days of termination. In addition, Mr. vesting of all unvested common or preferred shares and options and warrants will continue for 12 months following termination. Mr. Honickman may resign for good reason (as defined under the agreement) or without good reason by giving at least 30 days prior written notice. Mr. Honickman is also subject to standard confidentiality and non-competition provisions.

Mark Radom. On February 1, 2022, we entered into the second amended and restated service agreement with our General Counsel, Mark Radom. Pursuant to the service agreement, Mr. Radom will serve as General Counsel for a period of two. During the two-year term, we agreed to pay Mr. Radom a monthly base salary of $12,500 and a bonus payment at a minimum of 25% of the annual base salary. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Radom’s employment with cause (as defined under the agreement) and without cause by giving at least 60 days prior written notice. If we terminate Mr. Radom without cause, all Mr. Radom’s unvested stock and option compensation of any nature will vest without any further action, and we will pay two years base salary severance within 30 days of termination. In addition, vesting of all unvested common or preferred shares and options and warrants will continue for 12 months following termination. Mr. Radom may resign for good reason (as defined under the agreement) or without good reason by giving at least 120 days prior written notice. Mr. Radom is also subject to standard confidentiality and non-competition provisions.

Yonah Kalfa. On September 7, 2020, we entered into a service agreement with our Chief Innovation Officer, Yonah Kalfa. Pursuant to the service agreement, Mr. Kalfa will serve as our Chief Innovation Officer for a period of three years. During the three-year term, Mr. Kalfa receives an annual base salary of 1,162,800 Israeli New Shekel (approximately $350,000) and a bonus payment at a minimum of 25% of the annual gross base salary. Mr. Kalfa agreed to defer receipt of his base salary until otherwise agreed in writing. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Kalfa’s employment with cause (as defined under the agreement) and without cause by giving at least 60 days prior written notice. If we terminate Mr. Kalfa without cause, we will pay two years base salary severance within 30 days of termination. Mr. Kalfa may resign for good reason (as defined under the agreement) or without good reason by giving at least 30 days prior written notice. Mr. Kalfa is also subject to standard confidentiality and non-competition provisions.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of April 30, 2022.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mike Ballardie	4/30/2020	500,000	-	$0.01	4/30/2030
	9/3/2021	500,000	-	$0.01	9/3/2021

Juda Honickman	4/30/2020	250,000	-	$3.00	4/30/2030
	9/3/2021	10,000	-	$34.20	9/3/2031

Yonah Kalfa	9/3/2021	500,000	-	$0.01	9/3/2021

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions in which any of our directors, executive officers, or affiliates, including any member of an immediate family, had or are to have a direct or indirect material interest except for:

●	The entry into an exclusive distribution agreement with Framework Sports and Marketing Ltd., dated May 20, 2020, for the United Kingdom and Ireland. Framework Sports is owned by the brother of our Chief Executive Officer.

●	The loan transactions entered into on January 14, 2002, between the Company and Yonah Kalfa and Naftali Kalfa. For details of these loans, see “Prospectus Summary—Recent Developments—Loan Agreements”. Yonah Kalfa is our Chief Innovation Officer and a director nominee and largest stockholder. Elisha Kalfa is the ultimate beneficial owner of the shares of our common stock held by 2672237 Ontario Ltd. and 2490585 Ontario Inc. (the “Ontario Entities”), which collectively hold shares representing approximately 17% of our outstanding common stock as of April 30, 2022.

●	We lease our principal office in Windsor Mill, Maryland, from a company owned by Yonah Kalif. We do not pay any rent or fee to use this location.

●	On January 22, Jalaluddin Shaik, Managing Director of Gameface, sold 306,050 shares of Gameface to the Company at a price of $1.6337 per share, for a total of $500,000 to be paid out of the proceeds of this offering, in lieu of the issuance of 14,259 shares of common stock valued at $35.00 per share that Mr. Shaik would otherwise have been entitled to receive in connection with the Gameface acquisition.

●	Yonah Kalfa has indicated an interest in investing up to $1.0 million in this offering at the public offering price per share. However, because indications of interest are not binding agreements or commitments to purchase, the investor may determine to purchase fewer shares than the investor indicates an interest in purchasing or not to purchase any shares in this offering.

●	On November 1, 2021, we entered into a service agreement by and between Gameface and Jalaluddin Shaik, which offered the Managing Director position of Gameface to Jalaluddin Shaik and Gameface agreed to pay a base salary of AUD$336,000 (approximately $237,770) per annum, a 30% annual performance bonus, and warrants in value equal to 50% of the base salary annually.

There have been no transactions, or currently proposed transactions, except for those mentioned above, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

●	any director or executive officer of our company;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
●	any promoters and control persons; and
●	any member of the immediate family (including spouse, parents, children, siblings and in laws) of any of the foregoing persons.

Our Chief Executive Officer, Chief Financial Officer and General Counsel are responsible for reviewing and assessing the relevance of proposed relationships and transactions with related parties and ratify agreements for execution on our behalf. All related party transactions and relationships have been negotiated at arm’s length.

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PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Exchange Act) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers, 5% holders, director nominees, and all of our current directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the SEC pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after April 30, 2022, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The following table lists, as of April 30, 2022, unless otherwise indicated by footnote, the number of shares of our common stock that are beneficially owned by: (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; (iii) all officers and directors as a group; and (iv) each independent director nominee. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

We expect to affect a reverse stock split of our common stock at a ratio of 1-for-10 prior to or upon the effectiveness of the registration statement of which this prospectus forms a part. Share information in the table gives effect to our planned reverse stock split.

	Common Stock (Pre-Offering)		Common Stock (Post-Offering)
Name	# of Shares (1)	% of Class (1)	# of Shares (5)	% of Class (5)
Officers and Directors
Yonah Kalfa (3)	2,499,470	32.0%	2,499,470	23.1%
Mike Ballardie (2)	1,000,000	12.0%	1,000,000	8.8%
Juda Honickman (6)	260,000	3.4%	260,000	2.5%
Paul McKeown (7)	275,000	3.6%	275,000	2.6%
Tom Dye (8)	275,000	3.6%	275,000	2.6%
Mark Radom (9)	277,603	3.7%	277,603	2.6%
Jason Seifert	-	-%	-	-%
All current officers and directors as a group (7 persons)	4,587,073	46.3%	4,587,073	35.6%
5% Holder
Elisha Kalfa (4)	1,252,471	17.1%	1,252,471	12.2%

Director Nominees
Kirk Taylor	-	-%	-	-%
Gabriel Goldman	-	-%	-	-%
Rohit Krishnan	-	-%	-	-%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, convertible debt or convertible preferred shares currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total number of shares of common stock outstanding on April 30, 2022, which was 7,317,601, and the shares issuable upon exercise of warrants and convertible notes.

(2)	Mr. Ballardie was granted 500,000 warrants on April 30, 2020 and September 3, 2021, as compensation and bonuses. The warrants have an exercise price of $0.01 per share, a contractual life of 10 years from the date of issuance and were vested immediately upon grant.

(3)

Yonah Kalfa has expressed an interest in investing up to $1.0 million in this offering. The amounts in the table above do not reflect an investment by Mr. Kafla in this offering. Mr. Kalfa also has agreed to serve as a director, which such service commencing upon the effectiveness of the registration statement of which this prospectus forms a part. As of April 30, 2022, Mr. Kalfa owned 1,999,470 shares of common stock of the Company. Additionally, he was granted 500,000 warrants on September 3, 2021. The warrants have an exercise price of $0.01 per share, a contractual life of 10 years from the date of issuance and were vested immediately upon grant.

(4)	Consists of 1,130,815 shares of common stock held by 2672237 Ontario Ltd. and 121,656 shares of common stock held by 2490585 Ontario Inc. Elisha Kalfa is the ultimate beneficial owner of the shares held by the Ontario entities.

(5)	Percentages are based on a total number of shares of common stock to be outstanding after the offering of 10,305,912, which consists of the 7,317,601 shares outstanding on April 30, 2022 plus the 1,250,000 shares of common stock to be offered and the 1,738,311 shares of common stock issuable upon mandatory conversion of our convertible notes that will occur as part of this offering, and the shares issuable upon exercise of warrants and convertible notes.

(6)	Mr. Honickman was granted 250,000 warrants on April 30, 2020 and 100,000 warrants on September 3, 2021, as compensation and bonuses. The April 30, 2020 warrants have an exercise price of $3.00 per share and the September 3, 2021 warrants have an exercise price of $34.20 per share. All of the warrants have a contractual life of 10 years from the date of issuance and were vested immediately upon grant.

(7)	Mr. McKeown was granted 125,000 warrants on April 30, 2020 and 150,000 warrants on February 9, 2021, as compensation and bonuses. The warrants have an exercise price of $0.01 per share, a contractual life of 10 years from the date of issuance and were vested immediately upon grant.

(8)	Mr. Dye was granted 125,000 warrants on April 30, 2020 and 150,000 warrants on February 9, 2021, as compensation and bonuses. The April 30, 2020 warrants have an exercise price of $30.00 per share and the February 9, 2021 warrants have an exercise price of $39.40 per share. All of the warrants have a contractual life of 10 years from the date of issuance and were vested immediately upon grant.

(9)	Mr. Radom was granted 125,000 warrants on April 30, 2020 and 150,000 warrants on February 9, 2021, as compensation and bonuses. The April 30, 2020 warrants have an exercise price of $30.00 per share and the February 9, 2021 warrants have an exercise price of $39.40 per share. All of the warrants have a contractual life of 10 years from the date of issuance and were vested immediately upon grant. Additionally, Mr. Radom owned 2,603 shares of common stock of the Company as of April 30, 2022.

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Securities authorized for issuance under equity compensation plans.

The table below provides information regarding all compensation plans as of the end of the most recently completed fiscal year (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance.

On November 11, 2020, our Board of Directors approved the Slinger Bag Inc. Global Share Incentive Plan (2020) (the “2020 Plan”), which was approved by stockholders holding approximately 75.4% of our common stock outstanding on such date. The 2020 Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options, unrestricted stock, restricted stock, restricted stock units, performance stock and other equity-based and cash awards or any combination of the foregoing, to eligible key management employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (each a “participant”) (however, solely employees of the Company and its subsidiaries are eligible for incentive stock option awards).

We reserved a total of 1,500,000 shares for issuance under awards to be made under the 2020 Plan of which 490,000 remain in reserve as at the date hereof, all of which may, but need not, be issued in connection with ISOs. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall again be available for the grant of a new award. The 2020 Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it was adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors in its discretion may terminate the 2020 Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2020 Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted.

Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the 2020 Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	1,010,000	$0.35	490,000
Equity compensation plans not approved by security holders	2,450,311	$10.10	-
Total	3,460,311	$10.10	490,000

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DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of selected provisions of our certificate of incorporation, bylaws and Delaware General Corporation Law, as amended (the “DGCL”) as in effect on the date of this prospectus relating to us and our capital stock. This summary does not purport to be complete. This discussion is subject to the relevant provisions of Delaware law and is qualified by reference to our certificate of incorporation, our bylaws and the provisions of Delaware law. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Common Stock

We are authorized to issue up to 30,000,000 shares of common stock, par value $0.001 per share. As of April 30, 2022, there were 7,317,601 shares of common stock outstanding (which reflects the reverse stock split at an assumed ratio of 1-for-10, that is expected to occur prior to or following the effectiveness of the registration statement of which this prospectus forms a part). All of the outstanding shares of our common stock are fully paid and non-assessable.

Common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Common stock is neither convertible nor redeemable

Voting Rights

Each holder of common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by our certificate of incorporation. Our bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our Bylaws or our Certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to the payment of dividends and other distributions as may be declared by our Board of Directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to any contractual limitations on our ability to declare and pay dividends. In this regard, under the terms of the loan agreements between the Company and Yonah Kalfa and Naftali Kalfa and between the Company, we may not make any distributions on our common stock until these loans made under the loan agreements are repaid in full. At this time, such loans have not been repaid in full.

Liquidation Rights

If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities.

Dividend Policy

We have not paid and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. We currently expect to retain all future earnings for use in the operation and expansion of our business. The declaration and payment of any cash dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any. In this regard, under the terms of the loan agreements between the Company and Yonah Kalfa and Naftali Kalfa and between the Company, we may not make any distributions on our common stock until the loans made under these loan agreements are repaid in full. At this time, such loans have not been repaid in full.

Market for Shares of Common Stock

Shares of our common stock are quoted on the OTCQB of the OTC Markets Group Inc. under the symbol “CNXA”. On May 20, 2022, the closing price per share of our common stock as reported by OTC Markets Group Inc. was $1.00.

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Listing

We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “CNXA.” We will not proceed with this offering in the event our common stock is not approved for listing on the Nasdaq.

Transfer Agent

The transfer agent and registrar for our common stock is Worldwide Stock Transfer, LLC.

Preferred Stock

We do not have any authorized shares of preferred stock.

Warrants

On February 2, 2022, the Company issued warrants to purchase 47,823 shares of the Company’s common stock at $0.01 per share to a Gameface shareholder in connection with the Gameface acquisition. The exercise price of the warrants must be paid in cash. The warrants will expire on January 31, 2032.

On August 6, 2021, the Company consummated a private placement, and at the closing, the Company sold (i) 8% Senior Convertible Notes in an aggregate principal amount of $11 million and (ii) warrants to purchase up to 733,334 shares of our common stock. The warrants are exercisable for five years from August 6, 2021, at an exercise price equal to the lesser of $30.00 or a 20% discount to the public offering price that a share of the Company’s common stock or unit (if units are offered) is offered to the public resulting in the commencement of trading of the Company’s common stock on the Nasdaq, New York Stock Exchange or NYSE American. Accordingly, upon completion of this offering, the exercise price of the warrants issued in the August 6, 2021 private placement will be reduced.

Prior to the offering we intend to enter into lock-up / leak-out agreements with each of the holders of the notes and warrants issued in the August 6, 2021 private placement (the “Lock Up / Leak Out Agreements”). Under the terms of the Lock Up / Leak Out Agreements, the holders of the notes and warrants issued in the August 6, 2021 private placement will not be permitted to (i) during the 90 day period following the date of the closing of the offering, sell, dispose or otherwise transfer common stock of the company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company; (ii) during the period from 91 to 180 days following the date of the closing of the offering, sell, dispose or otherwise transfer common stock of the company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company in an amount equal to more than 2% of the of the average daily trading volume of Company’s common stock for the previous five consecutive trading days. The restriction contained in clause (ii) above will be waived, and the holders of the notes and warrants issued in the August 6, 2021 private placement will be permitted to sell, dispose or otherwise transfer common stock of the Company, or common stock of the company underlying any convertible securities or securities exercisable for common stock of the Company without any limitations if the volume-weighted average price (“VWAP”) of the Company’s common stock for five preceding consecutive trading days is greater than 130% of the public offering price of the Company’s common stock in this offering, until such time as the VWAP of the Company’s common stock for five consecutive preceding trading days is equal to or less than 130% of the public offering price of the Company’s common stock in this offering. The Company, with the consent of the Representatives, may waive the restrictions of the Lock Up / Leak Out Agreements.

The warrants contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends, including the 1-for-10 reverse stock split to be effectuated prior to or upon the effectiveness of the registration statement of which this prospectus forms a part. As part of this transaction the lead placement agent was granted 26,667 warrants that are exercisable for five years from August 6, 2021, at an exercise price equal to the lesser of $33.00 or a 20% discount to the public offering price that a share of the Company’s common stock or unit (if units are offered) is offered to the public resulting in the commencement of trading of the Company’s common stock on the Nasdaq, New York Stock Exchange or NYSE American.

The Company grants warrants to key employees, executives, advisory board members and ambassadors as compensation on a discretionary basis. As of April 30, 2022, the Company had granted warrants to purchase 3,005,172 shares of common stock, with an average exercise price of $6.80. All of the warrants have a contractual life of 10 years from the date of issuance and are vested immediately upon grant.

Options

On February 21, 2022, the Company issued to certain PlaySight employees the options to purchase up to 142,858 shares of Company common stock in connection with the PlaySight acquisition. The PlaySight employee options vest at issuance, have an exercise price of $0.01 per share, and expire 10 years from issuance.

On November 11, 2020, our Board of Directors approved the 2020 Plan, which provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options, unrestricted stock, restricted stock, restricted stock units, performance stock and other equity-based and cash awards or any combination of the foregoing, to eligible key management employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (each a “participant”). Only the employees of the Company and its subsidiaries are eligible for incentive stock option awards. We reserved a total of 1,500,000 shares for issuance under awards to be made under the 2020 Plan of which 490,000 remain in reserve as at the date hereof, all of which may, but need not, be issued in connection with ISOs. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall again be available for the grant of a new award. The 2020 Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it was adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors in its discretion may terminate the 2020 Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2020 Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted. As of April 30, 2022, the Company granted 1,100,000 shares of common stock under the 2020 Plan, with a weighted average exercise price of $0.30.

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Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “Business Combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or Bylaws not to be governed by this particular Delaware law.

Our certificate of incorporation, our bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our certificate of incorporation does not provide for cumulative voting in the election of directors. Our board of directors are empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Certificate of incorporation and Bylaws

Among other things, our certificate of incorporation and our bylaws:

●	do not provide for cumulative voting in the election of directors;
●	provides for the exclusive right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director by stockholders;
●	Requires that a special meeting of stockholders may be called only by the Board of Directors, or by a committee of the Board of Directors that has been designated by the Board of Directors;
●	limits the liability of, and providing indemnification to, our directors and officers;
●	controls the procedures for the conduct and scheduling of stockholder meetings;
●	grants the ability to remove directors only for cause by the affirmative vote of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors;
●	provides for advance notice procedures that stockholders must comply with in order to nominate candidates to the board of directors or to propose matters to be acted upon at a stockholders’ meeting.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares of common stock and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our common stock.

Limitation of Liability and Indemnification

Our bylaws provide that we will indemnify our directors to the fullest extent authorized or permitted by applicable law. Under our Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Our bylaws also require us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

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SHARES ELIGIBLE FOR FUTURE SALE

As of April 30, 2022, we had 7,317,601 shares of common stock outstanding (which reflects the reverse stock split at an assumed ratio of 1-for-10, that is expected to occur prior to or following the effectiveness of the registration statement of which this prospectus forms a part). In addition to those shares, the 1,640,001 shares (including 760,001 shares to be issued on the exercise of warrants and 880,000 shares to be issued on the conversion of the Notes) covered by a certain prospectus upon sale or will be registered by a registration statement will be freely transferrable without restrictions unless purchased by persons deemed to be our affiliates as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 under the Securities Act. Of our shares of common stock that are outstanding, 6,608,521 are “restricted,” which means they were originally sold in an offering not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an applicable exemption from registration, such as provided by Rule 144, which is summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e., securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

Lock-Up Agreements

The Company, each of our directors and executive officers, and shareholders who beneficially own 5% or more of the outstanding shares of our common stock have agreed not to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriter. See “Underwriting—Lock-up Agreements.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, detailed considerations regarding the Unearned Income Medicare tax, tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction or other similar transaction.

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In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation created or organized in the United States or under the law of the United States, any State thereof or the District of Columbia;

●	an estate trust whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

If we make a distribution in cash or other property on our common stock, the amount you receive will constitute a dividend for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax law. To the extent a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale, exchange or other disposition of stock as described below under “—Sale, Exchange or Other Taxable Disposition of common stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exemptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. A U.S. holder’s adjusted tax basis in its common stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

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Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);
●	a foreign corporation;
●	an estate or trust that is not a U.S. holder; and
●	any other person that is not a U.S. holder.

Distributions

Distributions paid to a non-U.S. holder, generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

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Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits, subject to an applicable income tax treaty that provides otherwise. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	shares of our common stock constitute U.S. real property interests by reason of our status as a “United States Real Property Holding Corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our common stock (provided that an exception does not apply), and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as shares of our common stock are regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively owns more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be subject to a flat 30% withholding tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year. Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

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Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

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UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, for which Northland Securities, Inc. and Spartan Capital Securities, LLC are acting as the representatives (the “Representatives”), we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares of our common stock listed next to its name in the following table:

Underwriters	Number of Shares
Northland Securities, Inc.
Spartan Capital Securities, LLC

Total

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus (other than the shares subject to the underwriters’ option to purchase additional shares), if the underwriters buy any of such shares. The underwriters’ obligation to purchase the shares is subject to satisfaction of certain conditions, including, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.

The underwriters initially propose to offer our common stock directly to the public at the public offering price set forth on the front cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $             per share. After the initial public offering of the shares of our common stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares of our common stock made outside the United States may be made by affiliates of certain of the underwriters.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to 187,500 additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option in whole or in part at any time within 45 days after the closing of this offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriters’ initial commitment as indicated in the table at the beginning of this section plus, in the event that any underwriter defaults in its obligation to purchase shares under the underwriting agreement, certain additional shares.

Discounts and Commissions

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount to be paid by us (1)	$	$	$
Total	$	$	$
Proceeds, before expenses, to us	$	$	$

(1) The underwriters will receive an underwriting discount equal to 8.0% on all shares sold in this offering.

We have also agreed to reimburse the Representatives for accountable expenses incurred by the Representatives in connection with the offering, which we expect to be approximately $         . We have paid an expense deposit of $10,000 to the Representatives, which will be applied against the actual accountable expenses that will be payable by us to the Representatives in connection with this offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $        .

Underwriter Warrants

We have agreed to issue to the Representatives, collectively, warrants to purchase up to an aggregate of 4.0% of the shares of common stock sold in this offering (the “Underwriter Warrants”). The Underwriter Warrants are exercisable 180 days after the effective date of the registration statement of which this prospectus forms a part at $     per share (110% of the public offering price), but may not be transferred at any time prior to the date which is 180 days beginning on the date of commencement of sales of securities in connection with this offering and expiring on a date which is no more than five (5) years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(e)(1)(A). The Underwriter Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e). The Representatives (or its respective permitted assignees under Rule 5110(e)(2)(B)) will not sell, transfer, assign, pledge, or hypothecate the Underwriter Warrants or the securities underlying such warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such warrants or the underlying securities for a period of 180 days following the date of commencement of sales pursuant to the offering. In addition, the Underwriter Warrants provide for “piggy-back” registration rights with respect to the shares underlying such warrants, exercisable in certain cases for a period of no more than seven (7) years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Underwriter Warrants other than underwriting commissions incurred and payable by the holders thereof. The exercise price and number of shares issuable upon exercise of the Underwriter Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the exercise price of the Underwriter Warrants or the underlying shares of such warrants will not be adjusted for issuances of shares of common stock at a price below such warrants’ exercise price.

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Right of First Refusal

We have granted the representatives the following right (the “Right of First Refusal”), subject to FINRA Rule 5110(g)(5), if until August 31, 2023, the Company or any of its subsidiaries decides to raise funds by means of a public or private offering of securities, or any other capital-raising financing of equity, equity-linked, or debt securities using an underwriter or placement agent, whether on its own behalf or on the behalf of its shareholders, the Representatives (or any affiliate designated by a Representative) shall have the right to act as co-lead placement agents or co-lead bookrunners, as applicable. In the event the Representatives, or either of them individually, choose to exercise the Right of First Refusal, they shall be engaged on terms no less favorable to the Company than those of the underwriting agreement for this offering. Under the Right of First Refusal, in the event of a public offering for which the Representative, or either of them, accept the engagement for, the Representatives shall have the right to act as joint-bookrunners with respect to 50% of the total offering amount.

Tail Fee

We have also agreed to pay the Representatives a tail fee equal to the compensation payable to the Representatives in this offering, if any investor the Representatives had directly contacted during our term of engagement with the Representatives related to this offering provides financing or capital to us through any public or private offering or other financing or capital-raising transaction of any kind during our term of engagement with the Representatives, or the fifteen-month period thereafter. The Representatives will provide us with a list of investors within ten days of (i) the termination of our engagement with the Representatives or (ii) abandonment of the offering.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

●	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

●	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

●	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

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These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the Representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

Discretionary Accounts

The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

Determination of Offering Price

The initial public offering price has been negotiated between us and the Representatives. Among the factors considered in these negotiations are: (i) the capitalization of our company at the time of the offering, (ii) market and general economic conditions and changes in the prospects and/or forecasts of our company, (iii) the Representatives’ review of our company’s audited financial statements for the fiscal year ended April 30, 2021 and subsequently filed unaudited financial statements and (iv) the Representatives’ determination of our company’s pre-money valuation (based upon the information provided to the Representatives by us).

Clear Market; Lock-Up Agreements

We have agreed that for a period of 180 days after the closing of this offering, we and any of our successors will not:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company except pursuant to and in accordance with its global incentive plan and bona fide ambassador, consulting, employment and service agreements entered into with third parties;

●	file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, provided that, notwithstanding the foregoing, the Company shall be permitted to file, re-file, and/or declare or have declared effective any registration statement that was filed with the SEC prior to March 8, 2022, including, for the avoidance of doubt, any amendments to or corrected or revised registration statements relating to a registration statement that was filed prior to March 8, 2022;

●	enter into any swap or other arrangement that transfers to another entity, in whole or in part, any of the economic consequences of ownership of any of our common stock or such other securities;

101

whether any such transaction described above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise. The prior sentence will not apply to (i) the issuance of the Warrants to the Representatives and the shares of our common stock issuable upon the exercise of such warrants; (ii) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (iii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, brand ambassadors or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the Representatives; (iv) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; or (v) the issuance of shares of our common stock or such other securities in connection with joint ventures, commercial relationships or other strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith within 90 days after the date of the underwriting agreement, and provided that any such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Each of our directors, executive officers and substantially all holders of more than 5% of our outstanding common stock as of the Effective Date of this registration statement, has entered into lock-up agreements with the Representatives prior to the commencement of this offering pursuant to which each of these persons or entities has agreed that, for a period ending 180 days after the date of this prospectus (subject to leak-out provisions, as applicable), none of them will, without the prior written consent of the Representatives (which may be withheld or delayed in the Representatives’ sole discretion):

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, in each case whether now owned or hereafter acquired by the locked-up party or with respect to which the locked-up party has or hereafter acquires the power of disposition (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by the locked-up party in accordance with the rules and regulations of the SEC and securities that may be issued upon exercise of a stock option or warrant) (collectively, the “Lock-Up Securities”);
●	enter into any hedging, swap or other arrangement or transaction that transfers to another entity, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities, or publicly disclose the intention to do any of the foregoing; or
●	otherwise enter into any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the locked-up party or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

102

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers or dispositions of Lock-Up Securities (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will, other testamentary document or intestacy, (iii) to any trust for the direct or indirect benefit of the locked-up party or any immediate family member thereof, (iv) to a corporation, partnership, limited liability company, trust or other entity of which the locked-up party and/or one or more members of its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the locked-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the locked-up party or its affiliates or (B) as part of a distribution or other transfer to general or limited partners, members or stockholders of, or other holders of equity in, the locked-up party, (vii) by operation of law, (viii) to us from an employee or other service provider upon death, disability or termination of employment or service relationship of such employee or service provider, (ix) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all stockholders involving a change in control, provided that if such transaction is not completed, all such Lock-Up Securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of outstanding options, settlement of RSUs or other equity awards granted pursuant to plans or other equity compensation arrangements or exercise warrants, in each case described in this prospectus, provided that any Lock-Up Securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock or convertible securities or warrants to acquire shares of our common stock into shares of our common stock, provided that any common stock or warrants received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by locked-up parties of one or more trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer or disposition of Lock-Up Securities during the 180 days following the date of this prospectus and no filing by any party under the Exchange Act or other public announcement would be required or made voluntarily in connection with such trading plan.

Notwithstanding the foregoing, nothing will prevent our directors or executive officers from, or restrict their ability to, (i) purchase our securities in a public or private transaction, or (ii) exercise or convert any options, warrants or other convertible securities issued to or held by such director or executive officer, including those granted under our 2020 Global Incentive Share Plan.

Other Relationships

The Representatives and their affiliates may provide various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Spartan acted as one of our placement agents in connection with a private placement that closed on August 6, 2021 (the “August Private Placement”). A description of the August Private Placement is provided above under “Prospectus Summary--Recent Financings and Acquisitions.” As part of their compensation, the placement agents received warrants to purchase up to an aggregate of 4.0% of the shares of common stock sold in the August Private Placement (the “August Private Placement PA Warrants”). The August Private Placement PA Warrants and the shares of common stock issuable upon exercise of such warrants are subject to a lock-up agreement and may not be transferred at any time prior to the date which is 180 days beginning on the date of commencement of sales of securities in connection with this offering, in compliance with FINRA Rule 5110(e)(1)(A). The August Private Placement PA Warrants have an exercise price of the lesser of $33.00 per share and a 20% discount to the public offering price in this offering. The August Private Placement PA Warrants expire on August 6, 2026. The exercise price and the number of shares issuable upon exercise of the August Private Placement PA Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. In this regard, the warrant exercise price set forth above has been adjusted to reflect the 1-for-10 reverse stock split we expect to effectuate immediately after effectiveness of the registration statement of which this prospectus forms a part.

The Representatives may in the future provide us and our affiliates with investment banking and financial advisory services for which it may in the future receive customary fees. The Representative may release, or authorize us to release, as the case may be, the Lock-Up Securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The Representatives may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.

Listing

We have applied to list shares of our common stock on the Nasdaq under the symbol “CNXA”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Worldwide Stock Transfer, LLC.

103

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

104

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Lucosky Brookman LLP. Certain legal matters will be passed upon for the underwriters by Haynes and Boone, LLP.

EXPERTS

Our consolidated balance sheets as of April 30, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for the fiscal years ended April 30, 2021 and 2020 included elsewhere in this prospectus, have been audited by Mac Accounting Group, LLP, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of PlaySight at December 31, 2021, and for the year then ended appearing in this prospectus and Registration Statement have been audited by Halperin Ilanit, an independent auditor, as set forth in its report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about PlaySight’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of PlaySight at December 31, 2020, and for the year then ended appearing in this prospectus and Registration Statement have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent auditor, as set forth in its report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about PlaySight’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 17, 2022, the Board of Directors approved the engagement of WithumSmith + Brown, PC (“Withum”) as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2022, effective immediately, and dismissed Mac Accounting Group, LLP (“Mac”) as the Company’s independent registered public accounting firm.

The reports of Mac on the Company’s consolidated financial statements for the fiscal years ended April 30, 2021 and 2020 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended April 30, 2021 and 2020, and in the subsequent interim period through the date hereof, there were no disagreements with Mac on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Mac, would have caused Mac to make reference to the matter in their report. There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended April 30, 2021 and 2020, or in the subsequent period through the date hereof.

The Company provided a copy of the foregoing disclosures to Mac and requested that Mac furnish it with a letter addressed to the Securities and Exchange Commission stating whether Mac agrees with the above statements. A copy of Mac’s letter, dated February 17, 2022, is filed as Exhibit 16.1 to the Form 8-K filed on February 17, 2022.

During the two most recent fiscal years and in the subsequent interim period through the date hereof, the Company has not consulted with Withum with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. For further information with respect to our company and the securities offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this Prospectus. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

105

F-1

SLINGER BAG INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and the historical consolidated financial statements of PlaySight and Gameface as adjusted to give effect to the Company’s acquisition of PlaySight and Gameface (the “Acquisitions”). For more information on these acquisitions, see “Prospectus Summary—PlaySight Acquisition” and “Prospectus Summary—Gameface Acquisition.”

PlaySight’s business involves sports video technology, data capture, high performance analytics and automated video production. PlaySight will also bring a growing, recurring revenue stream of sports clients and content subscribers to the Company.

Gameface has developed the AI capabilities for the forthcoming Slinger app, including instant analysis of groundstrokes and biomechanics as well as event recognition from match play situations, all captured through a phone’s camera. Gameface’s platform is designed to deliver both technical (biomechanics) and tactical (strategy) insights through its camera agnostic AI video platform.

The acquisitions of PlaySight and Gameface closed in February 2022, at which time the Company formally launched its Watch, Play, Learn strategy pursuant to which it will endeavor to build a connected sports technology business based on (i) ball launchers across a range of sports, (ii) content, streaming and data (through PlaySight technology), (iii) performance, artificial intelligence, data and content (through Gameface technology) and SaaS applications (through Foundation Sports technology).

The unaudited pro forma condensed combined statements of operations for the nine months ended January 31, 2022 and the 12 months ended April 30, 2021 give effect to these transactions as if they had occurred on May 1, 2020. The unaudited pro forma condensed combined balance sheet as of January 31, 2022 gives effect to these transactions as if they had occurred on January 31, 2022. The unaudited pro forma condensed combined financial statements were derived from the following historical information:

●	The Company’s unaudited balance sheet and unaudited statement of operations as of and for the nine months ended January 31, 2022 and its audited statement of operations for the fiscal year ended April 30, 2021;
●	PlaySight’s unaudited balance sheet and unaudited statement of operations as of and for the nine months ended December 31, 2021 and its unaudited statement of operations for the twelve months ended March 31, 2021 (these PlaySight financials were derived from the PlaySight audited year end financials of the company as of December 31, 2021 and 2020 and adjusted to reflect unaudited quarterly financial information in order to more closely align PlaySight’s year end with the Company’s April 30, 2021 year end); and
●	Gameface’s unaudited balance sheet and unaudited statement of operations as of and for the nine months ended December 31, 2021 and its unaudited statement of operations for the twelve months ended March 31, 2021 (these Gameface financials were derived from the Gameface audited year end financials of the company as of June 30, 2021 and unaudited December 31, 2020 financials and adjusted to reflect unaudited quarterly financial information in order to more closely align Gameface’s year end with the Company’s April 30, 2021 year end).

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and PlaySight’s historical financial information included elsewhere in this prospectus.

F-2

Unaudited Pro Forma Condensed Combined Balance Sheet

As of January 31, 2022

(in thousands)

	Slinger	PlaySight	Gameface	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets

Current assets
Cash and cash equivalents	$1,082	$709	$85	$-		$1,876
Accounts receivable, net	1,209	206	-	-		1,415
Inventories, net	8,670	499	-	-		9,169
Prepaid inventory	1,778	-	-	-		1,778
Loan and interest receivable	2,355	-	-	(2,355)	(a)	-
Prepaid expenses and other current assets	101	1,504	40	(901)	(a)	744
Total current assets	15,195	2,918	125	(3,256)		14,982

Goodwill	1,240	-	-	43,991	(b)	45,231
Other intangible assets, net	2,200	-	-	19,350	(c)	21,550
Finished products used in operations, net	-	4,657	-	-		4,657
Other non-current assets	-	667	125	-		792
Total assets	$18,635	$8,242	$250	$60,085		$87,212

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$7,943	$1,495	$254	$-		$9,692
Accrued payroll and bonuses	1,613	1,308	-	-		2,921
Deferred revenue	18	2,299	-	180	(d)	2,497
Accrued interest - related party	850	-	-	-		850
Notes payable - related party	2,000	-	-	-		2,000
Convertible notes payable, net	7,578	-	-	-		7,578
Derivative liabilities	8,926	-	-	-		8,926
Contingent consideration	-	-	-	8,285	(e)	8,285
Other current liabilities	-	635	145	(328)	(f)	452
Total current liabilities	28,928	5,737	399	8,137		43,201

Long-term liabilities
Convertible loans	-	12,407	-	(12,407)	(f)	-
Long-term deferred revenue	-	1,309	-	-		1,309
Other long-term liabilities	-	811	-	(801)	(f)	10
Total liabilities	28,928	20,264	399	(5,071)		44,520

Convertible preferred shares	-	30,761	-	(30,761)	(f)	-

Total shareholders’ equity	(10,293)	(43,783)	(149)	95,917	(g)	42,692

Total liabilities and shareholders’ equity	$18,635	$8,242	$250	$60,085		$87,212

F-3

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended January 31, 2022

(in thousands, except per share information)

	Slinger	PlaySight	Gameface	Pro Forma Adjustments	Notes	Pro Forma Combined

Net sales	$12,140	$4,389	$58	$(42)	(h)	$16,545
Cost of sales	8,303	3,634	-	-		11,937
Gross income	3,837	755	58	(42)		4,608

Operating expenses:
Selling and marketing expenses	2,515	1,557	203	-		4,275
General and administrative expenses	41,535	6,45	125	777	(i)	43,082
Research and development costs	553	2,109	571	-		3,2335
Total operating expenses	44,603	4,311	899	777		50,590
Loss from operations	(40,766)	(3,556)	(841)	(819)		(45,982)

Other expense (income):
Amortization of debt discounts	5,400	-	-	-		5,400
Loss on extinguishment of debt	7,097	-	-	-		7,097
Gain on change in fair value of derivatives	(15,075)	-	-	-		(15,075)
Loss on issuance of convertible notes	5,889	-	-	-		5,889
Interest expense - related party	107	-	-	-		107
Interest expense (income), net	447	(9,197)	-	-		(8,750)
Total other expense (income)	3,865	(9,197)	-	-		(5,332)
(Loss) Gain before income taxes	(44,631)	5,641	(841)	(819)		(40,650)
Benefit for income taxes	-	-	10	-		10
Net loss (income)	(44,631)	5,641	(831)	(819)		(40,640)

Other comprehensive gain (loss), net of tax
Foreign currency translation adjustments	(27)	-	-	-		(27)
Total other comprehensive gain (loss), net of tax	(27)	-	-	-		(27)
Comprehensive loss (income)	$(44,658)	$5,641	$(831)	$(819)		$(40,667)

Net loss per share, basic and diluted	$(1.19)					$(0.60)
Weighted average number of common shares outstanding, basic and diluted	37,360,953			30,758,871	(j)	68,119,824

F-4

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended April 30, 2021

(in thousands, except per share information)

	Slinger	PlaySight	Gameface	Pro Forma Adjustments	Notes	Pro Forma Combined

Net sales	$10,804	$5,563	$182	(125)	(h)	$16,424
Cost of sales	7,680	3,602	-	-		11,282
Gross income	3,124	1,961	182	(125)		5,142

Operating expenses:
Selling and marketing expenses	1,761	2,187	238	-		4,186
General and administrative expenses	4,750	1,175	353	3,041	(i)	9,319
Research and development costs	339	2,254	394	-		2,987
Total operating expenses	6,850	5,616	985	3,041		16,492
Loss from operations	(3,726)	(3,655)	(803)	(3,166)		(11,350)

Other expense (income):
Amortization of debt discounts	377	-	-	-		377
Loss (gain) on extinguishment of debt	3,030	-	-	-		3,030
Induced conversion loss	51	-	-	-		51
Gain on change in fair value of derivatives	(1,940)	-	-	-		(1,940)
Interest expense - related party	609	-	-	-		609
Interest expense, net	12,741	5,156	-	-		17,897
Total other expense	14,868	5,156	-	-		20,024
Loss before income taxes	(18,594)	(8,811)	(803)	(3,166)		(31,374)
Benefit for income taxes	-	-	(41)	-		(41)
Net loss	(18,594)	(8,811)	(762)	(3,166)		(31,333)

Other comprehensive gain (loss), net of tax
Foreign currency translation adjustments	(15)	-	-	-		(15)
Total other comprehensive gain (loss), net of tax	(15)	-	-	-		(15)
Comprehensive loss	$(18,609)	$(8,811)	$(762)	$(3,166)		$(31,348)

Net loss per share, basic and diluted	$(0.70)					$(0.55)
Weighted average number of common shares outstanding, basic and diluted	26,723,038			30,758,871	(j)	57,481,909

F-5

Note 1 — Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combinations, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combinations will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of the Acquisitions’ assets acquired and liabilities assumed and will conform the accounting policies of the Acquisitions to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the Acquisitions as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combinations.

Note 2 — Preliminary purchase price allocation

The Company has performed a preliminary valuation analysis of the fair market value of the Acquisitions’ assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the assumed acquisition date (in thousands):

	PlaySight	Gameface	Total
Cash and cash equivalents	$709	$85	$794
Accounts receivable, net	206	-	206
Inventories, net	499	-	499
Prepaid expenses and other current assets	603	40	643
Goodwill	34,958	9,033	43,991
Other intangible assets	16,490	2,860	19,350
Finished products used in operations, net	4,657	-	4,657
Other non-current assets	667	125	792
Accounts payable and accrued expenses	(1,495)	(254)	(1,749)
Accrued payroll and bonuses	(1,308)	-	(1,308)
Deferred revenue	(2,479)	-	(2,479)
Contingent consideration	(6,951)	(1,334)	(8,285)
Other current liabilities	(307)	(145)	(452)
Long-term deferred revenue	(1,309)	-	(1,309)
Other non-current liabilities	(10)	-	(10)
Total consideration	$44,930	$10,410	$55,340

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in allocations to intangible assets such as trade names, internally developed software and customer relationships as well as goodwill and (2) other changes to assets and liabilities.

F-6

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

(a)	Represents the loan from the Company to PlaySight and the PlaySight closing costs that the Company agreed to fund that will reduce the number of shares issued as part of the purchase price.

(b)	Reflects adjustment to record goodwill associated with the Acquisitions as shown in Note 2.

(c)	Reflects adjustment to record intangible assets associated with the Acquisitions as shown in Note 2. As part of the preliminary valuation analysis, the Company identified intangible assets, including trade names, internally developed software and customer relationships.

The following table summarizes the estimated fair values of the Acquisitions’ identifiable intangible assets (in thousands) and their estimated useful lives:

	Estimated useful life (in years)	PlaySight	Gameface	Total
Trade name	12	$5,230	$380	$5,610
Internally developed software	4	7,680	870	8,550
Customer relationships	10 - 13	3,580	1,610	5,190
Total		$16,490	$2,860	$19,350

(d)	Represents the estimated adjustment to increase the assumed deferred revenue obligations to fair value. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining extended contract obligations plus a normal profit margin.
(e)	Represents the fair value of the earn-out shares related to the consummation of the Acquisitions.
(f)	Represents the loans and convertible preferred shares of PlaySight that will be converted to equity upon the completion of the acquisition.
(g)	Represents the elimination of the historical equity of the Acquisitions and the issuance of common shares to finance the Acquisitions.
(h)	Represents the elimination of intercompany sales from Gameface to the Company as part of the development of a tennis specific artificial intelligence application.
(i)	Represents the amortization expense of the Acquisitions’ identifiable intangible assets as noted in (c) above, which is partially offset by $1,000 in legal and professional fees for the Company during the nine months ended January 31, 2021 related to the Acquisitions.
(j)	Represents the increase in weighted average shares in connection with the issuance of common shares of the Company as part of the Acquisitions.

F-7

SLINGER BAG INC.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED APRIL 30, 2021 AND 2020

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Slinger Bag Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Slinger Bag Inc. as of April 30, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for each of the two years in the period ended April 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Slinger Bag Inc. as of April 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended April 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Slinger Bag Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Slinger Bag Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Inventory

The Company developed, and now sells, a tennis ball launcher that is built into a bag (the “Slinger Launcher”). The Company utilizes manufacturing companies who deliver its Slinger Launchers to third party warehouses around the world to enable the Company to distribute its product internationally. As discussed in Note 3 of the consolidated financial statements the Company values their inventory at the lower of cost (determined principally on a first-in first-out basis) or net realizable value. Due to the numerous warehouse locations, inventory in transit, and the multiple components that go into the Slinger Launcher auditing the inventory balance was challenging and required complex auditor judgment.

In order to audit the Company’s inventory balance, we sent confirmations to third party warehouses after they completed their internal inventory counts, reconciled and verified all inventory in transit amounts by reviewing third party support and shipping records, and we ensured all values assigned to components and completed Slinger Launchers was accurate by reviewing source documents and invoices from third party manufacturers.

Complex Debt and Equity Transactions

During the year under audit the Company entered into multiple debt and/or equity transactions and agreements that contained terms and provisions that were uncommon in practice. Due to the unusual nature of the agreements, ensuring the accounting for the transactions were challenging, subjective, and required complex auditor judgment, including detailed analysis and interpretation of accounting standards.

In order to audit these significant unusual transactions, we reviewed Company analysis and had to perform a significant amount of research in order to gain comfort in the accounting for each.

/s/ Mac Accounting Group, LLP

We have served as the Company’s auditor since 2019.

Midvale, Utah

August 6, 2021

F-8

Slinger Bag Inc.
Consolidated Balance Sheets

	April 30, 2021	April 30, 2020

Assets

Current assets
Cash and cash equivalents	$928,796	$79,847
Accounts receivable, net	762,487	-
Inventories, net	3,693,216	919,644
Prepaid expenses and other current assets	200,160	381,510
Total current assets	5,584,659	1,381,001

Intangible asset, net	112,853	-
Total assets	$5,697,512	$1,381,001

Liabilities and Shareholders’ Deficit

Current liabilities
Accounts payable and accrued expenses	$2,050,476	$1,108,488
Accrued payroll and bonuses	1,283,464	257,730
Deferred revenue	99,531	179,366
Accrued interest - related party	747,636	138,967
Notes payable - related party, net	6,143,223	2,100,000
Convertible notes payable, net	-	82,128
Derivative liabilities	13,813,449	620,238
Total current liabilities	24,137,779	4,486,917

Long-term liabilities
Long-term portion of convertible notes payable, net	-	1,493,939
Notes payable, net	10,477	393,975
Total liabilities	24,148,256	6,374,831

Commitments and contingencies (Note 10)

Shareholders’ deficit
Common stock, $0.001 par value, 300,000,000 shares authorized, 27,642,828 and 24,749,354 shares issued and outstanding as of April 30, 2021 and 2020, respectively; 6,921,299 and 8,137,859 shares issuable as of April 30, 2021 and 2020, respectively	27,643	24,749
Additional paid-in capital	10,365,056	5,214,970
Accumulated other comprehensive loss	(20,170)	(5,036)
Accumulated deficit	(28,823,273)	(10,228,513)
Total shareholders’ deficit	(18,450,744)	(4,993,830)
Total liabilities and shareholders’ deficit	$5,697,512	$1,381,001

See accompanying notes to consolidated financial statements

F-9

Slinger Bag Inc.
Consolidated Statements of Operations and Comprehensive Loss

	For the Year Ended
	April 30, 2021	April 30, 2020

Net sales	$10,804,214	$686,179
Cost of sales	7,680,290	1,370,897
Gross income (loss)	3,123,924	(684,718)

Operating expenses:
Selling and marketing expenses	1,761,154	563,003
General and administrative expenses	4,749,922	5,291,075
Research and development costs	339,385	179,982
Transaction costs	-	198,443
Total operating expenses	6,850,461	6,232,503

Loss from operations	(3,726,537)	(6,917,221)

Other expenses (income):
Amortization of debt discount	376,506	1,565,174
Loss on extinguishment of debt	3,030,495	-
Induced conversion loss	51,412	-
Gain on change in fair value of derivatives	(1,939,639)	-
Interest expense - related party	608,668	171,918
Interest expense	12,740,781	573,431
Total other expense	14,868,223	2,310,523
Loss before income taxes	(18,594,760)	(9,227,744)
Provision for income taxes	-	-
Net loss	$(18,594,760)	$(9,227,744)

Other comprehensive loss, net of tax
Foreign currency translation adjustments	(15,134)	(5,034)
Total other comprehensive loss, net of tax	(15,134)	(5,034)
Comprehensive loss	$(18,609,894)	$(9,232,778)
Net loss per share, basic and diluted	$(0.70)	$(0.37)
Weighted average number of common shares outstanding, basic and diluted	26,723,038	24,689,813

See accompanying notes to consolidated financial statements

F-10

Slinger Bag Inc.
Consolidated Statements of Shareholders’ Deficit

				Accumulated
			Additional	Other
	Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Loss	Deficit	Total
Balance, April 30, 2019	24,380,000	$24,380	$2,520	$-	$(33,091)	$(6,191)

Contribution of Slinger Bag Limited	-	-	-	(2)	(967,678)	(967,680)
Shares issuable related to note payable	-	-	1,492,188	-	-	1,492,188
Distribution to shareholder	-	-	(332,239)	-	-	(332,239)
Forgiveness of net liabilities owed to former majority shareholder	-	-	15,289	-	-	15,289
Shares issued for conversion of convertible debt	369,354	369	182,476	-	-	182,845
Share-based compensation	-	-	3,741,746	-	-	3,741,746
Warrants issued with note payable	-	-	112,990	-	-	112,990
Foreign currency translation	-	-	-	(5,034)	-	(5,034)
Net loss	-	-	-	-	(9,227,744)	(9,227,744)
Balance, April 30, 2020	24,749,354	$24,749	$5,214,970	$(5,036)	$(10,228,513)	$(4,993,830)

Shares issued related to note payable	1,216,560	1,217	(1,217)	-	-	-
Warrants issued related to notes payable - related party	-	-	2,157,818	-	-	2,157,818
Shares issued in connection with conversion of notes payable	772,332	772	1,749,232	-	-	1,750,004
Shares issued for conversion of convertible debt	300,000	300	238,149	-	-	238,449
Shares issued in connection with purchase of trademark	35,000	35	35,316	-	-	35,351
Warrants issued in connection with purchase of trademark	-	-	50,232	-	-	50,232
Shares issued in connection with services	569,582	570	849,559	-	-	850,129
Share-based compensation	-	-	70,997	-	-	70,997
Foreign currency translation	-	-	-	(15,134)	-	(15,134)
Net loss	-	-	-	-	(18,594,760)	(18,594,760)
Balance, April 30, 2021	27,642,828	$27,643	$10,365,056	$(20,170)	$(28,823,273)	$(18,450,744)

See accompanying notes to consolidated financial statements

F-11

Slinger Bag Inc.
Consolidated Statements of Cash Flows

	For the Year Ended
	April 30,	April 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(18,594,760)	$(9,227,744)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,730	650
Gain on change in fair value of derivatives	(1,939,639)	-
Shares issued in connection with services	798,351	-
Share-based compensation	70,997	3,741,746
Loss on extinguishment of debt	3,030,495	-
Induced conversion loss	51,412	-
Non-cash interest expense	12,501,178	358,855
Amortization of debt discount	376,506	1,565,174

Changes in operating assets and liabilities:
Accounts receivable, net	(760,058)	-
Inventories, net	(2,764,758)	(919,644)
Prepaid expenses and other current assets	208,806	(381,510)
Accounts payable and accrued expenses	946,716	855,853
Accrued payroll and bonuses	1,025,734	365,787
Deferred revenue	(79,835)	(706,408)
Accrued interest - related party	608,668	138,967

Net cash used in operating activities	(4,517,457)	(4,208,274)

Cash flows from investing activities:
Purchase of intangible assets	(30,000)	-
Proceeds from contribution of net assets of Slinger Bag Limited	-	73,400
Net cash (used in) provided by investing activities	(30,000)	73,400

Cash flows from financing activities:
Distribution to shareholder	-	(332,239)
Proceeds from notes payable - related party	3,300,000	2,100,000
Proceeds from note payable	3,120,000	500,000
Repayments of notes payable - related party	(1,000,000)	-
Proceeds from convertible note payable	-	1,950,000

Net cash provided by financing activities	5,420,000	4,217,761

Effect of exchange rate fluctuations on cash and cash equivalents	(23,594)	(5,034)

Increase in cash and cash equivalents	848,949	77,853
Cash and cash equivalents at beginning of period	79,847	1,994
Cash and cash equivalents at end of period	$928,796	$79,847

Supplemental disclosure of cash flow information:
Interest paid	$263,268	$224,726
Income taxes paid	3,668	-

Supplemental disclosure of non-cash investing and financing activities:
Forgiveness of net liabilities owed to former majority shareholder	$-	$15,289
Shares issuable related to convertible note payable agreement	-	1,492,188
Debt discount due to derivative liability	-	673,809
Conversion of note payable and accrued interest into common stock	-	182,845
Warrants issued with note payable	-	112,990
Net assets contributed from Slinger Bag Limited	-	(967,680)
Transfer of convertible note payable to note payable	1,700,000	-
Transfer of notes payable to notes payable - related party	1,820,000	-
Shares and warrants issued in connection with purchase of trademark	85,583	-
Conversion of notes payable and accrued interest into common stock	1,937,041	-
Warrants and shares issued with note payable	158,331	-

See accompanying notes to consolidated financial statements

F-12

SLINGER BAG INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

Organization

Lazex Inc. (“Lazex”) was incorporated under the laws of the State of Nevada on July 12, 2015. On August 23, 2019, the majority owner of Lazex entered into a Stock Purchase Agreement with Slinger Bag Americas Inc., a Delaware corporation (“Slinger Bag Americas”), which was 100% owned by Slinger Bag Ltd. (“SBL”), an Israeli company. In connection with the Stock Purchase Agreement, Slinger Bag Americas acquired 20,000,000 shares of common stock of Lazex for $332,239. On September 16, 2019, SBL transferred its ownership of Slinger Bag Americas to Lazex in exchange for the 20,000,000 shares of Lazex acquired on August 23, 2019. As a result of these transactions, Lazex owned 100% of Slinger Bag Americas and the sole shareholder of SBL owned 20,000,000 shares of common stock (approximately 82%) of Lazex. Effective September 13, 2019, Lazex changed its name to Slinger Bag Inc.

On October 31, 2019, Slinger Bag Americas acquired control of Slinger Bag Canada, Inc., (“Slinger Bag Canada”) a Canadian company incorporated on November 3, 2017. There were no assets, liabilities or historical operational activity of Slinger Bag Canada.

On February 10, 2020, Slinger Bag Americas became the 100% owner of SBL, along with SBL’s wholly owned subsidiary Slinger Bag International (UK) Limited (“Slinger Bag UK”), which was formed on April 3, 2019. On February 10, 2020, Zehava Tepler, the owner of SBL, contributed Slinger Bag UK to Slinger Bag Americas for no consideration.

The operations of Slinger Bag Inc., Slinger Bag Americas, Slinger Bag Canada, Slinger Bag UK and SBL are collectively referred to as the “Company.”

The Company operates in the sporting and athletic goods business. The Company is the owner of the Slinger Launcher, which is a portable tennis ball launcher, as well as other associated tennis accessories.

Effective February 25, 2020, the Company increased the number of authorized shares of common stock from 75,000,000 to 300,000,000 via a four-to-one forward split of its outstanding shares of common stock. All share and per share information contained in this report have been retroactively adjusted to reflect the impact of the stock split.

Basis of Presentation

The accompanying consolidated financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). As a result of the transactions described above, the accompanying consolidated financial statements include the combined results of Slinger Bag Inc., Slinger Bag Americas, Slinger Bag Canada, Slinger Bag UK and SBL for the years ended April 30, 2021 and 2020. The contribution of the net assets of SBL is reflected as an equity contribution at historical cost on May 1, 2019, the beginning of the earliest period in which the entities were under common control. There was no historical activity in Slinger Bag Americas or Slinger Bag Canada prior to May 1, 2019. All intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2: GOING CONCERN

The financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has an accumulated deficit of $28,823,273 as of April 30, 2021, and more losses are anticipated in the development of the business. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-13

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or being able to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from related parties, and/or private placement of debt and/or common stock.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those estimates.

Financial Statement Reclassification

Certain prior year amounts have been reclassified in these consolidated financial statements to conform to current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The majority of payments due from banks for credit card transactions process within 24 to 48 hours and are accordingly classified as cash and cash equivalents.

Accounts Receivable

The Company’s accounts receivable are non-interest bearing trade receivables resulting from the sale of products and payable over terms ranging from 15 to 60 days. The Company provides an allowance for doubtful accounts at the point when collection is considered doubtful. Once all collection efforts have been exhausted, the Company charges-off the receivable with the allowance for doubtful accounts. The Company had no allowance for doubtful accounts as of April 30, 2021 or 2020.

Inventory

Inventory is valued at the lower of the cost (determined principally on a first-in, first-out basis) or net realizable value. The Company’s valuation of inventory includes inventory reserves for inventory that will be sold below cost and the impact of inventory shrink. Inventory reserves are based on historical information and assumptions about future demand and inventory shrink trends. The Company’s inventory as of April 30, 2021 consisted of $1,591,826 of finished goods, $1,777,028 of component and replacement parts, $347,362 of capitalized duty and freight, and a $23,000 inventory reserve. The Company’s inventory as of April 30, 2020 consisted of $663,750 of finished goods and $255,894 of component and replacement parts.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. While we may be exposed to credit risk, we consider the risk remote and do not expect that any such risk would result in a significant effect on our results of operations or financial condition.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. The Company recognizes revenue for its performance obligation associated with its contracts with customers at a point in time once products are shipped. Amounts collected from customers in advance of shipping products ordered are reflected as deferred revenue on the accompanying consolidated balance sheets. The Company’s standard terms are non-cancelable and do not provide for the right-of-return, other than for defective merchandise covered under the Company’s standard warranty. The Company has not historically experienced any significant returns or warranty issues.

Fair Value of Financial Instruments

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 - Unobservable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their categorization within the fair value hierarchy.

F-14

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amount of these financial instruments approximates fair value due to their short-term maturity. The Company’s derivative liabilities were calculated using Level 2 assumptions on the issuance date via a Black-Scholes option pricing model whose assumptions are in line with the assumptions noted below in the warrant section.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are more likely than not to be realized.

Intangible Asset

Intangible asset relates to the “Slinger” technology trademark, which the Company purchased on November 10, 2020. The trademark is amortized over its expected life of 20 years. Amortization expense for the year ended April 30, 2021 and 2020 was $2,730 and zero, respectively. The amount of amortization expense for each of the next five years will be approximately $5,800 per year.

Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. If those net undiscounted cash flows do not exceed the carrying amount, impairment, if any, is based on the excess of the carrying amount over the fair value based on the market value or discounted expected cash flows of those assets and is recorded in the period in which the determination is made. There was no impairment of long-lived assets identified during the year ended April 30, 2021 or 2020.

Share-Based Payment

The Company accounts for share-based compensation in accordance with ASC 718, Compensation-Stock Compensation (ASC 718). Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.

Warrants

The Company grants warrants to key employees and executives as compensation on a discretionary basis. The Company also grants warrants in connection with certain note payable agreements and other key arrangements. The Company is required to estimate the fair value of share-based awards on the measurement date and recognize as expense that value of the portion of the award that is ultimately expected to vest over the requisite service period. Warrants granted in connection with ongoing arrangements are more fully described in Note 7: Note Payable and Note 9: Shareholders’ Deficit.

F-15

The warrants granted during the year ended April 30, 2021 and 2020 were valued using a Black-Scholes option pricing model on the date of grant using the following assumptions:

	2021	2020
Expected life in years	2 - 10 years	2 -10 years
Stock price volatility	148% - 280%	121% - 144%
Risk free interest rate	0.12% - 1.64%	0.36% - 2.43%
Expected dividends	0%	0%

Foreign Currency Translation

A portion of SBL’s operations are conducted in Israel and its functional currency is the Israeli Shekel, the Company’s operations of Slinger Bag Canada are conducted in its functional currency of Canadian Dollars, and the Company’s Slinger Bag UK operations are conducted in its functional currency of the British pound (GBP). The accounts of SBL, Slinger Bag Canada, and Slinger Bag UK have been translated into U.S. dollars (“USD”). Assets and liabilities are translated into USD at the applicable exchange rates at period-end. Shareholders’ equity is translated using historical exchange rates. Revenue and expenses are translated at the average exchange rates for the period. Any translation adjustments are included as foreign currency translation adjustments on the consolidated statements of operations and comprehensive loss.

Earnings Per Share

Basic earnings per share are calculated by dividing income available to shareholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period.

The Company had 6,921,299 and 8,137,859 common shares issuable as of April 30, 2021 and 2020, respectively, (see Note 5 and 6) which were not included in the calculation of diluted earnings per share as the effect is antidilutive. The Company also had outstanding notes payable convertible into zero and 7,465,811 shares of common stock as of April 30, 2021 and 2020, respectively, (see Note 6), outstanding warrants exercisable into 24,503,107 and 13,000,000 shares of common stock as of April 30, 2021 and 2020, respectively, and 21,786 and zero shares related to make-whole provisions as of April 30, 2021 and 2020, respectively, (see Note 7), which were excluded from the calculation of diluted earnings per share as the effect is antidilutive. As a result, the basic and diluted earnings per share are the same for each of the periods presented.

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update (ASU), 2019-12, Simplifying the Accounting for Income Taxes, which amends ASC 740, Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

Other recently issued accounting pronouncements did not, or are not believed by management to, have a material effect on the Company’s present or future consolidated financial statements.

F-16

NOTE 4: INTANGIBLE ASSET

On November 10, 2020, the Company entered into a Trademark Assignment Agreement to acquire the “Slinger” trademark for $30,000 in cash, 35,000 shares of the Company’s common stock, and warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.50 per share. The warrants vested immediately and have a contractual life of 10 years.

The common stock was valued at the closing stock price on November 10, 2020 and the warrants were valued using a Black-Scholes option pricing model, for a fair value of $35,351 and $50,232, respectively.

The purchase price of the trademark was determined to be $115,583.

NOTE 5: NOTE PAYABLE - RELATED PARTY

On October 1, 2019, the Company entered into a loan agreement with a related party entity controlled by the former shareholder of Slinger Bag Canada for borrowings of $500,000 bearing interest at 12% per annum. All principal and accrued interest were due on demand under the original agreement. On December 13, 2019, the Company entered into an Amended and Restated Loan Agreement making all principal and accrued interest due on July 15, 2020, which was later amended to extend the due date to September 1, 2021.

On December 3, 2019, the Company entered into a loan agreement with the same related party for borrowings of $500,000 bearing interest at 12% per annum. All principal and accrued interest were due on demand under the original agreement. On December 13, 2019, the Company entered into an Amended and Restated Loan Agreement increasing the interest rate earned from 12% to 24% per annum and making all principal and accrued interest due on July 15, 2020, which was later amended to extend the due date to September 1, 2021.

On December 11, 2019, the Company entered into a loan agreement with the same related party for borrowings of $700,000 bearing interest at 24% per annum. All principal and accrued interest were due on July 15, 2020. On July 8, 2020, the terms of the debt were amended to extend the due date to January 8, 2021, which was later amended to extend the due date to September 1, 2021.

On January 6, 2020, the Company entered into a loan agreement with the same related party for borrowings of $200,000 bearing interest at 24% per annum. All principal and accrued interest were due on January 8, 2021, which was later amended to extend the due date to September 1, 2021.

On February 28, 2020, the Company entered into a loan agreement with the same related party for borrowings of $200,000 bearing interest at 24% per annum. All principal and accrued interest were due on February 28, 2021, which was later amended to extend the due date to September 1, 2021.

On May 12, 2020 and July 3, 2020, the Company entered into loan agreements with the same related party for borrowings of $1,000,000 and $500,000, respectively, bearing interest at 24% per annum. All principal and accrued interest were due on August 31, 2020 and July 3, 2021, respectively, which was later amended to extend the due date to September 1, 2021.

On July 8, 2020, the Company entered into a Purchase Order Financing Agreement (“PO Financing Agreement”) whereby $1,900,000 of the total $3,600,000 in outstanding debt due to the related party as of the date of the agreement was labeled as inventory financing (“PO Financing Amount”). The PO Financing Amount, along with any accrued interest, is due in full no later than six months from the effective date of the PO Financing Agreement, which was later amended to extend the due date to September 1, 2021. The outstanding balance of the PO Financing Agreement bears interest at a rate of 2% per month. The Company agreed to repay the PO Financing Amount together with any accrued, but unpaid, interest thereon out of proceeds from the sale of its products, licensing activities, revenue to be generated from operations and/or amounts received by the Company from investors, lenders, financiers, financing sources or other persons before making payments of any other nature (including dividends and distributions), except for payments required to finance the Company’s operations.

On August 10, 2020, the Company entered into a loan agreement with the same related party for borrowings of $250,000 under the PO Financing Agreement bearing interest at 24% per annum. All principal and accrued interest were due on August 10, 2021, which was later amended to extend the due date to September 1, 2021.

On September 7, 2020, the outstanding debt from the existing related party lender was amended to reduce the interest rate to 9.5% per annum on all outstanding loans, including the PO Financing Agreement, effective the date of the agreement. As consideration for agreeing to reduce the interest rate, the Company issued the related party warrants to purchase 2,500,000 shares of the Company’s common stock at an exercise of $0.001 per share. The warrants vested immediately and have a contractual life of 10 years. The amendment of the outstanding debt was treated as an extinguishment of the debt and therefore the value of the warrants issued to the lender of $1,999,487 was expensed as a loss on extinguishment of debt during the year ended April 30, 2021.

F-17

On September 8, 2020, the related party lender agreed to extend the due date of all outstanding loans to September 1, 2021.

On September 15, 2020, the Company entered into a loan agreement with the same related party for borrowings of $250,000 bearing interest at 9.5% per annum and due in full on September 15, 2021. In connection with the loan, the Company issued warrants to the related party lender to purchase 125,000 shares of the Company’s common stock at an exercise price of $0.001 per share. The warrants vested immediately and have a contractual life of 10 years. The note was discounted by $70,130 allocated from the valuation of the warrants issued. The discount recorded on the note is being amortized through the maturity date, which amounted to $43,615 and zero for the years ended April 30, 2021 and 2020, respectively, and is recorded in amortization of debt discount on the statement of operations. As of April 30, 2021, the remaining discount was $26,515.

On November 24, 2020, the Company entered into a loan agreement with the same related party for borrowings of $300,000 bearing interest at 9.5% per annum and due in full on November 24, 2021. In connection with the loan, the Company issued warrants to the related party lender to purchase 125,000 shares of the Company’s common stock at an exercise price of $0.001 per share. The warrants vested immediately and have a contractual life of 10 years. This note was discounted by $88,201 allocated from the valuation of the warrants issued. The discount recorded on the note is being amortized through the maturity date, which amounted to $37,939 and zero for the years ended April 30, 2021 and 2020, respectively, and is recorded in amortization of debt discount on the statement of operations. As of April 30, 2021, the remaining discount was $50,262.

On December 3, 2020, Mont-Saic Investments LLC (“Mont-Saic”) entered into an Assignment and Conveyance Agreement with 2490585 Ontario Inc., the Company’s existing related party lender. In connection with the agreement, Mont-Saic sold its full right, title and interest in its outstanding notes payable amounting to $1,820,000, which consisted of a $1,700,000 note payable (see Note 6) and a $120,000 note payable (see Note 7), to 2490585 Ontario Inc., along with the 1,216,560 shares of common stock previously issued to Mont-Saic in connection with the debt agreement and the rights to receive the remaining 6,921,299 shares issuable. Subsequent to this point in time, the outstanding debt of $1,820,000 and all accrued interest is payable to 2490585 Ontario Inc., and future interest will accrue at a rate of 9.5% per annum consistent with the rate being charged on their other outstanding debt. The scheduled maturity date of the debt remains unchanged and is due June 1, 2021. As of April 30, 2021, there remain 6,921,299 shares issuable related to this note.

Total outstanding borrowings from this related party as of April 30, 2021 and 2020 amounted to $6,220,000 and $2,100,000, respectively. The outstanding amount is net of total discounts of $76,777 for a net book value of $6,143,223 as of April 30, 2021.

Interest expense related to this related party for the year ended April 30, 2021 and 2020 amounted to $608,668 and $171,918, respectively. Accrued interest due to the related party amounted to $747,636 and $138,967 as of April 30, 2021 and 2020, respectively.

On March 25, 2021, the Company entered into a loan agreement with a different related party for borrowings of $1,000,000 bearing interest at 1% per annum and due in full on April 25, 2021. The Company repaid the loan in full at maturity and there were no outstanding borrowings as of April 30, 2021.

NOTE 6: CONVERTIBLE NOTES PAYABLE

On June 1, 2019, the Company entered into a convertible note payable agreement with Mont-Saic Investments LLC (“Mont-Saic”) which provided for borrowings of $1,700,000 bearing interest at a rate of 12.6% per annum. All outstanding amounts were due on the maturity date 360 days after the loan issue date. The Company may repay up to 50% of the outstanding balance on the loan prior to the maturity date at their discretion. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at any time at the option of the debtholder at a conversion price equal to 75% of the lowest closing price of the common stock as defined in the agreement.

The convertible note payable agreement, as amended on September 11, 2019, also provided Mont-Saic with a warrant giving them the right to acquire 33% of the outstanding shares of SBL on a fully-diluted basis for no consideration up through one year after the maturity date. On September 16, 2019, Mont-Saic and Slinger Bag Inc. entered into a warrant assignment and conveyance agreement which updated Mont-Saic’s right to acquire 33% of the outstanding common stock shares of SBL to Slinger Bag Inc. The allocated value of the warrant of $1,492,188 was recorded as a discount to the outstanding note balance. On May 6, 2020, the Company issued 1,216,560 shares of common stock as partial satisfaction of the shares issuable.

F-18

On June 1, 2020, the Company and Mont-Saic entered into an amendment to the convertible note payable agreement to eliminate the conversion right contained in the original agreement and extend the maturity date to June 1, 2021.

The Company evaluated the conversion option under the guidance in ASC 815-10, Derivatives and Hedging, and determined it to have characteristics of a derivative liability. Under this guidance, this derivative liability is marked-to-market at each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivatives. The value of the conversion option derivative amounted to $566,667 as of the issuance date on September 11, 2019, which was recorded as a discount to the outstanding note balance less $358,855 representing the amount of the conversion option exceeding the face value of the note payable which was recorded immediately as interest expense, and a derivative liability. On June 1, 2020, in connection with the elimination of the conversion option, this derivative ceased to exist and the value of the derivate of $566,667 was recognized as a loss on extinguishment of debt on the consolidated statements of operations for the year ended April 30, 2021.

The combined discount relating to the warrant and conversion option were amortized over the term of the agreement. Amortization of debt discounts during the year ended April 30, 2020 amounted to $1,493,939, and were recorded as amortization of debt discount in the accompanying consolidated statements of operations. The remaining $206,061 was amortized during the year ended April 30, 2021.

On December 3, 2020, Mont-Saic entered into an Assignment and Conveyance Agreement with the Company’s exiting related party lender wherein Mont-Saic sold its full right, title and interest in its outstanding notes payable amounting to $1,820,000, which consisted of the $1,700,000 note payable and the $120,000 note payable (see Note 7), to the Company’s related party lender, along with the 1,216,560 shares of common stock previously issued to Mont-Saic in connection with the debt agreement and the rights to receive the remaining 6,921,299 shares issuable (see Note 5).

On November 20, 2019, the Company entered into a convertible note payable agreement for borrowings of $125,000 bearing interest at 12% per annum. All outstanding borrowings and accrued interest were due on November 20, 2020. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at any time at the option of the debtholder at a conversion price equal to 70% of the lowest closing price of the common stock as defined in the agreement. On March 2, 2020, the holder elected to convert the outstanding principal of $125,000 and accrued interest of $4,274 into 369,354 shares of the Company’s common stock in accordance with the terms in the agreement.

The Company evaluated the conversion option under the guidance in ASC 815-10, Derivatives and Hedging, and determined it to have characteristics of a derivative liability. Under this guidance, this derivative liability is marked-to-market at each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivatives. The value of the conversion option derivative amounted to $53,571 as of the issuance date on November 20, 2019, which was initially recorded as a discount to the outstanding note balance and a derivative liability. The discount of $53,571 was fully amortized during the year ended April 30, 2020 upon the conversion of the outstanding note payable balance. Upon conversion of the note payable balance, the derivative liability amount of $53,571 was reclassified as additional paid-in capital as part of shareholders’ equity.

On February 11, 2020, the Company entered into a convertible note payable agreement for borrowings of $125,000 bearing interest at 12% per annum. All outstanding borrowings and accrued interest are due on February 11, 2021. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at any time at the option of the debtholder at a conversion price equal to 70% of the lowest closing price of the common stock as defined in the agreement.

The Company evaluated the conversion option under the guidance in ASC 815-10, Derivatives and Hedging, and determined it to have characteristics of a derivative liability. Under this guidance, this derivative liability is marked-to-market at each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivatives. The value of the conversion option amounted to $53,571 as of the issuance date on February 11, 2020, which was initially recorded as a discount to the outstanding note balance and a derivative liability. The discount was being amortized over the term of the agreement.

On September 4, 2020, the Company and the convertible debt holder entered into an agreement to convert the outstanding convertible note payable balance of $125,000 and accrued interest of $8,466 into 300,000 shares of the Company’s common stock. Under the guidance in ASC 470-20-40-16, the Company recognized an expense at the conversion date equal to the fair value of the shares transferred after the change in terms, less the fair value of securities issuable under the original conversion terms. The excess in value, which amounted to $51,412 was recorded as an induced conversion loss in the consolidated statements of operations during the year ended April 30, 2021.

At the time of the conversion, the remaining debt discount was fully amortized and the derivative liability amount of $53,571 was reclassified as additional paid-in capital as part of shareholders’ equity. Amortization of debt discounts during the year ended April 30, 2021 and 2020 was $42,872 and $10,699, respectively, and was recorded as amortization of debt discount in the accompanying consolidated statements of operations. The unamortized discount balance amounted to zero and $42,872 as of April 30, 2021 and 2020, respectively.

F-19

Total outstanding principal of convertible notes payable on April 30, 2021 and 2020 amounted to zero and $1,825,000, respectively. The outstanding balances are netted with debt discounts at April 30, 2021 and 2020 of zero and $248,933, respectively.

NOTE 7: NOTE PAYABLE

On March 16, 2020, the Company entered into a promissory note payable whereby the Company borrowed $500,000 bearing interest at 12% per annum. Interest on the note is payable monthly and outstanding principal on the note is due in full on March 16, 2022.

In connection with the promissory note payable on March 16, 2020, the Company issued warrants to purchase 500,000 shares of the Company’s common stock at an exercise price equal to a 40% discount of the market price of the Company’s stock, as defined in the agreement. The warrants expire on March 16, 2022 and are fully vested upon issuance. The note was discounted by $112,990 based on an allocation of the value of the warrants issued. The discount recorded on the note was amortized into amortization of debt discount through the maturity date, which amounted to $35,542 and $6,965 for years ended April 30, 2021 and 2020, respectively.

On December 15, 2020, the debt holder agreed to convert the outstanding note payable of $500,000 into 500,000 shares of the Company’s common stock as full settlement of the promissory note payable. Accrued interest on the note was paid in cash. As a result of this settlement, the Company recognized the unamortized debt discount of $70,483 as a loss on extinguishment of debt on the consolidated statements of operations during the year ended April 30, 2021.

On June 30, 2020, the Company entered into a loan agreement with Mont-Saic to borrow $120,000. This loan bears interest at an annual rate of 12.6% and is required to be repaid in full, together with all accrued, but unpaid, interest by June 30, 2021. On December 3, 2020, Mont-Saic entered into an Assignment and Conveyance Agreement with the Company’s exiting related party lender wherein Mont-Saic sold its full right, title and interest in this note to the Company’s related party lender (see Note 5).

On December 24, 2020, the Company entered into a promissory note with a third-party to borrow $1,000,000. The promissory note bore interest at 2.25% and was due February 8, 2021. On February 2, 2021, the Company and the third-party entered into an amendment to extend the promissory note to April 30, 2021.

On April 11, 2021, the Company and the lender entered into an agreement whereby the lender converted the promissory note into 272,332 shares of Company stock, which were issued to the lender at a 20% discount from the closing price of the stock on the day prior to the conversion. In addition to the discount, the agreement contains a guarantee that the aggregate gross sales of the shares by the lender will be no less than $1,500,000 over the next three years and if the aggregate gross sales are less than $1,500,000 the Company will issue additional shares of common stock to the lender for the difference between the total gross proceeds and $1,500,000, which could result in an infinite number of shares being required to be issued.

The Company evaluated the conversion option of the note payable to shares under the guidance in ASC 815-40, Derivatives and Hedging, and determined the conversion option qualified for equity classification. The Company also evaluated the profit guarantee under ASC 815, Derivatives and Hedging, and determined it to be a make-whole provision, which is an embedded derivative within the host instrument. As the economic characteristics are dissimilar to the host instrument, the profit guarantee was bifurcated from the host instrument and stated as a separate derivative liability, which is marked to market at the end of each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivative.

On the date of conversion, the Company recognized a $1,501,914 loss on extinguishment of debt, which represented the difference between the promissory note and the fair value of the shares issued of $1,250,004, which were recorded in shares issued in connection with conversion of note payable within shareholders’ equity, as well as the derivative liability of $1,251,910, which was valued using a Black-Scholes option pricing model.

The fair value of the derivative liability was $1,229,851 as of April 30, 2021, and the Company recognized a gain on change in fair value of $22,059 for the year ended April 30, 2021.

F-20

On April 15, 2021, the Company entered into a $2,000,000 note payable (the “Note”). The Note matures April 14, 2023 and bears interest at fifteen percent (15%) per year. The Company pays interest at maturity, at which time all principal and unpaid interest is due.

The Note is collateralized by all business assets, including patents, trademarks and other intellectual property. It is also collateralized by the ownership of Slinger Bag Americas, Inc., Slinger Bag Canada, Inc., Slinger Bag Limited, and Slinger Bag International (UK) Limited.

In connection with the Note, the Company issued 2,200,000 warrants with an exercise price of $0.25. The exercise price has customary anti-dilution protection for stock splits, mergers, etc. Additionally, the warrant contains a stipulation that the Company will guarantee the value of the shares sold will be no less, on average, than $1.50 per share through April 15, 2023. If the value is less than $1.50, the Company will issue additional shares of common stock to compensate for the shortfall, which could result in an infinite number of shares being required to be issued.

The Company evaluated the warrants and the profit guarantee under the guidance in ASC 815-40, Derivatives and Hedging, and determined they represent a derivative liability given the profit guarantee represents a make-whole provision that is not separated from the host instrument. The derivative liability is marked to market at the end of each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivative.

The fair value of the derivative liability on the date of the execution of the Note was valued using a Black-Scholes option pricing model at $14,501,178, which was first allocated as a discount to the Note payable of $2,000,0000, which will be amortized using the effective interest method over the remaining term of the Note, with the remainder of the value of $12,501,178 recorded as interest expense.

Amortization of debt discounts during the year ended April 30, 2021 was $10,477, which was recorded as amortization of debt discount in the accompanying consolidated statements of operations. The unamortized discount balance amounted to $1,989,523 as of April 30, 2021.

The fair value of the derivative liability was $12,583,598 as of April 30, 2021, and the Company recognized a gain on change in fair value of $1,917,580 for the year ended April 30, 2021.

NOTE 8: RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attain adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors, or shareholders. Amounts represent advances, amounts paid in satisfaction of liabilities, or accrued compensation that has been deferred. The advances are considered temporary in nature and have not been formalized by a promissory note.

As of April 30, 2021 and 2020, amounts due to related parties were $1,283,464 and $377,106, respectively, which represented unpaid salaries and bonuses and reimbursable expenses due to officers of the Company.

The Company has outstanding notes payable of $6,220,000 and $2,100,000 and accrued interest of $747,636 and $138,967 due to a related party as of April 30, 2021 and 2020, respectively (see Note 5).

The Company recognized net sales of $615,584 during the year ended April 30, 2021, to a related party. As of April 30, 2021, the related party had accounts receivable due to the Company of $86,956. There were no sales to this related party during the year ended April 30, 2020.

F-21

NOTE 9: SHAREHOLDERS’ DEFICIT

Common Stock

The Company has 300,000,000 shares of common stock authorized with a par value of $0.001 per share. As of April 30, 2021 and 2020, the Company had 27,642,828 and 24,749,354 shares of common stock issued and outstanding, respectively.

Equity Transactions During Year Ended April 30, 2020

On March 2, 2020, the Company issued 369,354 shares of common stock for the conversion of an outstanding convertible note payable of $125,000 and accrued interest of $4,274. Upon conversion of the note payable balance, the derivative liability of $53,571 related to the convertible note payable was reclassified as additional paid-in capital as part of shareholders’ equity.

The purchase price of $332,239 under the Stock Purchase Agreement (see Note 1), which resulted in shares of Lazex being acquired by the shareholder of SBL, was paid by SBL on behalf of the shareholder. The amount has been recorded as a distribution to shareholder and therefore is classified as a reduction of additional paid-in capital.

In connection with the Stock Purchase Agreement (see Note 1), net liabilities of $15,289 were forgiven by the previous majority shareholder of the Company, which was recorded as an increase to additional paid-in capital.

On March 16, 2020, the Company issued warrants valued at $112,990 in connection with a note payable (see Note 7), which increased additional paid-in capital.

Equity Transactions During Year Ended April 30, 2021

On May 6, 2020, the Company issued 1,216,560 shares of its common stock to Mont-Saic as partial satisfaction of the shares issuable under a convertible note payable agreement.

On May 15, 2020, the Company issued 243,800 shares of its common stock to a vendor as compensation for business advisory services performed, which resulted in $65,826 of general and administrative expenses for the year ended April 30, 2021.

On September 4, 2020, the Company issued 300,000 shares of its common stock for the conversion of a convertible note payable (see Note 6). The fair value of the common stock was $238,449.

On October 8, 2020, the Company issued 100,000 shares of its common stock to a vendor as compensation for business advisory services performed, which resulted in $114,000 of operating expenses for the year ended April 30, 2021.

On October 28, 2020, the Company granted 400,000 warrants to a service provider for advertising services over the next year. The warrants have an exercise price of $0.75 per share, a contractual life of 10 years from the date of issuance, and vest quarterly over a year from the grant date. The warrants were valued using a Black-Scholes option pricing model and the expense related to the issuance of the warrants is being recognized over the service agreement. The Company recognized $221,826 of operating expenses related to this agreement during the year ended April 30, 2021.

On October 29, 2020, the Company and the three members of its advisory board entered into agreements whereby each member will receive an aggregate number of warrants each quarter equal to $7,500 divided by the average closing price of the Company’s stock for the five days prior to the Company’s most recently completed fiscal quarter. The warrants vest quarterly, have an exercise price of $0.001 per share and a contractual life of 10 years from the date of issuance. 43,107 warrants were issued under these agreements during the year ended April 30, 2021. The warrants were valued using a Black-Scholes option pricing model, which resulted in operating expenses of $48,502 during the year ended April 30, 2021.

On November 24, 2020 and on January 11, 2021, the Company issued 46,087 and 100,000 shares of its common stock, respectively, to two vendors as compensation for marketing and other advisory services. The Company also issued 55,945 shares of its common stock on November 24, 2020 to a third-party vendor as full settlement of payables of $30,000 related to consulting services, which resulted in a $25,278 loss on extinguishment of debt. The total fair value of the shares issued related to these transactions was $198,386, of which $39,750 was recognized in prepaids and other assets and will be recognized over the period that the related services are rendered. As of April 30, 2021, there was $26,500 in prepaids related to these transactions and the remaining $146,608 was recognized as operating expenses for the year ended April 30, 2021.

On November 10, 2020, the Company issued 35,000 shares of common stock as partial payment for the purchase of the Slinger trademark. The common stock had a fair value of $35,351 on the date of issuance, which has been capitalized as an intangible asset on the balance sheet.

On December 15, 2020, the Company issued 500,000 shares of common stock as full payment of its $500,000 note payable to a third party (see Note 7). The fair value of the shares issued was $500,000.

On April 11, 2021, the Company issued 272,332 shares of its common stock for the conversion of a note payable (see Note 7). The fair value of the shares issued was $1,250,004.

On April 11, 2021 and on April 13, 2021, the Company issued 18,750 and 5,000 shares of its common stock to two vendors as compensation for marketing and advisory services, which resulted in an operating expense of $43,294 for the year ended April 30, 2021.

During the three months ended April 30, 2021, the Company granted an aggregate total of 60,000 warrants and equity options for 12,000 shares (which have all expired unexercised) to four of its brand ambassadors as compensation. The warrants have an exercise price of $0.001 per share, a contractual life of 10 years from the date of issuance and are vested immediately upon grant and the shares had a 90 day exercise period at a 50% discount on the stock price. The warrants and shares were valued using a Black-Scholes option pricing model and the expense related to the issuance of the warrants and equity options is being recognized over the service agreements. The Company recognized $59,838 and $98,457 of operating expenses related to the warrant and equity options, respectively, during the year ended April 30, 2021.

F-22

Common Stock Issuable

As discussed in Note 6, on September 16, 2019, the Company entered into a warrant assignment and conveyance agreement with Mont-Saic, pursuant to which the Company allows Mont-Saic to acquire 33% of the outstanding common stock shares of the Company on a fully-diluted basis for no consideration. The allocated value of the warrant amounted to $1,492,188 was reflected as additional paid-in capital during the year ended April 30, 2020.

There were 8,137,859 shares of common stock that were issuable under this agreement and as of April 30, 2020 none of the shares had been issued. As of April 30, 2021, 1,216,560 shares have been issued and the remaining 6,921,299 continue to be issuable to a related party.

Warrants Issued for Compensation

On April 30, 2020, the Company granted an aggregate total of 12,500,000 warrants to key employees and officers of the Company as compensation. The warrants have an exercise price of $0.001 per share, a contractual life of 10 years from the date of issuance and are vested immediately upon grant. The warrants granted as compensation during the year ended April 30, 2020 were valued using a Black-Scholes option pricing model. The total share-based compensation expense related to the issuance of the warrants amounted to $3,741,746.

On February 9, 2021, the Company issued 6,000,000 warrants to key employees and officers of the Company as a performance bonus. The warrants have an exercise price of $0.001 per share for non-U.S. warrant holders (1,500,000 warrants) and an exercise price of $3.94, which is equal to the closing price of the Company’s common stock on the grant date, for U.S. warrant holders. The warrants were valued using a Monte Carlo simulation with the key inputs as of 4/30/20 being the executives’ three-year agreement term, the Company’s $100 million market capitalization threshold being achieved, a risk free rate of 0.76%, and a stock price volatility of 63% because the warrant grant was contingent on a market condition being achieved. The Company recognized $70,997 of share-based compensation related to these awards during the year ended April 30, 2021.

NOTE 10: COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space under short-term leases with terms under a year. Total rent expense for the year ended April 30, 2021 and 2020 amounted to $8,400 and $2,800, respectively.

Contingencies

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company is not presently a party to any legal proceedings that it currently believes would individually or taken together have a material adverse effect on the Company’s business or financial statements.

F-23

NOTE 11: INCOME TAXES

The Company does business in the US through its subsidiaries Slinger Bag Inc. and Slinger Bag Americas. It also does business in Israel through SBL whose operations are reflected in the Company’s consolidated financial statements. The Company’s operations in Canada and the UK were immaterial for the years ended April 30, 2021 and 2020.

Net deferred tax assets from operations in the US, using an effective tax rate of 21%, consisted of the following:

	April 30,	April 30,
	2021	2020

Deferred tax assets:
Loss carryforwards	$788,400	$301,000
Accrued payroll	333,700	-
Related party accruals	194,400	79,000
Start-up costs	109,600	61,000
Other	17,900	-
Valuation allowance	(1,444,000)	(441,000)
Net deferred tax assets	$-	$-

The income tax provision differs from the amount of income tax determined by applying the applicable statutory income tax rate to pretax loss due to the following for the years ended April 30, 2021 and 2020:

	April 30,	April 30,
	2021	2020

Income tax benefit based on book loss at US statutory rate	$(3,832,300)	$(1,273,000)
Share-based compensation and shares for services	188,100	786,000
Debt discount amortization	79,100	15,000
Related party accruals	127,800	79,000
Start-up costs	-	61,000
Interest expense	2,630,000	41,000
Meals and entertainment	-	1,000
Loss on extinguishment of debt	636,400	-
Accrued payroll	215,400	-
Gain on change in fair value of derivatives	(407,300)	-
Other	1,500	-
Valuation allowance	361,300	290,000
Total income tax provision	$-	$-

The Company had net operating loss carryforwards of $3,032,000 and $1,424,000 as of April 30, 2021 and 2020, respectively, which can be used to offset future taxable income in the US for the years ended 2022 through 2041. Tax years that remain subject to examination are 2017 and forward.

Net deferred tax assets from operations in Israel, using an effective tax rate of 23%, consisted of the following:

	April 30,	April 30,
	2021	2020

Deferred tax assets:
Loss carryforwards	$178,000	$384,000
Accrued expenses	-	63,000
Start-up costs	13,000	-
Research and development costs	113,000	23,000
Valuation allowance	(304,000)	(470,000)
Net deferred tax assets	$-	$-

F-24

The income tax provision differs from the amount of income tax determined by applying the applicable Israeli statutory income tax rate of 23% due to the following for the years ended April 30, 2021 and 2020:

	April 30,	April 30,
	2021	2020

Income tax provision (benefit) based on book income (loss) at Israeli statutory rate	$80,000	$(728,000)
Debt discount amortization	-	430,000
Related party accruals	-	44,000
Travel expenses	-	38,000
Research and development costs	113,000	23,000
Other non-deductible items	-	9,000
Start-up costs	13,000	-
Valuation allowance	-	184,000
Loss carryforward	(206,000)	-
Total income tax provision	$-	$-

The Company had net operating loss carryforwards of approximately $774,000 and $1,671,000 as of April 30, 2021 and 2020, respectively, which can be used to offset future taxable income in Israel. All of the Company’s tax years since inception are open for examination.

The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. There were no interest or penalties recognized in the accompanying consolidated statements of operations for the year ended April 30, 2021 or 2020.

NOTE 12: SUBSEQUENT EVENTS

On May 26, 2021, the Company and the related party lender entered into a note conversion agreement whereby the related party lender agreed to convert its total outstanding borrowings as of that date of $6,220,000 into 1,636,843 shares of the Company’s common stock. Per the terms of the note conversion agreement the accrued interest related to the debt was not converted into shares and is still due to the related party. The note conversion agreement contains a guarantee that the aggregate gross sales of the shares by the related party will be no less than $6,220,000 over the next three years and if the aggregate gross sales are less than $6,220,000 the Company will issue additional shares of common stock to the related party for the difference between the total gross proceeds and $6,220,000.

On June 21, 2021, the Company entered into a membership interest purchase agreement (“MIPA”) with Charles Ruddy (the “Seller”) to acquire a 100% ownership stake in Foundation Sports Systems, LLC (“Foundation Sports”) in exchange for 1,000,000 shares of common stock of the Company to be issued to the Seller and two other Foundation Sports employees in three tranches (the “Purchase Price”): (i) 600,000 shares of common stock on the closing date, 200,000 shares of common stock on the first anniversary of the closing date and (iii) 200,000 shares of common stock on the second anniversary of the closing date (collectively, the “Shares”), provided that 10% of the Shares of each tranche will be held back by the Company and not delivered to the recipients for a period of 12 months from the date of their issuance. The Shares are subject to a 12-month lock-up from their date of delivery during which time they may not be offered or sold by the Seller or any other recipient thereof without the express written consent of the Company. On June 23, 2021, the Company issued 540,000 shares of its common stock to the receipts under the MIPA, which consisted of 600,000 shares less a hold-back of 10% (i.e., 60,000 shares).

On July 21, 2021, the Company entered into a Convertible Loan Agreement with PlaySight Interactive Ltd (the Borrower) wherein the Company granted the Borrower a $2,000,000 line of credit with a six-month maturity date. Any borrowings under the line of credit bear interest at a rate of 15% per annum. On July 26, 2021, the Company issued $300,000 to the Borrower under the line of credit.

On July 23, 2021, the Company entered into a loan agreement with its related party lender for borrowings of $500,000. The loan is to be repaid within 30 days of receipt and shall bear interest at a rate of 12% per annum.

On August 2, 2021, the Company entered into a loan agreement with its related party lender for borrowings of $500,000. The loan is to be repaid within 30 days of receipt and shall bear interest at a rate of 12% per annum.

During the three months ended July 31, 2021, the Company issued 68,965 shares of its common stock to one vendor and two employees as compensation for marketing and other services rendered.

During the three months ended July 31, 2021, the Company granted an aggregate total of 90,937 shares of its common stock to six brand ambassadors as compensation for services.

F-25

SLINGER BAG INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED

JANUARY 31, 2022

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2022	April 30, 2021
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$1,082,446	$928,796
Accounts receivable, net	1,209,253	762,487
Inventories, net	8,669,721	3,693,216
Prepaid inventory	1,777,905	140,047
Loan and interest receivable	2,355,349	-
Prepaid expenses and other current assets	99,785	60,113
Total current assets	15,194,459	5,584,659

Goodwill	1,240,000	-
Other intangible assets, net	2,200,105	112,853
Total assets	$18,634,564	$5,697,512

Liabilities and Shareholders’ Deficit

Current liabilities
Accounts payable and accrued expenses	$7,942,523	$2,050,476
Accrued payroll and bonuses	1,612,531	1,283,464
Deferred revenue	18,508	99,531
Accrued interest - related party	850,092	747,636
Notes payable - related party, net	2,000,000	6,143,223
Convertible notes payable, net	7,577,778	-
Derivative liabilities	8,926,083	13,813,449
Total current liabilities	28,927,515	24,137,779

Long-term liabilities
Note payable, net	-	10,477
Total liabilities	28,927,515	24,148,256

Commitments and contingencies (Note 11)

Shareholders’ deficit
Common stock, $0.001 par value, 300,000,000 shares authorized, 41,888,372 and 27,642,828 shares issued and outstanding as of January 31, 2022 (unaudited) and April 30, 2021, respectively; 0 and 6,921,299 shares issuable as of January 31, 2022 (unaudited) and April 30, 2021, respectively	41,888	27,643
Additional paid-in capital	63,166,203	10,365,056
Accumulated other comprehensive loss	(46,976)	(20,170)
Accumulated deficit	(73,454,066)	(28,823,273)
Total shareholders’ deficit	(10,292,951)	(18,450,744)
Total liabilities and shareholders’ deficit	$18,634,564	$5,697,512

See accompanying notes to unaudited condensed consolidated financial statements

F-26

SLINGER BAG INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

	For the Three Months Ended		For the Nine Months Ended
	January 31,	January 31,	January 31,	January 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$4,201,745	$4,123,648	$12,139,860	$7,308,701
Cost of sales	3,234,430	3,245,493	8,302,386	5,762,143
Gross income	967,315	878,155	3,837,474	1,546,558

Operating expenses:
Selling and marketing expenses	920,161	351,845	2,515,067	1,051,785
General and administrative expenses	2,942,501	1,385,626	41,535,188	2,974,404
Research and development costs	275,908	137,156	553,274	180,705
Total operating expenses	4,138,570	1,874,627	44,603,529	4,206,894
Loss from operations	(3,171,255)	(996,472)	(40,766,055)	(2,660,336)

Other expense (income):
Amortization of debt discounts	2,750,000	39,175	5,400,285	325,426
Loss on extinguishment of debt	-	95,760	7,096,730	1,528,580
Induced conversion loss	-	-	-	51,412
Gain on change in fair value of derivatives	(5,943,967)	-	(15,074,880)	-
Loss on issuance of convertible notes	2,200,000	-	5,889,369	-
Interest expense - related party	28,167	137,480	106,895	454,029
Interest expense, net	164,669	22,199	446,339	169,455
Total other expense (income)	(801,131)	294,614	3,864,738	2,528,902
Loss before income taxes	(2,370,124)	(1,291,086)	(44,630,793)	(5,189,238)
Provision for income taxes	-	-	-	-
Net loss	(2,370,124)	(1,291,086)	(44,630,793)	(5,189,238)

Other comprehensive gain (loss), net of tax
Foreign currency translation adjustments	(34,630)	816	(26,806)	(2,121)
Total other comprehensive gain (loss), net of tax	(34,630)	816	(26,806)	(2,121)
Comprehensive loss	$(2,404,754)	$(1,290,270)	$(44,657,599)	$(5,191,359)

Net loss per share, basic and diluted	$(0.06)	$(0.05)	$(1.19)	$(0.20)
Weighted average number of common shares outstanding, basic and diluted	41,873,698	26,795,030	37,360,953	26,497,184

See accompanying notes to unaudited condensed consolidated financial statements

F-27

SLINGER BAG INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

				Accumulated
			Additional	Other
	Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Loss	Deficit	Total
Balance, April 30, 2020	24,749,354	$24,749	$5,214,970	$(5,036)	$(10,228,513)	$(4,993,830)
Shares issued related to note payable	1,216,560	1,217	(1,217)	-	-	-
Shares and warrants issued in connection with services	243,800	244	65,582	-	-	65,826
Foreign currency translation	-	-	-	(1,393)	-	(1,393)
Net loss	-	-	-	-	(1,374,026)	(1,374,026)
Balance, July 31, 2020	26,209,714	$26,210	$5,279,335	$(6,429)	$(11,602,539)	$(6,303,423)
Shares issued for conversion of convertible debt	300,000	300	238,149	-	-	238,449
Shares and warrants issued in connection with services	100,000	100	117,919	-	-	118,019
Warrants issued related to notes payable – related party	-	-	2,069,617	-	-	2,069,617
Foreign currency translation	-	-	-	(1,544)	-	(1,544)
Net loss	-	-	-	-	(2,524,126)	(2,524,126)
Balance, October 31, 2020	26,609,714	$26,610	$7,705,020	$(7,973)	$(14,126,665)	$(6,403,008)
Shares issued in connection with purchase of trademark	35,000	35	35,316	-	-	35,351
Shares issued in connection with conversion of notes payable	500,000	500	499,500	-	-	500,000
Warrants issued related to notes payable – related party	-	-	124,931	-	-	124,931
Warrants issued in connection with purchase of trademark	-	-	50,232	-	-	50,232
Shares and warrants issued in connection with services	202,032	202	328,459	-	-	328,661
Foreign currency translation	-	-	-	816	-	816
Net loss	-	-	-	-	(1,291,086)	(1,291,086)
Balance, January 31, 2021	27,346,746	$27,347	$8,743,458	$(7,157)	$(15,417,751)	$(6,654,103)

Balance, April 30, 2021	27,642,828	$27,643	$10,365,056	$(20,170)	$(28,823,273)	$(18,450,744)
Shares issued for conversion of notes payable – related party	1,636,843	1,637	6,218,366	-	-	6,220,003
Shares issued in connection with acquisition	540,000	540	3,549,460	-	-	3,550,000
Shares and warrants issued in connection with services	109,687	110	618,444	-	-	618,554
Share-based compensation	50,215	50	187,753	-	-	187,803
Foreign currency translation	-	-	-	(13,028)	-	(13,028)
Net loss	-	-	-	-	(3,435,312)	(3,435,312)
Balance, July 31, 2021	29,979,573	$29,980	$20,939,079	$(33,198)	$(32,258,585)	$(11,322,724)
Shares issued for conversion of warrants	4,950,000	4,950	(2,200)	-	-	2,750
Shares issued for conversion of common shares issuable	6,921,299	6,921	-	-	-	6,921
Elimination of related party derivative liabilities	-	-	8,754,538	-	-	8,754,538
Shares and warrants issued in connection with services	18,750	19	799,155	-	-	799,174
Share-based compensation	-	-	32,381,309	-	-	32,381,309
Foreign currency translation	-	-	-	20,852	-	20,852
Net loss	-	-	-	-	(38,825,357)	(38,825,357)
Balance, October 31, 2021	41,869,622	$41,870	$62,871,881	$(12,346)	$(71,083,942)	$(8,182,537)
Shares and warrants issued in connection with services	18,750	18	294,322	-	-	294,340
Foreign currency translation	-	-	-	(34,630)	-	(34,630)
Net loss	-	-	-	-	(2,370,124)	(2,370,124)
Balance, January 31, 2022	41,888,372	$41,888	$63,166,203	$(46,976)	$(73,454,066)	$(10,292,951)

See accompanying notes to unaudited condensed consolidated financial statements

F-28

SLINGER BAG INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	January 31,	January 31,
	2022	2021
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(44,630,793)	$(5,189,238)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	222,748	1,299
Gain on change in fair value of derivatives	(15,074,880)	-
Shares and warrants issued with services	1,712,068	447,478
Share-based compensation	32,569,112	-
Loss on extinguishment of debt	7,096,730	1,528,580
Induced conversion loss	-	51,412
Amortization of debt discounts	5,400,285	325,426
Loss on issuance of convertible notes	5,889,369	-

Changes in operating assets and liabilities:
Accounts receivable, net	(447,101)	(1,433,312)
Inventories, net	(4,981,916)	(1,401,782)
Prepaid expenses and other current assets	(1,783,155)	82,099
Accounts payable and accrued expenses	5,893,935	1,352,468
Accrued payroll and bonuses	329,067	708,328
Deferred revenue	(81,023)	(66,074)
Accrued interest - related party	102,456	454,030
Net cash from operating activities	(7,783,098)	(3,139,286)

Cash flows from investing activities
Purchase of trademark	-	(30,000)
Note receivable issuance	(2,250,000)	-
Net cash from investing activities	(2,250,000)	(30,000)

Cash flows from financing activities
Proceeds from convertible notes	11,000,000	-
Debt issuance costs from convertible notes	(800,251)	-
Proceeds from notes - related party	3,000,000	2,300,000
Repayments of notes - related party	(1,000,000)	-
Repayment of note payable	(2,000,000)	-
Proceeds from note payable	-	1,120,000
Other financing activities	9,671	-
Net cash from financing activities	10,209,420	3,420,000

Effect of exchange rate	(22,672)	(120)

Net change in cash and cash equivalents	153,650	250,594
Cash and cash equivalents, beg of period	928,796	79,847
Cash and cash equivalents, end of period	$1,082,446	$330,441

Supplemental disclosure of cash flow information
Interest paid	$111,105	$165,900
Income taxes paid	13,729	3,668

Supplemental disclosure of non-cash investing and financing activities
Transfer of notes payable to notes payable - related party	-	1,820,000
Transfer of convertible note payable to notes payable	-	1,700,000
Shares issued for conversion of notes payable – related party	6,220,003	-
Shares issued in connection with acquisition	3,550,000	-
Shares and warrants issued in connection with purchase of trademark	-	85,583
Elimination of related party derivative liabilities	8,754,538	-
Derivative liabilities recorded as debt discounts of convertible notes	10,199,749	-
Conversion of notes payable and accrued interest into common stock	-	687,037
Warrants and shares issued with note payable	-	195,061

See accompanying notes to unaudited condensed consolidated financial statements

F-29

SLINGER BAG INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

Organization

Lazex Inc. (“Lazex”) was incorporated under the laws of the State of Nevada on July 12, 2015. On August 23, 2019, the majority owner of Lazex entered into a Stock Purchase Agreement with Slinger Bag Americas Inc., a Delaware corporation (“Slinger Bag Americas”), which was 100% owned by Slinger Bag Ltd. (“SBL”), an Israeli company. In connection with the Stock Purchase Agreement, Slinger Bag Americas acquired 20,000,000 shares of common stock of Lazex for $332,239. On September 16, 2019, SBL transferred its ownership of Slinger Bag Americas to Lazex in exchange for the 20,000,000 shares of Lazex acquired on August 23, 2019. As a result of these transactions, Lazex owned 100% of Slinger Bag Americas and the sole shareholder of SBL owned 20,000,000 shares of common stock (approximately 82%) of Lazex. Effective September 13, 2019, Lazex changed its name to Slinger Bag Inc.

On October 31, 2019, Slinger Bag Americas acquired control of Slinger Bag Canada, Inc., (“Slinger Bag Canada”) a Canadian company incorporated on November 3, 2017. There were no assets, liabilities or historical operational activity of Slinger Bag Canada at that time.

On February 10, 2020, Slinger Bag Americas became the 100% owner of SBL, along with SBL’s wholly owned subsidiary Slinger Bag International (UK) Limited (“Slinger Bag UK”), which was formed on April 3, 2019. The owner of SBL contributed it to Slinger Bag Americas for no consideration.

On June 21, 2021, Slinger Bag Americas entered into a membership interest purchase agreement with Charles Ruddy to acquire a 100% ownership stake in Foundation Sports Systems, LLC (“Foundation Sports”) (see Note 4).

The operations of Slinger Bag Inc., Slinger Bag Americas, Slinger Bag Canada, Slinger Bag UK, SBL and Foundation Sports are collectively referred to as the “Company.”

The Company operates in the sporting and athletic goods business. The Company is the owner of the Slinger Launcher, which is a portable tennis ball launcher, as well as other associated tennis accessories.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). As a result of the transactions described above, the accompanying consolidated financial statements include the combined results of Slinger Bag Inc., Slinger Bag Americas, Slinger Bag Canada, Slinger Bag UK, SBL and Foundation Sports for the periods presented. All intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2: GOING CONCERN

The financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has an accumulated deficit of $73,454,066 as of January 31, 2022, and more losses are anticipated in the development of the business. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-30

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or being able to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from related parties, and/or private placement of debt and/or common stock. In respect to additional financing, refer to Notes 5, 6, 7, and 12. In the event that the Company is unable to successfully raise capital and/or generate revenues, the Company will likely reduce general and administrative expenses, and cease or delay its development plan until it is able to obtain sufficient financing. There can be no assurance that additional funds will be available on terms acceptable to the Company, or at all.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and based upon Securities and Exchange Commission rules that permit reduced disclosure for interim periods. For a more complete discussion of significant accounting policies and certain other information, you should refer to the financial statements included in Slinger Bag Inc.’s Annual Report on Form 10-K for the year ended April 30, 2021. These financial statements reflect all adjustments that are necessary for a fair presentation of results of operations and financial condition for the interim periods shown, including normal recurring accruals and other items. The results for the interim periods are not necessarily indicative of results for the full year.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those estimates.

Financial Statement Reclassification

Certain prior year amounts have been reclassified in these consolidated financial statements to conform to current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The majority of payments due from banks for credit card transactions process within 24 to 48 hours and are accordingly classified as cash and cash equivalents.

Accounts Receivable

The Company’s accounts receivable are non-interest bearing trade receivables resulting from the sale of products and payable over terms ranging from 15 to 60 days. The Company provides an allowance for doubtful accounts at the point when collection is considered doubtful. Once all collection efforts have been exhausted, the Company charges-off the receivable with the allowance for doubtful accounts. The Company had a $10,000 and $0 allowance for doubtful accounts as of January 31, 2022 and April 30, 2021, respectively.

Inventory

Inventory is valued at the lower of the cost (determined principally on a first-in, first-out basis) or net realizable value. The Company’s valuation of inventory includes inventory reserves for inventory that will be sold below cost and the impact of inventory shrink. Inventory reserves are based on historical information and assumptions about future demand and inventory shrink trends. The Company’s inventory as of January 31, 2022 consisted of $4,532,972 of finished goods, $2,441,085 of component and replacement parts, $1,945,664 of capitalized duty and freight, and a $250,000 inventory reserve. The Company’s inventory as of April 30, 2021 consisted of $1,591,826 of finished goods, $1,777,028 of component and replacement parts, $347,362 of capitalized duty and freight, and a $23,000 inventory reserve.

F-31

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. While we may be exposed to credit risk, we consider the risk remote and do not expect that any such risk would result in a significant effect on our results of operations or financial condition.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. The Company recognizes revenue for its performance obligation associated with its contracts with customers at a point in time once products are shipped. Amounts collected from customers in advance of shipping products ordered are reflected as deferred revenue on the accompanying consolidated balance sheets. The Company’s standard terms are non-cancelable and do not provide for the right-of-return, other than for defective merchandise covered under the Company’s standard warranty. The Company has not historically experienced any significant returns or warranty issues.

Fair Value of Financial Instruments

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 — Unobservable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their categorization within the fair value hierarchy.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amount of these financial instruments approximates fair value due to their short-term maturity.

The Company’s derivative liabilities were calculated using Level 2 assumptions on the issuance and balance sheet dates via a Black-Scholes option pricing model and consisted of the following ending balances and gain amounts as of and for the three and nine months ended January 31, 2022:

Note derivative is related to	January 31, 2022 ending balance	Gain (loss) for three months ended January 31, 2022	Gain (loss) for nine months ended January 31, 2022
4/11/21 conversion of 12/24/20 note payable	$1,027,509	$232,027	$(202,342)
4/15/21 note payable	-	-	(6,014,245)
5/26/21 conversion of notes payable – related party	-	-	(2,867,749)
8/6/21 convertible notes	7,898,574	(6,175,994)	(5,990,544)
Total	$8,926,083	$(5,943,967)	$(15,074,880)

The Black-Scholes option pricing model assumptions for the derivative liabilities during the nine months ended January 31, 2022 and 2021 consisted of the following:

	2022	2021
Expected life in years	1.7 – 5.0 years	N/A
Stock price volatility	50% - 155%	N/A
Risk free interest rate	0.16% - 1.56%	N/A
Expected dividends	0%	N/A

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are more likely than not to be realized.

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Goodwill

The Company accounts for goodwill in accordance with ASC 350, Intangibles - Goodwill and Other (“ASC 350”). ASC 350 requires that goodwill not be amortized, but reviewed for impairment if impairment indicators arise and, at a minimum, annually.

The goodwill impairment test is a two-step test. In the first step, the Company compares the fair value of each reporting unit with goodwill to its carrying value. The Company determines the fair value of its reporting units with goodwill using a combination of a discounted cash flow and a market value approach. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the goodwill impairment test in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. The activities in the second step include valuing the tangible and intangible assets and liabilities. If the implied fair value of goodwill is less than the carrying value, an impairment loss is recognized for the difference.

There was no impairment of goodwill during the nine months ended January 31, 2022 or 2021.

Intangible Assets

Intangible assets relate to the “Slinger” technology trademark, which the Company purchased on November 10, 2020, as well as the intangible assets related to the purchase of Foundation Sports on June 21, 2021 (see Note 4). The Slinger trademark is amortized over its expected life of 20 years. Amortization expense for the nine months ended January 31, 2022 and 2021 related to the Slinger trademark was $4,348 and $1,299, respectively.

Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. If those net undiscounted cash flows do not exceed the carrying amount, impairment, if any, is based on the excess of the carrying amount over the fair value based on the market value or discounted expected cash flows of those assets and is recorded in the period in which the determination is made. There was no impairment of long-lived assets identified during the nine months ended January 31, 2022 or 2021.

Share-Based Payments

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). Under the fair value recognition provisions of this topic, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.

Warrants

The Company grants warrants to key employees and executives as compensation on a discretionary basis. The Company also grants warrants in connection with certain note payable agreements and other key arrangements. The Company is required to estimate the fair value of share-based awards on the measurement date and recognize as expense that value of the portion of the award that is ultimately expected to vest over the requisite service period. Warrants granted in connection with ongoing arrangements are more fully described in Note 6: Convertible Notes Payable, Note 7: Note Payable and Note 10: Shareholders’ Equity.

The warrants granted during the nine months ended January 31, 2022 and 2021 were valued using a Black-Scholes option pricing model on the date of grant using the following assumptions:

	2022	2021
Expected life in years	5 – 10 years	5-10 years
Stock price volatility	50.0% - 156.7%	148.3% - 151.9%
Risk free interest rate	0.77% - 1.63%	0.68% - 0.85%
Expected dividends	0%	0%

Foreign Currency Translation

A portion of SBL’s operations are conducted in Israel and its functional currency is the Israeli Shekel, the Company’s operations of Slinger Bag Canada are conducted in its functional currency of Canadian Dollars, and the Company’s Slinger Bag UK operations are conducted in its functional currency of the British pound (“GBP”). The accounts of SBL, Slinger Bag Canada, and Slinger Bag UK have been translated into U.S. dollars (“USD”). Assets and liabilities are translated into USD at the applicable exchange rates at period-end. Shareholders’ equity is translated using historical exchange rates. Revenue and expenses are translated at the average exchange rates for the period. Any translation adjustments are included as foreign currency translation adjustments on the consolidated statements of operations and comprehensive loss.

Earnings Per Share

Basic earnings per share are calculated by dividing income available to shareholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period.

The Company had 0 and 6,921,299 common shares issuable as of January 31, 2022 and 2021, which were not included in the calculation of diluted earnings per share as the effect is antidilutive. The Company also had outstanding convertible notes payable that were convertible into 4,400,000 and 0 shares of common stock as of January 31, 2022 and 2021, respectively, outstanding warrants exercisable into 37,272,401 and 16,200,000 shares of common stock as of January 31, 2022 and 2021, respectively, and 642,303 and 0 shares related to make-whole provisions as of January 31, 2022 and 2021, respectively, which were excluded from the calculation of diluted earnings per share as the effect is antidilutive. As a result, the basic and diluted earnings per share are the same for each of the periods presented.

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Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”), 2019-12, Simplifying the Accounting for Income Taxes, which amends ASC 740, Income Taxes (“ASC 740”). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

Other recently issued accounting pronouncements did not, or are not believed by management to, have a material effect on the Company’s present or future consolidated financial statements.

NOTE 4: ACQUISITIONS

On June 21, 2021, the Company completed one immaterial acquisition by entering into a membership interest purchase agreement (“MIPA”) with Charles Ruddy (the “Seller”) to acquire a 100% ownership stake in Foundation Sports Systems, LLC (“Foundation Sports”) in exchange for 1,000,000 shares of common stock of the Company to be issued to the Seller and two other Foundation Sports employees in three tranches (the “Purchase Price”): (i) 600,000 shares of common stock on the closing date, (ii) 200,000 shares of common stock on the first anniversary of the closing date and (iii) 200,000 shares of common stock on the second anniversary of the closing date (collectively, the “Shares”), provided that 10% of the Shares of each tranche will be held back by the Company and not delivered to the recipients for a period of 12 months from the date of their issuance. The Shares are subject to a 12-month lock-up from their date of delivery during which time they may not be offered or sold by the Seller or any other recipient thereof without the express written consent of the Company. On June 23, 2021, the Company issued 540,000 shares of its common stock to the receipts under the MIPA, which consisted of 600,000 shares less a hold-back of 10% (i.e., 60,000 shares).

The Company allocated the aggregate purchase price for the acquisition based upon the tangible and intangible assets acquired, net of liabilities. The allocation of the purchase price is detailed below:

Allocation of purchase price
Trade name	$70,000
Internally developed software	240,000
Customer relationships	2,000,000
Goodwill	1,240,000
Total purchase price	$3,550,000

The trade name, internally developed software, and customer relationships will be amortized over their expected lives of 6, 4, and 7 years, respectively. Amortization expense for the nine months ended January 31, 2022 and 2021 related to the Foundation Sports intangibles was $218,400 and 0, respectively.

NOTE 5: NOTES PAYABLE – RELATED PARTY

Beginning in October 2019, the Company entered into several loan agreements with a related party entity controlled by the former shareholder of Slinger Bag Canada. Total outstanding borrowings from this related party as of April 30, 2021 amounted to $6,220,000, which was gross of total discounts of $76,777 and consisted of the following:

 SUMMARY OF NOTES PAYABLE

Note date	Maturity date	Interest rate	April 30, 2021
6/1/2019	6/1/2021	9.5%	$1,700,000
6/30/2020	6/30/2021	9.5%	120,000
8 notes from 10/2019 – 8/2020	9/1/2021	9.5%	3,850,000
9/15/2020	9/15/2021	9.5%	250,000
11/24/2020	11/24/2021	9.5%	300,000
Total notes payable			$6,220,000

On May 26, 2021, the Company and the related party lender entered into a note conversion agreement (the “Note Conversion Agreement”) whereby the related party lender agreed to convert its total outstanding borrowings as of that date of $6,220,000 into 1,636,843 shares of the Company’s common stock. The Note Conversion Agreement contains a guarantee that the aggregate gross sales of the shares by the related party will be no less than $6,220,000 over the next three years and if the aggregate gross sales are less than $6,220,000 the Company will issue additional shares of common stock to the related party for the difference between the total gross proceeds and $6,220,000, which could result in an infinite number of shares being required to be issued.

The Company evaluated the conversion option of the notes payable to shares under the guidance in ASC 815, Derivatives and Hedging (“ASC 815”), and determined the conversion option qualified for equity classification. The Company also evaluated the profit guarantee under ASC 815 and determined it to be a make-whole provision, which is an embedded derivative within the host instrument. As the economic characteristics of the make-whole provision are dissimilar to the host instrument, the profit guarantee was bifurcated from the host instrument and stated as a separate derivative liability, which is marked to market at the end of each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivative.

On the date of conversion the Company recognized a $5,118,435 loss on extinguishment of debt, which represented the difference between the $6,220,000 in notes payable that were converted and the fair value of the shares issued of $6,220,003, which were recorded in shares issued for conversion of notes payable – related party within shareholders’ equity, the derivative liability of $5,052,934, which was valued using a Black-Scholes option pricing model, and the write-off of the unamortized debt discount of $65,498. Amortization of the debt discounts during the three months ended July 31, 2021, prior to the notes’ conversion, was $11,279, which was recorded in amortization of debt discounts in the accompanying consolidated statements of operations.

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Per the terms of the Note Conversion Agreement the accrued interest related to the notes payable was not converted into shares and is still due to the related party. The Company and the related party agreed that interest will continue to accrue on the outstanding accrued interest at a rate of 9.5% per annum and will be paid in full by May 25, 2022.

On July 23, 2021, the Company entered into a loan agreement with its related party lender for borrowings of $500,000. The loan is to be repaid within 30 days of receipt and shall bear interest at a rate of 12% per annum.

On August 4, 2021, the Company entered into a loan agreement with its related party lender for borrowings of $500,000. The loan is to be repaid within 30 days of receipt and shall bear interest at a rate of 12% per annum.

On August 11, 2021, the Company repaid the outstanding principal and interest to its related party lender for the July 23, 2021 loan of $500,000 and the August 4, 2021 loan of $500,000.

On August 31, 2021, the Company’s related party lender canceled the guarantee in the Note Conversion Agreement that the aggregate gross sales of its converted shares will be no less than $6,220,000. In connection with the elimination of the profit guarantee the derivative liability ceased to exist at that time. On August 31, 2021, the fair value of the derivative liability was remeasured using a Black-Scholes option pricing model and determined to be $2,185,185. The change in fair value of the derivative through August 31, 2021, was recognized as a gain on change in fair value of derivatives of $2,867,749 for the nine months ended January 31, 2022, and the remaining value of the derivative of $2,185,185 was reclassified to additional paid-in capital as part of shareholders’ equity during the three months ended October 31, 2021 due to the related party nature of the transaction.

On January 14, 2022, the Company entered into two loan agreements with Yonah Kalfa and Naftali Kalfa, each for $1,000,000, pursuant to which the Company received a total amount of $2,000,000. The loans bear interest at a rate of 8% per annum and are required to be repaid in full by April 30, 2022 or such other date as may be accepted by the lenders. The Company is not permitted to make any distribution or pay any dividends unless or until the loans are repaid in full.

There was $2,000,000 in outstanding borrowings from related parties as of January 31, 2022. Interest expense related to the related parties for the three months ended January 31, 2022 and 2021 amounted to $28,167 and $137,480, respectively. Interest expense related to related parties for the nine months ended January 31, 2022 and 2021 amounted to $106,895 and $454,029, respectively. Accrued interest due to related parties as of January 31, 2022 and April 30, 2021 amounted to $850,092 and $747,636, respectively.

NOTE 6: CONVERTIBLE NOTES PAYABLE

On August 6, 2021, the Company consummated the closing (the “Closing”) of a private placement offering (the “Offering”) pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of August 6, 2021 (the “Purchase Agreement”), between the Company and certain accredited investors (the “Purchasers”). At the Closing, the Company sold to the Purchasers (i) 8% Senior Convertible Notes (the “Convertible Notes”) in an aggregate principal amount of $11,000,000 and (ii) warrants to purchase up to 7,333,334 shares of common stock of the Company (the “Warrants” and together with the Convertible Notes, the “Securities”). The Company received an aggregate of $11,000,000 in gross proceeds from the Offering, before deducting offering expenses and commissions.

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The Convertible Notes mature on August 6, 2022 (the “Maturity Date”) and bear interest at 8% per annum payable on each conversion date (as to that principal amount then being converted), on each redemption date as well as mandatory redemption date (as to that principal amount then being redeemed) and on the Maturity Date, in cash. The Convertible Notes are convertible into shares of the Company’s common stock at any time following the date of issuance and prior to Mandatory Conversion (as defined in the Convertible Notes) at the conversion price equal to the lesser of: (i) $3.00, subject to adjustment set forth in the Convertible Notes and (ii) in the case of an uplist to the NASDAQ, the Uplist Conversion Price (as defined in the Convertible Notes) of the Company’s common stock during the two Trading Day (as defined in the Convertible Notes) period after each conversion date; provided, however, that at any time from and after December 31, 2021 or an Event of Default (as defined in the Convertible Notes), the holder of the Convertible Notes may, by delivery of written notice to the Company, elect to cause all, or any part, of the Convertible Notes to be converted, at any time thereafter, each an “Alternate Conversion”, pursuant to the Section 4(f) of the Convertible Notes, all, or any part of, the then outstanding aggregate principal amount of the Convertible Notes into shares of Common Stock at the Alternate Conversion price. The Convertible Notes rank pari passu with all other notes now or thereafter issued under the terms set forth in the Convertible Notes. The Convertible Notes contain certain price protection provisions providing for adjustment of the number of shares of common stock issuable upon conversion of the Convertible Notes in case of certain future dilutive events or stock-splits and dividends.

The Warrants are exercisable for five years from August 6, 2021, at an exercise price equal to the lesser of $3.00 or a 20% discount to the public offering price that a share of the Company’s common stock or unit (if units are offered) is offered to the public resulting in the commencement of trading of the Company’s common stock on the NASDAQ, New York Stock Exchange or NYSE American. The Warrants contain certain price protection provisions providing for adjustment of the amount of securities issuable upon exercise of the Warrants in case of certain future dilutive events or stock-splits and dividends.

The Company evaluated the Warrants and the conversion options under the guidance in ASC 815 and determined they represent derivative liabilities given the variability in the exercise and conversion prices upon the event of an up list to the NASDAQ. The Company also evaluated the other embedded features in the agreement and determined the interest make-whole provision and the subsequent financing redemption represent put features that are also accounted for as derivative liabilities. The derivative liabilities are marked to market at the end of each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivative (see Note 3).

The Warrants were valued at $12,026,668 on the date of issuance using a Monte Carlo simulation that accounted for the variability in the exercise price upon the event of an up list based on the Company’s expected future stock prices over the five-year term using inputs in line with those listed in Note 3. The remaining derivatives were valued at $1,862,450 on the issuance date based on the present value of their weighted average probability value.

As part of the issuance of the Convertible Notes, the Company incurred and capitalized debt issuance costs of $800,251 related to brokerage and legal fees that met the debt issuance cost capitalization criteria of ASC 835. The total discount related to the Convertible Notes on the date of issuance of $14,689,369 exceeded their value, which resulted in the Company recognizing a $3,689,369 loss on the issuance of the Convertible Notes during the three months ended October 31, 2021. The discount on the Convertible Notes will be amortized through the maturity date on a straight-line basis. Amortization of the debt discount during the three and nine months ended January 31, 2022 was $2,750,000 and $5,377,778, which was recorded in amortization of debt discounts in the accompanying consolidated statements of operations.

On December 31, 2021, the Company entered into an Omnibus Amendment Agreement (the “Omnibus Agreement”) with certain Purchasers who are collectively holders of 67% or more of the Securities outstanding related to the August 6, 2021 Convertible Notes, amending each of (i) the Purchase Agreement and (ii) the Registration Rights Agreement. Simultaneously with the execution of the Omnibus Agreement, the Company issued to each Purchaser a Replacement Note (as defined below) in replacement of the Convertible Note held prior to December 31, 2021 by such Purchaser (each, an “Existing Note”).

The Purchase Agreement was amended to, among other things, (i) delete Exhibit A and replace it in its entirety with the 8% Senior Convertible Note (the “Replacement Note”) filed as Exhibit 10.2 to the Company’s current report on Form 8-K dated January 5, 2021, (ii) add a new definition of “Inventory Financing”, (iii) amend Section 4.18 to add at the end of Section 4.18 before the final period “, it being agreed that the provisions of this Section 4.18 shall not apply to the Qualified Subsequent Financing expected to occur after the date hereof”, (iv) delete Section 4.20 and replace it in its entirety with substantially the same text, including the following after the period, replacing the period with a semicolon: “; provided that the provisions of this Section 4.20 shall not apply to (i) in respect of any Holder to the extent that such Holder is an investor or a purchaser of the securities offered pursuant such Subsequent Financing, and (ii) with respect to an Inventory Financing.”, and (v) add a new Section 4.21. Most-Favored Nation provision.

The Registration Rights Agreement was amended to, among other things, (i) delete the definition “Effectiveness Date” in Section 1 and replace it in its entirety with substantially the same text but revise the definition of “Effectiveness Date” causing the Initial Registration Statement required to be filed by January 31, 2022, and (ii) delete Section 2(d) and replace it in its entirety with substantially the same text but revised to delete the following “(2) no liquidated damages shall accrue or be payable hereunder with respect to any day on which the high price of the Common Stock on the Trading Market on which the Common Stock is then listed or traded is less than the then-applicable Conversion Price,” resulting in renumbering the text that follows as (2) instead of (3).

As consideration for entering into the Omnibus Agreement, the outstanding principal balance of the Existing Note held by each Purchaser was increased by twenty percent (20%) and such increased principal balance is reflected on the Replacement Note issued to each Purchaser. The Company recognized a $2,200,000 loss on issuance of convertible notes during the three months ended January 31, 2022 related to this amendment.

The fair value of the derivative liability related to the Convertible Notes was $7,898,574 as of January 31, 2022, and the Company recognized a gain on change in fair value of $6,175,994 and $5,990,544 for the three and nine months ended January 31, 2022.

Total outstanding borrowings related to the Convertible Notes as of January 31, 2022 were $13,200,000. The outstanding amount is net of total discounts of $5,622,222 for a net book value of $7,577,778 as of January 31, 2022. Interest expense related to the Convertible Notes for the three and nine months ended January 31, 2022 was $234,799 and $445,021, respectively.

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NOTE 7: NOTE PAYABLE

On April 15, 2021, the Company entered into a $2,000,000 note payable (the “Note”). The Note matures April 14, 2023 and bears interest at fifteen percent (15%) per year. The Company pays interest at maturity, at which time all principal and unpaid interest is due.

The Note is collateralized by all business assets, including patents, trademarks and other intellectual property. It is also collateralized by the ownership of Slinger Bag Americas, Slinger Bag Canada, SBL, and Slinger Bag UK.

In connection with the Note, the Company issued 2,200,000 warrants with an exercise price of $0.25. The exercise price has customary anti-dilution protection for stock splits, mergers, etc. Additionally, the warrants contain a stipulation that the Company will guarantee the value of the shares sold will be no less, on average, than $1.50 per share through April 15, 2023. If the average value of the shares sold is less than $1.50 per share, the Company will issue additional shares of common stock to compensate for the shortfall, which could result in an infinite number of shares being required to be issued.

The Company evaluated the warrants and the profit guarantee under the guidance in ASC 815 and determined they represent a derivative liability given the profit guarantee represents a make-whole provision that is not separated from the host instrument. The derivative liability is marked to market at the end of each reporting period with the non-cash gain or loss recorded in the period as a gain or loss on derivative (see Note 3).

On August 6, 2021, the Company used the net proceeds from the issuance of the Convertible Notes (see Note 6) to pay 100% of the outstanding principal and accrued interest of the Note.

Amortization of the debt discount related to the Note during the three and nine months ended January 31, 2022 was $0 and $11,228, respectively, which was recorded in amortization of debt discounts in the accompanying consolidated statements of operations. On the date the Note was paid off the unamortized debt discount balance of $1,978,295 was recognized as a loss on extinguishment of debt during the three months ended October 31, 2021.

On August 6, 2021, the Note payable holder exercised its right to convert its 2,200,000 outstanding warrants into shares of common stock of the Company. At the conversion date the Note payable holder also agreed to cancel the guarantee that the value of the shares sold will be no less, on average, than $1.50 per share through April 15, 2023.☐ In connection with the elimination of the profit guarantee the derivative liability ceased to exist at that time. On August 6, 2021, the fair value of the derivative liability was remeasured using a Black-Scholes option pricing model and determined to be $6,569,353. The change in fair value of the derivative through August 6, 2021, was recognized as a gain on change in fair value of derivatives of $0 and $6,014,245 for the three and nine months ended January 31, 2022, respectively, and the remaining value of the derivative of $6,569,353 was reclassified to additional paid-in capital as part of shareholders’ equity during the three months ended October 31, 2021 due to the related party nature of the transaction.

There were no outstanding borrowings related to the Note as of January 31, 2022. Interest expense related to the Note for the three and nine months ended January 31, 2022 amounted to $0 and $106,667, respectively.

NOTE 8: NOTE RECEIVABLE

On July 21, 2021, the Company entered into a Convertible Loan Agreement with PlaySight Interactive Ltd (the “Borrower”) wherein the Company granted the Borrower a line of credit with a six-month maturity date. Any borrowings under the line of credit bear interest at a rate of 15% per annum.

On July 26, 2021, the Company issued $300,000 to the Borrower under the line of credit. On August 26, 2021 and October 5, 2021, the Company issued an additional $700,000 and $400,000, respectively, to the Borrower under the line of credit. On November 17, 2021, December 7, 2021, and January 14, 2022, the Company issued an additional $300,000, $300,000, and $250,000, respectively, to the Borrower under the line of credit.

As of January 31, 2022, the total note receivable balance was $2,250,000. Interest income related to the note receivable for the three and nine months ended January 31, 2022 amounted to $70,130 and $105,349, respectively, which is included in interest expense, net on the consolidated statement of operations.

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NOTE 9: RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attain adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors, or shareholders. Amounts represent advances, amounts paid in satisfaction of liabilities, or accrued compensation that has been deferred. The advances are considered temporary in nature and have not been formalized by a promissory note.

Amounts due to related parties were $1,612,531 and $1,283,464 as of January 31, 2022 and April 30, 2021, respectively, which represented unpaid salaries, bonuses and reimbursable expenses due to officers of the Company.

The Company had outstanding notes payable of $2,000,000 and $6,220,000 and accrued interest of $850,092 and $747,636 due to a related party as of January 31, 2022 and April 30, 2021, respectively (see Note 5).

The Company recognized net sales of $424,394 and $476,121 during the nine months ended January 31, 2022 and 2021, respectively, to a related party. As of January 31, 2022 and April 30, 2021 the related party had outstanding accounts receivable of $194,862 and $86,956, respectively.

NOTE 10: SHAREHOLDERS’ EQUITY

Common Stock Transactions During the Nine Months Ended January 31, 2022

On May 26, 2021, the Company issued 1,636,843 shares of its common stock for the conversion of related party notes payable (see Note 5). The fair value of the common stock was $6,220,003.

On June 23, 2021, the Company issued 540,000 shares of its common stock as partial consideration for the acquisition of Foundation Sports (see Note 4). The fair value of the total shares of common stock to be issued related to the acquisition was $3,550,000.

On July 6, 2021, the Company issued 50,215 shares of its common stock to two employees as compensation for services rendered in lieu of cash, which resulted in $187,803 in share-based compensation expense during the three months ended July 31, 2021.

On July 11, 2021, the Company issued 18,750 shares of its common stock to a vendor as compensation for marketing and other services rendered, which resulted in $16,875 of operating expenses during the three months ended July 31, 2021.

During the three months ended July 31, 2021, the Company granted an aggregate total of 90,937 shares of its common stock and equity options to purchase up to 60,000 shares (which are now expired) to six new brand ambassadors as compensation for services. The expense related to the issuance of the shares and equity options is being recognized over the service agreements, similar to the warrants and equity options issued to the four other brand ambassadors in the prior year. During the three and nine months ended January 31, 2022, the Company recognized $255,124 and $1,002,552 of operating expenses related to the shares, warrants and equity options granted to brand ambassadors.

On August 6, 2021, the Note payable holder (see Note 7) exercised its right to convert its 2,200,000 outstanding warrants into shares of common stock of the Company.

On August 6, 2021, the Company’s related party lender exercised its right to convert its 2,750,000 outstanding warrants and 6,921,299 common shares issuable into 9,671,299 shares of common stock of the Company.

On October 11, 2021, the Company issued 18,750 shares of its common stock to a vendor as compensation for marketing and other services rendered, which resulted in $16,875 of operating expenses during the three months ended October 31, 2021.

On January 11, 2022, the Company issued 18,750 shares of its common stock to a vendor as compensation for marketing and other services rendered, which resulted in $16,874 of operating expenses during the three months ended January 31, 2022.

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Warrants Issued During the Nine Months Ended January 31, 2022

On October 28, 2020, the Company granted 400,000 warrants to a service provider for advertising services over the next year. The warrants have an exercise price of $0.75 per share, a contractual life of 10 years from the date of issuance, and vest quarterly over a year from the grant date. The warrants were valued using a Black-Scholes option pricing model on the grant date and the expense related to the issuance of the warrants is being recognized over the service agreement. The Company recognized $0 and $214,552 of operating expenses related to this agreement during the three and nine months ended January 31, 2022.

On October 29, 2020, the Company and the three members of its advisory board entered into agreements whereby each member will receive an aggregate number of warrants each quarter equal to $7,500 divided by the average closing price of the Company’s stock for the five days prior to the Company’s most recently completed fiscal quarter. The warrants vest quarterly, have an exercise price of $0.001 per share and a contractual life of 10 years from the date of issuance. During the nine months ended January 31, 2022, 19,293 warrants were issued under these agreements. The warrants were valued using a Black-Scholes option pricing model on the grant date, which resulted in operating expenses of $22,342 and $68,340 during the three and nine months ended January 31, 2022.

On August 6, 2021, in connection with the Convertible Notes issuance (see Note 6) the Company issued warrants to purchase up to 7,333,334 shares of common stock of the Company to the Purchasers.

On August 6, 2021, in connection with the Convertible Notes issuance the Company also granted the lead placement agent for the Offering 266,667 warrants that are exercisable for five years from August 6, 2021, at an exercise price of $3.30 (subject to adjustment as set forth in the Convertible Notes per the terms of the agreement) and are vested immediately. The warrants were valued using a Black-Scholes option pricing model on the grant date and the Company recognized $376,000 of operating expenses related to them during the three months ended October 31, 2021.

On September 3, 2021, the Company granted an aggregate total of 10,100,000 warrants to key employees and officers of the Company as compensation. The warrants have an exercise price of $0.001 per share for 10,000,000 of the warrants and $3.42 for 100,000 of the warrants, a contractual life of 10 years from the date of issuance and are vested immediately upon grant. The warrants were valued using a Black-Scholes option pricing model on the grant date and the Company recognized $32,381,309 of share-based compensation expense related to them during the three months ended October 31, 2021.

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NOTE 11: COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its office space under short-term leases with terms under a year. Total rent expense for the three months ended January 31, 2022 and 2021 amounted to $7,073 and $2,100, respectively. Total rent expense for the nine months ended January 31, 2022 and 2021 amounted to $13,623 and $8,400, respectively.

Contingencies

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. The Company is not presently a party to any legal proceedings that it currently believes would individually or taken together have a material adverse effect on the Company’s business or financial statements.

NOTE 12: SUBSEQUENT EVENTS

On February 2, 2022, Slinger Bag Australia Pty Ltd., a wholly-owned subsidiary of Slinger Bag Americas Inc. (which, in turn, is a wholly-owned subsidiary of Slinger Bag Inc.) completed the acquisition of 100% of the issued and outstanding share capital of Flixsense Pty Ltd. d/b/a Gameface (“Gameface”) pursuant to share purchase agreements entered into with each of the shareholders of Gameface on February 2, 2022 (the “Share Purchase Agreement”) in exchange for the issuance and delivery of 6,045,855 shares of the Company’s common stock and warrants to purchase an additional 478,225 shares of the Company’s common stock at $0.001 per share, in each case, in reliance on reliance on the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof for transactions not involving a public offering and the safe harbors afforded by Rule 506 and Rule 902 thereunder, (collectively, the “Consideration Shares”) to the Gameface shareholders and the payment of $500,000 to Jalaluddin Shaik to be made by the end of March 2022 in lieu of the issuance of 142,587 shares of common stock that Mr. Shaik would otherwise have been entitled to receive. Gameface shareholders also were granted piggyback registration rights, which expire when any applicable Consideration Shares can be freely traded pursuant to Rule 144 under the Securities Act.

Out of the Consideration Shares, the Company has retained 666,667 shares as security for the obligations of Mr. Shaik and Divyaa Jalal, as trustees for the Jalaluddin Shaik Family Trust, in respect of any claim which may be made by or on behalf of the Company for breach of warranty or under an indemnity given under the terms of the Share Purchase Agreements by August 2, 2023. The retained shares will be issued promptly after August 2, 2023 to the extent that the Company has not made any such claims by that date.

On October 6, 2021, the Company entered into a merger agreement (the “PlaySight Agreement”) with PlaySight Interactive Ltd. (“PlaySight”) and Rohit Krishnan, in his capacity as the Shareholders’ Representative (as defined in the PlaySight Agreement) (the “Shareholder Representative”), pursuant to which PlaySight will, subject to the satisfaction or waiver of certain closing conditions, become a wholly owned subsidiary of the Company. On February 16, 2022, SB Merger Sub Ltd., a private company formed under the laws of the State of Israel and a wholly owned subsidiary of the Company, PlaySight, and the Shareholders’ Representative, entered into an Addendum to and Amendment to the PlaySight Agreement (the “Amendment”) to finalize the merger transaction.

Under the terms of the PlaySight Agreement, the Company agreed, among other things, to issue 28,333,333 shares of the Company’s common stock (subject to adjustment) in exchange for the merger (the “Completion Merger Consideration”). As a result of the parties to the Agreement having agreed to such adjustment, the parties to the Amendment have agreed that the Completion Merger Consideration shall comprise the issue by the Company of 25,379,683 shares of the Company’s common stock and the Options in exchange for the merger, and a cash sum equal to the value of 1,524,899 shares of the Company’s common stock (which would otherwise have been issued in exchange for the merger) to be used to cover certain expenses.

Pursuant to and in accordance with the terms of the Amendment, the Company agreed to purchase a certain number of shares of its common stock from certain of PlaySight’s shareholders for a maximum aggregate liability of $1.44 million and to issue a total of 1,428,571 options (the “Options”), exercisable into 1,428,571 shares of the Company’s common stock, to certain of PlaySight’s employees.

F-40

In connection with the closing of the merger, the Convertible Loan Agreement between the Company and PlaySight that was entered into on July 21, 2021, was extinguished.

On February 15, 2022, for and in consideration of $4,000,000 (the “Purchase Price”) the Company conveyed, sold, transferred, set over, assigned and delivered to Slinger Bag Consignment, LLC, a Virginia limited liability company (“Consignor”) all of the Company’s right, title and interest in and to 13,000 units of certain surplus inventory, including all components, parts, additions and accessions thereto (collectively, the “Consigned Goods”). The Company also agreed to purchase the Consigned Goods from Consignor and make the following payments to Consignor:

a)	On or before March 15, 2022, the Company shall pay to Consignor $557,998 for the purchase of 1,421 Consigned Goods.

b)	The Company also agreed to purchase the remaining Consigned Goods in accordance with the following terms and conditions:

i.	Within 3 business days after a Registration Statement (as defined in the Purchase and Registration Rights Agreements) filed under the Registration Rights Agreement for the Company’s uplist to the Nasdaq is declared to be effective (the “Registration Effective Date”) under the Securities Act (as defined in the Purchase and Registration Rights Agreements) by the Commission (as defined in the Purchase and Registration Rights Agreements), the Company shall pay Consignor $4,546,841 for the purchase of 11,579 Consigned Goods.

ii.	If the Registration Statement Effectiveness Date does not occur on or before April 14, 2022, on April 15, 2022, the Company shall pay Consignor $1,244,010 for the purchase of 3,168 Consigned Goods.

iii.	If the Registration Effectiveness Date does not occur on or before April 30, 2022, on May 1, 2022, the Company shall pay Consignor $3,302,831 for the purchase 8,411 Consigned Goods.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. We are closely monitoring the unfolding events due to the Russia-Ukraine conflict and its regional and global ramifications. We have one distributor in Russia, which is not material to our overall financial results. We do not have operations in Ukraine or Belarus. We are monitoring any broader economic impact from the current crisis. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements. However, to the extent that such military action spreads to other countries, intensifies, or otherwise remains active, such action could have a material adverse effect on our financial condition, results of operations, and cash flows.

F-41

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

U.S. DOLLARS IN THOUSAND

- - - - - - - - - -

F-42

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

We have audited the accompanying consolidated financial statements of PlaySight Interactive Ltd. and its subsidiary, which comprise the consolidated balance sheet as of December 31, 2021 and the related consolidated statements of operation, Convertible Preferred Shares and Shareholders’ Deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements. Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Basis for Opinion

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PlaySight Interactive Ltd. and its subsidiary at December 31, 2021, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(b) to the consolidated financial statements, the Company has recurring operating losses, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters also are described in Note 1(b). The most recent year consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Halperin Ilanit

Certified Public Accountants (Isr.)

Tel Aviv, Israel

April 19, 2022

F-43

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

We have audited the accompanying consolidated financial statements of PlaySight Interactive Ltd. and its subsidiary, which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statement of operation, Convertible Preferred Shares and Shareholders’ Deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PlaySight Interactive Ltd. and its subsidiary at December 31, 2020, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

PlaySight Interactive Ltd. Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(b) to the consolidated financial statements, the Company has recurring operating losses, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. In addition, the Company has not complied with certain covenants of loan agreements with banks. Management’s evaluation of the events and conditions and management’s plans regarding these matters also are described in Note 1(b). The most recent year consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
December 15, 2021	A Member of Ernst & Young Global

F-44

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2021	2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$709	$1,251
Restricted cash	159	155
Account receivables, net	206	176
Prepaid expenses and other accounts receivable	1,068	188
Inventories	499	496
Deferred contract acquisition cost, current	277	384

Total current assets	2,918	2,650

NON-CURRENT ASSETS:
Property and equipment, net	132	125
Operating lease right-of-use assets	306	571
Deferred contract acquisition cost, noncurrent	229	313
Finished products used in operations, net	4,657	5,109

Total non-current assets	5,324	6,118

Total assets	$8,242	$8,768

The accompanying notes are an integral part of the consolidated financial statements.

F-45

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	December 31,
	2021	2020
LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$949	$699
Employees and payroll accruals	1,308	1,026
Accrued expenses and other liabilities	546	626
Deferred revenues, current portion	2,299	2,018
Short-term operating lease liability	307	287
Long-term loan from shareholders, current portion	328	222

Total current liabilities	5,737	4,878

NON-CURRENT LIABILITIES:
Convertible loans	12,407	18,431
Long-term deferred revenues	1,309	1,286
Long-term loan from shareholders	801	1,129
Long-term operating lease liability	10	306

Total non-current liabilities	14,527	21,152

Convertible Seed Investors Preferred shares of NIS 0.01 par value - Authorized, issued and outstanding: 68,711 shares at December 31, 2021 and 2020; aggregate liquidation preference of $540 and $507 as of December 31, 2021 and 2020, respectively	297	297
Convertible Preferred shares of NIS 0.01 par value - Authorized: 1,619,534 shares at December 31, 2021 and 2020; Issued and outstanding: 1,520,744 shares at December 31, 2021 and 2020; aggregate liquidation preference of $43,473 and $38,845 as of December 31, 2021 and 2020, respectively	30,464	30,464

SHAREHOLDERS’ DEFICIT:
Ordinary shares of NIS 0.01 par value:
Authorized: 2,811,755 shares at December 31, 2021 and 2020; Issued and outstanding: 348,455 and 338,036 shares at December 31, 2021 and 2020, respectively	1	1
Additional paid-in capital	2,602	580
Accumulated deficit	(45,386)	(48,604)

Total shareholders’ deficit	(42,783)	(48,023)

Total liabilities and shareholders’ deficit	$8,242	$8,768

The accompanying notes are an integral part of the consolidated financial statements.

F-46

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Year ended December 31,
	2021	2020

Revenues	$5,861	$5,343
Cost of revenues	4,715	3,574

Gross profit	1,146	1,769

Operating expenses:

Research and development	2,766	2,376
Sales and marketing	2,037	2,416
General and administrative	929	1,283

Total operating expenses	5,732	6,075

Operating loss	(4,586)	(4,306)

Financial income (expense) net	7,804	(5,083)

Net income (loss)	$3,218	$(9,389)

The accompanying notes are an integral part of the consolidated financial statements.

F-47

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands, except share and per share data

	Seed Investors Preferred shares		Preferred shares		Ordinary shares			Additional paid-in	Accumulated	Total shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount		capital	deficit	deficit

Balance as of January 1, 2019	68,711	297	1,520,744	30,464	329,449	1		545	(39,215)	(38,669)

Exercise of options granted to employees and consultants	-	-	-	-	8,587	-	*)	6	-	6
Share based compensation expenses	-	-	-	-	-	-		29	-	29
Net loss									(9,389)	(9,389)

Balance as of December 31, 2020	68,711	297	1,520,744	30,464	338,036	1		580	(48,604)	(48,023)

Exercise of options granted to employees and consultants	-	-	-	-	10,419	-	*)	15	-	15
Share based compensation expenses	-	-	-	-	-	-		13	-	13
Conversion of Series A and B shares into Series C shares	-	-	-	-	-	-		1,994	-	1,994
Net income	-	-	-	-	-	-			3,218	3,218

Balance as of December 31, 2021	68,711	$297	1,520,744	$30,464	348,455	$1		$2,602	$(45,386)	$(42,783)

*)	Represents less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

F-48

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2021	2020
Cash flows from operating activities:

Net income (loss)	$3,218	$(9,389)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	27	26
Write-off of property and equipment	-	21
Share based compensation expenses	13	29
Interest related to shareholder’s loan	457	509
Expenses related to conversion of Series A and B shares into Series C shares	1,994	-
Changes in convertible loans’ fair market value	(10,024)	4,470

Changes in operating assets and liabilities:

Increase in accounts receivables	(30)	(11)
Increase in finished products used in operations, net	452	62
Decrease in prepaid expenses and other accounts receivable and long-term lease deposits	21	10
Decrease (increase) in inventories	(3)	107
Decrease in operating lease ROU assets	265	249
Decrease in deferred contract acquisition costs	191	244
Increase (decrease) in accounts payables	250	(100)
Increase (decrease) in employees and payroll accruals	(118)	34
Decrease (increase) in deferred revenues	304	(578)
Increase (decrease) in accrued expenses and other liabilities	(409)	366
Decrease in operating lease liabilities	(276)	(204)

Net cash used in operating activities	(3,668)	(4,155)

Cash flows from investing activities:

Amounts due from Purchaser for incurred transaction related costs	(172)	-
Purchase of property and equipment	(34)	(110)

Net cash used in investing activities	(206)	(110)

Cash flows from financing activities:

Proceeds from exercise of options	15	6
Proceeds from Convertible loans and shareholders’ bridge loans, net	4,000	150
Repayment of loan from shareholders	(679)	(551)

Net cash provided by (used in) financing activities	3,336	(395)

Decrease in cash and restricted cash	(538)	(4,660)
Cash, cash equivalents and restricted cash at the beginning of the year	1,406	6,066

Cash, cash equivalents and restricted cash at the end of the year	$868	$1,406

Supplemental disclosure of cash financing transactions:

Interest payments on Convertible loans and loan from shareholder	$497	$616

Supplemental disclosure of non-cash financing transactions:

ROU assets and lease liabilities created during the period	$-	$766

Accrued transaction related costs and bonuses due from Purchaser	$729	$-

The accompanying notes are an integral part of the consolidated financial statements.

F-49

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 1:- GENERAL

a.	PlaySight Interactive Ltd. (the “Company”) was incorporated in Israel in May 2010 under the laws of the state of Israel and commenced its operations on the same date. In March 2014, the Company established a wholly-owned subsidiary in the United States under the name of PlaySight Interactive USA Inc. (the “U.S. Subsidiary”), which is engaged primarily in customer support and marketing the Company’s service. The Company engaged in developing, manufacturing and selling of advanced video and analytics technologies for sports courts around the world.

b.	The Company’s ability to continue to operate is dependent on the ability to market and sell its products, development of new products and raise additional financing until profitability is achieved. In respect of additional financing, see notes 6, 7 and 8. The Company incurred operating losses in the amount of $4,586 during the year ended December 31, 2021 and has an accumulated deficit of $45,386 as of December 31, 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments with respect to the carrying amounts of assets and liabilities and their classification that might be necessary should the Company be unable to continue to operate as a going concern. In the event that the Company is unable to successfully raise capital and/or generate revenues, the Company will likely reduce general and administrative expenses, and cease or delay its development plan until it is able to obtain sufficient financing. There can be no assurance that additional funds will be available on terms acceptable to the Company, or at all.

c.	On March 29, 2021, the Company signed a non-binding term-sheet with Slinger Bag Inc. (the “Purchaser”) to acquire the entire share capital of the Company on a fully diluted basis for a total consideration of 28,333,333 newly issued shares of the Purchaser. On October 6, 2021 the Company and the Purchaser signed a merger agreement pursuant to which the Purchaser will acquire all the outstanding securities of the Company in exchange for the following consideration:

(i)	28,333,333 newly issued common shares of the Purchaser
(ii)	Payment of the Company’s certain transaction related costs; and
(iii)	Up to a maximum an additional 5,142,858 newly issued common shares of the Purchaser as earn-out subject to fulfilment of certain milestones.

The merger is conditional upon the satisfaction or waiver of certain conditions on or before February 28, 2022. As of December 31, 2021, the Company incurred and accrued a total of $901 of transaction related costs that are due from the Purchaser which are included in the Company’s balance sheet as part of prepaid expenses and other accounts receivable. There are no assurances, that post-merger the Company will be able to obtain an adequate level of financial resources that are required to fulfill its financial obligations or for the long-term development and commercialization of its product offering.

d.	The Company has been carefully monitoring the COVID-19 pandemic and its impact on its business. In that regard, while the Company has continued to sell its products and grow its business it did experience certain disruptions in its supply chains. The Company expects the significance of the COVID-19 pandemic, including the extent of its effect on the Company’s financial and operational results, to be dictated by, among other things, its duration, the success of efforts to contain it and the impact of actions taken in response. While the Company has not experienced any material disruptions to its business and operations as a result of the COVID-19 pandemic, it is possible such disruptions may occur in the future which may impact its financial and operational results, and which could be material.

F-50

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

a.	Use of estimates:

The preparation of the consolidated financial statements and related disclosures in conformity with U.S. GAAP and requires the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, the estimated customer life on deferred contract acquisition costs, the allowance for doubtful accounts, the fair value of financial assets and liabilities, the useful life of acquired property and equipment and impairment of long-lived assets, share-based compensation including the determination of the fair value of the Company’s ordinary shares, convertible loans, and the valuation of deferred tax assets and uncertain tax positions. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

The accompanying consolidated financial statements have been prepared in dollars.

The majority of the Company’s revenues and financing activities are incurred in U.S. dollars. Although a portion of the Company’s expenses is denominated in New Israeli Shekels (“NIS”)(mainly cost of personnel), a portion of its expenses is denominated in dollars. Accordingly, the Company’s management believes that the currency of the primary economic environment in which the Company and its subsidiary operate is the dollar; thus, the dollar is the functional currency of the Company. Transactions and balances denominated in dollars are presented at their original amounts. Monetary accounts denominated in currencies other than the dollar are re-measured into dollars in accordance with Accounting Standard Codification (“ASC”) 830, “Foreign Currency Matters”. All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

F-51

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

d.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

The following table provides a reconciliation of the cash balances reported on the balance sheets and the cash and restricted cash at the end of the year balances reported in the statements of cash flows:

	December 31
	2021	2020

Cash as reported on the balance sheets	709	1,251
Restricted cash as reported on the balance sheets	159	155

Cash and restricted cash in the statements of cash flows	868	1,406

e.	Restricted cash:

Restricted cash is restricted bank deposits with maturities of up to one year and are pledged in favor of the bank as a security for the bank guaranties issued to the landlords of the Company’s offices and credit card payments. The short-term restricted bank deposits are denominated in NIS and USD and bear interest at an average rate of 0.01% as of December 31, 2021 and 2020. The short-term restricted bank deposits are presented at their cost, including accrued interest.

f.	Account receivables and allowance for doubtful accounts:

The Company’s account receivables are derived from sales to customers. The Company performs ongoing credit evaluations of its customers’ balances and establishes an allowance for doubtful accounts based on factors that may affect a customers’ ability to pay, such as known disputes, age of the receivable balance and past experience. Allowance for doubtful accounts amounted to $113 and $221 as of December 31, 2021 and 2020, respectively. The Company writes off receivables when they are deemed uncollectible, having exhausted all collection efforts.

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PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

g.	Inventories:

Inventories are stated at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventory write-down is measured as the difference between the cost of the inventory and net realizable value upon assumptions about future demand and is charged to the cost of sales.

Cost of inventories is determined as follows:

Raw Materials - cost is determined on the actual cost on a weighted average basis.

Finished products- cost is determined on the actual costs on a weighted average basis.

No inventory write-offs were recorded for the years ended December 31, 2021 and 2020, respectively.

h.	Property and equipment:

Property and equipment are measured at cost, net of accumulated depreciation. Depreciation is calculated via the straight-line method over the estimated useful life. The following are the annual depreciation rates for various types of property and equipment:

	%	Mainly %

Computers and software	33	-
Office furniture and equipment	7 - 15	15
Leasehold improvements	6.5	-

i.	Impairment of long-lived assets:

The long-lived assets of the Company are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2021, and 2020, no impairment indicators have been identified.

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PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.	Revenue recognition:

The Company offers its customers a cloud-based solution combining Products, including video cameras, laptops, other related equipment and a proprietary back-end cloud platform software, and Services including integration services, support services and access to the Company’s website and applications. These together create an integrated system that provides the Company’s customers with services such as live streaming, automated broadcasting, VOD, ball and event tracking etc. (the “Solution”).

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers”. The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

The Company determines that it has a contract with a customer when each party’s rights regarding the products or services to be transferred can be identified, the payment terms for the services can be identified, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company evaluates whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation.

Step 2: Identify the performance obligations in the contract

The Company’s customers are buying an integrated system that provides them with the Solution. In evaluating whether the equipment is a separate performance obligation, the Company’s management considered the customer’s ability to benefit from the equipment on its own or together with other readily available resources and if so, whether the service and equipment are separately identifiable (i.e., is the service highly dependent on, or highly interrelated with the equipment). Because the Products and Services included in the customer’s contract are integrated and highly interdependent, and because they must work together to deliver the Solution, the Company has concluded that Products installed on customer’s premise and Services contracted for by the customer are generally not distinct within the context of the contract and, therefore, constitute a single, combined performance obligation.

Step 3: Determine the transaction price

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer includes pre-determined fixed amounts, variable amounts, or both. The Company’s contracts do not include any rights of returns or refunds.

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NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.	Revenue recognition (cont.):

The Company collects each year’s service fees in advance and should therefore consider the existence of a significant financing component. However, due to the fact that the payments are provided for the service of a one-year term, the Company elected to apply the practical expedient under ASC 606 which exempts the adjustment of the consideration for the existence of a significant financing component when the period between the transfer of the services and the payment for such services is one year or less.

Step 4: Allocate the transaction price to the performance obligations in the contract

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”). The Company has identified a single performance obligation in the contract, and therefore, the allocation provisions under ASC 606 do not apply to the Company’s contracts.

Step 5: Recognize revenue when the Company satisfies a performance obligation

Revenues for the Company’s single, combined performance obligation are recognized on a straight-line basis over the customer’s contract term, which is the period in which the parties to the contract have enforceable rights and obligations (Typically 3-4 years).

k.	Deferred Revenue:

Deferred revenues include unearned amounts received from customer but not recognized as revenues.

l.	Finished products used in operations, net:

The Company evaluates whether or not it should capitalize the costs of fulfilling a contract. Such costs would be capitalized when they are not within the scope of other standards and: (1) are directly related to a contract; (2) generate or enhance resources that will be used to satisfy performance obligations; and (3) are expected to be recovered. As of December 31, 2021, and December 31, 2020, there was approximately $4,657 and $5,109, respectively, of finished products used in operations, which are presented in the accompanying consolidated balance sheets within non-current assets. These costs primarily relate to the satisfaction of performance obligations related to providing the Solution to customers and are comprised of the cost of the finished products and installation costs, where applicable. These costs are amortized to cost of goods on a straight-line basis over the contract period which is generally over a period of 4 years.

Additional capitalized cost of finished products used in operations for the year ended December 31, 2021 and 2020 were $2,281 and $1,949, respectively. Amortization expenses of finished products used in operations for the years ended December 31, 2021 and 2020 were $2,733 and $2,010, respectively.

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NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Deferred contract acquisition cost:

The Company’s incremental direct costs of obtaining a contract, which consist primarily of sales commissions, are generally deferred and amortized to sales and marketing expense over the estimated life of the relevant customer relationship of approximately 4 years and are subject to being monitored every period to reflect any significant change in assumptions. In addition, the deferred contract cost asset is assessed for impairment on a periodic basis.

	Year Ended
	December 31,
	2021	2020

Beginning balance	$697	$941
Additions to deferred acquisition costs	229	152
Amortization of deferred contract acquisition costs	(420)	(396)

Ending balance	$506	$697

Deferred contract acquisition costs included in other current assets	$277	$384
Deferred contract acquisition costs, noncurrent	229	313

Total deferred contract acquisition costs	$506	$697

n.	Concentration of credit risks:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, restricted cash and accounts receivable.

Cash and restricted cash are primarily invested in major banks in Israel and the USA. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

Credit risk with respect to the Company’s account receivables is limited due to the number of customers comprising the Company’s customer base. The Company considers its account receivables to be of good credit quality as a large portion of its customers are long- standing reputable sports and education facilities and the Company has not experienced any significant write-offs of accounts receivable in the past. The Company does not require collateral or other securities to support its accounts receivable.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

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NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

o.	Income taxes:

The Company and its subsidiary account for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). This codification prescribes the use of the “asset and liability” method, whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2021, and 2020, no liability for unrecognized tax benefits was recorded as a result of the implementation of ASC 740.

p.	Research and development expenses, net:

Research and development expenses are charged to the statement of operations as incurred. Grants from the Israeli Innovation Authority for funding research and development activities are recognized at the time the Company is entitled to such grants on the basis of the related cost incurred. Research and development expenses are included in the financial statements net of related grants.

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NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

q.	Share-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation”, which requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares, the expected term of the option, the expected volatility of the price of the Company’s ordinary shares, risk-free interest rates, and the expected dividend yield of ordinary shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The related share-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions. Forfeitures are accounted for as they occur.

r.	Fair value of financial instruments:

The Company applies ASC 820 “Fair Value Measurement Disclosures” (“ASC 820”). Under this standard, fair value is defined as the price that would be received to sell as asset or paid liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the Company. Unobservable inputs are in puts that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

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NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

s.	Fair value of financial instruments (cont.):

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1	-	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2	–	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	-	Valuations based on the inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of investment, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment, and the investments are categorized as Level 3.

The carrying amounts of cash and cash equivalents, restricted cash, account receivables, net, other accounts receivable and prepaid expenses, account payables, other accounts payable and accrued expenses approximate their fair value due to the short-term maturity of such instruments. Some of the inputs in these models are unobservable in the market and are significant. The Company measured its Convertible loans using Level 2 and Level 3 inputs (see Note 6).

t.	Severance pay:

The Company’s employees have been signed on Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”). Pursuant to Section 14, the Company’s employees, covered by this section, are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf by the Company. Payments in accordance with Section 14 release the Company from any future severance liabilities in respect of those employees. Neither severance pay liability nor severance pay fund under Section 14 are recorded in the Company’s balance sheets.

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NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

u.	Legal and other contingencies:

The Company accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2021, and 2020, the Company is not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows. Legal costs incurred in connection with loss contingencies are expensed as incurred.

v.	Leases:

Lessee accounting:

On January1, 2019, the Company adopted ASU No. 2016-02, “Leases” (“ASC 842”). The Company determines if an arrangement is a lease and the classification of that lease at inception based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the Company obtains the right to substantially all the economic benefits from the use of the asset throughout the period, and (3) whether the Company has a right to direct the use of the asset. The Company elected to not recognize a lease liability or right-of-use (“ROU”) asset for leases with a term of twelve months or less. The Company also elected the practical expedient to not separate lease and non-lease components for its leases.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make minimum lease payments arising from the lease. ROU assets are initially measured at amounts, which represents the discounted present value of the lease payments over the lease, plus any initial direct costs incurred. The ROU assets are reviewed for impairment. The lease liability is initially measured at lease commencement date based on the discounted present value of minimum lease payments over the lease term. The implicit rate within the operating leases is generally not determinable; therefore, the Company uses the Incremental Borrowing Rate(“IBR”) based on the information available at commencement date in determining the present value of lease payments. The Company’s IBR is estimated to approximate the interest rate on similar terms and payments and in economic environments where the leased asset is located.

The lease includes options to extend or terminate the lease. An option to extend the lease is considered in connection with determining the ROU asset and lease liability when it is reasonably certain that the Company will exercise that option. An option to terminate is considered unless it is reasonably certain that the Company will not exercise the option.

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NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

w.	Recently accounting pronouncements not yet adopted by the Company:

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022, though early adoption is permitted, including adoption in any interim period for which financial statements have not yet been issued. The Company is currently evaluating the effect the adoption of ASU 2019-12 will have on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and(2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for public companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU 2020-06 will have on the Company’s consolidated financial statement presentation or disclosures.

Other new pronouncements issued but not effective as of December 31, 2021 are not expected to have a material impact on the Company’s consolidated financial statements.

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NOTE 3:- PREPAID EXPENSES AND OTHER ACCOUNTS RECEIVABLE

	December 31,
	2021	2020

Prepaid expenses	$50	$48
Government authorities	109	88
Amounts due from Purchaser for certain transaction related costs (see Note 1)	901	-
Other receivables	8	52

	$1,068	$188

NOTE 4:- PROPERTY AND EQUIPMENT, NET

	December 31,
	2021	2020
Cost:

Computers and software	$78	$59
Office furniture and equipment	104	89
Leasehold improvements	41	41

	223	189
Accumulated depreciation:

Computers and software	52	40
Office furniture and equipment	30	21
Leasehold improvements	9	3

	91	64

Depreciated cost	$132	$125

Depreciation expenses for the years ended December 31, 2021 and 2020 were $27 and $26, respectively. Purchase of property and equipment for the year ended December 31, 2021 and 2020 were $34 and $110, respectively. Disposals of property and equipment, net for the year ended December 31, 2021 and 2020 were $0 and $21, respectively.

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NOTE 5:- ACCOUNTS PAYABLE

	December 31,
	2021	2020

Trade payables	$806	$350
Notes payable	132	305
Other payables	11	44

	$949	$699

NOTE 6:- CONVERTIBLE LOANS

a.	From February through August 2018, the Company received convertible bridge loans from new and existing investors in the aggregate principal amount of $5,875 (net of issuance cost of $125 and of which $2,000 were converted on April 15, 2018 from bridge loans). The convertible bridge loans bear an annual interest of 8% paid monthly and the principal amount will be repaid at the earliest of 24 months or at the occurrence of certain events as stipulated in the convertible bridge loan agreements. The convertible bridge loans are convertible into shares at a conversion price which reflects up to a 25% discount from the price per share which will be determined in future financing and in accordance with the mechanism determined in the agreement. During July 2019, two investors owning a principal amount of $2,500 approved that their monthly interest will be accrued at the same annual interest rate and not paid in case. During April 2020, two investors owning a principal amount of $3,000 approved that their monthly interest will be accrued at the same annual interest rate and not paid in case.

From September through January 2020, the Company received convertible bridge loans from new and existing investors in the aggregate principal amount of $7,889 (net of issuance cost of $11). The convertible bridge loans bear an annual interest of 8% accrued monthly which together with the principal amount will be repaid at the earliest of 24 months or at the occurrence of certain events as stipulated in the convertible bridge loan agreements. The convertible bridge loans are convertible into shares at a conversion price which is the lower of (i) a 25% discount from the price per share which will be determined in future financing and (ii) the price per share on a fully-dilutive basis representing a Company valuation of $60,210.

On March 3, 2021, the Company received a convertible loan from an existing investor in the principal amount of $2,000. The convertible loan bears an annual interest of 6% accrued monthly which together with the principal amount may be repaid at the earliest of 36 months or at the occurrence of certain events as stipulated in the convertible loan agreement. The convertible loan is convertible into shares at a conversion price which reflects up to a 25% discount from the price per share which will be determined in future financing or other liquidation events in accordance with the mechanism determined in the agreement. In connection with this loan the Company converted 89,340 Preferred A shares par value of NIS 0.01 each, 234,848 Preferred B-1 shares par value of NIS 0.01 each and 30,798 Preferred B-2 shares par value of NIS 0.01 each held by the investor into 354,986 Preferred C-1 shares par value of NIS 0.01 each. As a result of the conversion, the Company recorded additional $1,994 of interest expenses against shareholders equity, representing the net increase in the total liquidation preference resulted from the exchange.

On July 21, 2021 the Purchaser provided a convertible loan in the amount of $2,000 to be drawn down at agreed upon schedule until November 2021. The convertible loan agreement was amended on October 6, 2021 such that the Purchaser increased the loan amount to $3,500 to be drawn by the Company at set dates until February 2022. The convertible loan bears an annual interest of 15% accrued monthly which together with the principal amount will be repaid at the closing of the merger transaction. The convertible loan is convertible into shares at a conversion price which reflects up to a 25% discount off the price per share to be paid by the Purchaser to the shareholders of the Company. As of December 31, 2021, the Company withdrew $2,000 from the convertible loan provided by the Purchaser.

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NOTE 6:- CONVERTIBLE LOANS (Cont.):

The conversion features in the convertible loans are considered embedded derivatives which needs to be bifurcated from the host instrument in accordance with ASC 815 Derivative and Hedging: Embedded Derivatives (“ASC 815-15”), the Company has elected to account for the convertible bridge loans at fair value. ASC 815-15-25 provides that if an entity has a hybrid financial instrument that would require bifurcation of embedded derivatives under ASC 815, the entity may irrevocably elect to initially and subsequently measure a hybrid financial instrument in its entirety at fair value with changes in fair value recognized in earnings. The Company elected to measure each bridge loan in its entirety at fair value with changes in fair value recognized as non-operating income or loss at each balance sheet date in accordance with ASC 815-15-25. As of December 31, 2020, the Company determined the fair value of the bridge loans using an Option Pricing Model (“OPM”), therefore they are categorized as Level 3 in accordance with ASC 820. As of December 31, 2021, due to the high probability of the merger of the Company with the Purchaser (see Note 1), the Company determined the fair value of the bridge loans based on the number of the Purchaser’s shares each lender will receive as upon closing of the merger multiplied by the quoted share price of the Purchaser as of December 31, 2021. Based on the above as of December 31, 2021, the Convertible Loans they are categorized as Level 3 in accordance with ASC 820.

The fair value of each loan was estimated at each balance sheet date using the following assumptions:

Year ended
December 31,
2020

Volatility (%)	47.77%
Risk-free interest rate (%)	0.10%
Dividend yield (%)	0%
Expected term (years)	1.16

The following is a roll forward of the fair values:

	Year ended
	December 31,
	2021	2020

Fair value at the beginning of the year	$18,431	$13,811
Fair value balance on issue date	4,000	150
Change in fair value reported in statement of operations	(10,024)	4,470

Fair value at the end of the year	$12,407	$18,431

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NOTE 7:- LOAN FROM SHAREHOLDERS

During 2019, the Company received a loan from one of its shareholders in the total amount of $3,250. The loan is bearing no interest and is payable in equal 60 monthly installments. The Company agreed to pledge all of its assets, including intellectual property in favor of the lender. In addition, the Company issued to the shareholder new shares of Preferred C-1 shares par value of NIS 0.01 each. The Company recorded the loan at inception based on the relative fair market value at $1,337. During April 2020, the Company amended the terms of the loan such that several installments were deferred and amortized over the remaining life of the loan. Pursuant to ASC 470-50, the Company reassessed the revised term of the loan and determined it is not substantially different from the original terms, therefor treated the amendment as a modification of the loan.

Maturities of the loan from shareholders as of December 31, 2021 were as follows:

Year ended December 31,

2022	$328
2023	475
2024	326

Total	$1,129

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NOTE 8:- SHAREHOLDERS’ DEFICIT

a.	1.	Ordinary shares:

The Ordinary shares confer upon the holders the right to receive notice to participate and vote in general meetings of the Company, and the rights to receive dividends, if declared and to participate in the distribution of the surplus assets of the Company upon liquidation of the Company.

2.	Seed Investors Preferred (“SIP”) shares and Preferred shares:

The holders of SIP shares, Preferred A shares, Preferred B shares and Preferred C shares are entitled to all of the rights of Ordinary shares, as well as additional rights as further detailed in the Company’s articles of association.

Liquidation Preference:

Upon the occurrence of a Realization Event, all available assets shall be distributed first among the shareholders of Preferred C Shares followed by the shareholders of Preferred B Shares, shareholders of Preferred A Shares and the SIP shareholders.

Dividends:

The SIP shares, Preferred A shares, Preferred B shares and Preferred C shares will participate in any dividends declared or paid on Ordinary share on the basis of the number of shares of Ordinary share into which it is then convertible as well as accrued annual interest of 6.5% of the original issue price.

Voting:

On all matters submitted to a vote of the holders of Ordinary shares, the holders of SIP shares, Preferred A shares and Preferred B shares shall be entitled to vote            as-converted basis with the Ordinary shareholders.

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NOTE 8:- SHAREHOLDERS’ DEFICIT

b.	Composition of share capital of the Company as of December 31, 2021 and 2020, each of NIS 0.01 par value:

	December 31, 2021
	Authorized shares	Shares Issued and outstanding	Aggregate Liquidation Preference
	Number of shares
Ordinary share of	2,811,755	348,455	-

Seed Investors Preferred	68,711	68,711	$540
Preferred A shares	300,000	111,876	1,613
Preferred B-2 shares	74,090	43,292	731
Preferred B-1 shares	254,350	19,496	1,705
Preferred C-2 shares	378,100	378,100	11,666
Preferred C-1 shares (*)	612,994	967,980	27,758
Total Ordinary shares and Preferred shares	4,500,000	1,937,910	$44,013

	December 31, 2020
	Authorized shares	Shares Issued and outstanding	Aggregate Liquidation Preference
	Number of shares
Ordinary share of	2,811,755	338,036	-

Seed Investors Preferred	68,711	68,711	$507
Preferred A shares	300,000	201,216	2,100
Preferred B-2 shares	74,090	74,090	961
Preferred B-1 shares	254,350	254,344	4,396
Preferred C-2 shares	378,100	378,100	10,957
Preferred C-1 shares	612,994	612,994	20,431
Total Ordinary shares and Preferred shares	4,500,000	1,927,491	$39,352

(*)	As of December 31, 2021, the Company did not increase the number of authorized Preferred C-1 shares to accommodate the conversion of 89,340 Preferred A shares par value of NIS 0.01 each, 234,848 Preferred B-1 shares par value of NIS 0.01 each and 30,798 Preferred B-2 shares par value of NIS 0.01 each held by the investor into 354,986 Preferred C-1 shares par value of NIS 0.01 each (see Note 6).

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NOTE 8:- SHAREHOLDERS’ DEFICIT (Cont.)

c.	Share based payment:

1.	Under the Company’s Employees Stock Ownership (the “Plan”), options may be granted to directors, employees and consultants of the Company. Each option granted under the Plan is exercisable until the earlier of 10 years from the date of the grant of the option or the expiration date of the Plan. The options vest primarily over a period of four years. Any options, which are forfeited or not exercised before expiration, become available for future grants. Pursuant to the Plan, as of December 31, 2021 the Company reserved 209,875 Ordinary shares for issuance of which an aggregate of 99,429 Ordinary shares of the Company were still available for future grant, respectively.

2.	A summary of the Company’s options granted to employees and service providers activity and related information is as follows:

	Number of	Weighted average exercise price	Weighted average remaining contractual life	Aggregate Intrinsic value
	options	$	Years	$
Outstanding at beginning of year	111,523	5.77	4.64	513
Granted	-	-	-	-
Forfeited/expired	10,077	11.28		-
Exercised	10,419	1.45		47

Outstanding at end of year	91,027	5.66	3.93	213

Exercisable options	48,347	0.75	3.23	212

The aggregate intrinsic value in the above table represents the total intrinsic value (the difference between the Company’s closing stock price on the last day of the fiscal 2021 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holder had all the option holders exercised their options on December 31, 2021. This amount is impacted by the changes in the fair value of the Ordinary share.

As of December 31, 2021, the total unrecognized estimated compensation cost related to non-vested stock options granted prior to the date was $3, which is expected to be recognized over a weighted average period of approximately 0.7 years.

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NOTE 9:- TAXES ON INCOME

a.	The Company and its Subsidiary are separately taxed under the domestic tax laws of the respective state of incorporation of each entity.

b.	Tax laws applicable to the Company in Israel:

In February 2008, the Knesset (Israel’s parliament) passed an amendment to the Income Tax (Inflationary Adjustments) Law, 1985, which limits the scope of the law starting 2008 and thereafter. Since 2008, the results for tax purposes are measured in nominal values, excluding certain adjustments for changes in the Israeli CPI carried out in the period up to December 31, 2007. Adjustments relating to capital gains such as for sale of property (betterment) and securities continue to apply until disposal. Since 2008, the amendment to the law includes, among others, the cancellation of the inflationary additions and deductions and the additional deduction for depreciation (in respect of depreciable assets purchased after the 2007 tax year).

c.	Tax rates applicable to the income of the Company in Israel:

A company is taxable on its real capital gains at the corporate income tax rate in the year of sale.

The Israeli corporate tax rate was 23% in 2021 and 2020.

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NOTE 9:- TAXES ON INCOME (Cont.)

d.	Tax rates applicable to the subsidiary:

The American entity is incorporated in the U.S. and subject to weighted tax rate of about 27% (Federal tax, State tax and City tax of the city where the Company operates).

On December 22, 2017, the U.S. government signed into law a tax reform that introduces significant and extensive changes in the U.S. tax system (“the reform”). The reform includes several provisions that will affect the Company’s tax liability in the United States. Following is a provision of the reform that is relevant to the Company:

Reduction of the U.S. federal income tax rate from 35% to 21% effective January 1, 2018.

e.	Tax assessments:

The Company’s tax assessments are deemed final through 2014 tax year.

The US subsidiary have not been assessed for tax purposes since its incorporation.

f.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	Year ended
	December 31,
	2021	2020
Deferred tax assets
Net operating loss carryforwards	$10,374	$9,230
Research and development expenses	590	573
Leasing liabilities	73	137
Accruals, deferred revenues and reserves	517	573
Gross deferred tax assets	11,554	10,513
Valuation allowance	(11,354)	(10,202)
Total deferred tax assets, net	200	311

Deferred tax liability
Deferred contract acquisition cost	130	180
Operating lease right-of-use assets	70	131
Gross tax liabilities	200	311

Net deferred taxes	$-	$-

As of December 31, 2021, the Company has provided valuation allowances of $11,354 in respect of deferred tax assets resulting from tax loss carryforward and other temporary differences. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

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PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 9:- TAXES ON INCOME (Cont.)

g.	Net operating losses carryforward:

The Company have accumulated losses and deductions for tax purposes as of December 31, 2021, in the amount of approximately $44,467 which may be carried forward and offset against taxable income in the future for an indefinite period. As of December 31, 2021, the subsidiary’s carryforward tax losses amounted to approximately $543. Tax losses can be carried forward for a period of up to 20 years and may be subject to restrictions due to ownership changes. Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

h.	No liability for unrecognized tax benefits was recorded as a result of implementation of ASC 740.

i.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

F-71

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 10:- LEASES

The Company`s leases include offices in Israel, as well as car leases, which are all classified as operating leases. Certain leases include renewal options that are under the Company`s sole discretion. The renewal options were included in the ROU and liability calculation if it was reasonably certain that the Company will exercise the option.

The components of lease expense and supplemental cash flow information related to leases for the year ended December 31, 2020 were as follows:

	Year ended
	December 31,
	2021	2020
Components of lease expenses
Operating lease cost	$301	$1,061
Short-term lease	-	-

Total lease expenses	$301	$1,061

Supplemental cash flow information
Cash paid for amounts included in the measurement of lease liabilities	300	270

Supplemental non-cash information related to lease liabilities from obtaining ROU assets	-	766

For the year ended December 31, 2021, the weighted average remaining lease term is 2 years, and the weighted average discount rate is 7.80 percent. The discount rate was determined based on the estimated collateralized borrowing rate of the Company, adjusted to the specific lease term and location of each lease.

Maturities of the lease liabilities as of December 31, 2021 were as follows:

Year ended December 31,

2022	$316
2023	10

Total operating lease payments	326
Less: imputed interest	(19)

Total	$317

F-72

PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 11:- COMMITMENTS AND CONTINGENT LIABILITIES

a.	As part of the share purchase agreement signed between the Company and certain investors in May 2017 it was agreed that in the event of “Qualified Event” as described in the Share Purchase Agreement (“SPA”), the Company shall grant a one-time cash bonus of up to $5,000 to certain employees based on the recommendation of the CEO to the board of directors. The one-time cash bonus is subject to vesting period as stipulated in the agreement. The cash bonus amount will be determined based on Company’s value. Furthermore, in the event of an IPO or Deemed liquidation event, as defined in the Company’s Article of Association (“Qualified event”) and the SPA, the Company shall grant to the founders up to 55,852 warrants convertible into Preferred C-1 shares. The amount of warrants will be determined based on the Company’s value upon the Qualified event. The merger of the Company with the Purchaser did not meet the definition of a “Qualified Event” based on the SPA and accordingly the above contingent one-time cash bonus and warrants were forfeited.

b.	In April 2020, the U.S. Subsidiary received a loan in the amount of $343 from the U.S. Small and Medium Business Agency (the “SBA”) under the paycheck protection program (“PPP”) which is a part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES act”). The loan is forgivable, subject to meeting the conditions set out in the program. At December 31, 2020 the loan was included within accrued expenses and other liabilities. The loan was forgiven by the SBA in 2021 and the balance of $343 was expensed to the Company’s statement of operation as part of finance income.

c.	During August 2020, the Company was approved for a grant in the amount of up to approximately $485 sponsored by the Israeli Government through the Israeli Innovation Authority (“IIA”) for the support of certain of the Company’s research and development projects. The Company accepted such grant according to which it will be obligated to pay royalties to the Government of Israel, at the rates of 3% on sales proceeds from products developed through the grants received from the IIA. The maximum amount of royalties payable to the Government is limited to 100% of the grants received, including interest at the Libor rate. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales, no payment is required. As of December 31, 2020, the Company received grants totaling to $246 which were recorded as a reduction of the Company’s research and development expenses. The Company did not receive any additional grants during the year ended December 31, 2021. As of December 31, 2021, the Company accrued $5 for royalties due to the IIA.

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PLAYSIGHT INTERACTIVE LTD. AND ITS SUBSIDIARY

NOTE 12:- SELECTED STATEMENTS OF OPERATIONS DATA

Financial income (expenses), net:

	Year ended
	December 31,
	2021	2020

Bank charges	$(20)	$(10)
Change in fair value of convertible bridge loans reported in statement of operations	10,024	(4,470)
Interest related to shareholder’s loan	(457)	(509)
Interest related to conversion of Series A and B shares into Series C shares	(1,994)	-
Interest paid in cash on convertible bridge loans	(40)	(107)
Foreign Currency adjustments, net	(42)	19
Forgiveness of PPP loan	343	-
Other finance expenses	(10)	(6)

Total financial income (expenses), net	$7,804	$(5,083)

NOTE 13:- SUBSEQUENT EVENTS

a.	The Company has evaluated subsequent events from the balance sheet date through April 19, 2022 the date at which the consolidated financial statements were available to be issued.

b.	The merger was deemed effective on February 21, 2022 (see Note 1).

F-74

1,250,000 Shares

Common Stock

PROSPECTUS

Northland Capital Markets	Spartan Capital Securities, LLC

_________ ___, 2022

Through and including     , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, FINRA filing fee and Nasdaq listing and filing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$1,332
FINRA fee	4,250
Nasdaq listing and filing fee	5,000
Printing expenses	7,000
Legal fees and expenses	500,000
Accounting fees and expenses	25,000
Miscellaneous expenses	7,418
Total	$550,000

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our bylaws eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against liabilities for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us since during the past three years not registered under the Securities Act of 1933, (the “Securities Act”) pursuant to an exemption from the registration requirements of the Securities Act contained in Section 4(a)(2) thereof. The share information below is historical and does not reflect the Company’s proposed reverse stock split.

On September 16, 2019, the Company issued 5,000,000 shares of common stock to Zehva Tepler, Slinger Bag America’s then owner, to acquire 100% of the outstanding shares of Slinger Bag Americas Inc.

On September 16, 2019, the Company issued one-third of its outstanding shares of common stock to Montsaic Investments in exchange for 100% of Montsaic’s right, title and interest in Slinger Bag Ltd., pursuant to a warrant assignment and conveyance agreement dated September 16, 2019, by and between the Company and Montsaic Investments.

On April 6, 2020, the Company issued warrants to purchase 5,000,000 shares of its common stock to Mike Ballardie, our President, Chief Executive Officer, Treasurer and Director, exercisable at issuance at an exercise price of $0.001 per share and have an expiration date of April 6, 2030, pursuant to the service agreement, as amended on April 30, 2020, by and between the Company and Mr. Ballardie.

On April 30, 2020, the Company issued ten-year warrants to purchase 1,250,000 shares of its common stock, exercisable at issuance at an exercise price of $0.001 per share, to Paul McKeown, our Chief Business Integration Officer, pursuant to the service agreement by and between the Company and Mr. McKeown.

On April 30, 2020, the Company issued ten-year warrants to purchase 1,250,000 shares of its common stock, exercisable at issuance at an exercise price of $0.001 per share, to Tom Dye, our Chief Operating Officer, pursuant to the service agreement by and between the Company and Mr. Dye.

On April 30, 2020, the Company issued ten-year warrants to purchase 2,500,000 shares of its common stock, exercisable at issuance at an exercise price of $0.001 per share, to Juda Honickman, our Chief Marketing Officer, pursuant to the service agreement by and between the Company and Mr. Honickman.

On April 30, 2020, the Company issued ten-year warrants to purchase 1,250,000 shares of its common stock, exercisable at issuance at an exercise price of $0.001 per share, to Mark Radom, our General Counsel, pursuant to the service agreement by and between the Company and Mr. Radom.

On April 30, 2020, the Company issued ten-year warrants to purchase 1,250,000 shares of its common stock, exercisable at issuance at an exercise price of $0.001 per share, to Aitan Zacharin, pursuant to amended and restated consulting agreement by and between the Company and Mr. Zacharin.

On November 16, 2020, the Company issued 35,000 shares of its common stock to Dawson City, LLC in connection with the terms of a trademark assignment agreement entered into by and between the Company, Slinger Bag Canada, and Dawson City, LLC on November 10, 2020.

On April 11, 2021, the Company issued 272,332 shares of its common stock for the conversion and full satisfaction of the Company’s obligations of a $1,000,000 promissory note.

On April 11, 2021 and on April 13, 2021, the Company issued 18,750 and 5,000 shares of its common stock to two vendors as compensation for marketing and advisory services.

On May 26, 2021, the Company issued 1,636,843 shares of its common stock for the conversion and full satisfaction of the Company’s $6,220,000 in notes payable to its related party lender.

On June 23, 2021, the Company issued 540,000 shares of its common stock in satisfaction of the first tranche related to the Company’s purchase of Foundation Sports Systems, LLC.

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During the three months ended July 31, 2021, the Company issued 68,965 shares of its common stock to one vendor and two employees as compensation for marketing and other services rendered.

During the three months ended July 31, 2021, the Company granted an aggregate total of 90,937 shares of its common stock to six brand ambassadors as compensation for services.

On August 6, 2021, the Company consummated an offering between the Company and certain accredited investors (“Purchasers”) whereby the Company sold to the Purchasers (i) 8% Senior Convertible Notes in an aggregate principal amount of $11,000,000 and (ii) warrants to purchase up to 7,333,334 shares of common stock of the Company (“Offering”). The Company received an aggregate of $11,000,000 in gross proceeds from the Offering, before deducting offering expenses and commissions.

On August 6, 2021, the Note payable holder exercised its right to convert its 2,200,000 outstanding warrants into shares of common stock of the Company.

On August 6, 2021, the Company’s related party lender exercised its right to convert its 2,750,000 outstanding warrants and 6,921,299 common shares issuable into 9,671,299 shares of common stock of the Company.

On October 11, 2021 and January 11, 2022, the Company issued 18,750 shares of its common stock to a vendor as compensation for marketing and other services rendered.

Item 16. Exhibits and Financial Statements.

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith
1.1**	Form of Underwriting Agreement
2.1	Plan of Conversion	8-K	05/16/2022	2.2
3.1	Certificate of Incorporation of Connexa Sports Technologies Inc.	8-K	05/16/2022	3.1
3.2	Certificate of Conversion	8-K	05/16/2022	2.3
3.3	Articles of Conversion	8-K	05/16/2022	2.1
3.4	Bylaws of Connexa Sports Technologies Inc.	8-K	05/16/2022	3.2
4.1	Form of 8% Senior Convertible Note	8-K	08/10/2021	4.1
4.3	Form of Warrant	8-K	08/10/2021	10.2
5.1**	Opinion of Lucosky Brookman LLP
10.1*	2020 Global Share Incentive Plan	8-K	11/30/2020	10.2
10.2*	Employment Agreement by and between the Company and Jason Seifert	S-1/A	01/27/2022	10.2
10.3	Form of Convertible Redeemable Note issued on November 20, 2019	10-Q	03/12/2020	10.1
10.4	Form of Convertible Redeemable Note issued on February 11, 2020	10-Q	03/12/2020	10.2
10.5	Midcity 12% Promissory Note dated March 16, 2020	8-K	04/01/2020	10.1
10.6	Midcity 12% Securities Purchase Agreement dated March 16, 2020	8-K	04/01/2020	10.2
10.7	Midcity 12% Warrant Agreement dated March 16, 2020	8-K	04/01/2020	10.3
10.8	Distribution Agreement with Globeride Inc. dated March 26, 2020	8-K	04/01/2020	10.4
10.9	Distribution Agreement with Planet Sport Sarl dated August 24, 2020	8-K	09/09/2020	10.1
10.10	Distribution Agreement with Sporting Goods Specialist Ltd dated August 25, 2020	8-K	09/09/2020	10.2
10.11	Distribution Agreement with Sports Warehouse Australia Pty Ltd dated September 2, 2020	8-K	09/09/2020	10.3
10.12*	Service Agreement with Yonah Kalfa dated September 7, 2020	8-K	09/09/2020	10.4
10.13	Distribution Agreement with Dunlop	8-K	09/29/2020	10.1
10.14	Dawson City Trademark Assignment Agreement dated November 10, 2020	8-K	11/30/2020	10.1
10.15*	Service Agreement with Mike Ballardie dated November 1, 2020	8-K	01/20/2021	10.1
10.16	Membership Interest Purchase Agreement dated June 21, 2021	8-K	06/23/2021	10.1
10.17*	Charles Ruddy Service Agreement dated June 21, 2021	8-K	06/23/2021	10.2
10.18*	Jaana Gilbert Service Agreement dated June 21, 2021	8-K	06/23/2021	10.3
10.19*	George Kustas Consulting Agreement dated June 21, 2021	8-K	06/23/2021	10.4
10.20*	Jason Seifert Service Agreement dated July 5, 2021	8-K	08/19/2021	10.1
10.21*	Paul McKeown Service Agreement dated July 5, 2021	8-K	08/19/2021	10.2
10.22	Omnibus Amendment Agreement dated December 31, 2021	8-K	01/05/2022	10.1
10.23	8% Senior Convertible Note Dated December 31, 2021	8-K	01/05/2022	10.2
10.24	Loan Agreement dated January 14, 2022, by and between Yonah Kalfa and the Company	8-K	01/18/2022	10.1
10.25	Loan Agreement dated January 14, 2022, by and between Naftali Kalfa and the Company	8-K	01/18/2022	10.2
10.26	Share Purchase Agreement dated September 27, 2021 with Gameface	8-K	09/27/2021	10.1
10.27	Merger Agreement dated October 6, 2021 with PlaySight Interactive Ltd.	8-K	10/06/2021	2.1

II-2

10.28	Addendum to and Amendment to Agreement for the Merger, dated February 16, 2022 with PlaySight Interactive Ltd., Rohit Krishnan, in his capacity as Shareholders’ Representative, and SB Merger Sub Ltd.	8-K	02/22/2022	10.1
10.29	Amendment to Loan Agreement dated April 30, 2022, by and between Yonah Kalfa and the Company				X
10.30	Amendment to Loan Agreement dated April 30, 2022, by and between Naftali Kalfa and the Company				X
10.31	Form of Securities Purchase Agreement	8-K	08/10/2021	10.1
10.32	Registration Rights Agreement	8-K	08/10/2021	10.4
10.33*	Service agreement dated November 1, 2021, by and between Flixsense Pty Ltd and Jalaluddin Shaik				X
10.34*	Service Agreement – Side Letter dated October 5, 2021, by and between Jalaluddin Shaik and the Company				X
16.1	Letter Re: Change in Certifying Accountant	8-K	02/17/2022	16.1
21.1	List of subsidiaries				X
22.1	Subsidiary Guarantee	8-K	08/10/2021	10.3
23.1	Consent of Mac Accounting Group, LLP				X
23.2**	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X
23.3	Consent of Halperin Ilanit				X
23.4	Consent of Kost Forer Gabbay & Kasierer				X
99.1	Consent of Kirk P. Taylor to be named as a director nominee				X
99.2	Consent of Rohit Krishnan to be named as a director nominee				X
99.3	Consent of Gabriel Goldman to be named as a director nominee				X
99.4	Consent of Yonah Kalfa to be named as a director nominee				X
99.5	Code of Ethics and Business Conduct				X
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Definition
107	Filing Fee Table				X

*	Management contract or compensatory plan or arrangement
**	To be filed by amendment

Item 17. Undertakings.

The undersigned registrant hereby undertakes that:

(1)	insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor Mill, State of Maryland on May 31, 2022.

CONNEXA SPORTS TECHNOLOGIES INC.

By:	/s/ Mike Ballardie
Mike Ballardie
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jason Seifert
Jason Seifert
Chief Financial Officer (Principal Financial Officer)

II-4